Exhibit T3E.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF VIRGINIA
RICHMOND DIVISION

)
In re:	)	Chapter 11
)
NORDIC AVIATION CAPITAL DESIGNATED ACTIVITY COMPANY, et al.,[1]	) )	Case No. 21-33693 (KRH)
)
Debtors.	)	(Jointly Administered)
)

MODIFIED DISCLOSURE STATEMENT RELATING TO THE THIRD AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF NORDIC AVIATION CAPITAL DESIGNATED ACTIVITY COMPANY AND ITS DEBTOR AFFILIATES

Edward O. Sassower, P.C.	Chad J. Husnick, P.C. (admitted pro hac vice)
Emily Geier (admitted pro hac vice)	David R. Seligman, P.C. (admitted pro hac vice)
KIRKLAND & ELLIS LLP	Jaimie Fedell (admitted pro hac vice)
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS LLP
601 Lexington Avenue	KIRKLAND & ELLIS INTERNATIONAL LLP
New York, New York 10022	300 North LaSalle Street
Telephone: (212) 446-4800	Chicago, Illinois 60654
Facsimile: (212) 446-4900	Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Michael A. Condyles (VA 27807)
Peter J. Barrett (VA 46179)
Jeremy S. Williams (VA 77469)
KUTAK ROCK LLP
901 East Byrd Street, Suite 1000
Richmond, Virginia 23219-4071
Telephone: (804) 644-1700
Facsimile: (804) 783-6192

Co-Counsel to the Debtors and Debtors in Possession

Dated:  March 11, 2022

[1]
Due to the large number of Debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the Debtor entities and the last four digits of their federal tax identification numbers is not provided herein.  A complete list may be obtained on the website of the Debtors’ claims and noticing agent at http://dm.epiq11.com/nac.  The location of the Debtors’ service address for the purposes of these chapter 11 cases is:  550 Andrews Avenue, Suite 300, Fort Lauderdale, Florida 33301.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION OF NORDIC AVIATION CAPITAL DESIGNATED ACTIVITY COMPANY AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE.  BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE VIII HEREIN.

THE PLAN IS SUPPORTED BY THE DEBTORS AND CERTAIN PARTIES THAT HAVE EXECUTED OR ACCEDED TO THE RESTRUCTURING SUPPORT AGREEMENT, WHICH INCLUDE, BUT IS NOT LIMITED TO, THE NAC 33/34 CONSENTING CREDITORS, THE MOELIS/WEIL/NRF CONSENTING CREDITORS, THE PFA CONSENTING CREDITOR, THE SILVER POINT CREDITORS, THE NAC 29 NOTEHOLDER CONSENTING CREDITORS, THE NAC 29 FACILITIES CONSENTING CREDITORS, THE NAC 8 JUNIOR CONSENTING CREDITORS, THE NYL CONSENTING CREDITORS, THE ECA CONSENTING CREDITORS, AND ADDITIONAL CONSENTING CREDITORS, ALONG WITH THE CONSENTING SHAREHOLDERS (EACH AS DEFINED IN THE RESTRUCTURING SUPPORT AGREEMENT), WHO TOGETHER HOLD APPROXIMATELY 95 PERCENT OF CLAIMS AGAINST NAC DAC.  THE DEBTORS URGE HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO VOTE TO ACCEPT THE PLAN.

THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY.  FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN EVENTS AND ANTICIPATED EVENTS IN THE CHAPTER 11 CASES.  ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS OR ANTICIPATED EVENTS.  IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS.  WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND THEIR FUTURE RESULTS AND OPERATIONS.  THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD‑LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER.  THE DEBTORS OR ANY OTHER AUTHORIZED PARTY MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED.  ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.  HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED.  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT.  THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT.  THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE APPLICABLE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN.  THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED OR, IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO GO EFFECTIVE WILL BE SATISFIED (OR WAIVED).

YOU ARE ENCOURAGED TO READ THE PLAN AND THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING ARTICLE VIII, ENTITLED “RISK FACTORS,” BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.

THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE BY THE BANKRUPTCY COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE MERITS OF THE PLAN.

SUMMARIES OF THE PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN.  THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS ANNEXED TO THIS DISCLOSURE STATEMENT OR OTHERWISE INCORPORATED HEREIN BY REFERENCE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE IS NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE.  EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN ACCORDANCE WITH APPLICABLE LAW, THE DEBTORS ARE UNDER NO DUTY TO UPDATE OR SUPPLEMENT THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED HEREIN BY REFERENCE HAS NOT BEEN, AND WILL NOT BE, AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE.

UPON CONSUMMATION OF THE PLAN, CERTAIN OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. §§ 77A–77A4, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”) OR SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN LAWS, IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE.  OTHER SECURITIES MAY BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE FEDERAL SECURITIES LAWS.  TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR APPLICABLE FEDERAL SECURITIES LAW DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A VALID EXEMPTION OR UPON REGISTRATION UNDER THE SECURITIES ACT.  THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES ISSUED UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING THEIR ABILITY TO FREELY TRADE SUCH SECURITIES IN COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND ANY APPLICABLE “BLUE SKY” LAWS.  THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF SUCH SECURITIES.

THE DEBTORS MAKE STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS.  THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS.  FORWARD-LOOKING STATEMENTS MAY INCLUDE STATEMENTS ABOUT:

•	THE DEBTORS’ BUSINESS STRATEGY;

•	THE DEBTORS’ FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

•	THE DEBTORS’ LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

•	THE DEBTORS’ FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

•	THE OVERALL HEALTH OF THE AIRCRAFT LEASING INDUSTRY;

•	THE AMOUNT, NATURE, AND TIMING OF THE DEBTORS’ CAPITAL EXPENDITURES;

•	THE AVAILABILITY AND TERMS OF CAPITAL;

•	SUCCESSFUL RESULTS FROM THE DEBTORS’ OPERATIONS;

•	THE INTEGRATION AND BENEFITS OF ASSET AND PROPERTY ACQUISITIONS OR THE EFFECTS OF ASSET AND PROPERTY ACQUISITIONS OR DISPOSITIONS ON THE DEBTORS’ CASH POSITION AND LEVELS OF INDEBTEDNESS;

•	COSTS OF CONDUCTING THE DEBTORS’ OPERATIONS;

•	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

•	GEOPOLITICAL INSTABILITY;

•	EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

•	COUNTERPARTY CREDIT RISK;

•	THE OUTCOME OF PENDING AND FUTURE LITIGATION;

•	GOVERNMENTAL REGULATION AND TAXATION OF THE AIRCRAFT LEASING INDUSTRY;

•	UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

•	PLANS, OBJECTIVES, AND EXPECTATIONS;

•	THE ADEQUACY OF THE DEBTORS’ CAPITAL RESOURCES AND LIQUIDITY;

•	RISKS IN CONNECTION WITH ACQUISITIONS;

•	THE POTENTIAL ADOPTION OF NEW GOVERNMENTAL REGULATIONS; AND

•	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE.  THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN.  THESE RISKS, UNCERTAINTIES, AND FACTORS MAY INCLUDE THE FOLLOWING:  THE DEBTORS’ ABILITY TO CONFIRM AND CONSUMMATE THE PLAN; THE POTENTIAL THAT THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE PLAN IS NOT CONFIRMED; THE DEBTORS’ ABILITY TO REDUCE THEIR OVERALL FINANCIAL LEVERAGE; THE POTENTIAL ADVERSE IMPACT OF THE CHAPTER 11 CASES ON THE DEBTORS’ OPERATIONS, MANAGEMENT, AND EMPLOYEES; THE RISKS ASSOCIATED WITH OPERATING THE DEBTORS’ BUSINESSES DURING THE CHAPTER 11 CASES; CUSTOMER RESPONSES TO THE CHAPTER 11 CASES; THE DEBTORS’ INABILITY TO DISCHARGE OR SETTLE CLAIMS DURING THE CHAPTER 11 CASES; GENERAL ECONOMIC, BUSINESS, AND MARKET CONDITIONS; CURRENCY FLUCTUATIONS; INTEREST RATE FLUCTUATIONS; PRICE INCREASES; EXPOSURE TO LITIGATION; A DECLINE IN THE DEBTORS’ MARKET SHARE DUE TO COMPETITION; FINANCIAL CONDITIONS OF THE DEBTORS’ CUSTOMERS; ADVERSE TAX CHANGES; LIMITED ACCESS TO CAPITAL RESOURCES;  THE IMPACT OF THE COVID-19 PANDEMIC ON THE DEBTORS’ BUSINESS; CHANGES IN DOMESTIC AND FOREIGN LAWS AND REGULATIONS; TRADE BALANCE; NATURAL DISASTERS; GEOPOLITICAL INSTABILITY; AND THE EFFECTS OF GOVERNMENTAL REGULATION ON THE DEBTORS’ BUSINESS.

TABLE OF CONTENTS
			Page

I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		1

III.	QUESTIONS AND ANSWERS REGARDING THE DISCLOSURE STATEMENT AND PLAN		8

	A.	What is chapter 11?	8
	B.	Why are the Debtors sending me this Disclosure Statement?	9
	C.	Am I entitled to vote on the Plan?	9
	D.	What will I receive from the Debtors if the Plan is consummated?	14
	E.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Facility Claim, or Priority Tax Claim?	31
	F.	Are any regulatory approvals required to consummate the Plan?	36
	G.	What happens to my recovery if the Plan is not confirmed or does not go effective?	36
	H.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Applicable Effective Date,” and “Consummation?”	36
	I.	Why is the Bankruptcy Court holding a Confirmation Hearing?	37
	J.	What is the purpose of the Confirmation Hearing?	37
	K.	What are the sources of Cash and other consideration required to fund the Plan?	37
	L.	Are there risks to owning the New Ordinary Shares, the New Equity, the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, or the Reorganized JOLCO Equity upon emergence from chapter 11?	37
	M.	Is there potential litigation related to the Plan?	37
	N.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?	38
	O.	Will Causes of Action be retained under the Plan?	38
	P.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	39
	Q.	What impact will the General Relevant Debtors Claims Bar Date have on my Claim?	44
	R.	What is the Debtors’ proposed timeline for Plan Confirmation?	45
	S.	What is the deadline to vote on the Plan?	46
	T.	How do I vote for or against the Plan?	46
	U.	What is the effect of the Plan on the Debtors’ ongoing businesses?	46
	V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	47
	W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	47
	X.	Do the Debtors recommend voting in favor of the Plan?	48

IV.	SUMMARY OF THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN		48

	A.	Overview of Transactions Contemplated under the Restructuring Support Agreement.	48
	B.	Means for Implementation of the Plan.	63
	C.	Treatment of Executory Contracts and Unexpired Leases.	93
	D.	Conditions Precedent to an Applicable Effective Date.	99
	E.	Settlement, Release, Injunction, and Related Provisions.	106

V.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW		112

	A.	The Debtors’ Corporate History.	112
	B.	The Debtors’ Assets and Operations.	113
	C.	NAC’s Corporate Structure.	114

	D.	The Debtors’ Capital Structure.	115

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		120

	A.	The Pandemic.	120
	B.	Corporate Structure and Governance.	124

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES		126

	A.	First and Second Day Relief and Other Case Matters.	126
	B.	DIP Financing and Cash Collateral.	127
	C.	Schedules and Statements, Claims Bar Date, and Exclusivity.	129
	D.	Aircraft Sales.	129
	E.	Kirk Kapital Settlement.	130
	F.	Euler Hermes France Claims.	132

VIII.	RISK FACTORS		133

	A.	Bankruptcy Law Considerations.	133
	B.	Risks Related to Recoveries Under the Plan.	139
	C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.	146

IX.	CERTAIN SECURITIES LAW MATTERS		150

	A.	Issuance and Transfer of Securities under the Plan.	150
	B.	4(a)(2) Securities.	153
	C.	New Ordinary Shares & Management Incentive Plan.	155

X.	SOLICITATION AND VOTING PROCEDURES		156

	A.	Holders of Claims Entitled to Vote on the Plan.	156
	B.	Voting Record Date.	156
	C.	Voting Deadline.	156
	D.	Voting Tabulation and Procedures.	157

XI.	CONFIRMATION OF THE PLAN		158

	A.	Requirements for Confirmation of the Plan.	158
	B.	Best Interests of Creditors/Liquidation Analysis.	159
	C.	Feasibility.	159
	D.	Acceptance by Impaired Classes.	160
	E.	Confirmation Without Acceptance by All Impaired Classes.	160
	F.	Valuation of the Debtors.	161

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX AND IRISH TAX CONSEQUENCES OF THE PLAN		161

	A.	Introduction.	161
	B.	Certain U.S. Federal Income Tax Consequences to the Debtors.	163
	C.	Certain U.S. Federal Income Tax Consequences of the Plan, and of Owning or Disposing of Consideration Received Pursuant to the Plan, to Holders of Certain Claims Entitled to Vote.	163
	D.	Certain Irish Tax Consequences of the Plan.	179

XIII.	RECOMMENDATION OF THE DEBTORS		190

EXHIBITS2

Exhibit A	Plan of Reorganization

Exhibit B	Restructuring Support Agreement

Exhibit C	Corporate Organization Chart

Exhibit D	Disclosure Statement Order

Exhibit E	Rights Offering Procedures

Exhibit F	Liquidation Analysis

Exhibit G	Financial Projections

Exhibit H	Valuation Analysis

[2]	Each Exhibit is incorporated herein by reference.

I.	INTRODUCTION

Nordic Aviation Capital Designated Activity Company (“NAC DAC”) and certain of its direct and indirect subsidiaries and affiliates, as debtors and debtors in possession (each, a “Debtor,” and collectively, the “Debtors,” and, together with NAC DAC’s non-Debtor affiliates, the “Company,” “NAC,” or the “Group”), submit this disclosure statement, as may be amended, supplemented, or otherwise modified from time to time and including all exhibits and supplements thereto in accordance with its terms, (the “Disclosure Statement”), pursuant to sections 1125 and 1126 of the Bankruptcy Code in connection with the solicitation of acceptances with respect to the Third Amended Joint Chapter 11 Plan of Reorganization of Nordic Aviation Capital Designated Activity Company and Its Debtor Affiliates, dated as of March 9, 2022 (as may be amended, supplemented, or otherwise modified from time to time and including all exhibits, schedules, and supplements thereto in accordance with its terms, the “Plan”).  A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.1  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  While the Plan constitutes a single chapter 11 plan for all Debtors, the Plan does not contemplate substantive consolidation of any of the Debtors.  Reference is made to this Disclosure Statement for a discussion of, among other things, the Debtors’ history, business, properties, operations, projections, risk factors, a summary and description of the Plan, and certain related matters.

THE DEBTORS AND CERTAIN PARTIES THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, INCLUDING THE SHAREHOLDERS OF NAC DAC AND HOLDERS OF APPROXIMATELY 95 PERCENT OF THE CLAIMS ARISING UNDER OR RELATING TO THE FINANCING ARRANGEMENTS AGAINST NAC DAC, SUPPORT CONFIRMATION OF THE PLAN AND BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, AND MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES.  AT THIS TIME, THE DEBTORS AND THEIR CREDITORS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR IMPLEMENTING A RESTRUCTURING OF THE DEBTORS’ BALANCE SHEET AND FINANCIAL OBLIGATIONS.  THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.	PRELIMINARY STATEMENT

NAC is headquartered in Limerick, Ireland, with offices in Denmark, Canada, Hong Kong, Singapore, and the United States.  As the world’s largest regional aircraft lessor and the sixth largest commercial aircraft lessor, NAC leases regional aircraft—aircraft that generally seat no more than 130 passengers and fly up to one-and-a-half-hours on regional domestic and specialized routes—to its customers, who range from some of the largest airlines in the world to smaller, low cost airlines.  Currently, the Debtors own and manage a fleet of approximately 475 aircraft, comprised of 285 turboprops and 190 regional jets.

[1]
Capitalized terms used but not immediately defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan or subsequently in this Disclosure Statement.  Additionally, this Disclosure Statement incorporates the rules of interpretation located in Article I of the Plan.  Any summary provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, is qualified in its entirety by reference to the Plan, the exhibits, and other materials referenced in the Plan, the Plan Supplement, and the documents being summarized.  In the event of any inconsistencies between the terms of this Disclosure Statement and the Plan, the Plan shall govern.

Since its humble beginnings in 1990, NAC has remained committed to being the heart of regional aviation, and has consistently increased profitability year-over-year from 1997 through 2020.  Persistent growth and profitability peaked in the first half of the Company’s 2019-2020 fiscal year—just prior to the onset of the COVID-19 pandemic—where the Company posted its strongest six-month financial performance in its thirty-year history.  As is the case with airlines and aircraft leasing companies across the world, however, the Debtors’ business was, and continues to be, drastically impacted by the COVID-19 pandemic (the “Pandemic”).  Indeed, the Company has faced continued capital and operational challenges, as well as significant asset impairment as a result of the Pandemic.  Shelter-in-place orders, mandated by government bodies globally, precipitated previously unseen decreases in air travel, forcing struggling airlines, including the Debtors’ customers, to ground entire fleets.  Such travel restrictions coupled with the overall collapse of global markets imposed acute liquidity crises on the Debtors’ customers—aircraft operators who never previously faced the prospect of a zero revenue environment.  Most critically, the Company’s lease-related collections suffered, experiencing dramatic decreases month-over-month.

These losses were not unique to NAC.  In March 2020, weighted average shareholder returns declined more for the aerospace/defense and air travel sectors than any other sector.  On top of declining demand for aircraft leasing services and increasing lease-related defaults, the Pandemic negatively impacted aircraft values, causing a significant write-down in the book value of the Debtors’ fleet.  Nevertheless, in the face of such sustained and unprecedented headwinds, the Company implemented, and continues to evaluate and implement, measures to maintain its business and position itself to sustain its strong market position upon the anticipated return of demand for aircraft leasing services to pre-Pandemic levels.  Those measures include, among other things, entering into lease restructurings, reducing non‑essential spending, establishing selling, general, and administrative cost controls, creating collection teams to manage lease-related collections and trigger draws on outstanding letters of credit (as necessary and appropriate), and, most significantly, commencing and effectuating an Irish scheme of arrangement (the “Scheme”) in July 2020 by way of sanction from the High Court of Ireland and chapter 15 recognition of the Scheme in the United States.  The Scheme, supported by the Debtors’ key lenders, deferred certain principal and interest payments and waived the application of a number of financial and other covenants.  The Scheme afforded the Debtors additional runway to explore and implement liquidity maximizing measures to protect against the market and operational disruptions caused by the Pandemic.  While the Company obtained a $60 million equity infusion from their existing shareholders through the Scheme, the Scheme also imposed certain obligations on the Debtors, including a condition whereby all cash in the Debtors’ accounts as of April 30, 2021 in excess of $50 million would be swept towards outstanding indebtedness on May 17, 2021 (the “Cash Sweep”).  Overall, these strategic measures, while effective, proved short-term solutions to the Company’s problems as the Pandemic continued to rip through global markets.

Accordingly, the Company soon realized that the sustained market depression would necessitate a more comprehensive, long-term solution to address its liquidity issues and unsustainable capital structure.  To that end, in the fall of 2020, NAC reengaged Clifford Chance LLP (“Clifford Chance”) as its special aviation counsel, Ernst & Young (“E&Y”) as its financial advisor, and Rothschild & Co (“Rothschild”) as its investment banker to advise on potential restructuring transactions.  Further, in January 2021, the board of directors of NAC DAC (the “Board”) formed a committee (the “Restructuring Committee”) with responsibility to lead a potential restructuring of the Debtors and to deal with any matters arising in relation to the potential restructuring process.  The Board appointed individuals with significant turnaround experience and industry expertise to the Restructuring Committee to spearhead development and evaluation of comprehensive strategic restructuring alternatives.  Shortly thereafter, the Restructuring Committee engaged Kirkland & Ellis LLP (“K&E”) as the Company’s restructuring counsel and William Fry LLP (“William Fry”) as its Irish counsel, and worked with management, K&E, E&Y, Rothschild, Clifford Chance, and William Fry to review and evaluate potential strategic restructuring alternatives.  Key to these mandates was the proactive navigation of the complex interaction between the requirements imposed by the Scheme and the Company’s challenging liquidity situation resulting from the depressed operating environment precipitated by the Pandemic.

The Debtors, with the assistance of their advisors, began to focus on conserving liquidity in parallel with seeking alternative capital sources, including financing from existing shareholders and existing lenders.  Despite their best efforts to conserve liquidity and pursue strategic alternatives that would not necessitate an in-court process, the Debtors and their advisors realized that an in-court process may be necessary to address the Debtors’ liquidity requirements, over-leveraged capital structure, and other burdensome financial obligations.  Recognizing, however, that intercompany issues may arise throughout the restructuring process due to the complex nature of the Group’s corporate structure, the Company appointed two disinterested directors to the boards of various entities within the Group near the end of March 2021 (together with the other disinterested directors appointed thereafter, collectively, the “Disinterested Directors”) to ensure that the interests of each entity’s respective creditors are protected and preserved.2  Additional Disinterested Directors were appointed in May 2021 and thereafter to additional Debtor entities.  The Debtors and their advisors explored all potential avenues to effectuate a liability management transaction.  After an extensive review, the Restructuring Committee and the Board ultimately determined that there were no financing or other out-of-court alternatives that provided a viable path forward.

Given the scale of NAC’s operations, the complexity of its capital structure, and the upcoming Cash Sweep payment, the Restructuring Committee, with the assistance of its advisors, focused on securing a forbearance to provide adequate time to negotiate a global resolution.  On March 29, 2021, with the first Cash Sweep due to occur on May 17, 2021, the Debtors, through their advisors, approached their key lenders (most of whom remained organized from the Scheme negotiations) to negotiate the terms of a forbearance arrangement whereby such lenders would forbear from the exercise of any rights and remedies relating to a failure to make the Cash Sweep, among other things.  To that end, on May 16, 2021—the eve of the first Cash Sweep—NAC DAC entered into that certain forbearance agreement, dated as of May 16, 2021, as amended, including all exhibits and schedules thereto (the “Forbearance Agreement”), with those financial institutions listed therein as original forbearing creditors.  The Forbearance Agreement allowed the Debtors to avoid a precipitous insolvency filing and created a stable platform for the Debtors to continue engaging with stakeholders to reach a global resolution on a value-maximizing path forward.  Under the terms of the Forbearance Agreement, all principal amortization, maturity payments, and Cash Sweep payments were deferred until July 31, 2021, preserving the Debtors’ liquidity.  To allow the Company and the Forbearing Creditors to continue progressing restructuring negotiations, all Forbearing Creditors (as defined in the Forbearance Agreement), other than Nord LB (as defined below), agreed to extend the Forbearance Agreement’s term on various occasions beyond the initial long‑stop milestone date of June 15, 2021, including first through August 17, 2021, followed by additional interim extensions through December 6, 2021, and finally through December 17, 2021.

One Forbearing Creditor, however, did not consent to the Company’s request to extend the term of the Forbearance Agreement beyond the initial long-stop milestone date.  Specifically, on June 15, 2021, Norddeutsche Landesbank Girozentrale (“Nord LB”) exercised its right to terminate the Forbearance Agreement solely in respect of themselves and their forbearing debt.  Following such termination, on August 21, 2022, Nord LB delivered a notice of enforcement of charge of shares over the shares held by the Company in NAC Aviation 9 Limited (“NAC 9”).  In conjunction with enforcement of the share charge, Nord LB delivered a notice of loan acceleration, seeking to accelerate the outstanding amounts due under that certain loan agreement, dated 15 July 2013, between NAC 9, as borrower, and Nord LB, as the initial lender and security trustee.  As a result of these actions, NAC 9 is no longer a member of the NAC Group and is currently in liquidation.

[2]
Each pair of Disinterested Directors appointed at such time were represented at the following entities, respectively:  (1) NAC DAC; (2) NAC Aviation 29 Designated Activity Company; (3) Nordic Aviation Capital A/S; (4) NAC Aviation 33 Limited and NAC Aviation 34 Limited; (5) Nordic Aviation Leasing Pte. Ltd.; and (6) the JOLCO Entities (as defined herein).

Notwithstanding the foregoing, following several months of diligence and extensive, arm’s-length negotiations with the forbearing creditors, and completion of a revised, go-forward business plan supported by the Debtors’ key stakeholders, the Debtors reached agreement with various of their key creditor constituencies (the “Consenting Creditors”) and existing shareholders (the “Consenting Shareholders,” and together with the Consenting Creditors and any Additional Consenting Creditors, collectively, the “Consenting Stakeholders”) on the terms of a crucial and comprehensive reorganization that will ensure a viable enterprise and maximize stakeholder recoveries.  That pre‑negotiated agreement, memorialized on December 17, 2021 and attached hereto as Exhibit B (together with all exhibits and schedules thereto, and as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement” or the “RSA”), garnered critical commitments from the Consenting Stakeholders3 to fund and support an expedited restructuring to be implemented through the filing of chapter 11 cases.  Indeed, the RSA, when originally executed, contained support of the Consenting Shareholders and lenders holding over 73 percent of the Company’s nearly $6.4 billion in total outstanding claims.

Nevertheless, as the forbearance period was set to expire on December 17, 2021 at 12:00 p.m. prevailing Eastern Time and the Company prepared for execution of the RSA, it was suggested that certain lenders might exercise remedies against certain Company entities obligated under the financing arrangements to which those lenders were party.  Given such an action would have been value destructive not just to those Company entities, but the Company and its stakeholders as a whole, on December 17, 2021, the then‑existing directors of those entities—NAC Aviation 17 Limited and NAC Aviation 20 Limited—along with the directors of Nordic Aviation Capital A/S and Nordic Aviation Capital Pte. Ltd. determined to file for chapter 11 protection in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) to maintain the status quo and avoid the ramifications of an exercise of remedies by the relevant Debtors’ lenders.  Thereafter, on December 19, 2021, NAC DAC and the other Debtors each filed for chapter 11 protection in the Bankruptcy Court to implement the value-maximizing restructuring transactions contemplated by the RSA.

While the Consenting Creditors party to the original RSA represented a significant body of the Debtors’ overall capital structure, the Debtors remained committed to continue engaging with their other key creditor constituencies not party to the RSA around additional bespoke transactions to be implemented through the Plan in the hopes of further broadening consensus for the Debtors’ restructuring.4  To that end, on December 23, 2021, the Debtors and the Consenting Stakeholders amended and restated the RSA to effectuate modifications to certain Restructuring Term Sheets, including, as amended, the NAC 33/34 Restructuring Term Sheet (which contemplates the exit of the NAC 33/34 Debtors through consummation of the NAC 33/34 Plan) and the Alpha Term Sheet (which provides the terms of the New Money Investment Transaction), and to include the NAC 33/34 Consenting Creditors as parties to the Restructuring Support Agreement.  At the time, the NAC 33/34 Consenting Creditors collectively held approximately nine percent of claims against NAC DAC, which thereby brought the total support for the Restructuring Support Agreement to approximately 81.7 percent of the outstanding claims against NAC DAC.  With the NAC 33/34 Consenting Creditors on board, the Debtors continued to engage in further discussions with its other key creditor consistencies.  On January 13, 2022, the Debtors executed a second amended and restated version of the Restructuring Support Agreement with the Moelis/Weil/NRF Consenting Creditors to effectuate additional modifications to certain Restructuring Term Sheets and include the Moelis/Weil/NRF Consenting Creditors as parties to the Restructuring Support Agreement, bringing total support for the Restructuring Support Agreement to approximately 89 percent of outstanding claims against NAC DAC.  Thereafter, the Debtors continued to engage in extensive, good-faith negotiations with key creditor groups that were not yet party to the Restructuring Support Agreement, namely the lenders party to the ECA Financing Arrangements (the “ECA Lenders”) and the lenders party to the NYL Financing Arrangement (the “NYL Lenders”).  Months of hard-fought negotiations have, as of the date hereof, culminated in consensual agreements between the Debtors and each of the ECA Lenders and NYL Lenders.  The terms and conditions of those consensual agreements have been memorialized in a third amended and restated version of the Restructuring Support Agreement (the “Third A&R RSA”), an execution version of which is attached as Exhibit B hereto.  The Third A&R RSA (a) effectuates modifications to certain Restructuring Term Sheets, (b) incorporates additional bespoke Restructuring Term Sheets as exhibits, specifically term sheets governing the treatment of Claims against the Debtors under each of the ECA Financing Arrangements and NYL Financing Arrangements (respectively, the “ECA Facilities Term Sheet” and the “NYL Term Sheet”), and (c) includes the ECA Lenders and the NYL Lenders as Consenting Creditors under the Restructuring Support Agreement.  With the release of the Consenting Stakeholders’ signature pages to the Third A&R RSA, the total support for the Restructuring Support Agreement increases to approximately 95 percent of outstanding claims against NAC DAC, demonstrating comprehensive support for the restructuring contemplated by these chapter 11 cases.

[3]
As of the date hereof, the Consenting Stakeholders comprise the following:  (a) the NAC 33/34 Consenting Creditors; (b) the Moelis/Weil/NRF Consenting Creditors; (c) the PFA Consenting Creditor; (d) the Silver Point Creditors; (e) the NAC 29 Noteholder Consenting Creditors; (f) the NAC 29 Facilities Consenting Creditors; (g) the Additional Consenting Creditors; and (h) the Consenting Shareholders (each as defined in the Restructuring Support Agreement).  As described below, certain of the Consenting Stakeholders were not party to the original Restructuring Support Agreement.

[4]
The RSA contains a mechanic whereby creditors may accede to the agreement through the negotiation and agreement of a bespoke transaction with the Debtors, or such creditor’s joinder to an existing restructuring term sheet attached to the RSA, that delineates the treatment of such acceding creditor’s Claims in the Chapter 11 Cases.

The broad consensus for the RSA will save the Debtors material delay, expense, and value degradation that likely would have resulted from a non‑consensual restructuring process.  The agreement reflected therein will largely preserve the NAC enterprise.  And now, with the support of the Consenting Creditors and Consenting Shareholders, the Debtors intend to move quickly to build consensus with the slim remainder of its capital structure and to emerge from chapter 11 as a more robust and well‑capitalized enterprise as soon as practicable.  Implementation of the transactions contemplated by the RSA—the terms of which are described in further detail herein and memorialized in the Plan—will right‑size NAC’s capital structure, raise the capital necessary to fund the newly devised and creditor‑approved business plan, and effectuate an orderly exit for certain creditors wishing to sever ties with the reorganized NAC structure.

As of the Petition Date, the Debtors are liable for approximately $5.9 billion in aggregate funded‑debt obligations on account of various different financing, lease, and security structures that enable the Group to maximize tax efficiencies and business flexibility.  The primary financing structures—the substantial majority of which are secured structures—include:  (a) direct facilities; (b) finance leases; (c) JOLCOs; and (d) swaps.

The Restructuring Transactions embodied by the Restructuring Support Agreement and Plan will deleverage the Group’s balance sheet by approximately $4.3 billion in debt pursuant to various equitization and sale transactions, provide the Reorganized Remaining Debtors with an infusion of approximately $537 million in new money in the form of an approximately $337 million equity rights offering and a $200 million new revolving credit facility, and, importantly, preserve customer relationships and the Group’s market leading position in the aircraft leasing industry.

To accommodate the Debtors’ diverse creditor constituencies, the Restructuring Support Agreement, the terms and conditions of which are embodied by the Plan, reflects a variety of differing restructuring and recapitalization transactions specific to each (or multiple) ad hoc group of creditors, as reflected by the various bespoke term sheets appended thereto.  Specifically, the transactions contemplated under the Restructuring Support Agreement include, among others:

•	DIP Facility: the effectuation of a $170 million superpriority senior secured debtor-in-possession financing facility provided by certain of the Debtors’ existing prepetition lenders;

•
Option A/D Equitization Restructuring Transaction:  the equitization of approximately $583 million in secured note obligations and facility agreement obligations held by Holders of NAC 29 Funded Debt Claims, KfW Funded Debt Claims, and DB Nightjar Funded Debt Claims, in exchange for the issuance of New Ordinary Shares to such Holders, as well as the issuance of the New NAC 29 Debt (comprised of New NAC 29 Notes and/or New NAC 29 Term Loan Facility Loans) to the aforementioned classes’ funded-debt claimants and Holders of SMBC Funded Debt Claims (together with the other restructuring transactions relating to the aforementioned Holders of Claims, collectively, the “Option A/D Equitization Restructuring Transaction”);

•
Rights Offering:  the implementation of an approximately $337 million equity rights offering, backstopped by the Backstop Commitment Parties, representing Holders of NAC 29 Funded Debt Claims, KfW Funded Debt Claims, and DB Nightjar Funded Debt Claims to fund new aircraft investment and provide go-forward liquidity;

•
Option C2 Restructuring Transaction:  the amendment and restatement of that certain prepetition term loan credit agreement, by and among the Reorganized Investec NAC 27 Debtor and the Holders of Investec NAC 27 Funded Debt Claims (together with the other transactions relating to the Investec NAC 27 Debtor and the Holders of Investec NAC 27 Funded Debt Claims, collectively, the “Option C2 Restructuring Transaction”);

•	Option E Transactions

•
JOLCO Restructuring Transactions:  among other things, (a) the consensual rejection of the Leveraged Aircraft Leases of the JOLCO Debtors, (b) the remarketing and mortgage enforcement sale (outside of the chapter 11 process) of the related aircraft by the applicable security trustees to a third-party or to the corresponding Reorganized JOLCO Debtor, (c) transfer, or as applicable, surrender and cancellation of the Debtors’ existing Interests in the JOLCO Debtors and issuance of new shares in the Reorganized JOLCO Debtors, in each case to either (i) an entity for the benefit of the Holders of the A Termination Claims, or (ii) the winning cash bidder for the aircraft (if they have elected to also purchase the shares in the Reorganized JOLCO Debtors), (d) the discharge of certain claims (i.e., the “A Termination Claims”) against the JOLCO Debtors and, if applicable, the issuance of the New Profit Participating Notes to the relevant JOLCO Lenders, in each case coupled with the extinguishment and release of other claims against the JOLCO Debtors (the “B Termination Claims”) (together with the other transactions relating to the JOLCO Debtors and the Holders of Claims against the JOLCO Debtors, collectively, the “JOLCO Restructuring Transactions”);

•
NAC 8 Restructuring Transactions:  among other things, (a) the amendment and restatement of that certain prepetition term loan credit agreement, entered into by and among NAC Aviation 8 Limited and the Holders of Investec NAC 8 Senior Funded Debt Claims, (b) the amendment and restatement of that certain prepetition term loan credit agreement, entered into by and among NAC Aviation 8 Limited and the Holders of Investec NAC 8 Junior Funded Debt Claims, (c) the issuance of the New Investec NAC 8 Equity to the Investec NAC 8 Buyer, and (d) entry into the Investec NAC 8 Exit Facility, (together with the other transactions relating to the Investec NAC 8 Debtors and the Holders of Investec NAC 8 Funded Debt Claims, collectively, the “NAC 8 Restructuring Transactions”);

•
NAC 33/34 Transactions:  the recapitalization of the NAC 33/34 Debtors through the New Money Investment Transaction, which will result in the (a) surrender and cancellation of the Interests in NAC 33/34 and (b) issuance of the New NAC 33/34 Equity to a new holding company, 90 percent of which holding company will be indirectly owned by Azorra Aviation Holdings, LLC and/or its affiliates as the New Money Investors and 10 percent of which will be owned by the NAC 33/34 Lenders, among other things, which NAC 33/34 Transactions are more fully described herein and in the Plan; and

•
EDC Exiting Restructuring Transactions:  among other things, (a) the servicing and remarketing of twelve NAC CRJ Aircraft, and, to the extent the sale of such aircraft to a third party is not effectuated during the Chapter 11 Cases, the abandonment and transfer of such aircraft to a nominee of EDC under the Plan, and (b) the servicing of six additional EDC-financed CRJ aircraft (collectively, the “EDC Exiting Restructuring Transactions”);

•
EDC Reinstating Restructuring Transactions:  the amendment and restatement of the EDC Remaining Facilities entered into by and between certain of the EDC Debtors and the Holders of EDC Remaining Facilities Claims (collectively, the “EDC Reinstating Restructuring Transaction”);

•
NYL Restructuring Transactions:  the assumption and assignment of the NYL Head Leases, subject to certain agreed modifications set forth in the NYL Term Sheet, together with the settlement of the outstanding claims arising under the NYL Financing Documents and certain other amounts: (a)  the capitalization of all accrued scheduled and default interest under the NYL Note Purchase Agreement up to the Petition Date, and all scheduled (but not default) interest  under the NYL Note Purchase Agreement during the period from the Petition Date until the Plan Effective Date, (b) the prepayment of the principal outstanding under the NYL Note Purchase Agreement in an amount of $30 million (which prepayment will be funded by an equivalent amount under the amended NYL Head Leases); and (c) payment of special rent equal to 1.0% of the initial outstanding amount under the amended NYL Head Leases (immediately prior to the $30 million prepayment) together with payment by Reorganized NAC DAC to the Reorganized NYL Debtors equal to the total amount of the NYL Debtors’ usage of cash collateral between the Petition Date and the Plan Effective Date (which shall constitute a “Servicer Advance” as defined in the NYL Term Sheet), subject to item-specific caps set out in the NYL Term Sheet and excluding any such cash collateral amounts used to fund Chapter 11 Servicing Fees or Lease Reimbursement Costs (each as defined in the NYL Term Sheet) or any amounts payable under the NYL DIP Facility during the chapter 11 cases, to the extent that such payments were made under the cash collateral stipulations (collectively, the “NYL Restructuring Transactions”);

•	ECA Restructuring Transactions

•
ECA Reinstating Transaction: the assumption and assignment of the ECA Leveraged Aircraft Leases (Non-Garuda) subject to certain agreed modifications set forth in the ECA Facilities Term Sheet, including: (a) reinstatement of the outstanding principal plus all accrued, unpaid interest (including postpetition interest (excluding default interest) under any of the ECA Leveraged Aircraft Leases (Non-Garuda) for which the loan to value is less than one hundred per cent. (100%)) as principal under the amended ECA Leveraged Aircraft Leases (Non-Garuda), which will be guaranteed by Reorganized NAC DAC; (b) the creation of a Liquidity Reserve Account (as defined in the ECA Facilities Term Sheet) into which, initially, supplemental rent, maintenance reserves, end of lease compensation payments and security deposits will be paid, and thereafter all lease receivables will be paid, until a twelve-month look-forward balance has been met in order to meet upcoming lease payments (including maintenance costs and security deposits); and (c) the deletion of all financial covenants in the amended ECA Leveraged Aircraft Leases (Non-Garuda) (collectively, the “ECA Reinstating Transaction”); and

•
ECA Exiting Transaction:  among other things, the consensual rejection of the ECA Garuda Leases (as defined herein), through a motion and order to be filed with the Bankruptcy Court on a date to be mutually agreed following the Disclosure Statement Hearing, pursuant to which the Debtors will return the aircraft collateral subject to such leases to the ECA Lenders (collectively, the “ECA Exiting Transaction”);

•	NYL DIP Facility: the NYL Debtors’ entry into a $15 million superpriority senior secured debtor-in-possession financing facility provided by the NYL Lenders; and

•
Exit Facility:  the entry into a $200 million super senior revolving credit facility, fully underwritten by Holders of NAC 29 Funded Debt Claims, KfW Funded Debt Claims, SMBC Funded Debt Claims, and DB Nightjar Funded Debt Claims pursuant to the Exit Facility Underwriting Agreement, or, at the Debtors’ election, and subject to certain conditions, an alternative exit facility.

*  *  *
After months of reviewing alternatives following the Pandemic, the Debtors and their respective boards of directors determined that the Restructuring Support Agreement represents the best available option to the Debtors.  Implementing the transactions contemplated by the Restructuring Support Agreement and Plan will deleverage the Company’s capital structure, preserve the going‑concern value of the Debtors’ businesses, maximize recoveries available to all constituents, provide for an equitable distribution to the Debtors’ stakeholders, and preserve the jobs of the Company’s employees.

The formulation of the RSA and Plan is a significant achievement for the Debtors in the face of an historic, depressed operating environment precipitated by a once-in-a-century Pandemic.  The Debtors believe that the Plan is in the best interests of the Debtors’ estates, represents the best available alternative, and provides the best path forward at this time.

Given the Debtors’ core strengths, including their modern fleet, highly-skilled workforce, global reach, and successful operating track record, the Debtors are confident they can efficiently implement the restructuring set forth in the Plan to ensure their long-term viability and success.  For these reasons, the Debtors strongly recommend that Holders of Claims entitled to vote on the Plan, vote to accept the Plan.

III.	QUESTIONS AND ANSWERS REGARDING THE DISCLOSURE STATEMENT AND PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case.  A bankruptcy court’s confirmation of a plan binds the debtor, any Person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other Entity as may be ordered by the bankruptcy court.  Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtors’ liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan.  Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all Holders of Claims or Interests whose votes on the Plan are being solicited.  This Disclosure Statement is being submitted in accordance with these requirements.

C.	Am I entitled to vote on the Plan?

The Plan organizes the Debtors’ creditor and equity constituencies into groups called “Classes.”  For each Class, the Plan describes:  (1) the underlying Claim or Interest; (2) the recovery available to the Holders of Claims or Interests in that Class under the Plan; (3) whether the Class is Impaired or Unimpaired under the Plan; (4) the form of consideration, if any, that Holders in such Class will receive on account of their respective Claims or Interests; and (5) whether the Holders of Claims and Interests in such Class are entitled to vote to accept or reject the Plan.

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold.  Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.”

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class.  The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

The respective voting status of each Class is set forth below:

Class	Claim or Interest	Status	Voting Rights
Claims Against All Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors)
A1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
A2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
A3	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Intercompany Claims Against / Intercompany Interests in All Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors)
B1	Intercompany Claims Against All Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors)	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
B2	Intercompany Interests in All Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors)	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Claims Against / Interests in NAC DAC
C1	NAC DAC Unsecured Funded Debt Claims	Impaired	Entitled to Vote
C2	General Unsecured Claims Against NAC DAC	Unimpaired	Not Entitled to Vote (Deemed to Accept)
C3	Interests in NAC DAC	Impaired	Not Entitled to Vote (Deemed to Reject)
Claims Against NAC 29 Debtors
D1	NAC 29 Funded Debt Claims	Impaired	Entitled to Vote
D2	General Unsecured Claims Against the NAC 29 Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Claims Against KfW Debtors
E1	KfW Funded Debt Claims	Impaired	Entitled to Vote

Class	Claim or Interest	Status	Voting Rights
E2	General Unsecured Claims Against the KfW Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Claims Against DB Nightjar Debtors
F1	DB Nightjar Funded Debt Claims	Impaired	Entitled to Vote
F2	General Unsecured Claims Against the DB Nightjar Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Claims Against SMBC Debtor
G1	SMBC Funded Debt Claims	Impaired	Entitled to Vote
G2	General Unsecured Claims Against the SMBC Debtor	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Claims Against Investec NAC 27 Debtor
H1	Investec NAC 27 Funded Debt Claims	Impaired	Entitled to Vote
H2	General Unsecured Claims Against the Investec NAC 27 Debtor	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Claims Against EDC Debtors
I1	EDC Funded Debt Claims (CRJ)	Impaired	Entitled to Vote
I2	EDC Remaining Facilities Claims	Impaired	Entitled to Vote
I3	General Unsecured Claims Against the EDC Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Claims Against ECA Debtors
J1	ECA Financing Claims (Garuda)	Impaired	Entitled to Vote
J2	General Unsecured Claims Against the ECA Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Claims Against Other NAC Debtors
K	General Unsecured Claims Against the Other NAC Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class	Claim or Interest	Status	Voting Rights
Claims Against All Moelis/Weil/NRF Exiting Debtors
L1	Other Secured Claims Against the Moelis/Weil/NRF Exiting Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
L2	Other Priority Claims Against the Moelis/Weil/NRF Exiting Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
L3	Section 510(b) Claims Against the Moelis/Weil/NRF Exiting Debtors	Impaired	Not Entitled to Vote (Deemed to Reject)
Claims Against / Interests in DB JOLCO Debtors
M1	A Termination Claims Against the DB JOLCO Debtors	Impaired	Entitled to Vote
M2	B Termination Claims Against the DB JOLCO Debtors	Impaired	Entitled to Vote
M3	General Unsecured Claims Against the DB JOLCO Debtors	Impaired	Entitled to Vote
M4	Intercompany Claims Against the DB JOLCO Debtors	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
M5	Interests in the DB JOLCO Debtors	Impaired	Not Entitled to Vote (Deemed to Reject)
Claims Against / Interests in MUFG JOLCO Debtors
N1	A Termination Claims Against the MUFG JOLCO Debtors	Impaired	Entitled to Vote
N2	B Termination Claims Against the MUFG JOLCO Debtors	Impaired	Entitled to Vote
N3	General Unsecured Claims Against the MUFG JOLCO Debtors	Impaired	Entitled to Vote
N4	Intercompany Claims Against the MUFG JOLCO Debtors	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
N5	Interests in the MUFG JOLCO Debtors	Impaired	Not Entitled to Vote (Deemed to Reject)

Class	Claim or Interest	Status	Voting Rights
Claims Against / Interests in Investec NAC 8 Debtors
O1	Investec NAC 8 Senior Funded Debt Claims	Impaired	Entitled to Vote
O2	Investec NAC 8 Junior Funded Debt Claims	Impaired	Entitled to Vote
O3	General Unsecured Claims Against the Investec NAC 8 Debtors	Impaired	Entitled to Vote
O4	Intercompany Claims Against the Investec NAC 8 Debtors	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
O5	Interests in the Investec NAC 8 Debtors	Impaired	Not Entitled to Vote (Deemed to Reject)
Claims Against / Interests in NAC 33/34 Debtors
P1	Other Secured Claims Against the NAC 33/34 Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
P2	Other Priority Claims Against the NAC 33/34 Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
P3	NAC 33/34 Loan Claims	Impaired	Entitled to Vote
P4	General Unsecured Claims Against the NAC 33/34 Debtors	Impaired	Entitled to Vote
P5	Intercompany Claims Against the NAC 33/34 Debtors (Other than Intercompany Claims Between the NAC 33/34 Debtors)	Impaired	Not Entitled to Vote (Deemed to Reject)
P6	Intercompany Claims Between NAC 33/34 Debtors	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
P7	Section 510(b) Claims Against the NAC 33/34 Debtors	Impaired	Not Entitled to Vote (Deemed to Reject)
P8	NAC 33/34 Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
P9	Interests in NAC 33/34	Impaired	Not Entitled to Vote (Deemed to Reject)

Notwithstanding anything in this Disclosure Statement or an order approving this Disclosure Statement (the “Disclosure Statement Order”), the Bankruptcy Court makes no finding or ruling in the Disclosure Statement Order, other than with respect to the adequacy of the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, with respect to (a) the negotiations, reasonableness, business purpose, or good faith of the Plan, or as to the terms of the Plan (or the treatment of any Class of Claims thereunder and whether those Claims are or are not impaired) for any purpose, (b) whether the Plan satisfies any of the requirements for confirmation under section 1129 of the Bankruptcy Code, or (c) the standard of review or any factor required for Confirmation of the Plan.  Any objections or requests served in connection with the Plan are hereby reserved and not waived by entry of the Disclosure Statement Order; provided, that nothing in the Disclosure Statement or the Disclosure Statement Order shall preclude the Debtors or any other party in interest that is the subject of such objection or discovery requests from seeking to overrule such objections or limit or otherwise overrule such discovery requests.

D.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Claims or Interests under the Plan.  Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court.  Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE.  FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.  THE VALUATION OF THE REORGANIZED REMAINING DEBTORS AS A GOING CONCERN IS BASED UPON THE VALUE OF THE REMAINING DEBTORS’ ASSETS AND LIABILITIES AS OF AN ASSUMED EFFECTIVE DATE OF MAY 1, 2022, AND INCORPORATES VARIOUS ASSUMPTIONS AND ESTIMATES, AS DISCUSSED IN DETAIL IN THE VALUATION ANALYSIS, ATTACHED HERETO AS EXHIBIT H, PREPARED BY THE DEBTORS, TOGETHER WITH THEIR FINANCIAL ADVISOR AND INVESTMENT BANKER ROTHSCHILD.

Each Holder of an Allowed Claim against or Allowed Interest in, as applicable, the Debtors shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest.  Unless otherwise indicated, the Holder of an Allowed Claim against or Allowed Interest in, as applicable, the Debtors shall receive such treatment on the Applicable Effective Date or as soon as reasonably practicable thereafter.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
Claims Against All Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors)
A1	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall receive, at the election of the Debtor(s) against which such Claim is Allowed, and subject to the consent of the Majority Consenting Equitizing Creditors, either: (i) payment in full in Cash; (ii) delivery of the collateral securing any such Allowed Other Secured Claim; (iii) Reinstatement of such Allowed Other Secured Claim; or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	$1.7 million	100%
A2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Other Priority Claim.	N/A	100%
A3	Section 510(b) Claims	Allowed Section 510(b) Claims, if any, shall be discharged, cancelled, released, and extinguished without any distribution.	$0	0%
Intercompany Claims Against / Intercompany Interests in All Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors)
B1	Intercompany Claims Against All Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors)
Allowed Intercompany Claims against all Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors) shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, and subject to the consent of the Majority Consenting Equitizing Creditors, either: (i) Reinstated; (ii) converted to equity; or (iii) distributed, contributed, set off, addressed, merged, cancelled, and/or released without any distribution on account thereof, or otherwise addressed at the option of the Reorganized Debtors, subject to the consent of the Majority Consenting Equitizing Creditors; provided that Intercompany Claims held by or against a Moelis/Weil/NRF Amending Debtor shall be Reinstated unless otherwise consented to by the applicable Majority Moelis/Weil/NRF Consenting Amending Creditors, which consent shall not be unreasonably withheld.
			N/A	0% or 100%

[5]
Values determined based on the midpoint of the estimated range of the Debtors’ Plan Equity Value (as defined and estimated by Rothschild in the Valuation Analysis, attached to this Disclosure Statement as Exhibit H.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
B2	Intercompany Interests in All Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors)
Allowed Intercompany Interests in all Debtors (other than the NAC 33/34 Debtors and the Moelis/Weil/NRF Exiting Debtors) shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, and subject to the consent of the Majority Consenting Equitizing Creditors, either: (i) Reinstated; (ii) cancelled and released without any distribution on account thereof; or (iii) contributed to NAC 29 through the contribution of Applicable Share Collateral as provided in the Plan; provided that Intercompany Interests in a Moelis/Weil/NRF Amending Debtor shall be Reinstated unless otherwise consented to by the applicable Majority Moelis/Weil/NRF Consenting Amending Creditors, which consent shall not be unreasonably withheld.
			N/A	0% or 100%
Claims Against / Interests in NAC DAC
C1	NAC DAC Unsecured Funded Debt Claims
Each Holder of an Allowed NAC DAC Unsecured Funded Debt Claim shall receive, at the option of such Holder (unless otherwise stated in the Plan), its Pro Rata share of the NAC DAC Unsecured Funded Debt Claims Recovery Pool, either: (i) in Cash; or (ii) as a Pro Rata share of the NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation; provided that, notwithstanding the foregoing option, (x) Option A/D Holders shall receive such Pro Rata share of the NAC DAC Unsecured Funded Debt Claims Recovery Pool as a Pro Rata share of the NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation and for the purposes of the Plan shall be deemed to have elected to receive such treatment, and (y) the Moelis/Weil/NRF Consenting Exiting Creditors, and Holders of NAC 33/34 Loan Claims shall receive such Pro Rata share of the NAC DAC Unsecured Funded Debt Claims Recovery Pool in Cash; provided, further, that to the extent the NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation equals 5.00 percent of the New Ordinary Shares (prior to consummation of the Rights Offering (including issuance of the Backstop Shares), payment of the Rights Offering Premiums, and implementation of the Management Incentive Plan), any remaining balance[6] of the NAC DAC Unsecured Funded Debt Claims Recovery Pool that is payable to Holders electing the NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation shall be paid in Cash to such Holders electing the NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation on a Pro Rata basis.
		$6,182.6 million	0.03%

[6]
To be calculated as the balance of the NAC DAC Unsecured Funded Debt Claims Recovery Pool that would be payable to Holders of Allowed NAC DAC Unsecured Funded Debt Claims who have opted to receive their Pro Rata share of the NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation remaining after the NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation, up to such 5.00 percent cap.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
C2	General Unsecured Claims Against NAC DAC	Each Allowed General Unsecured Claim against NAC DAC shall, at the option of the applicable Debtor, either (i) be Reinstated or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$0	100%
C3	Interests in NAC DAC	All Interests in NAC DAC will be cancelled, released, and extinguished and will be of no further force and effect, and Holders of such Interests will not receive any distribution on account thereof.	N/A	0%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
Claims Against NAC 29 Debtors
D1	NAC 29 Funded Debt Claims
Each Holder of an Allowed NAC 29 Funded Debt Claim shall receive: (i) its Pro Rata share of the Initial New NAC 29 Debt; provided that each Holder of an Allowed NAC 29 Funded Debt Claim shall have the option, in its sole discretion, to elect (such election to be made on the duly submitted ballot setting forth such Holder’s vote on the Plan) to receive either New NAC 29 Notes or New NAC 29 Term Loan Facility Loans (but not both).  If a Holder of an Allowed NAC 29 Funded Debt Claim on account of the USPP Notes does not make such an election, such Holder shall receive its Pro Rata share of the Initial New NAC 29 Debt in the form of New NAC 29 Notes.  If a Holder of an Allowed NAC 29 Funded Debt Claim under a NAC 29 Facilities Agreement does not make such an election, such Holder shall receive its Pro Rata share of the Initial New NAC 29 Debt in the form of New NAC 29 Term Loan Facility Loans; (ii) its Pro Rata share of the NAC 29 New Ordinary Shares Allocation, subject to dilution by the Rights Offering Shares (including, for the avoidance of doubt, the Backstop Shares), the Rights Offering Premiums, and the Management Incentive Plan; (iii) its Pro Rata share of the subscription rights to the NAC 29 Rights Offering Allocation; (iv) its NAC 29 Exit Facility Participation Right; (v) with respect to Holders of NAC 29 Funded Debt Claims that are not Rights Offering Participants or are Rights Offering Participants that have subscribed for less than their Pro Rata share of the NAC 29 Rights Offering Allocation, its Pro Rata share (taking into account any shares already subscribed for by such Holders that are Rights Offering Participants) of the Residual Shares (if any), up to the level of such Holder’s Allocable Restricted Cash (provided that, for the avoidance of doubt, any such distributions of Residual Shares shall reduce the Allocable Restricted Cash to be paid to such Holder in an amount equal to the subscription price payable in respect of such Residual Shares (which subscription price shall be paid by NAC 29 and/or NAC 36 to the Reorganized TopCo on behalf of such Holder)); and (vi) its Allocable Restricted Cash; provided that the Allocable Restricted Cash in respect of a Holder of an Allowed NAC 29 Funded Debt Claim that is a Rights Offering Commitment Party shall be applied in accordance with the Rights Offering Commitment Agreement; provided, further that, the Pro Rata share of Allocable Restricted Cash distributed to all Holders of NAC 29 Funded Debt Claims shall be decreased by (a) any Rights Offering Entitlements that have been subscribed for by the relevant Holder in respect of such NAC 29 Funded Debt Claims and (b) the subscription price (calculated at the Plan Equity Value) of any Residual Shares that are distributed to such Holders in the event of an Equity Issuance Shortfall; provided, further, that the distribution of Allocable Restricted Cash (if any) shall reduce the amount of each applicable Holder’s NAC 29 Funded Debt Claims on a dollar-for-dollar basis. For the avoidance of doubt, all such Pro Rata amounts shall be allocated before taking into account any debt pay down using Restricted Cash.
			$3,622.4 million	70%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
D2	General Unsecured Claims Against the NAC 29 Debtors	Each Allowed General Unsecured Claim against the NAC 29 Debtors shall, at the option of the applicable Debtor, either: (i) be Reinstated, or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$41,697.34	100%
Claims Against KfW Debtors
E1	KfW Funded Debt Claims	Each Holder of an Allowed KfW Funded Debt Claim shall receive its Pro Rata share of the RoG Equitization Recovery. On the Plan Effective Date, the Applicable Share Collateral securing the KfW Funded Debt Claims shall be contributed to NAC 29.	$122.7 million	84.4%
E2	General Unsecured Claims Against the KfW Debtors	Each Allowed General Unsecured Claim against the KfW Debtors shall, at the option of the applicable Debtor, either (i) be Reinstated, or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$0	100%
Claims Against DB Nightjar Debtors
F1	DB Nightjar Funded Debt Claims	Each Holder of an Allowed DB Nightjar Funded Debt Claim shall receive its Pro Rata share of the RoG Equitization Recovery. On the Plan Effective Date, the Applicable Share Collateral securing the DB Nightjar Funded Debt Claims shall be contributed to NAC 29.	$187.3 million	84.2%
F2	General Unsecured Claims Against the DB Nightjar Debtors	Each Allowed General Unsecured Claim against the DB Nightjar Debtors shall, at the option of the applicable Debtor, either (i) be Reinstated, or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$21,921.48	100%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
Claims Against SMBC Debtor
G1	SMBC Funded Debt Claims	Each Holder of an Allowed SMBC Funded Debt Claim shall receive its Pro Rata share of RoG New NAC 29 Debt equal to the full amount of its Allowed SMBC Funded Debt Claim. On the Plan Effective Date, the Applicable Share Collateral securing the SMBC Funded Debt Claims shall be contributed to NAC 29.	$13.0 million	100%
G2	General Unsecured Claims Against the SMBC Debtor	Each Allowed General Unsecured Claim against the SMBC Debtor shall, at the option of the SMBC Debtor, either (i) be Reinstated, or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$0	100%
Claims Against Investec NAC 27 Debtor
H1	Investec NAC 27 Funded Debt Claims	Each Holder of an Allowed Investec NAC 27 Funded Debt Claim shall receive: (i) its Pro Rata share of Investec NAC 27 Amended & Restated Loans; and (ii) its rights with respect to the Settlement Amount (if any) in accordance with Article IV.Y of the Plan and the Moelis/Weil/NRF Amending Creditors Term Sheet.	$87.1 million	98.9%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
H2	General Unsecured Claims Against the Investec NAC 27 Debtor	Each Allowed General Unsecured Claim against the Investec NAC 27 Debtor shall, at the option of the Investec NAC 27 Debtor, either (i) be Reinstated; or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$0	100%
Claims Against EDC Debtors
I1	EDC Funded Debt Claims (CRJ)	The NAC CRJ Aircraft shall be transferred pursuant to the NAC CRJ Backstop Transfer, in accordance with the EDC Facilities Term Sheet and Article IV.D.16 of the Plan.	$132.2 million	95.1%
I2	EDC Remaining Facilities Claims	Each Holder of an Allowed EDC Remaining Facilities Claim shall receive its Pro Rata share of the Amended & Restated EDC Debt.	$194.0 million	86.4%
I3	General Unsecured Claims Against the EDC Debtors	Each Allowed General Unsecured Claim against the EDC Debtors shall, at the option of the applicable Debtor, either (i) be Reinstated, or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$0	100%
Claims Against ECA Debtors
J1	ECA Financing Claims (Garuda)	To the extent that there are any ECA Financing Claims (Garuda) outstanding as of the Plan Effective Date, Holders of Allowed ECA Financing Claims (Garuda) shall receive the collateral securing such Claims in accordance with the rights and priorities set forth in the applicable ECA Exiting Financing Arrangement and Article IV.D.15 of the Plan and in accordance with the ECA Facilities Term Sheet.	$105.4 million	65.7%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
J2	General Unsecured Claims Against the ECA Debtors	Each Allowed General Unsecured Claim against the ECA Debtors shall, at the option of the applicable Debtor, either (i) be Reinstated, or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	N/A	100%
Claims Against Other NAC Debtors
K	General Unsecured Claims Against the Other NAC Debtors	Each Allowed General Unsecured Claim against any of the Other NAC Debtors shall, at the option of the applicable Debtor, either (i) be Reinstated, or (ii) its Holder shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of (x) the Plan Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$613,143.53	100%
Claims Against All Moelis/Weil/NRF Exiting Debtors
L1	Other Secured Claims Against a Moelis/Weil/NRF Exiting Debtor
Except to the extent a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Moelis/Weil/NRF Exiting Debtor against which such Claim is Allowed and subject to the consent of the Majority Moelis/Weil/NRF Consenting Exiting Creditors, either: (i) payment in full in Cash; (ii) delivery of the collateral securing any such Allowed Other Secured Claim; (iii) Reinstatement of such Allowed Other Secured Claim; or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
			$0	100%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
L2	Other Priority Claims Against a Moelis/Weil/NRF Exiting Debtor	Each Holder of an Allowed Other Priority Claim against a Moelis/Weil/NRF Exiting Debtor shall receive Cash in an amount equal to such Allowed Other Priority Claim.	$0	100%
L3	Section 510(b) Claims Against the Moelis/Weil/NRF Exiting Debtors	Allowed Section 510(b) Claims against the Moelis/Weil/NRF Exiting Debtors, if any, shall be discharged, cancelled, released, and extinguished without any distribution.	$0	0%
Claims Against / Interests in DB JOLCO Debtors
M1	A Termination Claims Against the DB JOLCO Debtors
All A Termination Claims against the DB JOLCO Debtors shall be extinguished (subject to Article IV.M of the Plan and without prejudice to any ongoing obligations of any DB JOLCO Debtor, any DB JOLCO Lessor, or any Reorganized DB JOLCO Debtor under the Moelis/Weil/NRF Exiting Creditors Term Sheet, any Interim Bailment Agreement(s), the Moelis/Weil/NRF Exit Documents, and any DB JOLCO Cooperation Agreement(s)) and: (i) each DB JOLCO Lender, on account of its Allowed A Termination Claim against a DB JOLCO Debtor, shall receive its Pro Rata share of the Lock-Box Payment (if any) to be paid in accordance with Article IV.W of the Plan and the Moelis/Weil/NRF Exiting Creditors Term Sheet; and (ii) 100 percent of the New DB JOLCO Equity, and the Reorganized DB JOLCO Equity shall be issued or transferred (as applicable) to the DB JOLCO Buyer in accordance with Article IV.D.1 of the Plan, the DB JOLCO Lender Exit Term Sheet, the Settlement and Transfer Agreement, and the Moelis/Weil/NRF Exit Documents, which, if the DB JOLCO Buyer is a DB JOLCO Orphan Buyer, shall be received on account of Allowed A Termination Claims against such DB JOLCO Debtor.
			$120.6 million	81.1%[7]

[7]
The projected recovery percentage is purely illustrative and has been estimated using the June 2021 Ascend MAMV of the aircraft, and the recovery remains subject to the results of the ongoing remarketing process.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
M2	B Termination Claims Against the DB JOLCO Debtors	All B Termination Claims shall be extinguished and all rights of Holders of Allowed B Termination Claims in any collateral that is the subject of security granted by any DB JOLCO Debtor in relation to the B Termination Claims (but without prejudice to the continuing rights of the DB JOLCO Lenders in respect of such collateral) shall be relinquished and each Holder of an Allowed B Termination Claim shall receive its Pro Rata share of the Liquidation Recovery.	$68.8 million	0%
M3	General Unsecured Claims against the DB JOLCO Debtors	Each Holder of an Allowed General Unsecured Claim against the DB JOLCO Debtors shall receive its Pro Rata share of the Liquidation Recovery.	$4,648.65	0%
M4	Intercompany Claims Against the DB JOLCO Debtors
All Intercompany Claims against a DB JOLCO Debtor shall, at the election of the the Majority DB JOLCO Lenders, be Reinstated, capitalized, equitized, set off, addressed, settled, distributed, contributed, discharged, cancelled, released, and/or extinguished, subject to and in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet.
			N/A	0% or 100%
M5	Interests in the DB JOLCO Debtors	All Interests in the DB JOLCO Debtors will be surrendered, cancelled, released, and/or extinguished, or otherwise transferred to the DB JOLCO Buyer in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet, and Holders of such Interests will not receive any distribution on account thereof.	N/A	0%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
Claims Against / Interests in MUFG JOLCO Debtors
N1	A Termination Claims Against the MUFG JOLCO Debtors
All A Termination Claims against the MUFG JOLCO Debtors shall be extinguished (subject to Article IV.M of the Plan and without prejudice to any ongoing obligations of any MUFG JOLCO Debtor, any MUFG JOLCO Lessor, or any Reorganized MUFG JOLCO Debtor under the Moelis/Weil/NRF Exiting Creditors Term Sheet, any Interim Bailment Agreement(s), the Moelis/Weil/NRF Exit Documents, and any MUFG JOLCO Cooperation Agreement(s)), and:
(i) each MUFG JOLCO Lender (or its nominee), on account of its Allowed A Termination Claim against a MUFG JOLCO Debtor, shall receive its Pro Rata share of: (a) the MUFG JOLCO New Profit Participating Notes issued by such Reorganized MUFG JOLCO Debtor; provided that at the election of the Majority MUFG JOLCO Lenders, the MUFG JOLCO New Profit Participating Notes shall be issued to the MUFG JOLCO Orphan Buyer; and (b) the Lock-Box Payment (if any) to be paid in accordance with Article IV.W of the Plan, the Moelis/Weil/NRF Exiting Creditors Term Sheet, and the MUFG JOLCO Lender Exit Term Sheet.
(ii) 100 percent of the Reorganized MUFG JOLCO Equity shall be transferred to the MUFG JOLCO Buyer in accordance with Article IV.D.1 of the Plan, the MUFG JOLCO Lender Exit Term Sheet, the Settlement and Transfer Agreement, and the Moelis/Weil/NRF Exit Documents, which, if the MUFG JOLCO Buyer is an MUFG JOLCO Orphan Buyer, shall be received on account of Allowed A Termination Claims against such MUFG JOLCO Debtor.
			$68.3 million	93.2%[8]

[8]
The projected recovery percentage is purely illustrative and has been estimated using the June 2021 Ascend MAMV of the aircraft, and the recovery remains subject to the results of the ongoing remarketing process.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
N2	B Termination Claims Against the MUFG JOLCO Debtors	All B Termination Claims against the MUFG JOLCO Debtors shall be extinguished and all rights of Holders of Allowed B Termination Claims against the MUFG JOLCO Debtors in any collateral that is the subject of security granted by any JOLCO Debtor in relation to the B Termination Claims against the MUFG JOLCO Debtors (but without prejudice to the continuing rights of the MUFG JOLCO Lenders in respect of such collateral) shall be relinquished and each Holder of an Allowed B Termination Claim against the MUFG JOLCO Debtors shall receive its Pro Rata share of the Liquidation Recovery.	$41.9 million	0%
N3	General Unsecured Claims Against the MUFG JOLCO Debtors	Each Holder of an Allowed General Unsecured Claim against the MUFG JOLCO Debtors shall receive its Pro Rata share of the Liquidation Recovery.	$0	0%
N4	Intercompany Claims Against MUFG JOLCO Debtors
All Intercompany Claims against a MUFG JOLCO Debtor shall, at the election of the Majority MUFG JOLCO Lenders, be Reinstated, capitalized, equitized, set off, addressed, settled, distributed, contributed, discharged, cancelled, released, and/or extinguished, subject to and in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet.
			N/A	0% or 100%
N5	Interests in the MUFG JOLCO Debtors	All Interests in the MUFG JOLCO Debtors will be surrendered, cancelled, released, and/or extinguished, or otherwise transferred to the MUFG JOLCO Buyer, in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet, and Holders of such Interests will not receive any distribution on account thereof.	N/A	0%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
Claims Against / Interests in Investec NAC 8 Debtors
O1	Investec NAC 8 Senior Funded Debt Claims
(1) Each Holder of an Allowed Investec NAC 8 Senior Funded Debt Claim shall receive its Pro Rata share of: (i) the Investec NAC 8 Amended & Restated Senior Loans; (ii) the Investec NAC 8 New Senior Profit Participating Notes; (iii) (together with the Holders of Allowed Investec NAC 8 Junior Funded Debt Claims) the Investec NAC 8 New Junior Profit Participating Notes; (iv) (together with the Holders of Allowed Investec NAC 8 Junior Funded Debt Claims) the Investec NAC 8 Exit Facility Participation Rights; (v) the Lock-Box Payment (if any) to be paid in accordance with Article IV.W of the Plan, the Moelis/Weil/NRF Exiting Creditors Term Sheet and the NAC 8 Lender Exit Term Sheet; and

(2) 100 percent of the New Investec NAC 8 Equity shall be issued to the Investec NAC 8 Buyer in accordance with the NAC 8 Lender Exit Term Sheet, the Settlement and Transfer Agreement, and the Moelis/Weil/NRF Exit Documents, which shall be received on account of the Investec NAC 8 Senior Funded Debt Claims.
			$192.5 million	96.7%
O2	Investec NAC 8 Junior Funded Debt Claims	Each Holder of an Allowed Investec NAC 8 Junior Funded Debt Claim shall receive its Pro Rata share of: (i) the Investec NAC 8 Amended & Restated Junior Loans; (ii) (together with Holders of Allowed Investec NAC 8 Senior Funded Debt Claims) the Investec NAC 8 New Junior Profit Participating Notes; and (iii) (together with Holders of Allowed Investec NAC 8 Senior Funded Debt Claims) the Investec NAC 8 Exit Facility Participation Rights.	$29.8 million	96.3%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
O3	General Unsecured Claims Against the Investec NAC 8 Debtors	Each Holder of an Allowed General Unsecured Claim against any of the Investec NAC 8 Debtors shall receive its Pro Rata share of the NAC 8 General Unsecured Claims Recovery Pool.	$0	0%
O4	Intercompany Claims Against the Investec NAC 8 Debtors
All Intercompany Claims against an Investec NAC 8 Debtor shall, at the election of the Majority Investec NAC 8 Lenders, be Reinstated, capitalized, equitized, set off, addressed, settled, distributed, contributed, discharged, cancelled, released, and/or extinguished, taking tax considerations into account, subject to and in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet.
			N/A	0% or 100%
O5	Interests in the Investec NAC 8 Debtors	All Interests in the Investec NAC 8 Debtors will be surrendered, cancelled, released, and/or extinguished, or otherwise transferred, and Holders of such Interests will not receive any distribution on account thereof.	N/A	0%%
Claims Against / Interests in NAC 33/34 Debtors
P1	Other Secured Claims Against the NAC 33/34 Debtors
Except to the extent a Holder of an Allowed Other Secured Claim against the NAC 33/34 Debtors agrees to less favorable treatment, each Holder of an Allowed Other Secured Claim against the NAC 33/34 Debtors shall receive, at the option of the applicable NAC 33/34 Debtor against which such Claim is Allowed and subject to the consent of the Majority NAC 33/34 Consenting Creditors, either: (i) Cash equal to the Allowed amount of such Claim on the later of (x) the NAC 33/34 Plan Effective Date and (y) the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as practicable thereafter; or (ii) such other treatment so as to render such Holder’s Allowed Other Secured Claim Unimpaired.
			$0	100%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
P2	Other Priority Claims Against the NAC 33/34 Debtors	Each Holder of an Allowed Other Priority Claim against the NAC 33/34 Debtors shall receive Cash in an amount equal to such Allowed Other Priority Claim.	$0	100%
P3	NAC 33/34 Loan Claims	Except to the extent a Holder of an Allowed NAC 33/34 Loan Claim agrees to less favorable treatment, on the NAC 33/34 Plan Effective Date, each Holder of an Allowed NAC 33/34 Loan Claim shall receive: (i) the New Money Investment Transaction LCF Rights; (ii) its Pro Rata share of the NAC 33/34 Take-Back Debt; and (iii) its Pro Rata share of 10 percent of the New NAC 33/34 HoldCo Interests.	$543.2 million	98.9%
P4	General Unsecured Claims Against any of the NAC 33/34 Debtors	Each Holder of an Allowed General Unsecured Claim against any of the NAC 33/34 Debtors (which, for the avoidance of doubt, shall not include any claims in respect of liabilities owing to any Debtor) shall receive Cash in an amount equal to its Pro Rata share of the NAC 33/34 General Unsecured Recovery Cash Pool Amount.	$7,964.02	100%
P5	Intercompany Claims Against the NAC 33/34 Debtors (Other than Intercompany Claims Between the NAC 33/34 Debtors)	All Intercompany Claims against the NAC 33/34 Debtors (other than Intercompany Claims between the NAC 33/34 Debtors) shall be discharged, cancelled, released, and extinguished without any distribution on account thereof.	N/A	0%
P6	Intercompany Claims Between the NAC 33/34 Debtors
Allowed Intercompany Claims between the NAC 33/34 Debtors shall be, at the option of the NAC 33/34 Debtors or the Reorganized NAC 33/34 Debtors, as applicable, and subject to the consent of the Majority NAC 33/34 Consenting Creditors, either: (i) Reinstated; (ii) converted to equity; or (iii) distributed, contributed, set off, addressed, merged, cancelled, or released without any distribution on account thereof, or otherwise addressed at the option of the Reorganized NAC 33/34 Debtors, subject to the consent of the Majority NAC 33/34 Consenting Creditors.
			N/A	0% or 100%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Projected Amount of Claims	Projected Recovery Under the Plan[5]
P7	Section 510(b) Claims Against the NAC 33/34 Debtors	Allowed Section 510(b) Claims against the NAC 33/34 Debtors, if any, shall be discharged, cancelled, released, and extinguished without any distribution.	$0	0%
P8	NAC 33/34 Intercompany Interests
Allowed NAC 33/34 Intercompany Interests shall be, at the option of NAC 33/34 HoldCo and subject to the consent of the Majority NAC 33/34 Consenting Creditors, either (i) Reinstated or (ii) cancelled and released without any distribution on account thereof.
			N/A	0% or 100%
P9	Interests in NAC 33/34	Holders of Allowed Interests in NAC 33/34 shall receive no distribution, and such Interests shall be discharged, cancelled, released, and extinguished.	N/A	0%

E.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Facility Claim, or Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, NAC DAC DIP Claims, NYL DIP Claims, Professional Fee Claims, Priority Tax Claims, and United States Trustee Statutory Fees have not been classified and, thus, are excluded from the Classes of Claims or Interests set forth in Article III of the Plan.

1.	Administrative Claims.

Unless less favorable treatment is otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtor(s) or the Reorganized Debtor(s) against which such Claim is Allowed, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) shall either receive, in full and final satisfaction of its Administrative Claim, an amount of Cash equal to the amount of such Allowed Administrative Claim, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, in accordance with the following:  (a) if an Administrative Claim is Allowed as of the Applicable Effective Date, on the Applicable Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Applicable Effective Date, no later than sixty (60) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; or (d) at such time and on such terms as set forth in a Final Order of the Bankruptcy Court.

Except as otherwise provided in Article II.A of the Plan and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be filed with the Bankruptcy Court and served on the Debtors, the Reorganized Remaining Debtors, and/or the Exiting Reorganized Debtors, as applicable, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Remaining Debtors, the Exiting Reorganized Debtors, or any of their property and such Administrative Claims shall be deemed discharged as of the Applicable Effective Date.  Objections to such requests, if any, must be filed with the Bankruptcy Court and served on the Debtors and the requesting party no later than sixty (60) days after the Administrative Claims Bar Date.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed.

2.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall, at the option of the Debtor(s) or Reorganized Debtor(s) against which such Claim is Allowed, and subject to the consent of the Majority Consenting Equitizing Creditors or, with respect to the NAC 33/34 Debtors or the Moelis/Weil/NRF Exiting Debtors, the Majority NAC 33/34 Consenting Creditors or the Majority Moelis/Weil/NRF Consenting Exiting Creditors, respectively, either (i) receive Cash equal to the Allowed amount of its Allowed Priority Tax Claim that is due and payable on the Applicable Effective Date or (ii) otherwise be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

3.	NAC DAC DIP Claims.

All NAC DAC DIP Claims against NAC DAC and each DIP Non-Silo Guarantor (as defined in the NAC DAC Financing Orders) shall be deemed Allowed as of the Plan Effective Date in the full amount outstanding under the NAC DAC DIP Credit Agreement (including (a) the principal amount outstanding under the NAC DAC DIP Facility on such date, (b) all accrued and unpaid interest thereon to the date of payment, and (c) all outstanding amounts, including accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the NAC DAC DIP Facility and the NAC DAC Financing Orders).  All NAC DAC DIP Claims against DIP Silo Guarantors (as defined in the NAC DAC Financing Orders) shall be deemed Allowed as of the Plan Effective Date in an amount equal to the corresponding Participating Silo’s Applicable Silo Guarantee Amount (as defined in the NAC DAC Financing Orders), to the extent that such NAC DAC DIP Claims have not been previously discharged in accordance with the NAC DAC Financing Orders, and shall be payable in accordance with the NAC DAC Financing Orders.

To the extent any NAC DAC DIP Claims remain outstanding, on the Plan Effective Date, except to the extent that a Holder of an Allowed NAC DAC DIP Claim agrees to receive less favorable treatment, each Holder of an Allowed NAC DAC DIP Claim shall receive indefeasible payment in full in Cash in an amount equal to the full amount of its Allowed NAC DAC DIP Claim in accordance with the NAC DAC Financing Orders.  Contemporaneously with the foregoing receipt by Holders of the NAC DAC DIP Claims of indefeasible payment in full in Cash of the Allowed NAC DAC DIP Claims and the termination of all Term Loan Commitments (as defined in the NAC DAC DIP Credit Agreement) under the NAC DAC DIP Credit Agreement, the NAC DAC DIP Facility, the NAC DAC DIP Credit Agreement, and the other NAC DAC DIP Facility Documents shall be deemed automatically cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the NAC DAC DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case, except as otherwise separately agreed and without further action by the NAC DAC DIP Agent or the NAC DAC DIP Lenders and all Guaranties (as defined in the NAC DAC DIP Credit Agreement) of the Debtors or Reorganized Debtors arising out of or related to the NAC DAC DIP Claims shall be automatically discharged and released, in each case without further action by the NAC DAC DIP Agent or the NAC DAC DIP Lenders.  The NAC DAC DIP Agent, at the direction of the NAC DAC DIP Lenders, and the NAC DAC DIP Lenders, at the requesting Reorganized Debtors’ sole cost and expense, shall take all commercially reasonable actions to effectuate and confirm such cancellation, termination, release, and discharge including the filing of any termination statements of financing statements, or mortgages or other lien release documents, as reasonably requested by the Debtors or the Reorganized Debtors, as applicable.

4.	NYL DIP Claims.

All NYL DIP Claims against the NYL Debtors shall be deemed Allowed as of the Plan Effective Date in the full amount outstanding under the NYL DIP Facility Documents (including (a) the principal amount outstanding under the NYL DIP Facility on such date, (b) all accrued and unpaid interest thereon to the date of payment, and (c) all outstanding amounts, including accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the NYL DIP Facility and the NYL DIP Orders).

To the extent any NYL DIP Claims remain outstanding, on the Plan Effective Date, except to the extent that a Holder of an Allowed NYL DIP Claim agrees to receive less favorable treatment, each Holder of an Allowed NYL DIP Claim shall receive indefeasible payment in full in Cash in an amount equal to the full amount of its Allowed NYL DIP Claim in accordance with the NYL DIP Facility Documents.  Such payment shall be funded first from the Reorganized NYL Debtors’ Cash on hand as of the Plan Effective Date, and, to the extent that the aggregate amount of Allowed NYL DIP Claims exceeds the Reorganized NYL Debtors’ Cash on hand as of the Plan Effective Date, Reorganized NAC DAC shall make the NYL Additional Cash Transfer to the Reorganized NYL Debtors on the Plan Effective Date, and such transfer shall be made as and constitute an intercompany loan and shall be deemed a NYL Priority Servicer Advance.  Contemporaneously with the receipt by Holders of the NYL DIP Claims of indefeasible payment in full in Cash of the Allowed NYL DIP Claims and the termination of all DIP Commitments (as defined in the NYL DIP Facility Documents) under the NYL DIP Facility Documents, the NYL DIP Facility and the NYL DIP Facility Documents shall be deemed automatically cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the NYL DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case, except as otherwise separately agreed and without further action by the NYL DIP Lenders, and any Guaranty (as defined in the NYL DIP Facility Documents) arising out of or related to the NYL DIP Claims shall be automatically discharged and released, in each case without further action by the NYL DIP Lenders.  The NYL DIP Lenders, at the Reorganized Remaining Debtors’ sole cost and expense, shall take all commercially reasonable actions to effectuate and confirm such cancellation, termination, release, and discharge including the filing of any termination statements of financing statements, or mortgages or other lien release documents, as reasonably requested by the Remaining Debtors or the Reorganized Remaining Debtors, as applicable.

5.	Professional Fee Claims.

(a)	Professional Fee Escrow Account.

On or prior to the Plan Effective Date, NAC DAC shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount.  The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court.  No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way.  Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Debtors or the Reorganized Debtors, as applicable, from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, that the Debtors’ and the Reorganized Remaining Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account, provided, further, for the avoidance of doubt, that, subject to the terms of the Exiting Term Sheets, the Exiting Debtors or Exiting Reorganized Debtors, as applicable, shall have no obligations to pay such Professional Fee Claims.  When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to Reorganized NAC DAC without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

For the avoidance of doubt, “Professional Fee Claims” means any Claim by a Professional seeking an award by the Bankruptcy Court for services rendered or reimbursement of expenses incurred through and including the Applicable Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

(b)	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Plan Effective Date must be filed no later than forty-five (45) days after the Plan Effective Date; provided that, to the extent the Moelis/Weil/NRF Exiting Debtor Plan Effective Date or the NAC 33/34 Plan Effective Date, as applicable, is later than the Plan Effective Date, final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Applicable Effective Date solely on behalf of the Moelis/Weil/NRF Exiting Debtors or the NAC 33/34 Debtors, as applicable, must be filed no later than forty-five (45) days after the Applicable Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders.  The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

Following the Applicable Effective Date, the Disinterested Directors shall retain authority solely with respect to matters related to Professional Fee Claim requests by Professionals acting at their direction in accordance with the terms of the Plan.  Further, the Disinterested Directors, in such capacity, shall not have any of their respective privileged and confidential documents, communications, or information transferred (or deemed transferred) to the Reorganized Debtors.

(c)	Professional Fee Escrow Amount.

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Plan Effective Date projected to be outstanding as of the Plan Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the anticipated Plan Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates.  If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional.  The total aggregate amount so estimated as of the Plan Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account.

(d)	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by such Debtors or Reorganized Debtors, as applicable, provided, that, subject to the terms of the Exiting Term Sheets, the Exiting Debtors and Exiting Reorganized Debtors, as applicable, shall have no obligation to pay or reimburse any Professional for any such amounts incurred prior to the Applicable Effective Date.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

The relevant Remaining Debtors and relevant Reorganized Remaining Debtors, as applicable and subject to the terms of the Exiting Term Sheets and Restructuring Support Agreement, shall pay, within ten (10) Business Days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, such reasonable claims for compensation or reimbursement of expenses incurred by the retained Professionals of the Debtors or the Reorganized Debtors, as applicable.  If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

(e)	Fees and Expenses of Consenting Creditor Principal Advisors.

On or prior to the Plan Effective Date, NAC DAC shall pay in full in Cash all reasonable and documented fees and expenses of the Consenting Creditor Principal Advisors, as required by and subject to the terms and conditions of the Restructuring Support Agreement (including, for the avoidance of doubt, the terms and conditions set forth in the Restructuring Term Sheets attached thereto) without the requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party.

6.	Payment of Agent and Trustee Fees.

On or prior to the Plan Effective Date, NAC DAC or the applicable Reorganized Remaining Debtors shall pay in full in Cash all reasonable and documented fees incurred or estimated to be incurred by, or on behalf of, the Exit Facility Agent, the New NAC 29 Notes Trustee, the New NAC 29 Term Loan Agent, and the Consenting Agent/Trustees, except for Consenting Agents/Trustees party to the NAC 33/34 Consenting Financing Arrangements, up to and including the Plan Effective Date without the requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party; provided, however, that the amounts payable to such Consenting Agents/Trustees shall be subject to the limitations set forth in the Restructuring Support Agreement (including, for the avoidance of doubt, the terms and conditions set forth in the Restructuring Term Sheets attached thereto).

On or prior to the Plan Effective Date, the Reorganized NAC 33/34 Debtors shall pay in full in Cash all reasonable and documented fees incurred or estimated to be incurred by, or on behalf of, any agent or collateral agent acting in connection with the NAC 33/34 Take-Back Debt or the NAC 33/34 Liquidity Credit Facility up to and including the Plan Effective Date without the requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party.

F.	Are any regulatory approvals required to consummate the Plan?

At this time, other than as referenced in this paragraph F, there are no known regulatory approvals that are required to consummate the Plan for the Reorganized Debtors.  However, to the extent such any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Plan Effective Date that they be obtained.

At this time, the Debtors are aware that Kenyan antitrust approvals are required to consummate the NAC 33/34 Plan for the NAC 33/34 Debtors.  Obtaining such regulatory approvals, and any other such approvals, authorizations, consents, rulings, or documents necessary to implement and effectuate the NAC 33/34 Plan, is a condition precedent to consummation of the NAC 33/34 Plan.

At this time, the Debtors are aware that certain antitrust approvals may be required to consummate certain of the Moelis/Weil/NRF Exiting Debtor Plans for the applicable Moelis/Weil/NRF Exiting Debtors.  Whether such approvals are required is being confirmed.  If required, obtaining such regulatory approvals, and any other such approvals, authorizations, consents, rulings, or documents necessary to implement and effectuate the relevant Moelis/Weil/NRF Exiting Debtor Plans, is a condition precedent to consummation of the applicable Moelis/Weil/NRF Exiting Debtor Plans.

G.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses.  It is possible that any alternative may provide Holders of Claims with less than they would have received pursuant to the Plan.  For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article XI.B of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” and the Liquidation Analysis attached hereto as Exhibit F.

H.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Applicable Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court.  Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan.  After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective.  Initial distributions to Holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Applicable Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan.  See Article XI of this Disclosure Statement, entitled “Confirmation of the Plan,” for a discussion of the conditions precedent to Consummation of the Plan.

I.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on Confirmation of the Plan (the “Confirmation Hearing”) and recognizes that any party in interest may object to Confirmation of the Plan.  The Confirmation Hearing will be scheduled by the Bankruptcy Court, and all parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled.  The Confirmation Hearing may be adjourned from time to time without further notice.

J.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any Person acquiring property under a plan of reorganization, any creditor or interest holder of a debtor, and any other Person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code.  Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

K.	What are the sources of Cash and other consideration required to fund the Plan?

As set forth in Article IV.D of the Plan, the sources of cash and other consideration required to fund the Plan include the New Ordinary Shares, the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity (if applicable), the Reorganized JOLCO Equity, cash proceeds from the New Money Investment Transaction, the cash proceeds and/or New Ordinary Shares on account of the Rights Offering, the New NAC 29 Debt, the Investec NAC 27 Amended & Restated Loans, the Investec NAC 8 Amended & Restated Loans, the New Profit Participating Notes, the Investec NAC 8 Exit Facility, the NAC 33/34 Liquidity Credit Facility, the NAC CRJ Aircraft, the NAC 33/34 Take‑Back Debt, the Amended & Restated EDC Debt, the ECA Financing Arrangements (if applicable), the Amended & Restated NYL Financing Arrangements (if applicable), the Exit Facility (if any), the Alternative Exit Facility (if any), the NK Leasing Share Transfer (if applicable), and Cash on hand.

L.	Are there risks to owning the New Ordinary Shares, the New Equity, the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, or the Reorganized JOLCO Equity upon emergence from chapter 11?

Yes.  See Article VIII of this Disclosure Statement, entitled “Risk Factors.”

M.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well.  Objections potentially could give rise to litigation.  See Article VIII.C.6 of this Disclosure Statement, entitled “The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.”

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek Confirmation of the Plan notwithstanding the dissent of such rejecting Classes.  The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code.  See Article VIII.A.4 of this Disclosure Statement, entitled “The Debtors May Not Be Able to Secure Confirmation of the Plan.”

N.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?

The terms of any Management Incentive Plan will be implemented and adopted by the New Board and the New Reorganized TopCo Board following the Plan Effective Date pursuant to and subject to the approval set forth in the Governance and New Equity Term Sheet.  For the avoidance of doubt, the Management Incentive Plan will not apply to the Reorganized Exiting Debtors.

O.	Will Causes of Action be retained under the Plan?

Pursuant to Article IV.V of the Plan, in accordance with section 1123(b) of the Bankruptcy Code, each Reorganized Debtor shall retain and may enforce all rights to commence and pursue any and all Causes of Action of such Debtor, whether arising before, on, or after the Petition Date, including any actions specifically enumerated in the schedule of retained Causes of Action or other disclosure included in the Plan Supplement, other than any Causes of Action released by the Debtors pursuant to the releases and exculpation provisions contained in the Plan and the Confirmation Order and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Applicable Effective Date.  The Reorganized Remaining Debtors will consult with the Committee of Restructuring Creditors regarding the commencement, prosecution, and resolution of any such Causes of Action.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein or in the Plan.  Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

Each Reorganized Debtor reserves and shall retain the Causes of Action of such Debtor notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of Article IV.V of the Plan that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor.  Each Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

On the Applicable Effective Date, each Reorganized Debtor shall waive and release all Avoidance Actions and Avoidance Actions shall not be retained Causes of Action.

P.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, Article VIII of the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties.  The Debtor Releases, Third-Party Releases, and Exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and are an essential element of the negotiations among the Debtors and various parties in interest in obtaining their support for the Plan.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.  In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Applicable Effective Date, the applicable Reorganized Debtors may compromise and settle Claims against, and Interests in, the applicable Debtors and their Estates and Causes of Action against other Entities.

ALL HOLDERS OF CLAIMS OR INTERESTS WHO (A) ABSTAIN FROM VOTING ON THE PLAN, (B) VOTE TO REJECT THE PLAN, (C) VOTE TO ACCEPT THE PLAN, BUT ARE NOT ENUMERATED IN CLAUSES (A) - (I) OF THE DEFINITION OF “RELEASING PARTY” SET FORTH IN THE PLAN, OR (D) ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN, IN EACH CASE, WILL NOT BE A RELEASING PARTY IF SUCH ENTITY HAS NOT ELECTED TO OPT IN TO PROVIDE THE RELEASES CONTAINED IN ARTICLE VIII OF THE PLAN IN A BALLOT DISTRIBUTED BY THE DEBTORS; PROVIDED, THAT THE NEW MONEY INVESTORS SHALL ONLY BE RELEASING PARTIES IF THE NAC 33/34 PLAN EFFECTIVE DATE OCCURS IN ACCORDANCE WITH THE ALPHA TERM SHEET.  ALL OTHER HOLDERS OF CLAIMS OR INTERESTS WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY CONSENTED TO THE RELEASE AND DISCHARGE OF ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES SET FORTH IN ARTICLE VIII OF THE PLAN, INCLUDING ALL HOLDERS OF CLAIMS WHO VOTE TO ACCEPT THE PLAN.  THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

Critically, all Holders of Claims and Interests entitled to vote on the Plan will receive the Solicitation Materials which will include materials allowing such Holders to affirmatively consent to the Third-Party Releases by choosing to opt in via a form that can either be mailed, emailed, or hand-delivered to the Debtors’ Solicitation Agent.  Only those Holders and parties who provide affirmative consent by: (a) having contractually agreed to opt into the Third-Party Releases under the Restructuring Support Agreement or the Azorra Commitment Letter; (b) voting in favor of the Plan (provided that Holders of Claims and Interests who vote in favor of the Plan but are not enumerated in clauses (a) - (i) of the definition of “Releasing Party” set forth in the Plan must affirmatively opt into the Third-Party Releases provided in the Solicitation Materials to grant the Third-Party Releases); or (c) affirmatively opting into the Third-Party Releases provided in the Solicitation Materials will be deemed to have granted the Third-Party Releases.  For the avoidance of doubt, Holders of Impaired Claims who are deemed to have rejected the Plan are entitled to opt into the releases provided thereunder.

The Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard.  Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions, and will establish the legal basis for why the Third-Party Releases are consensual under applicable law.  The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

1.	Release of Liens.

Except (a) with respect to the Liens securing Other Secured Claims (depending on the treatment of such Claims), or (b) as otherwise provided in the Plan (including, for the avoidance of doubt, Article IV.M of the Plan) or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including for the avoidance of doubt the New Financing Documents or the Moelis/Weil/NRF Exit Debt Documents, on the Applicable Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents or take such action as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, in each case, at the sole cost of the Debtors or the Reorganized Debtors, as applicable, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor(s) and their successors and assigns.

2.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Applicable Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their respective Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim, Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the Consenting Shareholders’ direct or indirect ownership of any company within the NAC Group or any holding company of the NAC Group, the Consenting Shareholders’ current or past positions on any board of directors of any company within the NAC Group, the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement or any related prepetition transactions, the Forbearance Agreements, the Disclosure Statement, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), the NAC DAC Financing Orders, the NYL DIP Orders, any Definitive Document, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, the Plan, the Plan Supplement, the Definitive Documents, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration or implementation of the Restructuring Transactions, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence (in each case, related or relating to any of the foregoing) taking place on or before the Applicable Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Applicable Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement (including the Definitive Documents) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

3.	Releases by Holders of Claims and Interests.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Applicable Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party (other than the Debtors and the Reorganized Debtors), in each case on behalf of itself and its respective successors, assigns, and representatives, any and all other Entities who may purport to assert any claim, Cause of Action, directly or indirectly, by, through, for, or because of the foregoing entities, is hereby deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Debtor, Reorganized Debtor, and each other Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the Consenting Shareholders’ direct or indirect ownership of any company within the NAC Group or any holding company of the NAC Group, the Consenting Shareholders’ current or past positions on any board of directors of any company within the NAC Group, the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement or any related prepetition transactions, the Forbearance Agreements, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the NAC DAC Financing Orders, the NYL DIP Orders, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, any Definitive Document, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Restructuring Transaction, contract, instrument, release, or other agreement or document relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Definitive Document, before or during the Chapter 11 Cases (including, for the avoidance of doubt, any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration or implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, omission, transaction, agreement, event, or other occurrence (in each case, related or relating to any of the foregoing) taking place on or before the Applicable Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Applicable Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement (including the Definitive Documents) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein and in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third‑Party Release is:  (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

4.	Exculpation.

Notwithstanding anything contained in the Plan or the Confirmation Order to the contrary and to the extent permissible under the law, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or any claim arising from the Petition Date through the Applicable Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement or any related prepetition transactions, the Forbearance Agreements, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the NAC DAC Financing Orders, the NYL DIP Orders, any Definitive Document, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Applicable Effective Date, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any post-Applicable Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement (including the Definitive Documents) executed to implement the Plan; provided, however, the exculpation set forth above shall apply to any Claims or Causes of Action relating to the negotiations and entry into any such documents, including the Definitive Documents.

5.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Applicable Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder filed a motion explicitly requesting the right to perform such setoff on or before the Applicable Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

For more detail, see Article VIII of the Plan, entitled “Settlement, Release, Injunction, and Related Provisions,” which is incorporated herein by reference.

Q.	What impact will the General Relevant Debtors Claims Bar Date have on my Claim?

On January 20, 2022, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form and Manner for Filing Proofs of Claim, including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, each of the Foregoing Solely as it Relates to the Relevant Debtors, and (V) Granting Related Relief (the “Relevant Debtors Bar Date Motion”), which sought entry of an order establishing March 5, 2022, at 4:00 p.m., prevailing Eastern Time, as the last date and time for each Entity, except for Governmental Units and certain other expected Parties, to file a Proof of Claim solely against the NAC 33/34 Debtors, the NAC 8 Debtors, the NYL Debtors, and the JOLCO Debtors (collectively, the “Bar Date Debtors,” and such date, the “General Relevant Debtors Claims Bar Date”).

On January 31, 2022, the Debtors filed a revised proposed Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, Each of the Foregoing Solely as it Relates to the Relevant Debtors, and (V) Granting Related Relief (the “Revised Proposed Order”) to incorporate certain comments received from the U.S. Trustee and parties in interest.  On February 1, 2022, the Debtors filed the Certification of No Objection Regarding Various Motions certifying, among other things, that no objections remained outstanding with respect to the Relevant Debtors Bar Date Motion.  And, on February 2, 2022, the Court entered the Revised Proposed Order granting the relief requested in the Relevant Debtors Bar Date Motion (the “Relevant Debtors Bar Date Order”).  Accordingly, all entities holding Claims against the Bar Date Debtors that arose (or that are deemed to have arisen) prior to the Petition Date, must have filed Proofs of Claim against the Bar Date Debtors on or before the General Relevant Debtors Claims Bar Date as, and to the extent required by, the Relevant Debtors Bar Date Order.

Following entry of the Relevant Debtors Bar Date Order, the Relevant Debtors Bar Date Publication Notice (as defined in the Relevant Debtors Bar Date Order) was published in each of The New York Times (national edition) and The Financial Times (international edition), as evidenced by the applicable affidavits of publication [Docket Nos. 355, 356].

For the avoidance of doubt, the Debtors are not conducting, and do not intend to conduct, a claims bar date process for Claims against the Debtors that are not NAC 33/34 Debtors, NAC 8 Debtors, NYL Debtors, or JOLCO Debtors through the Relevant Debtors Bar Date Motion or otherwise.

In accordance with Bankruptcy Rule 3003(c)(2), if any Person or Entity is required, but fails, to file a Proof of Claim on or before, solely with respect to Claims against the Bar Date Debtors, the General Relevant Debtors Bar Date, and with respect to Claims against the Debtors (other than the Bar Date Debtors), the date set by the Bankruptcy Court or the Bankruptcy Rules:  (1) such Person or Entity is forever barred, estopped, and enjoined from asserting such Claim against the Debtors (or filing a Proof of Claim with respect thereto); (2) the Debtors and their property may be forever discharged from any and all indebtedness or liability with respect to or arising from such Claim; (3) such Person or Entity will not receive any distribution in the Chapter 11 Cases on account of that Claim; and (4) such Person or Entity will not be permitted to vote on any plan or plans of reorganization for the Debtors on account of these barred Claims or receive further notices regarding such Claim.

As described in this Disclosure Statement, the distribution you receive on account of your Claim (if any) may depend, in part, on the amount of Claims for which Proofs of Claim are filed on or before, solely with respect to Claims against the Bar Date Debtors, and with respect to Claims against the Debtors (other than the Bar Date Debtors), the date set by the Bankruptcy Court or the Bankruptcy Rules.

R.	What is the Debtors’ proposed timeline for Plan Confirmation?

Following approval of the Disclosure Statement, the Debtors will commence a solicitation of the Plan by no later than March 16, 2022, by delivering a copy of the Plan and this related Disclosure Statement (including ballots) to all Holders of Claims entitled to vote to accept or reject the Plan.  The Debtors have established April 12, 2022, at 5:00 p.m., prevailing Eastern Time, as the deadline for the receipt of votes to accept or reject the Plan (the “Voting Deadline”).

As soon as reasonably practicable after the Voting Deadline, the Solicitation Agent will file the Voting Report with the Bankruptcy Court setting forth the voting results for the Voting Classes.  Based on the execution of the Restructuring Support Agreement by the Consenting Creditors, the Debtors believe that the Voting Report likely will show that the Voting Classes have overwhelmingly voted to accept the Plan.  The following table sets forth the timetable for the solicitation process and the anticipated Chapter 11 Cases.

Proposed Solicitation and Confirmation Timeline[9]
Voting Record Date	March 5, 2022
Disclosure Statement Hearing Date	March 10, 2022
Solicitation Mailing Deadline	Four (4) Business Days following the entry of the Disclosure Statement Order (or as soon as reasonably practicable thereafter)
Publication Deadline	Seven (7) Business Days following entry of the Disclosure Statement Order (or as soon as reasonably practicable thereafter)
Plan Supplement Filing Deadline	April 5, 2022
Voting Deadline	April 12, 2022, at 5:00 p.m., prevailing Eastern Time
Confirmation Objection Deadline	April 12, 2022, at 5:00 p.m., prevailing Eastern Time, or such other date as the Court may direct
Deadline to File Voting Report	April 18, 2022
Confirmation Hearing Date	April 19, 2022, or such other date as may be scheduled by the Court

[9]
Capitalized terms used but not defined in this chart shall have the meanings ascribed to them in the Debtors’ Motion for Entry of an Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation Procedures with Respect to Confirmation of the Debtors’ Proposed Chapter 11 Plan, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Approving the Rights Offering Procedures and Related Materials, (V) Scheduling Certain Dates with Respect Thereto, and (VI) Granting Related Relief filed contemporaneously herewith.

As set forth above, the Debtors will file the Plan Supplement on or before April 5, 2022.  The Plan Supplement will include any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, including: (a) certain New Organizational Documents New NAC 33/34 Organizational Documents, and New Moelis/Weil/NRF Organizational Documents; (b) the Management Incentive Plan; (c) Exit Facility Documents; (d) the New Shareholders Agreement; (e) the Settlement and Transfer Agreement; (f) the Rejected Executory Contract and Unexpired Lease List; (g) the schedule of retained Causes of Action; (h) the Restructuring Transactions Memorandum; (i) the Separation Agreement; (j) certain New NAC 33/34 Debt Documents; (k) the Investec NAC 8 Exit Documents; (l) the MUFG JOLCO New Profit Participating Notes Instrument; (m) the Investec NAC 27 Amended & Restated Debt Documents; (n) the Amended & Restated EDC Debt Documents; (o) certain NAC 33/34 Exit Documents (to the extent not previously filed); (p) the Moelis/Weil/NRF Amended Documents (to the extent not previously filed); (q) certain Moelis/Weil/NRF Exit Documents (to the extent not previously filed); (r) certain Amended & Restated NYL Financing Documents; (s) certain Amended & Restated ECA Financing Documents; (t) a schedule identifying the DB JOLCO Buyers and the MUFG JOLCO Buyers; (u) a schedule identifying the Distribution Agent; (v) a schedule identifying the members of the New Board, the New Reorganized TopCo Board, and the boards or governing bodies for NAC 33/34 HoldCo and Reorganized NAC 33/34, to the extent known; (w) a schedule identifying the initial members of the boards or governing bodies for the Reorganized Moelis/Weil/NRF Exiting Debtors, to the extent known; and (x) any and all other documents necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to the Restructuring Support Agreement, the initial drafts of which will be Filed by the Debtors at least seven (7) days prior to the Voting Deadline, and additional documents Filed with the Bankruptcy Court prior to the Plan Effective Date, the NAC 33/34 Plan Effective Date, or the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date, as applicable, as amendments to the Plan Supplement.  The Plan Supplement may also include certain intercompany agreements, including, if any, certain licenses and/or sublicenses of intellectual property and real property owned by certain of the Debtors, which would be finalized among the relevant Debtors party thereto in advance of the Plan Effective Date.

S.	What is the deadline to vote on the Plan?

The Voting Deadline is April 12, 2022, at 5:00 p.m. (prevailing Eastern Time).

T.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims that are entitled to vote on the Plan.  For your vote to be counted, your ballot must be properly completed, executed, and delivered as directed, so that your ballot or a master ballot including your vote is actually received by the Solicitation Agent, Epiq, on or before the Voting Deadline, i.e., April 12, 2022, at 5:00 p.m. prevailing Eastern Time.  See Article X of this Disclosure Statement, entitled “Solicitation and Voting Procedures.”

U.	What is the effect of the Plan on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Applicable Effective Date means that the applicable Debtors will not be liquidated or forced to go out of business.  Following Confirmation, the Plan will be consummated on the Applicable Effective Date.  Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, on the Applicable Effective Date, all property in each applicable Estate, all Causes of Action, and any property acquired by any of the applicable Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On or after the Applicable Effective Date, certain Reorganized Debtors will be Reorganized Remaining Debtors and will continue to be part of the broader NAC enterprise, while certain other Reorganized Debtors will be Exiting Reorganized Debtors, and will establish their own separate operations, subject to the terms of the Plan.  On or after the Applicable Effective Date, and unless otherwise provided in the Plan, each applicable Reorganized Debtor may operate its respective business and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

As of the Applicable Effective Date, the terms of the current members of the boards of directors of the Debtors shall expire, and the members for the initial term of the new boards of directors of the applicable Reorganized Debtors shall be appointed.  As of the Plan Effective Date, the New Board of Reorganized NAC DAC and the New Reorganized TopCo Board, together with the boards of directors of the other Reorganized Remaining Debtors shall be appointed pursuant to the terms of the Restructuring Support Agreement.  The initial members of the New Board and New Reorganized TopCo Board, to the extent known, will be identified in the Plan Supplement.  Each such member and officer of the Reorganized Remaining Debtors shall serve from and after the Plan Effective Date pursuant to the New Organizational Documents and other constituent documents of the Reorganized Remaining Debtors.

As of the NAC 33/34 Plan Effective Date, the members for the initial term of the board for NAC 33/34 HoldCo and each Reorganized NAC 33/34 Debtor shall be appointed in accordance with the New NAC 33/34 Organizational Documents.

As of the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the members for the initial term of the board for the applicable Reorganized Moelis/Weil/NRF Exiting Debtors shall be appointed in accordance with the New Moelis/Weil/NRF Organizational Documents.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the New Board, as well as those persons that will serve as officers of the Reorganized Remaining Debtors.  To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed.  Provisions regarding the removal, appointment, and replacement of members of the reorganized New Board will be disclosed in the New Organizational Documents.

W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Solicitation Agent, Epiq, via one of the following methods:

By mail or hand delivery at:
Nordic Aviation Capital Designated Activity Company, et al.
c/o Epiq Corporate Restructuring LLC

10300 SW Allen Boulevard
Beaverton, OR 97005

By electronic mail at:
Nordicinfo@epiqglobal.com

By telephone (toll free) at:
(855) 654-0899

By telephone (international) at:
(503) 597-7711

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at http://dm.epiq11.com/nac (free of charge) or the Bankruptcy Court’s website at http://www.vaeb.uscourts.gov (for a fee).

X.	Do the Debtors recommend voting in favor of the Plan?

Yes.  The Debtors strongly believe that the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative.  The Debtors believe that the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all Holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

IV.	SUMMARY OF THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN

A.	Overview of Transactions Contemplated under the Restructuring Support Agreement.

The Restructuring Support Agreement contemplates a comprehensive financial restructuring of the Debtors achieved through the Plan that will substantially de-lever the Debtors’ balance sheet.  Pursuant to the Restructuring Support Agreement, the Debtors have secured key stakeholder support for the Plan and the value-maximizing financial restructuring it contemplates.  This consensus will save the Debtors material delay, expense, and value degradation that could have resulted from a non-consensual restructuring process.

To accommodate the Group’s diverse creditor constituencies, the Restructuring Support Agreement provides a flexible structure by offering differing restructuring and recapitalization transactions specific to each (or multiple) ad hoc group of creditors, as reflected by the various bespoke term sheets appended thereto.  Each of the major restructuring transactions contemplated by the Restructuring Support Agreement is described in greater detail below.  These transactions include, among others:  (1) the Option A/D Equitization Restructuring Transaction; (2) the Option C2 Restructuring Transaction; (3) the Option E Restructuring Transactions, which include the JOLCO Restructuring Transaction, the NAC 8 Restructuring Transaction, the NAC 33/34 Transactions, and the EDC Exiting Restructuring Transaction; (4) the EDC Restructuring Transactions; (5) the ECA Restructuring Transactions; (6) the NYL Restructuring Transactions; (7) the Rights Offering; and (8) the Exit Facility.  Detailed discussions of the Rights Offering and the Exit Facility are provided at Article IV.B.4 herein.

The Debtors believe that the transactions contemplated by the Restructuring Support Agreement are the best available restructuring terms for each of the Debtors and, with respect to the Remaining Debtors, will allow NAC to succeed as a restructured company after emergence from these Chapter 11 Cases and will afford meaningful runway to allow the market to recover.

1.	Option A/D Equitization Restructuring Transaction.

The treatment of Claims held by Holders of NAC 29 Funded Debt Claims, DB Nightjar Funded Debt Claims, KfW Funded Debt Claims, and SMBC Funded Debt Claims (the “Option A/D Holders”) will be governed in accordance with the terms of the Restructuring Support Agreement, as incorporated into the Plan, but specifically, the Chapter 11 Term Sheet and the Option A/D Term Sheet appended to the Restructuring Support Agreement as Exhibit B and Exhibit H, respectively.

On the Plan Effective Date, each Holder of Allowed NAC 29 Funded Debt Claims shall receive: (a) its Pro Rata share of newly issued debt at Reorganized NAC 29 in the form of either the New NAC 29 Notes or the New NAC 29 Term Loan Facility Loans (elected at the option of each Holder, subject to the default issuance of New NAC 29 Notes or New NAC 29 Term Loan Facility Loans, as applicable, if no such election is made) (the “New NAC 29 Debt”), with such debt guaranteed by, among others, Reorganized NAC DAC; (b) its Pro Rata share of equity in Reorganized TopCo (i.e., the New NAC 29 Ordinary Shares Allocation) subject to dilution by the Rights Offering Shares (including, for the avoidance of doubt, the Backstop Shares), the Rights Offering Premiums, and the Management Incentive Plan; (c) its Pro Rata share of subscription rights to the Rights Offering (i.e., the NAC 29 Rights Offering Allocation); (d) its right to participate in the Exit Facility (i.e., the NAC 29 Exit Facility Participation Right); (e) with respect to Holders of NAC 29 Funded Debt Claims that are not Rights Offering Participants or are Rights Offering Participants that have subscribed for less than their Pro Rata share of the NAC 29 Rights Offering Allocation, its Pro Rata share (taking into account any shares already subscribed for by such Holders that are Rights Offering Participants) of the Residual Shares (if any), up to the level of such Holder’s Allocable Restricted Cash (provided that, for the avoidance of doubt, any such distributions of Residual Shares shall reduce the Allocable Restricted Cash to be paid to such Holder in an amount equal to the subscription price payable in respect of such Residual Shares (which subscription price shall be paid by NAC 29 and/or NAC 36 to the Reorganized TopCo on behalf of such Holder)); and (f) to the extent applicable, its Allocable Restricted Cash, provided that the Allocable Restricted Cash in respect of a Holder of an Allowed NAC 29 Funded Debt Claim that is a Rights Offering Commitment Party shall be applied in accordance with the Rights Offering Commitment Agreement, provided, further that, the pro rata share of Allocable Restricted Cash distributed to all Holders of NAC 29 Funded Debt Claims shall be decreased by (a) any Rights Offering Entitlements that have been subscribed for by the relevant Holder in respect of such NAC 29 Funded Debt Claims and (b) the subscription price (calculated at the Plan Equity Value) of any Residual Shares that are distributed to such Holders in the event of an Equity Issuance Shortfall, provided, further that the distribution of Allocable Restricted Cash (if any) shall reduce the amount of each applicable Holder’s NAC 29 Funded Debt Claims on a dollar-for-dollar basis.

Each Holder of Allowed DB Nightjar Funded Debt Claims and Allowed KfW Funded Debt Claims will receive its Pro Rata share of the RoG Equitization Recovery, consisting of: (a) its Pro Rata share of the New NAC 29 Debt (i.e., the RoG New NAC 29 Debt); (b) its Pro Rata share of equity in Reorganized TopCo (i.e., the RoG New Ordinary Shares Allocation); (c) its Pro Rata share of subscription rights to the Rights Offering (i.e., the RoG Rights Offering Allocation); and (d) its right to participate in the Exit Facility (i.e., the RoG Exit Facility Participation Right).

Each Holder of Allowed SMBC Funded Debt Claims shall receive its Pro Rata share of the RoG New NAC 29 Debt in an amount equal to the full amount of its Allowed SMBC Funded Debt Claims.

The Applicable Share Collateral securing the Claims held by the Option A/D Holders will be contributed to NAC 29 and pledged as security for the New NAC 29 Debt.  The New NAC 29 Debt will not amortize.  Instead, the New NAC 29 Debt will be repaid in a single bullet repayment on maturity (June 30, 2026), provided that (as is set forth in more detail in the Option A/D Term Sheet) NAC 29 will be required to make certain prepayments of the New NAC 29 Debt in circumstances where aircrafts assets that were previously provided as collateral of the New NAC 29 Debt are disposed of or are the subject of a total loss.  Interest on the New NAC 29 Notes will accrue at a fixed rate of 4.75 percent annually, while interest on the New NAC 29 Term Loan Facility Loans will accrue at a floating rate using a margin calculated as being 4.75 percent less the agreed-upon mid-swap rate for the term of the loan.

2.	Option C2 Restructuring Transaction.

The treatment of Claims held by Holders of Investec NAC 27 Funded Debt Claims will be governed in accordance with the Restructuring Support Agreement, as incorporated into the Plan, but more specifically, the Chapter 11 Term Sheet and the Moelis/Weil/NRF Amending Creditors Term Sheet appended to the Restructuring Support Agreement as Exhibit B and Exhibit L, respectively.

On the Plan Effective Date, each Holder of an Allowed Investec NAC 27 Funded Debt Claim shall receive (a) its Pro Rata share of Investec NAC 27 Amended & Restated Loans, and (b) its rights with respect to the Settlement Amount (if any).  The amount of the Investec NAC 27 Amended & Restated Loans will equal the outstanding principal and accrued interest under the senior tranches of the existing Investec NAC 27 facilities at the Petition Date.  The new debt will be guaranteed, in part, by Reorganized NAC DAC up to a maximum aggregate liability cap of $66,841,771.00 (subject to the terms of the Moelis/Weil/NRF Amending Creditors Term Sheet), with such amount to be reduced on a dollar-per-dollar basis by each repayment of principal.  The maturity date under the Investec NAC 27 Amended & Restated Loans will be amended to the later of (a) December 31, 2026, (b) the existing maturity dates under the prepetition facility (or, as applicable, any individual loan thereunder), and (c) the existing maturity date under any other Remaining Cross-Collateralized Facility (as defined in the Moelis/Weil/NRF Amending Creditors Term Sheet) (or, as applicable, any individual loan thereunder).  The Investec NAC 27 Amended & Restated Loans will also include a “bad boy” guarantee which provides that NAC DAC will guarantee, on a full recourse basis, losses not otherwise covered by the partial guarantee caused by breaches of certain negative operational covenants related to lease management/sales.  Specifically, the “bad boy” guarantee shall cover losses relating to impermissible amendments, waivers, modifications, or supplements to any lease terms, entry into replacement leases for an aircraft, early termination of an aircraft lease, or sale of an aircraft, in each case without the consent of the facility agent where such consent was required.

The interest rates under the new loans will be capped at 4.75 percent (in the case of any fixed rate), and, in the case of a floating rate, the margin is capped at 4.75 percent minus the mid-swap rate for a term equal to the remaining period to maturity.  The Moelis/Weil/NRF Amending Creditors Term Sheet also contemplates payment of a settlement amount to Holders of Investec NAC 27 Funded Debt Claims, calculated in accordance with the terms set forth in Article IV.Y of the Plan and the Moelis/Weil/NRF Amending Creditors Term Sheet.

In accordance with the Restructuring Support Agreement and the Plan, Holders of Investec NAC 27 Funded Debt Claims shall waive their entitlement to receive any recovery on account of any NAC DAC Unsecured Funded Debt Claims in respect of the Investec NAC 27 Facility Agreement.  Instead, such Holders will be entitled to receive their rights with respect to the Settlement Amount.  The Settlement Amount will be equal to the aggregate amount that Holders of Investec NAC 27 Funded Debt Claims would have received on account of their NAC DAC Unsecured Funded Debt Claims (if not otherwise waived) plus (if such amount is a positive number) or less (if such amount is a negative number) the “Lock-Box Payment” (as defined in the Moelis/Weil/NRF Amending Creditors Term Sheet).  The calculations for the “Lock-Box Payment” are set forth in, and are to be calculated in accordance with, Article IV.Y of the Plan and the Moelis/Weil/NRF Amending Creditors Term Sheet. The Settlement Amount will not be paid in cash upon the Plan Effective Date.  Instead, the Settlement Amount will either (if positive) be set off against servicer advances or paid at maturity of the Investec NAC 27 Amended & Restated Loans, as applicable, or (if negative) be paid to Reorganized NAC DAC from the future proceeds attributable to the aircraft, in each case as further set forth in the sections of the Moelis/Weil/NRF Amending Creditors Term Sheet titled “Servicer Advances,” “Maturity Date,” “Priority of Payment (Pre-Event of Default),” or “Priority of Payment (Post-Event of Default),” as applicable.

3.	Option E Transactions (other than the NAC 33/34 Restructuring Transactions).

Holders of A Termination Claims against DB JOLCO Debtors, B Termination Claims against DB JOLCO Debtors, A Termination Claims against MUFG JOLCO Debtors, B Termination Claims against MUFG JOLCO Debtors, the Investec NAC 8 Senior Funded Debt Claims, and the Investec NAC 8 Junior Funded Debt Claims will receive treatment in accordance with Restructuring Support Agreement, as incorporated into the Plan, but more specifically, the Chapter 11 Term Sheet and Moelis/Weil/NRF Exiting Creditors Term Sheet appended to the Restructuring Support Agreement as Exhibit B and Exhibit K, respectively.

(a)	JOLCO Restructuring Transactions.

Certain aspects of the JOLCO Restructuring Transactions are governed by the Schedule 4 appended to the Moelis/Weil/NRF Exiting Creditors Term Sheet (the “JOLCO Restructuring Steps”) and will take place separately to, but concurrently with, these Chapter 11 Cases, as such aspects deal with the rights of the JOLCO Lenders (as defined below) in respect of the JOLCO Lessors (which are not Debtors) under the JOLCO Loans and mortgages on the JOLCO Aircraft.  Pursuant to the JOLCO Restructuring Steps, and to facilitate the JOLCO Restructuring Transactions, the Debtors and the lenders to the JOLCO Debtors (the “JOLCO Lenders”) consensually agreed to have the Debtors file a motion (the “JOLCO Lease Rejection Motion”) seeking, among other things, authorization for the Debtors to reject the JOLCO Leveraged Aircraft Leases, and the modification of the automatic stay to facilitate the (a) acceleration of the JOLCO Loans (defined below) by the JOLCO Lenders, (b) enforcement of the mortgages over the JOLCO Aircraft held by the security trustees (the “Security Trustees”), and (c) such steps and actions reasonably necessary and customary in relation thereto, including the marketing of the JOLCO Aircraft and any related operating leases, other related contracts, and other collateral, including all rights, interests, claims, and proceeds related thereto.  The JOLCO Restructuring Steps required that the Debtors file the JOLCO Lease Rejection Motion within seven (7) Business Days of the JOLCO Lenders’ accession to the RSA.  In advance of the occurrence of this milestone, the Debtors and JOLCO Lenders consensually agreed to extend the filing deadline by an additional seven (7) Business Days following the JOLCO Lenders’ accession to the RSA.  To that end, on February 1, 2022, the Debtors filed the JOLCO Lease Rejection Motion [Docket No. 276].  On February 24, 2022, the Bankruptcy Court entered an order granting the JOLCO Lease Rejection Motion without a hearing [Docket No. 432] (the “JOLCO Lease Rejection Order”).

As part of the JOLCO Restructuring Steps, and as further set out in Schedule 4 to the Moelis/Weil/NRF Exiting Creditors Term Sheet appended to the RSA, the Security Trustees on behalf of the JOLCO Lenders (and/or any parties acting on their behalf) is undertaking a remarketing process in respect of the JOLCO Aircraft subject to the operating leases.  To facilitate this process, simultaneously with the rejection of the JOLCO Leases, the Debtors have entered into the Interim Bailment Agreements with the Security Trustee(s) or security agent(s), as applicable, under the JOLCO Loans in respect of the relevant JOLCO Aircraft, on terms substantially similar to the JOLCO Leases.  This allows the Debtors and the JOLCO Lenders to avoid disrupting the leasing chain following entry of the JOLCO Lease Rejection Order and the acceleration of the JOLCO Loans, thereby avoiding any disruption to the customers in possession of the relevant JOLCO Aircraft.  To facilitate the remarketing process, the Debtors intend to enter into cooperation agreements by and among the Debtors, each of the lessors under the JOLCO Leases, Financial Products Group Co., Ltd., as Parent (as defined in the JOLCO Loans), and the Security Trustees and the facility agents (in each case, for itself and on behalf of the JOLCO Lenders) (collectively, the “JOLCO Cooperation Agreements”).  The JOLCO Cooperation Agreements set forth the rights and obligations of all relevant parties to the agreed process of private remarketing of the relevant JOLCO Aircraft.  This is intended to remove the need for a costly and time-consuming public auction to be held in connection with the enforcement of the mortgages on the JOLCO Aircraft.

Under the terms of the JOLCO Cooperation Agreements, the agreed process of private remarketing requires potential bidders to submit their final bids by March 11, 2022.  Such final bids will then be presented to the applicable Security Trustee, which will determine, on a JOLCO Aircraft basis, whether to (i) accept any cash bid in respect of a particular JOLCO Aircraft, (ii) extend the final bid deadline, or (iii) not accept any cash bid for a particular JOLCO Aircraft, in which case the corresponding Reorganized JOLCO Debtor will, immediately upon the Plan Effective Date, purchase the relevant JOLCO Aircraft for the benefit of the JOLCO Lenders.  For the avoidance of doubt, the transfer of title to the JOLCO Aircraft, together with any other relevant collateral, in connection with the JOLCO Restructuring Transactions may only take place on or following the Plan Effective Date; provided, however, that if the JOLCO Restructuring Transactions are not consummated and the applicable Plan Effective Date does not occur, the JOLCO Lenders’ rights to seek relief from the automatic stay to transfer title to the JOLCO Aircraft and any related collateral, as well as the Debtors’ rights and defenses in respect thereof, are fully preserved.

Following the Plan Effective Date, each JOLCO Aircraft will be sold by the Security Trustee (on instructions of the Instructing Group (as defined in the JOLCO Loans)) to the entity designated by the winning cash bidder or, if no cash bid was accepted in respect of a JOLCO Aircraft, to the corresponding Reorganized JOLCO Debtor.  Under the remarketing process, a cash bidder for a JOLCO Aircraft can indicate that it wishes to also purchase the shares in the corresponding JOLCO Debtor.  If such a bid is accepted, the shares in the relevant JOLCO Debtor will be transferred to an entity designated by the cash bidder on the Plan Effective Date in accordance with the terms of the relevant Settlement and Transfer Agreement.  The identity of the relevant DB JOLCO Buyer and MUFG JOLCO Buyer will be disclosed in the Plan Supplement.

The proceeds (whether cash or non-cash) received by the applicable Security Trustee following the sale of any relevant JOLCO Aircraft will be applied by the Security Trustee in accordance with clause 30 (Application of Proceeds) of the applicable JOLCO Loan (i.e., Pro Rata in repayment of each applicable JOLCO Lender, following payment to the applicable Security Trustee and facility agent for customary unpaid costs, fees and expenses).

On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date in relation to the DB JOLCO Debtors, and subject in all respects to the Restructuring Support Agreement, all A Termination Claims against the DB JOLCO Debtors shall be extinguished (subject also to Article IV.M of the Plan and without prejudice to any ongoing obligations of any DB JOLCO Debtor, any DB JOLCO Lessor, or any Reorganized DB JOLCO Debtor under the Moelis/Weil/NRF Exiting Creditors Term Sheet, any Interim Bailment Agreement(s), the Moelis/Weil/NRF Exit Documents, and any DB JOLCO Cooperation Agreement(s)), and (i) each DB JOLCO Lender, on account of its Allowed A Termination Claim against a DB JOLCO Debtor, shall receive its Pro Rata share of the Lock-Box Payment (if any) to be paid in accordance with Article IV.W of the Plan, and the Moelis/Weil/NRF Exiting Creditors Term Sheet, and (ii) 100 percent of the New DB JOLCO Equity and the Reorganized DB JOLCO Equity shall be issued or transferred (as applicable) to the DB JOLCO Buyer in accordance with Article IV.D.1 of the Plan, the DB JOLCO Lender Exit Term Sheet, the Settlement and Transfer Agreement, and the Moelis/Weil/NRF Exit Documents, which, if the DB JOLCO Buyer is a DB JOLCO Orphan Buyer, shall be received on account of Allowed A Termination Claims against such DB JOLCO Debtor.  All B Termination Claims against the DB JOLCO Debtors shall be extinguished and all rights of Holders of Allowed B Termination Claims in any collateral that is the subject of security granted by any DB JOLCO Debtor in relation to the B Termination Claims (but without prejudice to the continuing rights of the DB JOLCO Lenders in respect of such collateral) shall be relinquished and each Holder of an Allowed B Termination Claim shall receive its Pro Rata share of the Liquidation Recovery.

On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date in relation to the MUFG JOLCO Debtors, subject in all respects to the Restructuring Support Agreement, all A Termination Claims against MUFG JOLCO Debtors shall be extinguished (subject also to Article IV.M of the Plan and without prejudice to any ongoing obligations of any MUFG JOLCO Debtor, any MUFG JOLCO Lessor, or any Reorganized MUFG JOLCO Debtor under the Moelis/Weil/NRF Exiting Creditors Term Sheet, any Interim Bailment Agreement(s), the Moelis/Weil/NRF Exit Documents, and any MUFG JOLCO Cooperation Agreement(s)), and (i) each MUFG JOLCO Lender (or its nominee), on account of its Allowed A Termination Claim against a MUFG JOLCO Debtor, shall receive its Pro Rata share of (x) the MUFG JOLCO New Profit Participating Notes issued by such Reorganized MUFG JOLCO Debtor; provided that at the election of the Majority MUFG JOLCO Lenders, the MUFG JOLCO New Profit Participating Notes shall be issued to the MUFG JOLCO Orphan Buyer, and (y) the Lock-Box Payment (if any) to be paid in accordance with Article IV.W of the Plan, the Moelis/Weil/NRF Exiting Creditors Term Sheet, and the MUFG JOLCO Lender Exit Term Sheet, and (ii) 100 percent of the Reorganized MUFG JOLCO Equity shall be transferred to the MUFG JOLCO Buyer in accordance with Article IV.D.1 of the Plan, the MUFG JOLCO Lender Exit Term Sheet, the Settlement and Transfer Agreement, and the Moelis/Weil/NRF Exit Documents, which, if the MUFG JOLCO Buyer is an MUFG JOLCO Orphan Buyer, shall be received on account of Allowed A Termination Claims against such MUFG JOLCO Debtor.  All B Termination Claims against the MUFG JOLCO Debtors shall be extinguished and all rights of Holders of Allowed B Termination Claims against the MUFG JOLCO Debtors in any collateral that is the subject of security granted by any JOLCO Debtor in relation to the B Termination Claims against the MUFG JOLCO Debtors (but without prejudice to the continuing rights of the MUFG JOLCO Lenders in respect of such collateral) shall be relinquished and each Holder of an Allowed B Termination Claim against the MUFG JOLCO Debtors shall receive its Pro Rata share of the Liquidation Recovery.

(b)	NAC 8 Restructuring Transactions.

The Plan provides for the issuance or transfer of the Interests in the Reorganized Investec NAC 8 Debtors to the Investec NAC 8 Buyer, the release of all intercompany liabilities by and between the Investec NAC 8 Debtors and the remainder of the Debtors, and the termination of the existing servicing arrangements provided by the Debtors.  The Plan also provides for the amendment and restatement of that certain prepetition term loan credit agreement, to be entered into by and among NAC Aviation 8 Limited and the Holders of Investec NAC 8 Senior Funded Debt Claims, and the amendment and restatement of that certain prepetition term loan credit agreement, to be entered into by and among NAC Aviation 8 Limited and the Holders of Investec NAC 8 Junior Funded Debt Claims.

On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date in relation to the Investec NAC 8 Debtors, each Holder of an Allowed Investec NAC 8 Senior Funded Debt Claim shall receive: (a) its Pro Rata share of the Investec NAC 8 Amended & Restated Senior Loans; (b) its Pro Rata share of the Investec NAC 8 New Senior Profit Participating Notes; (c) (together with Holders of Allowed Investec NAC 8 Junior Funded Debt Claims) its Pro Rata Share of the Investec NAC 8 New Junior Profit Participating Notes; (d) its Investec NAC 8 Exit Facility Participation Right; (e) its Pro Rata share of the Lock Box Payment (if any) to be paid in accordance with Article IV.W of the Plan, the Moelis/Weil/NRF Exiting Creditors Term Sheet and the NAC 8 Lender Exit Term Sheet; and (f) 100% of the New Investec NAC 8 Equity shall be issued to the Investec NAC 8 Buyer in accordance with the NAC 8 Lender Exit Term Sheet, the Settlement and Transfer Agreement, and the Moelis/Weil/NRF Exit Documents.

On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date in relation to the Investec NAC 8 Debtors, each Holder of an Allowed Investec NAC 8 Junior Funded Debt Claim shall receive: (a) its Pro Rata share of the Investec NAC 8 Amended & Reinstated Junior Loans; (b) (together with Holders of Allowed Investec NAC 8 Senior Funded Debt Claims) its Pro Rata share of the Investec NAC 8 New Junior Profit Participating Notes; and (c) its Investec NAC 8 Exit Facility Participation Right.

(c)	Late Exit

If the Plan Effective Date occurs prior to the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date, documentation will be entered into documenting, among other things, the terms on which NAC will provide transition services to the Moelis/Weil/NRF Exiting Debtors in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet and the relevant Settlement and Transfer Agreement.  Unless and until the Moelis/Weil/NRF Exiting Creditors Economic Separation Date has occurred, (A) cash pooling to NAC DAC will continue through to the Moelis/Weil/NRF Exiting Creditors Completion Date in respect of the relevant Moelis/Weil/NRF Exiting Debtor, (B) NAC DAC will continue to process and pay maintenance reserve reimbursement claims in accordance with ordinary processes and procedures (subject to and without prejudice to the section titled “Lease Reimbursement Costs and Security Deposit Reimbursement Costs” of the Moelis/Weil/NRF Exiting Creditors Term Sheet), (C) until the Moelis/Weil/NRF Exiting Creditors Completion Date of the relevant Moelis/Weil/NRF Exiting Debtor has occurred, NAC DAC will fund the payment of all invoices and taxes due and payable by any relevant Moelis/Weil/NRF Exiting Debtor which have a period for payment expiring prior to such Moelis/Weil/NRF Exiting Creditors Completion Date in respect of the relevant Moelis/Weil/NRF Exiting Debtor, and (D) the lock-box mechanism agreed in order to calculate the Lock Box Payment will continue to apply to any amounts that become payable by the Relevant Entities under any Moelis/Weil/NRF Replacement Servicing Agreement, in each case on the terms and in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet and the relevant Settlement and Transfer Agreement.

During the Agreement Effective Period (as defined in the Restructuring Support Agreement), in the event the Plan Effective Date occurs but one or more Moelis/Weil/NRF Exiting Debtor Plan Effective Date(s) neither (i) occurred on the Plan Effective Date nor (ii) occurs by the date that is one-hundred and twenty (120) days after the Petition Date, the Interests in the relevant Moelis/Weil/NRF Exiting Debtor shall be transferred to the relevant collateral agent or another third-party entity (which may be an orphan trust entity) on terms and conditions to be agreed among the Debtors and the Moelis/Weil/NRF Consenting Exiting Creditors; provided that in the event the Debtors and the Moelis/Weil/NRF Consenting Exiting Creditors cannot agree on such terms and conditions, the Debtors may seek relief from the Bankruptcy Court to effectuate the abandonment of the Interests in the relevant Moelis/Weil/NRF Exiting Debtor; provided, however, that NAC DAC shall continue to pay in full and in Cash all of the reasonable and documented fees, costs, and expenses of the legal, financial, and technical advisors to the relevant Moelis/Weil/NRF Consenting Exiting Creditors on the terms set forth in the Moelis/Weil/NRF Exiting Creditors Term Sheet.

(d)	Lock-Box Payment and Moelis/Weil/NRF Buyer Completion Payment.

A Lock-Box Payment will be calculated for (i) each of the DB JOLCO Debtors, (ii) each of the MUFG JOLCO Debtors, and (iii) the NAC 8 Debtors on the terms set forth in the Moelis/Weil/NRF Exiting Creditors Term Sheet, the Plan and the relevant Settlement and Transfer Agreement.10  If a particular Lock-Box Payment is a positive amount, NAC DAC or Reorganized NAC DAC, as applicable, shall pay an amount in Cash equal to the Lock-Box Payment to the applicable security agent (on behalf of the relevant Moelis/Weil/NRF Exiting Creditors) on the date falling thirty (30) Business Days after the end of the Lock-Box Period.  If a particular Lock-Box Payment is a negative amount, the DB JOLCO Debtors, MUFG JOLCO Debtors or the NAC 8 Debtors, as applicable, shall pay to NAC DAC or Reorganized NAC DAC, as applicable, an amount in Cash equal to the Lock-Box Payment (the “Moelis/Weil/NRF Buyer Completion Payment”).  The Moelis/Weil/NRF Buyer Completion Payment shall be paid by the applicable Debtors on the date falling thirty (30) Business Days after the end of the Lock-Box Period, unless the relevant Majority Creditors (as defined in the Moelis/Weil/NRF Exiting Creditors Term Sheet), at their option elect within a specified period of time to defer payment of such amount.  As further set forth in and in accordance with the Plan, the Moelis/Weil/NRF Exiting Creditors Term Sheet and the relevant Settlement and Transfer Agreement, if the relevant Majority Creditors (as defined in the Moelis/Weil/NRF Exiting Creditors Term Sheet) elect to defer payment, the amount of the Moelis/Weil/NRF Buyer Completion Payment shall be (a) secured against the relevant Moelis/Weil/NRF Exiting Aircraft, and related collateral (without voting or consent rights on the enforcement of such security, and with the security being granted only to the relevant Moelis/Weil/NRF Exiting Financing Arrangements Security Agent (acting on behalf of all finance parties (including NAC DAC and any other relevant Debtor)) and not to NAC DAC or any other relevant Debtor directly, and (b) entitled to the highest level of priority of payment (subject to certain exceptions) under the applicable pre- and post-default waterfalls applicable to the application of proceeds related to such collateral.  Each of the Borrowers and the relevant Moelis/Weil/NRF Exiting Financing Arrangements Security Agent under the foregoing facilities shall covenant to pay the Moelis/Weil/NRF Buyer Completion Payment (subject to customary non-petition provisions) to NAC DAC or the relevant Debtor in accordance with such waterfalls, as applicable.

4.	NAC 33/34 Transactions.

(a)	The NAC 33/34 Restructuring Term Sheet.

Holders of Claims against the NAC 33/34 Debtors will receive treatment in accordance with Restructuring Support Agreement, including the NAC 33/34 Restructuring Term Sheet appended to the Restructuring Support Agreement as Exhibit D, as incorporated into the Plan.

The NAC 33/34 Restructuring Term Sheet provides for a restructuring of the liabilities of NAC 33 Aviation Limited and NAC Aviation 34 Limited (together, “NAC 33/34” and, collectively with their respective subsidiaries, Enclave Aviation Sweden AB, Fortuna Aviation Holding Limited, Fortuna Aviation DAC, Tyche Aviation Holding Limited, Tyche Aviation DAC, Tiradentes Portfolio A Limited, Tiradentes Portfolio B Limited, Tiradentes Portfolio C Limited, and Tiradentes Portfolio D Limited, the “NAC 33/34 Debtors”), including the legal and economic separation of the NAC 33/34 Debtors from NAC DAC, pursuant to the terms and conditions set forth in the NAC 33/34 Exit Term Sheet, annexed to the NAC 33/34 Restructuring Term Sheet as Appendix A, by, among other things:

 (a) (i) surrender and cancellation of the shares held by NAC DAC in NAC 33/34 and (ii) the issuance of the New NAC 33/34 Equity to NAC 33/34 HoldCo, each in accordance with the NAC 33/34 Plan;

(b) release, cancellation, and discharge of (i) all NAC 33/34 Intercompany Claims held by NAC DAC, any of its subsidiaries from time to time, and the Delaware trusts beneficially owned by NAC DAC or any of its subsidiaries from time to time against the NAC 33/34 Debtors, subject to Reorganized NAC 33/34’s payment of the NAC 33/34 Buyer Completion Payment in accordance with the NAC 33/34 Exit Term Sheet solely to the extent required thereunder and in accordance with the Restructuring Term Sheets and (ii) all Intercompany Claims of any NAC 33/34 Debtor against any other non-NAC 33/34 Debtor, subject to payment by NAC DAC or Reorganized NAC DAC, as applicable, of the NAC 33/34 Lock-Box Payment in accordance with the NAC 33/34 Exit Term Sheet solely to the extent required thereunder and otherwise subject to and in accordance with the Restructuring Term Sheets; and

10	To reflect the agreement to provide calculations on a per entity basis, and not in aggregate for the DB JOLCO and MUFG JOLCO silos.

(c) recapitalization of NAC 33/34 by way of a third-party investment by Azorra Aviation Holdings, LLC (“Alpha”) or its affiliates, in accordance with the term sheet attached hereto as Exhibit I (the “Alpha Term Sheet”).

NAC DAC or Reorganized NAC DAC, as applicable, shall make the NAC 33/34 Lock-Box Payment in accordance with the NAC 33/34 Exit Term Sheet solely to the extent required thereunder, and the Reorganized NAC 33/34 Debtors shall make the NAC 33/34 Buyer Completion Payment in accordance with the NAC 33/34 Exit Term Sheet solely to the extent required thereunder.

The NAC 33/34 Transactions will restructure or satisfy the following outstanding funded indebtedness of the NAC 33/34 Debtors:  (a) approximately $412,729,368 in aggregate principal (including previously capitalized interest), together with any further due and unpaid interest and any other amounts owed (including contingent amounts) under the NAC 33 Financing Arrangement; and (b) approximately $117,070,971 in aggregate principal (including previously capitalized interest), together with any further due and unpaid interest and any other amounts owed (including contingent amounts) under the NAC 34 Financing Arrangement.

The New NAC 33/34 HoldCo Interests shall consist of Class A and Class B classes of shares.  Both such classes will rank pari passu (including, for the avoidance of doubt, in respect of the economic entitlements), save in respect of voting rights.  The Class B shares will have the minimum statutory voting rights required by Irish law, which will be limited to matters which constitute a variation of the rights attaching to the Class B shares.

The agreed contractual minority protections described below will be included in the New NAC 33/34 Organizational Documents.

The New NAC 33/34 Organizational Documents will provide that Holders of NAC 33/34 Loan Claims that receive New NAC 33/34 HoldCo Interests pursuant to the New Money Investment Transaction shall have (i) customary information rights (including tax information) and (ii) customary pro rata tag along rights to the extent the New Money Investors sell more than 20 % of their New NAC 33/34 HoldCo Interests in a single transaction or series of related transactions, at the same time and price and on the same terms as the New Money Investors.

The New NAC 33/34 Organizational Documents will also provide that the New NAC 33/34 HoldCo Interests issued to Holders of NAC 33/34 Loan Claims shall be subject to (i) customary drag along rights with respect to transfers by the New Money Investors or their Affiliates of all or a portion of New NAC 33/34 HoldCo Interests to a bona fide third party that would result in a more than 50% of the New NAC 33/34 HoldCo Interests to be held by the transferee, subject to satisfactory completion of all know-your-customer compliance checks required by applicable laws and regulations and (ii) a right of first refusal, each in favor of the New Money Investors.  The Holders of NAC 33/34 Loan Claims that receive the New NAC 33/34 HoldCo Interests will have customary minority protections.

The New NAC 33/34 Organizational Documents shall set forth customary restrictions on transferability of the New NAC 33/34 HoldCo Interests, including prohibitions on transfers of the New NAC 33/34 HoldCo Interests that, if consummated, would (i) result in violation of applicable Law, (ii) subject NAC 33/34 HoldCo to SEC reporting obligations or would make NAC 33/34 HoldCo an “investment company” under the Investment Company Act of 1940, or (c) cause the assets of NAC 33/34 HoldCo or any of its subsidiaries to be deemed plan assets or result in any “prohibited transaction” under the Employee Retirement Income Security Act of 1974.

(b)	The New Money Investment Transaction.

Pursuant to the Alpha Term Sheet, in connection with the occurrence of the NAC 33/34 Plan Effective Date, the NAC 33/34 Transactions shall be effectuated through the solicitation, prosecution, and implementation of (i) a combined chapter 11 plan for NAC and the NAC 33/34 Debtors or (ii) with the prior written consent of the New Money Investors and the Majority NAC 33/34 Consenting Creditors, a separate chapter 11 plan for the NAC 33/34 Debtors as part of the insolvency proceeding(s) commenced by NAC and/or the NAC 33/34 Debtors, or as otherwise agreed between the New Money Investors and the Majority NAC 33/34 Consenting Creditors, in each case, subject to the terms of the Restructuring Support Agreement and NAC 33/34 Restructuring Term Sheet.

The Alpha Term Sheet contemplates that, on the NAC 33/34 Plan Effective Date, the New Money Investors shall recapitalize Reorganized NAC 33/34 pursuant to the following steps:

(a) the New Money Investors shall capitalize a newly-incorporated special purpose entity (formed under the laws of the Cayman Islands) 100% owned by Alpha or its affiliates (“NAC 33/34 EquityCo”) with a $100,000,000 new money investment in cash (subject to adjustment under the Balance Sheet Condition (as defined and set forth on Schedule 5 of the Alpha Term Sheet, the “Balance Sheet Condition”)) (the “New Money Investment”);

(b) NAC 33/34 EquityCo will be party to a subordinated debt loan with a newly-incorporated special purpose entity (formed under the laws of the Cayman Islands) 100% owned by Alpha or its affiliates (“NAC 33/34 FinCo”), which subordinated debt loan will be funded in the amount of the New Money Investment;

(c) NAC 33/34 FinCo will in turn advance the proceeds of the New Money Investment to Reorganized NAC 33/34, pursuant to a subordinated proceeds loan to such entity, which shall be unsecured and contractually subordinated to the NAC 33/34 Take-Back Debt and the NAC 33/34 Liquidity Credit Facility (each as defined below) (the “Subordinated Debt Proceeds Loans”).  NAC 33/34 EquityCo will be a party to the Subordinated Debt Proceeds Loans for the purposes of potentially effecting certain cure events;

(d) NAC 33/34 EquityCo shall receive, on account of the New Money Investment, (i) the NAC 33/34 FinCo Debt (as defined below) and (ii) 90% of the New NAC 33/34 HoldCo Interests; and

(e) each Holder of an Allowed NAC 33/34 Loan Claim and/or its designee shall receive the treatment set forth in the Plan with respect to its NAC 33/34 Loan Claim, namely (i) the New Money Investment Transaction LCF Rights, (ii) its Pro Rata share of the NAC 33/34 Take-Back Debt, and (iii) its Pro Rata share of 10% of the New NAC 33/34 HoldCo Interests.

On February 17, 2022, NAC DAC, the NAC 33/34 Debtors, and the New Money Investors entered into a letter agreement (as may be amended, amended and restated, supplemented, or modified from time to time), providing for, among other things, the New Money Investors’ commitment to negotiate in good faith and use commercially reasonable efforts to prepare, execute, and deliver the definitive documents governing the orderly separation of the NAC 33/34 Debtors from NAC DAC to which it is required to be a party and any other required documents or agreements to effectuate and consummate the NAC 33/34 Restructuring Transactions as contemplated by the RSA.

On February 17, 2022, the NAC 33/34 Debtors filed a motion seeking to approve, among other things, a $5 million superpriority administrative expense claim in favor of the New Money Investors, in the unlikely event that the NAC 33/34 Debtors are obligated to make such payment under the Restructuring Support Agreement (such motion, the “Azorra Expense Reimbursement Motion”) [Docket No. 392].  The Debtors anticipate that the Court will enter an order granting the relief requested in the Azorra Expense Reimbursement Motion in the near term.

(c)	Reorganized NAC 33/34 Debtors’ Debt.

(i)	Take-Back Debt.

On the NAC 33/34 Plan Effective Date, NAC 33 and NAC 34 shall issue new debt pursuant to the terms and conditions of the NAC 33/34 Take-Back Debt Facility Agreement, the material terms of which are set forth in the Alpha Term Sheet (the “NAC 33/34 Take-Back Debt”), in partial satisfaction of the NAC 33/34 Loan Claims.  The NAC 33/34 Take‑Back Debt will be guaranteed by NAC 33/34 HoldCo and each subsidiary of NAC 33 and NAC 34, respectively.  As set forth in further detail in the Alpha Term Sheet, the NAC 33/34 Take-Back debt will comprise a “Tranche A Loan” and “Tranche B Loan”.  The Tranche A Loan shall: (a) represent debt with an aggregate principal amount of $368,000,000; (b) mature on the date that is eight (8) years after the NAC 33/34 Plan Effective Date; (c) bear interest throughout the term of the facility at a fixed rate of 2.75% per annum, payable in cash on a semi-annual basis; (d) be junior in both lien and payment priority to the NAC 33/34 Liquidity Credit Facility; and (e) amortize at a rate of 0.5% per annum, payable in cash on a semi-annual basis, with the remaining principal balance payable on the maturity date.  The Tranche B Loan shall: (a) represent debt with an aggregate principal amount equal to $61,800,399 plus accrued and unpaid interest at a rate equal to LIBOR plus 2.00% under the NAC 33 Financing Arrangement and the NAC 34 Financing Arrangement arising after October 15, 2021, through to the NAC 33/34 Plan Effective Date (and subject to adjustment under the Balance Sheet Condition and for the DIP Facility Adjustment);11 (b) mature on the date that is ten (10) years after the NAC 33/34 Plan Effective Date; (c) bear interest throughout the term of the facility at a fixed rate of 3.25% per annum, payable in cash on a semi-annual basis; (d) be junior in both lien and payment priority to the NAC 33/34 Liquidity Credit Facility; and (e) amortize at a rate of 0.5% per annum, payable in cash on a semi-annual basis, with the remaining principal balance payable on the maturity date.

(ii)	NAC 33/34 Liquidity Credit Facility.

On the NAC 33/34 Plan Effective Date, certain of the NAC 33/34 Lenders will provide a senior revolving liquidity credit facility in an amount of $50,000,000 to NAC 33/34 (the “NAC 33/34 Liquidity Credit Facility” and, together with the NAC 33/34 Take-Back Debt, the “Senior Facilities”), subject to adjustment upwards on the terms set forth on Schedule 5 attached to the Alpha Term Sheet.  The NAC 33/34 Liquidity Credit Facility shall: (a) be used for the payment of (i) Transaction Expenses (as defined in the Alpha Term Sheet) on or following the NAC 33/34 Plan Effective Date and (ii) maintenance reserve and security deposit reimbursements, lessor contributions, transition expenses, and other agreed-upon expenses (collectively, “Lessor Expenses”) reasonably anticipated to be payable for the next twelve months, as determined on a semi-annual basis by Reorganized NAC 33/34 (“Forecasted Lessor Expenses”); provided, that 12 months prior to the maturity date of the NAC 33/34 Liquidity Credit Facility (the “Reserve Trigger Date”), the Servicer (as defined in the Alpha Term Sheet) in conjunction with the New Money Investors shall have prepared a plan to reserve maintenance reserve receivables following the Reserve Trigger Date that evidences that there shall be a sufficient balance in the Maintenance Reserve Account (as defined in the Alpha Term Sheet) to pay all Forecasted Lessor Expenses falling due for the next 12 months after the maturity date of the NAC 33/34 Liquidity Credit Facility (taking into account full repayment of any drawings under the NAC 33/34 Liquidity Credit Facility on maturity); (b) mature on the date that is six (6) years after the NAC 33/34 Plan Effective Date; (c) bear interest at a rate equal to LIBOR plus 2.00% per annum on the amount drawn and at a fixed rate of 1.00% per annum on the amount undrawn, payable in cash on a semi-annual basis; and (d) be senior in payment priority upon an enforcement to the NAC 33/34 Take-Back Debt.

11
“DIP Facility Adjustment” means a dollar-for-dollar reduction of the Tranche B Loan for every dollar of fees, interest, costs, or other borrowing charges in excess of $500,000 (in aggregate) allocated to the NAC 33/34 Debtors under the terms of the DIP Facility and DIP Documents (each as defined in Restructuring Support Agreement).

(iii)	Subordinated Debt.

On the NAC 33/34 Plan Effective Date, NAC 33/34 FinCo shall issue $100,000,000 (subject to adjustment under the Balance Sheet Condition) of new subordinated debt (the “NAC 33/34 FinCo Debt”) in the form of a note to NAC 33/34 EquityCo as partial consideration for the New Money Investment. NAC 33/34 FinCo shall advance the proceeds from the NAC 33/34 FinCo Debt to Reorganized NAC 33/ 34 pursuant to the Subordinated Debt Proceeds Loan (the NAC 33/34 FinCo Debt and Subordinated Debt Proceeds Loan, collectively, the “NAC 33/34 Subordinated Debt”).  The NAC 33/34 Subordinated Debt will (a) mature on the date that is eleven (11) years after the NAC 33/34 Plan Effective Date and (b) accrue interest at a rate equal to 14%, which shall be paid in accordance with the terms set forth in further detail in the Alpha Term Sheet.

(d)	The NAC 33/34 Lock-Box and NAC 33/34 Buyer Completion Payment.

The NAC 33/34 Lock-Box Payment will be calculated for the NAC 33/34 Debtors and their respective beneficially owned Delaware trust entities on the terms set forth in the NAC 33/34 Exit Term Sheet, as set forth in the Plan.  If the NAC 33/34 Lock-Box Payment is a positive amount, NAC DAC or Reorganized NAC DAC, as applicable, shall pay an amount in Cash equal to the NAC 33/34 Lock-Box Payment to NAC 33/34 HoldCo on the date that is the later of (x) thirty (30) Business Days after the end of the “Lock-Box Period” (as defined in the NAC 33/34 Exit Term Sheet) and (y) the Plan Effective Date.  In the event that the NAC 33/34 Plan Effective Date occurs before the Plan Effective Date, the amount of the NAC 33/34 Lock-Box Payment will be crystallized as of the NAC 33/34 Plan Effective Date, and NAC 33/34 HoldCo shall be entitled to a superpriority administrative expense against NAC DAC in the amount of the NAC 33/34 Lock-Box Payment.

If the NAC 33/34 Lock-Box Payment is a negative amount, the NAC 33/34 Debtors shall pay to NAC DAC or Reorganized NAC DAC, as applicable, an amount in Cash equal to the NAC 33/34 Lock‑Box Payment (such amount is referred to as the “NAC 33/34 Buyer Completion Payment”).  As further set forth in the NAC 33/34 Exit Term Sheet, the NAC 33/34 Buyer Completion Payment shall be paid by the NAC 33/34 Debtors on later of (x) thirty (30) Business Days after the end of the “Lock-Box Period” (as defined in the NAC 33/34 Exit Term Sheet) and (y) the NAC 33/34 Plan Effective Date unless NAC 33/34 HoldCo elects, at its option, within at least five business days prior to the end of the Lock-Box Period to instead defer the payment (defined as the “Secured Election” in the NAC 33/34 Exit Term Sheet).  The Secured Election will result in the amount of the NAC 33/34 Buyer Completion Payment being (a) secured against the “Aircraft” (as defined in the NAC 33/34 Exit Term Sheet) and related collateral (subject to the limitations set forth in the NAC 33/34 Exit Term Sheet) and (b) entitled to the highest level of priority of payment (subject to certain exceptions) under the applicable pre- and post-default waterfalls applicable to the application of proceeds related to such collateral.

5.	EDC Restructuring Transactions.

Holders of EDC Funded Debt Claims (CRJ), and EDC Remaining Facilities Claims will receive treatment in accordance with the Restructuring Support Agreement, but more specifically, the Chapter 11 Term Sheet and the EDC Facilities Term Sheet appended to the Restructuring Support Agreement as Exhibit B and Exhibit M, respectively, as incorporated into the Plan.

(a)	EDC Exiting Restructuring Transactions.

With respect to the NAC CRJ Facility, the terms of the RSA provide for the disposal of the NAC CRJ Aircraft (as defined in the EDC Facilities Term Sheet).  For the period beginning on the effective date of the RSA and ending eighteen (18) months after the Petition Date, the Debtors will (a) use commercially reasonable efforts to effect a consensual termination of the leasing and redelivery of the NAC CRJ Aircraft from PT Garuda Indonesia (Persero) Tbk. (“Garuda”), (b) manage the redelivery of certain aircraft financed by EDC and operated by Garuda (the “EDC CRJ Aircraft”), and (c) market the NAC CRJ Aircraft (as defined in the EDC Facilities Term Sheet) and EDC CRJ Aircraft for immediate third-party sale on behalf of EDC.  During this period, the Debtors have agreed to enter into the NAC CRJ Services Agreement pursuant to which the Servicer (as defined in the EDC Facilities Term Sheet) agrees to service the NAC CRJ Aircraft and EDC CRJ Aircraft.  Further EDC has agreed to reimburse the Servicer (as defined in the EDC Facilities Term Sheet) for certain servicing expenses and losses as set forth in the EDC Facilities Term Sheet, including pre-approved maintenance expenses, in respect of both the NAC CRJ Aircraft and EDC CRJ Aircraft.  Within ten (10) days of a successful sale of each EDC CRJ Aircraft, EDC will pay to the Servicer (as defined in the EDC Facilities Term Sheet) a fee of 1.5% of the net sale proceeds.  In the event that any of the NAC CRJ Aircraft have not been sold to a third-party prior to the Plan Effective Date, the Debtors have agreed that such aircraft will either be (a) abandoned with legal title transferred to EDC’s nominee, or (b) declared to be subject to a U.S. owner bare trust with legal title held by the relevant Debtor entity (with a guarantee of any obligations under such trust from NAC DAC) and the beneficial interest in such bare trust held by EDC’s nominee.

(b)	EDC G6000 Restructuring Transaction.

NAC DAC and NAC A/S are party to a certain aircraft lease agreement (the “G6000 Lease”) by and between Titan International Finance Limited (“Titan”), as lessor, and NAC A/S, as lessee, in respect of one Bombardier Global 6000 aircraft (the “G6000 Aircraft”).  To effectuate the transactions contemplated under the EDC Facilities Term Sheet in respect of the G6000 Aircraft, on February 10, 2022 the Debtors filed the Debtors’ Motion for Entry of an Order (I) Authorizing the Rejection of That Certain G6000 Aircraft Lease, (II) Modifying The Automatic Stay In Connection Therewith, And (III) Granting Related Relief [Docket No. 360] (the “G6000 Lease Rejection Motion”), which sought, among other things, authorization for the Debtors to reject the G6000 Lease, and modification of the automatic stay to allow EDC to enforce its security against Titan over the G6000 Lease.  On February 23, 2022, the Bankruptcy Court entered the Order (I) Authorizing the Rejection of That Certain G6000 Aircraft Lease, (II) Modifying the Automatic Stay in Connection Therewith, and (III) Granting Related Relief [Docket No. 437] (the “G6000 Lease Rejection Order”).

Pursuant to the G6000 Lease Rejection Order, the Debtors are authorized to reject the G6000 Lease, and are authorized and directed to surrender the G6000 Aircraft to Titan (or to EDC as Titan’s assignee at the direction of EDC), and use commercially reasonable efforts to remarket the G6000 Aircraft for sale to EDC Regional Aircraft Trust (a US owner trust with U.S. Bank as owner trustee and of which EDC is the beneficial owner) or to another third-party buyer.  EDC has also agreed, subject to the Restructuring Support Agreement and the terms and conditions of the EDC Facilities Term Sheet in all respects, not to take steps to enforce any obligations that may be owed by NAC DAC or NAC A/S arising out of the G6000 Facility.  To facilitate the remarketing process, the Debtors intend to enter into a cooperation agreement with Titan, Justyna Wocjik, and EDC (the “G6000 Cooperation Agreement”).  The G6000 Cooperation Agreement will set forth the rights and obligations of all relevant parties to the remarketing of the G6000 Aircraft.

(c)	EDC Reinstating Restructuring Transactions.

With respect to the EDC Remaining Facilities, on the Plan Effective Date, pursuant to the terms of the EDC Facilities Term Sheet Holders of Allowed EDC Remaining Facilities Claims will receive their Pro Rata share of the Amended & Restated EDC Debt.  The Amended & Restated EDC Debt will be divided across the EDC Remaining Facilities on a pro rata basis according to a specified maintenance-adjusted market value of the aircraft financed under each Remaining Facility (as defined in the EDC Facilities Term Sheet).  The existing amortization profile for each Remaining Facility will be superseded by a new amortization schedule reflecting: (i) a two-year amortization holiday beginning on the Plan Effective Date; (ii) an aggregate annual amortization of $5 million across all Remaining Facilities in years 3, 4, and 5; (iii) an aggregate annual amortization of $10 million across all the Remaining Facilities from year 6 until maturity; and (iv) a fixed interest rate of 1.5% per annum.  Upon the maturity date on the tenth anniversary of such facilities, the Reorganized Debtors will repay any amount outstanding on the Remaining Facilities by bullet payment.  Both the existing NAC DAC guarantee and NAC Group cash pooling policy will remain in place on the Remaining Facilities.  Following this reinstatement, EDC agrees to waive any deficiency claims it may have with respect to the Remaining Facilities.

6.	NYL Restructuring Transactions.

The Debtors have reached an agreement with the NYL Lenders regarding the terms of a bespoke transaction compromising the Leveraged Aircraft Lease Claims against the NYL Debtors and the outstanding liabilities under the NYL Note Purchase Agreement, as is reflected in the NYL Term Sheet attached to the Restructuring Support Agreement as Exhibit O.  The NYL Term Sheet contemplates the assumption and assignment of the NYL Head Leases, as amended, to the Reorganized NYL Debtors, as well as the payment of certain amounts described in further detail herein, and the amendment and restatement of the existing NYL Note Purchase Agreement.

The amendments to the NYL Note Purchase Agreement include a new amortization profile, which contemplates that the New Debt Amount (as defined in the NYL Term Sheet) will be repayable on the date falling thirty (30) days after the first fiscal quarter-end following the Plan Effective Date, and then at each interval of three (3) months thereafter that falls before the maturity date, with the amount payable on each Repayment Date (as defined in the NYL Term Sheet) being equal to the Cash Sweep Amount (as defined in the NYL Term Sheet) for that Repayment Date; provided that if such an approach would result in the Repayment Date falling less than forty-five (45) days after the Plan Effective Date, then the first Repayment Date will instead fall on the date falling thirty (30) days after the second fiscal quarter-end following Completion.  Any payment of the Cash Sweep Amount will reduce the outstanding amounts under the Amended & Restated NYL Note Purchase Agreement for each Aircraft on a pro rata basis.  Furthermore, if on any Repayment Date, the NYL Debtors do not have sufficient available cash to pay scheduled interest under the Amended & Restated NYL Note Purchase Agreement, any interest shortfall will instead be paid in kind and capitalized.  No breakage or make whole payments will fall due solely as a result of any repayment of the applicable Cash Sweep Amount on any Repayment Date.  The maturity date under the Amended & Restated NYL Note Purchase Agreement will be December 31, 2026.

On the Plan Effective Date, all accrued scheduled and default interest under the NYL Note Purchase Agreement up to the Petition Date, and all scheduled (but not default) interest under the NYL Note Purchase Agreement during the period from the Petition Date until the Plan Effective Date, will be capitalized into principal.  Furthermore, on the Plan Effective Date, the Reorganized NYL Debtors shall make the following payments under and pursuant to the Amended & Restated NYL Head Leases:  (a) a payment in an amount equal to $30 million which will fund a prepayment to the borrower under the NYL Note Purchase Agreement in an amount of $30 million (the “Initial NYL Prepayment”); and (b) a payment of special rent under the Amended & Restated NYL Head Leases in an amount equal to one percent (1.00%) of the “Opening New Debt Amount” under and as defined in the NYL Term Sheet (the “Initial Special Rent Payment”).  To fund the Initial NYL Prepayment, on the Plan Effective Date, Reorganized NAC DAC shall transfer an amount equal to the Initial NYL Prepayment to the Reorganized NYL Debtors, which transfer shall be made as and constitute an intercompany loan from Reorganized NAC DAC to the Reorganized NYL Debtors.  To fund the Initial Special Rent Payment, on the Plan Effective Date, Reorganized NAC DAC shall transfer an amount equal to the Initial Special Rent Payment to the Reorganized NYL Debtors, which transfer shall be made as and constitute an intercompany loan from Reorganized NAC DAC to the Reorganized NYL Debtors.  Additionally, on the Plan Effective Date, Reorganized NAC DAC shall transfer an amount equal to the NYL Cash True-Up Amount to the Reorganized NYL Debtors, which transfer shall be made as and constitute an intercompany loan from Reorganized NAC DAC to the Reorganized NYL Debtors and shall constitute a “Servicer Advance” under and as defined in the NYL Term Sheet.  Each non-Debtor party to the NYL Financing Arrangements (including each NYL Consenting Creditor) will waive any entitlement to receive a recovery on account of its NAC DAC Unsecured Funded Debt Claims under the NYL Financing Arrangements, either in cash or in the form of NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation.

7.	ECA Restructuring Transactions.

(a)	ECA Exiting Transaction.

The Debtors and the ECA Lenders have reached an agreement, subject to definitive documentation, regarding the terms of a bespoke transaction to compromise the Claims against the ECA Debtors arising under and relating to the ECA Exiting Financing Arrangements, as reflected by the ECA Facilities Term Sheet attached to the Restructuring Support Agreement as Exhibit N.  To that end, the Debtors will file a motion seeking consensual rejection of the Leveraged Aircraft Leases (the “ECA Garuda Leases”) in respect of the Aircraft (the “ECA Garuda Aircraft”) which are subleased by the Debtors to Garuda.  The rejection motion(the “ECA Lease Rejection Motion”) seeks, among other things, (a) authorization for the Debtors to reject the ECA Garuda Leases, and (b) the modification of the automatic stay in connection therewith to facilitate the transactions contemplated by the ECA Facilities Term Sheet, namely to allow the ECA Lenders to enforce their rights and remedies over the ECA Garuda Aircraft, including by way of enforcement of any assignment of rights under any sublease entered into by the ECA Debtors in respect of the ECA Garuda Aircraft.  The Debtors anticipate that the Court will enter an order approving the relief requested in the ECA Lease Rejection Motion on or around the Court hearing scheduled for March 31, 2022.  To the extent that there are any ECA Financing Claims (Garuda) outstanding as of the Plan Effective Date, Holders of Allowed ECA Financing Claims (Garuda) shall receive the collateral securing such Claims in accordance with the rights and priorities set forth in the applicable ECA Exiting Financing Arrangement and Article IV.D.15 of the Plan and in accordance with the ECA Facilities Term Sheet.

(b)	ECA Reinstating Transaction.

On the Plan Effective Date, the Debtors will assume the ECA Leveraged Aircraft Leases (Non-Garuda) and assign such leases to the Reorganized Debtors, in accordance with the Plan subject to the modifications set forth in the ECA Facilities Term Sheet.  The modifications include: (a) the reinstatement of the outstanding principal plus all accrued, unpaid interest (including postpetition interest (excluding default interest) under any of the ECA Leveraged Aircraft Leases (Non-Garuda) for which the loan to value is less than one hundred percent. (100%)) as principal under the amended ECA Leveraged Aircraft Leases (Non-Garuda), which will be guaranteed by Reorganized NAC DAC; (b) the creation of a Liquidity Reserve Account into which, initially, supplemental rent, maintenance reserves, end of lease compensation payments and security deposits will be paid, and thereafter all lease receivables will be paid, until a twelve-month look-forward balance has been met in order to meet upcoming lease payments (including maintenance costs and security deposits); and (c) the deletion of all financial covenants in the amended and restated ECA Leveraged Aircraft Leases (Non-Garuda).  In addition, the amended and restated ECA Leverage Aircraft Leases (Non-Garuda) will include a new amortization profile, which will include a two-year long amortization holiday following the Plan Effective Date.

Furthermore, the Debtors anticipate filing a motion in the short-term which will seek, among other things, authorization to (i) enter into two aircraft purchase agreements to effectuate the sale of two aircraft financed by the lenders party to certain ECA Reinstating Financing Arrangements for an aggregate purchase price of approximately $9.1 million in cash, and (ii) use the cash proceeds of such sales to satisfy certain of the ECA Debtors’ secured debt obligations under certain of the ECA Reinstating Financing Arrangements (the “ECA Sale Motion”) upon entry of the order granting the relief requested in the ECA Sale Motion.  The satisfaction of certain prepetition secured debt obligations held by the lenders party to certain ECA Financing Arrangements against the ECA Debtors will reduce the outstanding debt obligations of those ECA Debtors and, therefore, will reduce the amount of debt required to be issued pursuant to the Amended & Restated ECA Financing Arrangements in connection with the ECA Reinstating Transaction.  The ECA Sale Motion, to be filed in the short-term, will provide a more detailed overview of the transactions contemplated thereby.

B.	Means for Implementation of the Plan.

The Plan contemplates, among other things, the payment in Cash in full of the DIP Claims, Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Secured Claims and Other Priority Claims.  In addition to and in accordance with the terms of the Restructuring Support Agreement, the Plan includes the following key terms:

1.	General Settlement of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Applicable Effective Date, the provisions of the Plan shall constitute a good‑faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including resolution of intercompany liabilities, allocation of value among Debtors, and treatment of Holders of General Unsecured Claims against each of the Debtors.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness.  Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Interests in any Class are intended to be and shall be final.

2.	Restructuring Transactions.

On or before the Applicable Effective Date, in each case as agreed in, subject to, and in accordance with the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder, the Debtors or Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Transaction Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the Restructuring Support Agreement.  The actions to implement the Restructuring Transaction may include, as applicable and as relevant to the applicable Reorganized Debtors:  (a) the execution and delivery of appropriate agreements, including any Definitive Documents, or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable law; (d) the execution and delivery of the New Equity Documents, the New Shareholders Agreement, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation, organizational, governance, or constitutive documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable), and the issuance, transfer, distribution, reservation, or dilution, as applicable, of the New Ordinary Shares, the New Moelis/Weil/NRF Equity, the Reorganized JOLCO Equity, and the New NAC 33/34 Interests, as set forth herein; (e) the execution and delivery of the New Financing Documents (in each case, including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) pursuant to the Rights Offering Procedures and the Rights Offering Commitment Agreement, the implementation of the Rights Offering, the distribution of subscription rights of the Rights Offering to Eligible Rights Offering Participants, and the issuance of the Rights Offering Shares in connection therewith; (g) the adoption of the Management Incentive Plan and the issuance and reservation of equity thereunder to the participants in the Management Incentive Plan on the terms and conditions set by the New Board after the Plan Effective Date and in accordance with the Governance and New Equity Term Sheet; (h) funding of the NAC 33/34 Liquidity Credit Facility by the NAC 33/34 Participating Lenders in accordance with the NAC 33/34 LCF Election Procedures and, as applicable, the NAC 33/34 Backstop Lender; (i) funding of the Investec NAC 8 Exit Facility by the Investec NAC 8 Exit Facility Lenders; (j) the implementation of the consensual exit for the Exiting Debtors as set forth in Article IV.C of the Plan; (k) pursuant to the Exit Facility Underwriting Agreement and the Exit Facility Term Sheet, the entry into the Exit Facility or Alternative Exit Facility (as applicable); (l) all actions necessary or appropriate to effectuate the Moelis/Weil/NRF Exiting Transactions and the Moelis/Weil/NRF Amending Transactions, including the issuance of the New Profit Participating Notes, the execution and delivery of the Investec NAC 8 Exit Documents, the execution and delivery of the MUFG JOLCO New Profit Participating Notes Documents, the execution and delivery of the Investec NAC 27 Amended & Restated Debt Documents, and the execution and delivery of the Amended & Restated EDC Debt Documents; (m) all actions necessary or appropriate to effectuate the New Money Investment Transaction; and (n) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

The Restructuring Transactions may include, among other things, the transfer of certain assets of NAC A/S and certain of its subsidiaries to one or more entities for fair value, in form and substance reasonably acceptable to the Debtors and the Majority Consenting Equitizing Creditors and in accordance with the Restructuring Transactions Memorandum.

The Confirmation Order shall and shall be deemed to, pursuant to section 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

3.	Consensual Exit.

On the Applicable Effective Date, (a) the Applicable Share Collateral of each of the Moelis/Weil/NRF Exiting Debtors shall be either:  (i) surrendered and cancelled and simultaneously the New Moelis/Weil/NRF Equity will be issued to the Investec NAC 8 Buyer or the DB JOLCO Buyer, as applicable, or (ii) in the case of the JOLCO Singaporean Debtors, transferred to the DB JOLCO Buyer, the MUFG JOLCO Buyer, or a nominated entity, as applicable; and (b) the Interests in NAC 33/34 will be surrendered and cancelled and NAC DAC shall enter into a deed of surrender pursuant to which it will agree to surrender all of the Interests it holds in NAC 33/34 back to the relevant entity for nil consideration, in accordance with Section 102 of the Irish Companies Act of 2014, and the New NAC 33/34 Equity shall be issued to NAC 33/34 HoldCo, in each case in accordance with the terms and conditions of the Moelis/Weil/NRF Exiting Creditors Term Sheet and NAC 33/34 Restructuring Term Sheet, respectively, Article III of the Plan, and the Restructuring Support Agreement.  For the avoidance of doubt, following the Applicable Effective Date, the Reorganized Remaining Debtors shall have no obligation to the Exiting Reorganized Debtors other than as set forth in the Plan, the Confirmation Order, the NAC 33/34 Restructuring Term Sheet, the EDC Facilities Term Sheet, the Moelis/Weil/NRF Exiting Creditors Term Sheet, the Interim Bailment Agreements, any DB JOLCO Cooperation Agreement, any MUFG JOLCO Cooperation Agreement, the Settlement and Transfer Agreement, the Moelis/Weil/NRF Exit Documents, and the NAC 33/34 Exit Documents, as applicable, absent an agreement among the applicable parties in accordance with the Restructuring Support Agreement.

The Reorganized Remaining Debtors shall provide transition services in accordance with, and solely in the circumstances specified in, the NAC 33/34 Restructuring Term Sheet, the NAC 33/34 Exit Documents, the EDC Facilities Term Sheet, or the Moelis/Weil/NRF Exit Documents, as applicable, which shall be on the terms set forth therein and otherwise subject to the consent rights set forth in the Restructuring Support Agreement.  For the avoidance of doubt, and notwithstanding anything contained herein or in the Plan, the Reorganized Remaining Debtors shall have no obligations after the Applicable Effective Date to enter into any additional transition services agreements (other than any obligations set forth in the NAC 33/34 Restructuring Term Sheet, the NAC 33/34 Exit Documents the Separation Agreement, the EDC Facilities Term Sheet, or the Moelis/Weil/NRF Exit Documents) and will have sole discretion to determine whether such amendments or further agreements are in the Reorganized Remaining Debtors’ best interests.

Subject to the terms of the Moelis/Weil/NRF Exiting Creditors Term Sheet and the NAC 33/34 Exit Term Sheet, as applicable, on the Applicable Effective Date, all existing servicing and other agreements (other than the Restructuring Support Agreement, which shall terminate according to the terms set forth therein) between the applicable Exiting Reorganized Debtor(s), on the one hand, and any of the Reorganized Remaining Debtors, on the other hand, that were in place prior to the Applicable Effective Date shall be terminated with immediate effect or amended to remove the applicable Exiting Reorganized Debtor(s) as party to such agreements without further liability of any party thereunder.

For the avoidance of doubt, the NAC 33/34 Debtors, the Moelis/Weil/NRF Exiting Debtors, the Reorganized NAC 33/34 Debtors, the Reorganized Moelis/Weil/NRF Exiting Debtors, Holders of NAC 33/34 Loan Claims, and the Moelis/Weil/NRF Consenting Exiting Creditors shall not enter into, and shall not be directly liable or responsible for any amounts, fees, premiums, or obligations payable pursuant to, the Rights Offering, the Rights Offering Commitment Agreement, the Exit Facility, or the Alternative Exit Facility, or any documentation related thereto (including any Exit Facility Credit Agreement or Alternative Exit Facility Agreement).

If the Plan Effective Date occurs prior to the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date, an agreement will be entered into documenting, among other things, the terms by which NAC will provide transition services to the Moelis/Weil/NRF Exiting Debtors in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet and the relevant Settlement and Transfer Agreement.  Unless and until the Moelis/Weil/NRF Exiting Creditors Economic Separation Date has occurred, (i) cash pooling to NAC DAC will continue through to the Moelis/Weil/NRF Exiting Creditors Completion Date in respect of the relevant Moelis/Weil/NRF Exiting Debtor, (ii) NAC DAC will continue to process and pay maintenance reserve reimbursement claims in accordance with ordinary processes and procedures (subject to and without prejudice to the section titled “Lease Reimbursement Costs and Security Deposit Reimbursement Costs” of the Moelis/Weil/NRF Exiting Creditors Term Sheet), (iii) NAC DAC will fund the payment of all invoices and taxes due and payable by any relevant Moelis/Weil/NRF Exiting Debtor which have a period for payment expiring prior to such Moelis/Weil/NRF Exiting Creditors Completion Date in respect of the relevant Moelis/Weil/NRF Exiting Debtor, and (iv) the lock-box mechanism agreed in order to calculate the Lock‑Box Payment will continue to apply to any amounts that become payable by the Relevant Entities under any Moelis/Weil/NRF Replacement Servicing Agreement, in each case on the terms and in accordance with the Moelis/Weil/NRF Exiting Creditors Term Sheet and the relevant Settlement and Transfer Agreement.

Reorganized NAC DAC and the Reorganized Remaining Debtors shall comply with all of their obligations set forth in the NAC 33/34 Exit Term Sheet and the Moelis/Weil/NRF Exiting Creditors Term Sheet, including the obligations set forth in the row titled “Late Exit” therein.

During the Agreement Effective Period, in the event the Plan Effective Date occurs but the NAC 33/34 Plan Effective Date neither (i) occurred on the Plan Effective Date nor (ii) occurs by the date that is one-hundred and twenty (120) days after the Petition Date, the Interests in the NAC 33/34 Debtors shall be transferred to the relevant collateral agent or another third-party entity (which may be an orphan trust entity) on terms and conditions to be agreed among the Debtors and the NAC 33/34 Consenting Creditors; provided that in the event the Debtors and the NAC 33/34 Consenting Creditors cannot agree on such terms and conditions, the Debtors may seek relief from the Bankruptcy Court to effectuate the abandonment of the Interests in the NAC 33/34 Debtors; provided, however, that NAC DAC shall continue to pay in full and in Cash all of the reasonable and documented fees, costs, and expenses of the legal, financial, and technical advisors to the NAC 33/34 Debtors, and all reasonable and documented fees, costs, and expenses of the legal, financial, and technical advisors to the NAC 33/34 Consenting Creditors on the terms set forth in the NAC 33/34 Exit Term Sheet.

During the Agreement Effective Period, in the event the Plan Effective Date occurs but one or more Moelis/Weil/NRF Exiting Debtor Plan Effective Date(s) neither (i) occurred on the Plan Effective Date nor (ii) occurs by the date that is one-hundred and twenty (120) days after the Petition Date, the Interests in the relevant Moelis/Weil/NRF Exiting Debtor shall be transferred to the relevant collateral agent or another third-party entity (which may be an orphan trust entity) on terms and conditions to be agreed among the Debtors and the Moelis/Weil/NRF Consenting Exiting Creditors; provided that in the event the Debtors and the Moelis/Weil/NRF Consenting Exiting Creditors cannot agree on such terms and conditions, the Debtors may seek relief from the Bankruptcy Court to effectuate the abandonment of the Interests in the relevant Moelis/Weil/NRF Exiting Debtor; provided, however, that NAC DAC shall continue to pay in full and in Cash all of the reasonable and documented fees, costs, and expenses of the legal, financial, and technical advisors to the relevant Moelis/Weil/NRF Exiting Debtor, and all reasonable and documented fees, costs, and expenses of the legal, financial, and technical advisors to the relevant Moelis/Weil/NRF Consenting Exiting Creditors on the terms set forth in the Moelis/Weil/NRF Exiting Creditors Term Sheet.

In the event that the Plan Effective Date occurs prior to the relevant Moelis/Weil/NRF Exiting Creditors Completion Date, within ten (10) days of the Plan Effective Date, the relevant Moelis/Weil/NRF Exiting Shareholder shall be entitled to issue a Moelis/Weil/NRF Exiting Creditors Economic Separation Date Notice on not less than ten (10) days’ prior notice to the relevant facility agent, if the Moelis/Weil/NRF Exiting Creditors Economic Separation Date specified in such Moelis/Weil/NRF Exiting Creditors Economic Separation Date Notice is not a date earlier than the date falling 120 days after the relevant Petition Date.

4.	Sources of Consideration for Plan Distributions.

(a)
Issuance and Distribution of the New Ordinary Shares, the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, and the New Profit Participating Notes, and Transfer of the Reorganized JOLCO Equity.

On the Applicable Effective Date, (i) the Reorganized TopCo, NAC 33/34 HoldCo, and/or the applicable Reorganized Moelis/Weil/NRF Exiting Debtors shall issue or transfer, as applicable, the New Ordinary Shares, New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, the New Profit Participating Notes, the Reorganized JOLCO Equity, and other New Equity, as applicable, directly or indirectly to Holders of Claims to the extent provided herein.  The New Ordinary Shares, the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, the New Profit Participating Notes, and the Reorganized JOLCO Equity will be distributed in accordance with the Plan, the Restructuring Support Agreement, and (with respect to the New Ordinary Shares) the New Shareholders Agreement, or (with respect to the New NAC 33/34 HoldCo Interests) the New NAC 33/34 Organizational Documents, or (with respect to the New Moelis/Weil/NRF Equity , the New Profit Participating Notes, or the Reorganized JOLCO Equity) the Moelis/Weil/NRF Exit Documents and the New Moelis/Weil/NRF Organizational Documents.  The New Ordinary Shares shall be subject to dilution by the Rights Offering Shares (including the Backstop Shares), the Rights Offering Premiums, and the Management Incentive Plan.  The issuance of New Ordinary Shares, the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, and the New Profit Participating Notes issued by the Reorganized TopCo, NAC 33/34 HoldCo, and the applicable Reorganized Moelis/Weil/NRF Exiting Debtors, respectively, and the transfer of the Reorganized JOLCO Equity shall be authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest.  The applicable Reorganized Debtors shall use the proceeds of the Rights Offering for general corporate purposes.

All of the New Ordinary Shares, the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, the New Profit Participating Notes issued under the Plan, and the Reorganized JOLCO Equity transferred under the Plan shall be duly authorized, validly issued or transferred (as applicable), fully paid, and non-assessable.  Each distribution, issuance, and/or transfer, as applicable, of the New Ordinary Shares, the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, the New Profit Participating Notes, and the Reorganized JOLCO Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, or transfer, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, or transfer, which terms and conditions shall bind each Entity receiving such distribution, issuance, or transfer.

(b)	Rights Offering.

On the Plan Effective Date, the Reorganized TopCo will consummate the Rights Offering in accordance with the Rights Offering Procedures, the Rights Offering Commitment Agreement, and the Plan.  The Rights Offering Shares (including, for the avoidance of doubt, the Backstop Shares) shall be offered at the Plan Equity Value and shall dilute the New Ordinary Shares issued under the Plan on account of any Funded Debt Claims (which New Ordinary Shares, for the avoidance of doubt, shall be subject to further dilution by the Rights Offering Premiums and the Management Incentive Plan).  The Rights Offering Shares shall be subscribed for and distributed in accordance with and subject to the terms of the Rights Offering Commitment Agreement and Rights Offering Procedures.

The subscription rights to participate in the Rights Offering will be offered pursuant to section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, will be issued in reliance on the exemption provided in section 4(a)(2) or Regulation S under the Securities Act or another available exemption.  The issuance of subscription rights pursuant to the Rights Offering shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction.  The Rights Offering Premiums issued pursuant to the Rights Offering Commitment Agreement will be issued without registration in reliance upon the exemption set forth in Section 4(a)(2) of the Securities Act or Regulation S or Regulation D promulgated thereunder.  Any securities issued without registration in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D and/or Regulation S, will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable exemptions such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act or Regulation S of the Securities Act and otherwise subject to any restrictions in the New Equity Documents, the New Shareholders Agreement, and the New Organizational Documents.

The Backstop Commitment Parties have severally (but not jointly or jointly and severally) agreed to backstop the Rights Offering in accordance with the terms and conditions set forth in the Rights Offering Commitment Agreement.  The Rights Offering Commitment Parties, pursuant to the Rights Offering Commitment Agreement, committed to subscribe for their respective Rights Offering Entitlements.  To the extent that there is an Equity Issuance Shortfall, the Backstop Commitment Parties shall purchase the required amount of their respective Initial Backstop Allocations in accordance with the Rights Offering Commitment Agreement.  To the extent that the Equity Issuance Shortfall is greater than the aggregate Initial Backstop Allocations (including as a result of (i) a Rights Offering Commitment Party’s or other Rights Offering Participant’s failing to fund by the Escrow Deposit Deadline or the Funding Deadline, respectively, where such amounts are not funded by another Backstop Commitment Party, or (ii) an Excepted Commitment Party’s failing to fund), the Rights Offering Amount shall be reduced in accordance with the Rights Offering Commitment Agreement.  Thereafter, any Residual Shares will be allocated to Holders of NAC 29 Funded Debt Claims that are not Rights Offering Participants, or are Rights Offering Participants that have subscribed for less than their Pro Rata share of the NAC 29 Rights Offering Allocation, Pro Rata (taking into account any shares already subscribed for by such Holders that are Rights Offering Participants) up to the level of their Allocable Restricted Cash.  For the avoidance of doubt, any distributions of Residual Shares to a Holder of NAC 29 Funded Debt Claims which is not a Rights Offering Participant shall reduce the Allocable Restricted Cash to be paid to it in an amount equal to the subscription price payable in respect of such Residual Shares (which shall be paid by NAC 29 and/or NAC 36 (as applicable) to the Reorganized TopCo on its behalf).

The subscription price for Rights Offering Shares (including, where applicable, the Backstop Shares) will be funded (a) in the case of the Rights Offering Entitlements of the NAC 29 Rights Offering Participants (solely with respect to Relevant Debt arising under a NAC 29 Financing Arrangement), by NAC 29 and/or NAC 36 (as applicable) on their behalf, from such NAC 29 Rights Offering Participants’ Allocable Restricted Cash; (b) in the case of any Holders of NAC 29 Funded Debt Claims that are not Rights Offering Participants or are Rights Offering Participants that have subscribed for less than their Pro Rata share of the NAC 29 Rights Offering Allocation but are allocated Residual Shares, by NAC 29 and/or NAC 36 (as applicable) on their behalf, from such NAC 29 Rights Offering Participants’ Allocable Restricted Cash; (c) in the case of the Backstop Subscription Amount to be funded by the NAC 29 Rights Offering Participants that are Backstop Commitment Parties, in Cash; and (d) in the case of all other persons (or NAC 29 Rights Offering Participants with respect to Relevant Debt arising otherwise than under a NAC 29 Financing Arrangement), in Cash.

No NAC 29 Rights Offering Participant which is not a Backstop Commitment Party shall be required to fund any amount in respect of its Rights Offering Entitlement (solely with respect to Relevant Debt arising under a NAC 29 Financing Arrangement) in Cash.  In the event that a NAC 29 Rights Offering Participant which is not a Backstop Commitment Party is allocated Rights Offering Shares in excess of its Allocable Restricted Cash, such excess Rights Offering Shares shall be applied in accordance with the Rights Offering Commitment Agreement.

Subscriptions by the Rights Offering Commitment Parties for Rights Offering Shares shall be fulfilled in accordance with the Rights Offering Commitment Agreement.  Each NAC 29 Rights Offering Participant’s subscription amount (solely with respect to Relevant Debt arising under a NAC 29 Financing Arrangement) shall be funded from its Allocable Restricted Cash, as set forth above.  In the event that, following application of such Allocable Restricted Cash, there is Allocable Restricted Cash remaining (in an amount not greater than USD $10,000 in aggregate) which would otherwise be paid to the NAC 29 Rights Offering Participants, the Debtors shall be permitted to retain such cash for working capital purposes.

Any Holder of NAC 29 Funded Debt Claims that is not a Rights Offering Participant or is a Rights Offering Participant but has subscribed for less than its Pro Rata share of the NAC 29 Rights Offering Allocation shall receive its Allocable Restricted Cash less the subscription price (calculated at the Plan Equity Value) of any Residual Shares and New Ordinary Shares (with respect to a Rights Offering Participant) that are distributed to such Holders in the event of an Equity Issuance Shortfall; provided that the distribution of Allocable Restricted Cash (if any) shall reduce the amount of each applicable Holder’s NAC 29 Funded Debt Claims on a dollar‑for-dollar basis.

As of the Rights Offering Completion, each original party to the Rights Offering Commitment Agreement or, if the applicable direction is given to the Debtors, any Person to whom they have transferred such right in accordance with the Rights Offering Commitment Agreement or any nominated recipient(s) (as applicable) shall, subject to the terms of the Rights Offering Commitment Agreement, receive their share of the Rights Offering Commitment Premium payable in New Ordinary Shares calculated in accordance with the Rights Offering Commitment Agreement.

Each Rights Offering Commitment Party that subscribes for Rights Offering Shares in accordance with the Rights Offering Commitment Agreement shall receive (either directly or as issued to its nominated recipient) its share of the Rights Offering Participation Premium, payable in New Ordinary Shares calculated in accordance with the Rights Offering Commitment Agreement.  In the event that any Residual Shares are distributed to Holders of NAC 29 Funded Debt Claims who are not otherwise Rights Offering Participants or are Rights Offering Participants that have subscribed for less than their Pro Rata share of the NAC 29 Rights Offering Allocation, they shall also receive a share of the Rights Offering Commitment Premium and the Rights Offering Participation Premium based on the Residual Shares allocated to such Holders, calculated on the same basis as for all other parties entitled to such premiums.  Each Person subscribing for Rights Offering Shares that is not a Rights Offering Commitment Party shall receive (either directly or as issued to its nominated recipient) its share of the Rights Offering Participation Premium, calculated in accordance with the formula set out in the Rights Offering Procedures.

Any Person subscribing for Rights Offering Shares or Backstop Shares may elect to have their New Ordinary Shares (including those issued as a result of the NAC 29 New Ordinary Shares Allocation, the RoG New Ordinary Shares Allocation, the Rights Offering Premiums, and the Rights Offering) assigned to one or more nominated recipient entities providing customary representations and warranties as to their status as a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act (each such entity, a “Nominated Recipient”).  Any Person subscribing for Rights Offering Shares or Backstop Shares shall not be entitled to nominate a Nominated Recipient that is a Competitor (including with respect to the Rights Offering Premiums).  If an Eligible Rights Offering Participant does nominate a Nominated Recipient that is a Competitor, the Debtors shall not be required to issue any New Ordinary Shares to such Nominated Recipient but such Eligible Rights Offering Participant will be able to claim the applicable New Ordinary Shares which shall be held on their behalf until such time and on terms to be agreed.

On January 21, 2022, the Debtors filed a motion, seeking approval of the applicable Debtors’ entry into, and performance of all obligations under, the Rights Offering Commitment Agreement (such motion, the “Rights Offering Backstop Motion”) [Docket No. 210].  The Debtors anticipate that the Court will enter an order granting the relief requested in the Rights Offering Backstop Motion on or around the hearing scheduled for March 10, 2022.

(c)	New NAC 29 Debt.

On or prior to the Plan Effective Date, Reorganized NAC 29 shall, pursuant to the Restructuring Transactions Memorandum, (a) issue the New NAC 29 Notes on the terms set forth in the New NAC 29 Notes Indenture and (b) enter into the New NAC 29 Term Loan Facility on the terms set forth in the New NAC 29 Facility Credit Agreement (clauses (a) and (b), individually or collectively, the “New NAC 29 Debt”).  The New NAC 29 Debt will be issued and entered into by the applicable Remaining Debtors or applicable Reorganized Remaining Debtors, as applicable, in exchange for (in addition to the New Ordinary Shares, as applicable) the relevant Holders’ existing prepetition debt, as applicable.

Confirmation of the Plan shall be deemed approval of the New NAC 29 Notes Indenture and the New NAC 29 Facility Credit Agreement and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the applicable Reorganized Remaining Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the applicable Reorganized Remaining Debtors to enter into and execute the New NAC 29 Notes Indenture and the New NAC 29 Facility Credit Agreement and such other documents as may be required to effectuate the treatment afforded by the New NAC 29 Debt.  On the Plan Effective Date, the New NAC 29 Notes Indenture and the New NAC 29 Facility Credit Agreement, as applicable, shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with their terms and shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.  The Debtors and Reorganized Debtors shall take all reasonable actions necessary to permit the issuance of the New NAC 29 Notes to settle through the facilities of DTC.

On the Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the New NAC 29 Notes Indenture and the New NAC 29 Facility Credit Agreement (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New NAC 29 Notes Indenture, the New NAC 29 Facility Credit Agreement, and any documents related thereto, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the New NAC 29 Notes Indenture or the New NAC 29 Facility Credit Agreement, as applicable, and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law.  The Reorganized Remaining Debtors and the Persons and Entities that have granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

(d)	Exit Facility.

The Exit Facility Commitment Parties will underwrite the Exit Facility in accordance with the terms of the Exit Facility Underwriting Agreement.

Those Eligible Exit Facility Lenders who have neither elected to be Exit Facility Commitment Parties nor nominated a Nominated Entity to be an Exit Facility Commitment Party will nevertheless be entitled to participate in the Exit Facility in an amount up to their Pro Rata share of the Exit Facility Commitments so long as they make such election by the Exit Facility Participation Deadline.

In the event that Eligible Exit Facility Lenders who are not Exit Facility Commitment Parties and have not nominated a Nominated Entity to be an Exit Facility Commitment Party elect to participate in the Exit Facility prior to the Exit Facility Participation Deadline, such Eligible Exit Facility Lender shall be allocated up to an amount of its Pro Rata share of the Exit Facility Commitments and the aggregate commitments allocated to the Exit Facility Commitment Parties shall be reduced in a corresponding amount, with such reduction allocated to each Exit Facility Commitment Party on a Pro Rata basis.  The Exit Facility Commitment Parties and the Eligible Exit Facility Lenders who are not Exit Facility Commitment Parties but who elect to participate in the Exit Facility prior to the Exit Facility Participation Deadline will be required to fund the Exit Facility up to the amount of the commitments allocated to them in accordance with the above formula.

If an Eligible Exit Facility Lender, who is not an Exit Facility Commitment Party and has not nominated a Nominated Entity to be an Exit Facility Commitment Party, elects to participate in the Exit Facility by the Exit Facility Participation Deadline, from the Exit Facility Participation Deadline until the Plan Effective Date, it will only be permitted to transfer (A) such allocation of the Exit Facility if it at the same time transfers a proportionate amount of its NAC 29 Funded Debt Claims, SMBC Funded Debt Claims, and / or RoG Funded Debt Claims in respect of which it is receiving the RoG Equitization Recovery (as applicable); and (B) its NAC 29 Funded Debt Claims, SMBC Funded Debt Claims, and / or RoG Funded Debt Claims in respect of which it is receiving the RoG Equitization Recovery (as applicable) if it at the same time transfers a proportionate amount of its allocation of the Exit Facility.

An Eligible Exit Facility Lender who is an Exit Facility Commitment Party or has nominated a Nominated Entity to be an Exit Facility Commitment Party, shall be permitted to transfer its underwriting commitments in accordance with the terms of the Exit Facility Underwriting Agreement.

Subject to the provision of an Alternative Exit Facility, on the Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, Reorganized NAC DAC, the other Reorganized Debtors required to be a party thereto, and the Exit Facility Commitment Parties and the Eligible Exit Facility Lenders who are not Exit Facility Commitment Parties but who elect to participate in the Exit Facility prior to the Exit Facility Participation Deadline shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documents.  Confirmation of the Plan shall be deemed approval of the Exit Facility, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the applicable Reorganized Debtors to enter into and execute the Exit Facility Documents and such other documents as may be required to effectuate the Exit Facility.  On the Plan Effective Date, the Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with their terms.

On the Plan Effective Date, all of the Liens, and security interests to be granted in accordance with the terms of the Exit Facility Documents (a) shall be legal, binding, and enforceable liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (b) shall be deemed automatically attached and perfected on the Plan Effective Date, subject only to such liens and security interests as may be permitted under the Exit Facility Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law.  The applicable Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

(e)	Alternative Exit Facility.

Prior to the Plan Effective Date, the Remaining Debtors may seek to obtain, and, on the Plan Effective Date, may, in their sole discretion, enter into an Alternative Exit Facility rather than enter into the Exit Facility on terms and conditions consistent with the Chapter 11 Term Sheet, provided, that, if the Remaining Debtors determine to enter into an Alternative Exit Facility, such Alternative Exit Facility shall be on terms that are acceptable to the Majority Consenting Equitizing Creditors.

To the extent that the Reorganized Debtors seek to obtain an Alternative Exit Facility, the Debtors will file documentation of such Alternative Exit Facility in conjunction with the Notice of Effective Date.

(f)	Investec NAC 27 Amended & Restated Loans.

On or prior to the Plan Effective Date, the Reorganized Investec NAC 27 Debtor shall document and implement the Investec NAC 27 Amended & Restated Loans, pursuant to the terms set forth in the Moelis/Weil/NRF Amending Creditors Term Sheet and the Plan Supplement.

Confirmation of the Plan shall be deemed approval of the Investec NAC 27 Amended & Restated Debt Documents, and the applicable facilities thereunder, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Investec NAC 27 Debtor in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Investec NAC 27 Debtor to enter into and execute the Investec NAC 27 Amended & Restated Debt Documents, and such other documents as may be required to effectuate the treatment afforded by the applicable facilities.  On the Plan Effective Date, the Investec NAC 27 Amended & Restated Debt Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Investec NAC 27 Debtor, enforceable in accordance with their terms.

On the Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted or confirmed in accordance with the Investec NAC 27 Amended & Restated Debt Documents, (a) shall be deemed to be granted or confirmed, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Moelis/Weil/NRF Amending Creditors Term Sheet, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the Investec NAC 27 Amended & Restated Debt Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non‑bankruptcy law (or any equivalent concept under other applicable laws).  The Reorganized Investec NAC 27 Debtor and the Persons and Entities that have granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary, customary, or advisable to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary, customary, or advisable under applicable law to give notice of such Liens and security interests to third parties.

(g)	Investec NAC 8 Amended & Restated Loans.

On or prior to the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the Investec NAC 8 Debtors and the Reorganized Investec NAC 8 Debtors, as applicable, shall document and implement the Investec NAC 8 Amended & Restated Credit Agreements, pursuant to the terms set forth in the Moelis/Weil/NRF Exiting Creditors Term Sheet, the NAC 8 Lender Exit Term Sheet, and the Plan Supplement.

Confirmation of the Moelis/Weil/NRF Exiting Debtor Plan shall be deemed an approval of the Investec NAC 8 Amended & Restated Debt Documents, and the applicable facilities thereunder, and all transactions contemplated thereby, respectively, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Investec NAC 8 Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Investec NAC 8 Debtors to enter into and execute the Investec NAC 8 Amended & Restated Debt Documents.  On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the Investec NAC 8 Amended & Restated Debt Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Investec NAC 8 Debtor, enforceable in accordance with their terms.

On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date, and without the need for further corporate action or other action by Holders of Investec NAC 8 Senior Funded Debt Claims or Holders of Investec NAC 8 Junior Funded Debt Claims, as applicable, all of the Liens and security interests to be granted or confirmed, in accordance with the Investec NAC 8 Amended & Restated Debt Documents and the NAC 8 Lender Exit Term Sheet, (a) shall be deemed to be granted or confirmed, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Moelis/Weil/NRF Exiting Creditors Term Sheet and the NAC 8 Lender Exit Term Sheet, (c) shall be deemed automatically perfected on the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date, subject only to such Liens and security interests as may be permitted under the Investec NAC 8 Amended & Restated Debt Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non‑bankruptcy law (or any equivalent concept under other applicable laws).  The Reorganized Investec NAC 8 Debtor and the Persons and Entities that have granted, confirmed, or Reinstated such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary, customary, or advisable to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Moelis/Weil/NRF Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Moelis/Weil/NRF Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary, customary, or advisable under applicable law to give notice of such Liens and security interests to third parties.

(h)	Investec NAC 8 New Profit Participating Notes.

On or prior to the Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the Investec NAC 8 Debtors and the Reorganized Investec NAC 8 Debtors, as applicable, shall document and implement the Investec NAC 8 New Profit Participating Notes Documents, pursuant to the terms set forth in the Moelis/Weil/NRF Exiting Creditors Term Sheet, the NAC 8 Lender Exit Term Sheet, and the Plan Supplement.

Confirmation of the Moelis/Weil/NRF Exiting Debtor Plan shall be deemed approval of the Investec NAC 8 New Profit Participating Notes Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Investec NAC 8 Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Investec NAC 8 Debtors to enter into and execute the Investec NAC 8 New Profit Participating Notes Documents, and such other documents as may be required to effectuate the treatment afforded by the applicable facilities.  On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the Investec NAC 8 New Profit Participating Notes Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Investec NAC 8 Debtors, enforceable in accordance with their terms.

On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date, and without the need for further corporate action or other action, the Investec NAC 8 New Profit Participating Notes Documents shall be legal and binding, shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non bankruptcy law (or any equivalent concept under other applicable laws).

(i)	Investec NAC 8 Exit Facility.

The Investec NAC 8 Exit Facility Commitment Parties will backstop the Investec NAC 8 Exit Facility in accordance with the terms of the Investec NAC 8 Exit Facility Backstop Letter, the NAC 8 Lender Exit Term Sheet, and the Plan Supplement.

The Eligible Investec NAC 8 Exit Facility Lenders will be entitled exercise their Investec NAC 8 Exit Facility Participation Right and participate in the Investec NAC 8 Exit Facility in an amount equal to their Pro Rata share of the Investec NAC 8 Exit Facility Commitments in accordance with the Investec NAC 8 Exit Facility Election Procedures, so long as they make such election by the Investec NAC 8 Exit Facility Participation Deadline.

In the event that the Eligible Investec NAC 8 Exit Facility Lenders who are not Investec NAC 8 Exit Facility Commitment Parties elect to participate in the Investec NAC 8 Exit Facility prior to the Investec NAC 8 Exit Facility Participation Deadline, such Eligible Investec NAC 8 Exit Facility Lender shall be allocated an amount equal to its Pro Rata share of the Investec NAC 8 Exit Facility Commitments.  The Eligible Investec NAC 8 Exit Facility Lenders who elect to participate in the Investec NAC 8 Exit Facility prior to the Investec NAC 8 Exit Facility Participation Deadline will be required to fund the Investec NAC 8 Exit Facility up to the amount of the commitments allocated to them in accordance with the above formula.  Any remaining unfunded commitments will be funded by the Investec NAC 8 Exit Facility Commitment Parties.

On the Plan Effective Date (or the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date), and without the need for further corporate action or other action by Holders of Claims or Interests, the Reorganized Investec NAC 8 Debtors, the Investec NAC 8 Exit Facility Commitment Parties, and the Eligible Investec NAC 8 Exit Facility Lenders who are not Investec NAC 8 Exit Facility Commitment Parties but who elect to participate in the Investec NAC 8 Exit Facility prior to the Investec NAC 8 Exit Facility Participation Deadline shall enter into the Investec NAC 8 Exit Facility, the terms of which will be set forth in the Investec NAC 8 Exit Facility Documents.  Confirmation of the Plan shall be deemed approval of the Investec NAC 8 Exit Facility, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the applicable Reorganized Investec NAC 8 Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the applicable Reorganized Investec NAC 8 Debtors to enter into and execute the Investec NAC 8 Exit Facility Documents and such other documents as may be required to effectuate the Investec NAC 8 Exit Facility.  On the Plan Effective Date (or the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date), the Investec NAC 8 Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Investec NAC 8 Debtors, enforceable in accordance with their terms.

On the Plan Effective Date (or the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date), all of the Liens, and security interests to be granted in accordance with the terms of the Investec NAC 8 Exit Facility Documents and the NAC 8 Lender Exit Term Sheet (a) shall be legal, binding, and enforceable liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Investec NAC 8 Exit Facility Documents and the NAC 8 Lender Exit Term Sheet, (b) shall be deemed automatically attached and perfected on the Plan Effective Date (or the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date), subject only to such liens and security interests as may be permitted under the Investec NAC 8 Exit Facility Documents and the NAC 8 Lender Exit Term Sheet, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law.  The Reorganized Investec NAC 8 Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The Investec NAC 8 Exit Facility Commitment Premium will be payable in cash to the Investec NAC 8 Exit Facility Commitment Parties in accordance with the Investec NAC 8 Exit Facility Backstop Letter and NAC 8 Lender Exit Term Sheet.

(j)	MUFG JOLCO New Profit Participating Notes.

On or prior to the Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the MUFG JOLCO Debtors and the Reorganized MUFG JOLCO Debtors, as applicable, shall document and implement the MUFG JOLCO New Profit Participating Notes Documents, pursuant to the terms set forth in the Moelis/Weil/NRF Exiting Creditors Term Sheet, the MUFG JOLCO Lender Exit Term Sheet, and the Plan Supplement.

Confirmation of the Moelis/Weil/NRF Exiting Debtor Plan shall be deemed approval of the MUFG JOLCO New Profit Participating Notes Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized MUFG JOLCO Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized MUFG JOLCO Debtors to enter into and execute the MUFG JOLCO New Profit Participating Notes Documents, and such other documents as may be required to effectuate the treatment afforded by the applicable facilities.  On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the MUFG JOLCO New Profit Participating Notes Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized MUFG JOLCO Debtors, enforceable in accordance with their terms.

On the Moelis/Weil/NRF Exiting Debtor Plan Effective Date, and without the need for further corporate action or other action, the MUFG JOLCO New Profit Participating Notes shall be legal and binding, shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non bankruptcy law (or any equivalent concept under other applicable laws).

(k)	NAC 33/34 Liquidity Credit Facility.

On or prior to the NAC 33/34 Plan Effective Date, the NAC 33/34 Debtors and the Reorganized NAC 33/34 Debtors, as applicable, shall document and implement the NAC 33/34 Liquidity Credit Facility, pursuant to the terms set forth in the Alpha Term Sheet.

A Holder of NAC 33/34 Loan Claims may elect to exercise the New Money Investment Transaction LCF Rights and participate as a lender under the NAC 33/34 Liquidity Credit Facility in accordance with the NAC 33/34 LCF Election Procedures.  The NAC 33/34 Backstop Lender shall backstop the NAC 33/34 Liquidity Credit Facility with respect to any amounts that are not funded by Holders of NAC 33/34 Loan Claims pursuant to the New Money Investment Transaction LCF Rights, in accordance with the Alpha Term Sheet.

Confirmation of the NAC 33/34 Plan shall be deemed approval of the NAC 33/34 Liquidity Credit Facility Agreement, the applicable facilities thereunder, and all transactions contemplated thereby, including all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized NAC 33/34 Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized NAC 33/34 Debtors to enter into and execute the NAC 33/34 Liquidity Credit Facility Agreement, and such other documents as may be required to effectuate the treatment afforded by the applicable facilities.

On the NAC 33/34 Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the NAC 33/34 Liquidity Credit Facility Agreement, (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Alpha Term Sheet, (c) shall be deemed automatically perfected on the NAC 33/34 Plan Effective Date, subject only to such Liens and security interests as may be permitted under the NAC 33/34 Liquidity Credit Facility Agreement, (d) shall be deemed to have been the result of good faith, arm’s-length negotiations between, without limitation, the Debtors, the NAC 33/34 Consenting Creditors, and the New Money Investors, and (e) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law (or any equivalent concept under other applicable laws).  The Reorganized NAC 33/34 Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary, customary, or advisable to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the NAC 33/34 Plan and the NAC 33/34 Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the NAC 33/34 Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary, customary, or advisable under applicable law to give notice of such Liens and security interests to third parties.

The NAC 33/34 Funding Lenders’ entitlement to, and receipt of, their Pro Rata share of the Cash Paydown (a) shall be deemed to have been the result of good faith, arm’s-length negotiations between, without limitation, the Debtors, the NAC 33/34 Consenting Creditors, and the New Money Investors and (b) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non‑bankruptcy law (or any equivalent concept under other applicable laws).

(l)	NAC 33/34 Take Back Debt.

On or prior to the NAC 33/34 Plan Effective Date, the NAC 33/34 Debtors and the Reorganized NAC 33/34 Debtors, as applicable, shall document and implement the NAC 33/34 Take-Back Debt, pursuant to the terms set forth in the Alpha Term Sheet.

Confirmation of the NAC 33/34 Plan shall be deemed approval of the NAC 33/34 Take-Back Debt Facility Agreement, the applicable facilities thereunder, and all transactions contemplated thereby, including all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized NAC 33/34 Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized NAC 33/34 Debtors to enter into and execute the NAC 33/34 Take-Back Debt Facility Agreement, and such other documents as may be required to effectuate the treatment afforded by the applicable facilities.

On the NAC 33/34 Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the NAC 33/34 Take-Back Debt Facility Agreement, (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Alpha Term Sheet, (c) shall be deemed automatically perfected on the NAC 33/34 Plan Effective Date, subject only to such Liens and security interests as may be permitted under the NAC 33/34 Take-Back Debt Facility Agreement, (d) shall be deemed to have been the result of good faith, arm’s-length negotiations between, without limitation, the Debtors, the NAC 33/34 Consenting Creditors, and the New Money Investors, and (e) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law (or any equivalent concept under other applicable laws).  The Reorganized NAC 33/34 Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary, customary, or advisable to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the NAC 33/34 Plan and the NAC 33/34 Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the NAC 33/34 Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary, customary, or advisable under applicable law to give notice of such Liens and security interests to third parties.

(m)	New Money Investment Transaction.

On the NAC 33/34 Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, the Reorganized NAC 33/34 Debtors shall consummate the New Money Investment Transaction, including through (a) the issuance of the NAC 33/34 Subordinated Debt and (b) issuance of 90 percent of the New NAC 33/34 HoldCo Interests to the New Money Investors and 10 percent of the New NAC 33/34 HoldCo Interests to Holders of NAC 33/34 Loan Claims, in each case as contemplated by, and subject to in all respects, the terms of the Alpha Term Sheet.

Confirmation of the NAC 33/34 Plan that implements the New Money Investment Transaction shall be deemed approval of the New Money Investment Transaction and the NAC 33/34 Subordinated Debt Documents, the applicable facilities thereunder, and all transactions contemplated thereby, including all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized NAC 33/34 Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized NAC 33/34 Debtors to enter into and execute the NAC 33/34 Subordinated Debt Documents and such other documents as may be required to effectuate the treatment afforded by the applicable facilities.

On the NAC 33/34 Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, the New Money Investment Transaction and the NAC 33/34 Subordinated Debt shall (a) be legal, binding, and enforceable as against the Reorganized Debtors and NAC 33/34 HoldCo in accordance with the Alpha Term Sheet, (b) be deemed to have been the result of good faith, arm’s-length negotiations between, without limitation, the Debtors, the NAC 33/34 Consenting Creditors, and the New Money Investors, and (c) not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law (or any equivalent concept under other applicable laws).

(n)	Amended & Restated EDC Debt.

On the Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, the applicable Reorganized EDC Debtors shall enter into the Amended & Restated EDC Debt Documents pursuant to the terms of the EDC Facilities Term Sheet.

Confirmation of the Plan shall be deemed approval of the Amended & Restated EDC Debt and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Remaining Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Remaining Debtors to enter into and execute any such documents as may be required to effectuate the treatment afforded by the applicable facilities.  On the Plan Effective Date, the Amended & Restated EDC Debt Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized EDC Debtors, enforceable in accordance with their terms.

On the Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted or confirmed in accordance with the Amended & Restated EDC Debt Documents, (a) shall be deemed to be granted or confirmed, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Amended & Restated EDC Debt Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the Amended & Restated EDC Debt Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non‑bankruptcy law (or any equivalent concept under other applicable laws).  The Reorganized EDC Debtors and the Persons and Entities that have granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary, customary, or advisable to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary, customary, or advisable under applicable law to give notice of such Liens and security interests to third parties.

(o)	ECA Financing Arrangements.

On the Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, the applicable Reorganized ECA Debtors and NAC DAC shall enter into the Amended & Restated ECA Financing Documents pursuant to the terms of the ECA Facilities Term Sheet.

Confirmation of the Plan shall be deemed approval of the Amended & Restated ECA Financing Arrangements and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Remaining Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Remaining Debtors to enter into and execute any such documents as may be required to effectuate the treatment afforded by the applicable facilities.  On the Plan Effective Date, the Amended & Restated ECA Financing Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized ECA Debtors, enforceable in accordance with their terms.

The Allowed NAC DAC Unsecured Funded Debt Claims with respect to the ECA Exiting Financing Arrangements shall receive treatment in accordance with Article III.B.6 of the Plan.

Each non-Debtor party to the ECA Remaining Financing Arrangements (including each ECA Consenting Creditor) waives any entitlement to receive a recovery on account of its NAC DAC Unsecured Funded Debt Claims with respect the ECA Remaining Financing Arrangements, either in cash or in the form of NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation.

(p)	NAC CRJ Facility.

If the title to any NAC CRJ Aircraft owned by NAL 7 has not been transferred by NAL 7 to a third-party buyer as of the Plan Effective Date, then, either:  (a) NAL 7 will abandon and transfer title to such NAC CRJ Aircraft to EDC Regional Aircraft Trust or such other entity nominated by EDC to NAL 7 in writing (such entity, the “NAC CRJ Transferee”); or (b) at the request and/or agreement of EDC, NAL 7 shall (i) continue to hold legal title to such NAC CRJ Aircraft under a bare trust with the beneficial interest in such bare trust to be held by the NAC CRJ Transferee (such options (a) and (b) herein, collectively, the “NAC CRJ Backstop Transfer”), and (ii) continue as the lessor for such NAC CRJ Aircraft and will instead hold the legal title in respect of the relevant NAC CRJ Aircraft.  In the case of (b) above, NAC DAC will guarantee NAL 7’s obligations under the relevant trust agreement.  If (b) above applies in respect of any NAC CRJ Aircraft, NAC DAC will cause NAL 7 to subsequently transfer legal title to the relevant NAC CRJ Aircraft upon the request of EDC in respect of such NAC CRJ Aircraft.

On the Plan Effective Date, among other things, (i) NAL 7 will irrevocably assign to EDC (a) any remaining claims of NAL 7 relating to the applicable lease for the relevant NAC CRJ Aircraft, and (b) any remaining rights of NAL 7 relating to the relevant NAC CRJ Aircraft under the Early Termination Deed (as defined in the EDC Facilities Term Sheet); (ii) to the extent that NAL 7 has the benefit of any assignable manufacturer warranties relating to any NAC CRJ Aircraft or any part thereof, use reasonable efforts to cause such assignable manufacturer warranties to be transferred to EDC or any NAC CRJ Transferee (as applicable); and (iii) EDC will unconditionally and irrevocably release the cross-collateralization of the NAC CRJ Facility with the EDC Remaining Facilities.

The Allowed NAC DAC Unsecured Funded Debt Claim with respect to the NAC CRJ Facility shall be treated no worse than any other Allowed NAC DAC Unsecured Funded Debt Claim under the Plan on a pro rata basis.

(q)	G6000 Facility.

Subject to the Restructuring Support Agreement, the G6000 Lease Rejection Order, and the terms and conditions of the EDC Facilities Term Sheet in all respects, EDC will not take any steps to enforce any obligations that may be owed by NAC A/S under the G6000 Lease.

(r)	Amended & Restated NYL Financing Arrangements.

On the Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, the Reorganized NYL Debtors shall enter into the Amended & Restated NYL Financing Arrangements pursuant to the terms of the NYL Term Sheet.

Confirmation of the Plan shall be deemed approval of the Amended & Restated NYL Financing Arrangements and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized NYL Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Remaining Debtors to enter into and execute any such documents as may be required to effectuate the treatment afforded by the applicable facilities.  On the Plan Effective Date, the Amended & Restated NYL Financing Documents shall constitute legal, valid, binding, and authorized obligations of the Rorganized NYL Debtors, enforceable in accordance with their terms.

On the Plan Effective Date, and without the need for further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted or confirmed in accordance with the Amended & Restated NYL Financing Documents, (a) shall be deemed to be granted or confirmed, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Amended & Restated NYL Financing Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the Amended & Restated NYL Financing Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, shall not be rendered unenforceable or invalid as a result of any hardening period under applicable laws, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law (or any equivalent concept under other applicable laws).  The Reorganized NYL Debtors and the Persons and Entities that have granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary, customary, or advisable to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary, customary, or advisable under applicable law to give notice of such Liens and security interests to third parties.

On the Plan Effective Date, the Reorganized NYL Debtors shall make the following payments under and pursuant to the Amended & Restated NYL Head Leases:  (a) the Initial NYL Prepayment; and (b) the Initial NYL Special Rent Payment.  To fund the Initial NYL Prepayment, on the Plan Effective Date, Reorganized NAC DAC shall transfer an amount equal to the Initial NYL Prepayment to the Reorganized NYL Debtors, which transfer shall be made as and constitute an intercompany loan from Reorganized NAC DAC to the Reorganized NYL Debtors.  To fund the Initial NYL Special Rent Payment, on the Plan Effective Date, Reorganized NAC DAC shall transfer an amount equal to the Initial NYL Special Rent Payment to the Reorganized NYL Debtors, which transfer shall be made as and constitute an intercompany loan from Reorganized NAC DAC to the Reorganized NYL Debtors.

Additionally, on the Plan Effective Date, Reorganized NAC DAC shall transfer an amount equal to the NYL Cash True-Up Amount to the Reorganized NYL Debtors, which transfer shall be made as and constitute an intercompany loan from Reorganized NAC DAC to the Reorganized NYL Debtors and shall constitute an NYL Servicer Advance.

If Reorganized NAC DAC makes the NYL Additional Cash Transfer to the Reorganized NYL Debtors on the Plan Effective Date, such transfer shall be made as and constitute an intercompany loan and shall be deemed a NYL Priority Servicer Advance.

Each non-Debtor party to the NYL Financing Arrangements (including each NYL Consenting Creditor) waives any entitlement to receive a recovery on account of its NAC DAC Unsecured Funded Debt Claims under the NYL Financing Arrangements, either in cash or in the form of NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation.

(s)	Cash on Hand.

Except as otherwise provided herein or in the Plan, the Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Claims, including the payment of Allowed General Unsecured Claims as set forth in Article III of the Plan.

With respect to the NAC DAC Unsecured Funded Debt Claims Recovery Pool, in the event of any disagreement between the Consenting Creditors and the Debtors regarding the calculations or methodologies in the NAC DAC Recovery Report, the Debtors shall cooperate in good faith with the advisors to the Required Consenting Creditors to resolve such discrepancies.

5.	NK Leasing Share Transfer.

In the event that the Kirk Settlement Agreement is approved by the Bankruptcy Court and (a) the Debtors do not assume and assign the Maroomba Lease by the Plan Effective Date, or (b) no later than ten days prior to the Voting Deadline, KA1 P/S determines, in its reasonable opinion, that the assignment of the Maroomba Lease would give rise to material tax, accounting, regulatory, antitrust, or other legal concerns, on or as soon as reasonably practicable following the Plan Effective Date, Nordic Aviation Capital A/S shall transfer the shares it holds in NK Leasing Limited to KA1 P/S or its nominee.  Notwithstanding anything herein or in the Plan to the contrary, in the event of the NK Leasing Share Transfer, KA1 P/S or its nominee, as the sole equityholder of NK Leasing Limited, shall assume any liabilities of NK Leasing Limited.

6.	New Shareholders Agreement.

On the Plan Effective Date, the Reorganized TopCo and NAC DAC shall enter into and deliver the New Shareholders Agreement to each Holder of New Ordinary Shares, and such parties shall be deemed to be parties to, and deemed to be valid, binding, and enforceable in accordance with its terms, and each party shall be bound thereby, in each case, without the need for execution by any party thereto other than the Reorganized TopCo and NAC DAC, provided that the Reorganized TopCo shall require each such Holder that receives New Ordinary Shares on the Plan Effective Date to execute and deliver its signature page to the New Shareholders Agreement as a condition to receiving its distribution of New Ordinary Shares thereunder.

7.	New NAC 33/34 Shareholders Agreement.

On the NAC 33/34 Plan Effective Date, NAC 33/34 HoldCo shall enter into and deliver the New NAC 33/34 Shareholders Agreement to each Holder of New NAC 33/34 HoldCo Interests, and such parties shall be deemed to be parties thereto, and the New NAC 33/34 Shareholders Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each party shall be bound thereby, in each case, without the need for execution by any party thereto other than NAC 33/34 HoldCo; provided, that NAC 33/34 HoldCo shall be authorized to require each Entity that is entitled to receive New NAC 33/34 HoldCo Interests to execute and deliver its signature page to the New NAC 33/34 Shareholders Agreement as a condition to receiving any distribution of New NAC 33/34 HoldCo Interests hereunder.

8.	Exemption from Registration Requirements.

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and distribution of Securities under the Plan.

Pursuant to section 1145 of the Bankruptcy Code:  (i) the offering, issuance, and distribution of any Securities pursuant to and under the Plan, including (a) the New Ordinary Shares, (b) the Rights Offering Shares, (c) the New NAC 29 Notes, (d) the New NAC 33/34 HoldCo Interests issued to the Holders of the NAC 33/34 Loan Claims, (e) the New DB JOLCO Equity (subject to the exception set forth below), and (f) the New Investec NAC 8 Equity; and (ii) the transfer of the Reorganized JOLCO Equity (subject to the exception set forth below), are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities.

Such Securities (a) will not, upon initial issuance or transfer under the Plan, be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Shareholders Agreement, the New Equity Documents, the New Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, or the New NAC 33/34 Organizational Documents, as applicable, will, upon initial issuance under the Plan, be freely tradable and transferable by any initial recipient thereof that (a) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within ninety (90) days of such transfer, and (c) is not an Entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.  Notwithstanding the foregoing, any applicable Securities remain subject to compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Equity Documents, the New Shareholders Agreement, the New Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, or the New NAC 33/34 Organizational Documents, as applicable.

Provided, however, that (a) in the event that the MUFG JOLCO Buyer is not owned (directly or indirectly) by all of the MUFG JOLCO Lenders on a pro rata basis, then the Reorganized MUFG JOLCO Equity will be transferred in reliance on the exemption provided in section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder, and/or another available exemption, and (b) in the event that the DB JOLCO Buyer is not owned (directly or indirectly) by the DB JOLCO Lenders on a pro rata basis, then the New DB JOLCO Equity or the Reorganized DB JOLCO Equity, will be issued or transferred, as applicable, in reliance on the exemption provided in section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder, and/or another available exemption.

The New Profit Participating Notes will be issued without registration under the Securities Act in reliance upon the exemptions set forth in section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder, and/or another available exemption.  The Rights Offering Premiums issued pursuant to the Rights Offering Commitment Agreement will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act, Regulation S or Regulation D promulgated thereunder, and similar registration exemptions applicable outside of the United States.  Any Securities, including Rights Offering Premiums issued pursuant to the Rights Offering Commitment Agreement, the New Moelis/Weil/NRF Equity, the Reorganized JOLCO Equity, or the New Profit Participating Notes (to the extent applicable), and New NAC 33/34 HoldCo Interests issued to the New Money Investors, issued or transferred in reliance on section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S, will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable exemptions, such as, under certain circumstances, the resale provisions of Rule 144 of the Securities Act or Regulation S of the Securities Act, and will be subject to any restrictions in the New Equity Documents, the New Shareholders Agreement, the New Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the Moelis/Weil/NRF Exit Documents, or the New NAC 33/34 Organizational Documents, as applicable, or regulatory restrictions.

Should the Reorganized Remaining Debtors elect on or after the Plan Effective Date to reflect any ownership of the New Ordinary Shares, the Rights Offering Shares, or the New NAC 29 Notes through the facilities of the DTC, the Reorganized Remaining Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Ordinary Shares, the Rights Offering Shares, and the New NAC 29 Notes under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Ordinary Shares, the Rights Offering Shares, and the New NAC 29 Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Ordinary Shares, the Rights Offering Shares, and the New NAC 29 Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

9.	Corporate Action.

On or before the Applicable Effective Date, all actions contemplated under the Plan and all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Applicable Effective Date) shall be deemed authorized and approved in all respects, including:  (a) implementation of the Restructuring Transactions, including, for the avoidance of doubt, the NAC 33/34 Transactions, the Moelis/Weil/NRF Exiting Transactions, and the Moelis/Weil/NRF Amending Transactions; (b) the adoption of the New Equity Documents; the issuance and distribution of the New Ordinary Shares (including the Rights Offering Shares), the New Moelis/Weil/NRF Equity, the New Profit Participating Notes, and the New NAC 33/34 Interests; and the transfer of the Reorganized JOLCO Equity; (c) entry into the New NAC 29 Notes Indenture and the New NAC 29 Facility Credit Agreement; (d) implementation of the Moelis/Weil/NRF Exiting Transactions; (e) entry into the Settlement and Transfer Agreement and any related ancillary agreements; (f) entry into the Investec NAC 8 Exit Documents; (g) entry into the Investec NAC 27 Amended & Restated Debt Documents; (h) entry into the Amended & Restated EDC Debt Documents; (i) entry into the Amended & Restated NYL Head Leases; (j) entry into the Amended & Restated NYL Financing Documents; (k) entry into the Exit Facility Credit Agreement (if applicable); (l) adoption of the New Organizational Documents; (m) adoption of the New Moelis/Weil/NRF Organizational Documents; (n) adoption of the New NAC 33/34 Organizational Documents; (o) entry into the New NAC 33/34 Debt Documents; (p) entry into the Separation Agreement and any related ancillary documents; (q) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases, and (r) all other actions contemplated under the Plan (whether to occur before, on, or after the Applicable Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable.  On or (as applicable) prior to the Applicable Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Ordinary Shares, the New Equity Documents, the New Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the New Moelis/Weil/NRF Equity, the New Profit Participating Notes, the Reorganized JOLCO Equity, the New NAC 33/34 Interests, the New NAC 33/34 Organizational Documents, the New NAC 29 Notes Indenture and/or the New NAC 29 Facility Credit Agreement, as applicable, the Moelis/Weil/NRF Exiting Transactions, the Moelis/Weil/NRF Exit Debt Documents, the Settlement and Transfer Agreement, the Moelis/Weil/NRF Amending Transactions, the Moelis/Weil/NRF Amended Debt Documents, the Exit Facility Credit Agreement, the New NAC 33/34 Debt Documents, the Separation Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by Article IV.I of the Plan shall be effective notwithstanding any requirements under non‑bankruptcy law.

10.	Corporate Existence.

Except as otherwise provided in the Plan or pursuant to the Restructuring Transactions Memorandum, each Debtor shall continue to exist after the Applicable Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Applicable Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).  After the Applicable Effective Date, certain of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval of the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

11.	Corporate Governance.

Corporate governance for the Reorganized Debtors (other than any Exiting Reorganized Debtors), including the New Organizational Documents, shall be determined by the Majority Consenting Equitizing Creditors and shall be consistent with the Governance and New Equity Term Sheet.

Corporate governance for the Reorganized Moelis/Weil/NRF Exiting Debtors shall be in accordance with the New Moelis/Weil/NRF Organizational Documents.

Corporate governance for the Reorganized NAC 33/34 Debtors shall be in accordance with the New NAC 33/34 Organizational Documents and shall be consistent with the Alpha Term Sheet.

12.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum and the Restructuring Transactions), or in any agreement, instrument, or other document incorporated in the Plan, on the Applicable Effective Date, all property in each applicable Debtor’s Estate, all claims, rights, defenses, and Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each applicable respective Reorganized Debtor, free and clear of all Liens, Claims, Causes of Action, charges, or other encumbrances.  On and after the Applicable Effective Date, except as otherwise provided in the Plan, each applicable Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

13.	Cancellation of Notes, Instruments, Certificates, and Other Documents.

On the Applicable Effective Date, except as otherwise provided in the Plan, any agreement, instrument or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions Memorandum, all credit agreements, security agreements, intercreditor agreements, notes, instruments, certificates, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and deemed satisfied in full; provided, however, that notwithstanding Confirmation or the occurrence of the Applicable Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein, (b) preserving any rights (including charging liens) of the agents against any money or property distributable to any Holder of an Allowed Claim, (c) governing the contractual rights and obligations among the agents and the lenders party thereto (including indemnification, expense reimbursement, and distribution provisions), to the extent that the relevant provision(s) survive payoff and termination in accordance with the terms of the relevant credit document or agreement, and (d) furthering any other purpose as set forth in the Restructuring Transactions Memorandum or the New Financing Documents; provided, further, however, that (1) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan, and (2) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan.

All security agreements and other documents evidencing any security granted by the JOLCO Debtors shall be cancelled and the obligation of the JOLCO Debtors or the Reorganized JOLCO Debtors thereunder or in any way related shall be discharged and deemed satisfied in full; provided, however, such cancellation shall occur on the date of transfer of the applicable Moelis/Weil/NRF Exiting Aircraft to the applicable DB JOLCO Buyer or MUFG JOLCO Buyer or on such later date as determined by the applicable JOLCO Security Trustee acting on instructions of the “Instructing Group” (as defined in the applicable JOLCO Facility) (in each case, such date will occur no earlier than the relevant Moelis/Weil/NRF Exiting Debtor Plan Effective Date).  Until such security is cancelled, all security that each JOLCO Debtor has granted in respect of the JOLCO Facilities remains in effect and extends to each JOLCO Debtor’s obligations under any relevant Interim Bailment Agreements.

For the avoidance of doubt, nothing in the Plan shall prejudice the claims of the JOLCO Finance Parties against any JOLCO Lessor under the applicable JOLCO Facilities and any security granted by any applicable JOLCO Lessor in relation thereto.

Except for the security agreement securing the Interests in certain of the Investec NAC 8 Debtors, all other security agreements securing the Investec NAC 8 Funded Debt Claims shall not be cancelled and the obligations of the Reorganized Investec NAC 8 Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall not be discharged or deemed satisfied pursuant to the Plan, and such security agreements shall be confirmed on or after the Plan Effective Date in accordance with the NAC 8 Lender Exit Term Sheet.  For the avoidance of doubt, no Reorganized Debtor that is not a Reorganized Investec NAC 8 Debtor shall have any liability whatsoever with respect to the Investec NAC 8 Funded Debt Claims.

For the avoidance of doubt, any fee or expense reimbursement to the extent validly owed to any agent under the NAC 33 Financing Arrangement or the NAC 34 Financing Arrangement shall be paid in Cash by the NAC 33/34 Debtors or the Reorganized NAC 33/34 Debtors, as applicable, in accordance with the terms of the Azorra Support Letter.

14.	Effectuating Documents; Further Transactions.

On and after the Plan Effective Date, the Reorganized Remaining Debtors and the New Board, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Ordinary Shares, the New Moelis/Weil/NRF Equity, the New Organizational Documents, the New Financing Documents (other than the New NAC 33/34 Debt Documents or the Moelis/Weil/NRF Exit Debt Documents), and the Securities issued pursuant to the Plan in the name of and on behalf of the applicable Reorganized Remaining Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

On and after the NAC 33/34 Plan Effective Date, the Reorganized NAC 33/34 Debtors and their governing bodies are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the NAC 33/34 Plan, the NAC 33/34 Transactions, the New NAC 33/34 Interests, the New NAC 33/34 Organizational Documents, the New NAC 33/34 Debt Documents, the NAC 33/34 Exit Documents, and the Securities issued pursuant to the NAC 33/34 Plan in the name of and on behalf of the Reorganized NAC 33/34 Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the NAC 33/34 Plan.

On and after a Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the applicable Reorganized Moelis/Weil/NRF Exiting Debtor and its governing body are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the relevant Moelis/Weil/NRF Exiting Debtor Plan, the applicable Moelis/Weil/NRF Exiting Transactions, the New Moelis/Weil/NRF Equity, the New Profit Participating Notes, the transfer of the Reorganized JOLCO Equity, the New Moelis/Weil/NRF Organizational Documents, the Moelis/Weil/NRF Exit Debt Documents, the Moelis/Weil/NRF Exit Documents, and the Securities issued pursuant to the relevant Moelis/Weil/NRF Exiting Debtor Plan in the name of and on behalf of the Reorganized Moelis/Weil/NRF Exiting Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the relevant Moelis/Weil/NRF Exiting Debtor Plan.

15.	Exemption from Certain Taxes and Fees.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to:  (a) the issuance, reinstatement, distribution, transfer, or exchange of any debt, equity security, or other Interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the New Financing Facilities, if applicable; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, in each case shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

16.	New Organizational Documents, New Moelis/Weil/NRF Organizational Documents, and New NAC 33/34 Organizational Documents.

(a)	New Organizational Documents.

On or immediately prior to the Plan Effective Date, the New Organizational Documents shall be amended in a manner reasonably acceptable to the Remaining Debtors and the Majority Consenting Equitizing Creditors and consistent with the Restructuring Support Agreement (and subject to the consent, approval, and consultation rights set forth therein), as may be necessary to effectuate the transactions contemplated by the Plan.  Each of the Reorganized Remaining Debtors will file the New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of organization in accordance with the applicable laws of the respective state, province, or country of organization.  The New Organizational Documents will prohibit the issuance of non-voting New Ordinary Shares, to the extent required under section 1123(a)(6) of the Bankruptcy Code.  After the Plan Effective Date (and subject to the consent, approval, and consultation rights set forth in the New Organizational Documents), the Reorganized Remaining Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Remaining Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of organization and the New Organizational Documents.

(b)	New Moelis/Weil/NRF Organizational Documents.

On or immediately prior to the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date, the New Moelis/Weil/NRF Organizational Documents shall be amended in a manner reasonably acceptable to the Moelis/Weil/NRF Exiting Debtors and the Majority Moelis/Weil/NRF Consenting Exiting Creditors and consistent with the Restructuring Support Agreement (and subject to the consent, approval, and consultation rights set forth therein), as may be necessary to effectuate the transactions contemplated by the relevant Moelis/Weil/NRF Exiting Debtor Plan.  Each of the Reorganized Moelis/Weil/NRF Exiting Debtors will file the New Moelis/Weil/NRF Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of organization in accordance with the applicable laws of the respective state, province, or country of organization.  The New Moelis/Weil/NRF Organizational Documents will prohibit the issuance of non-voting equity interests, to the extent required under section 1123(a)(6) of the Bankruptcy Code.  After the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date (and subject to the consent, approval, and consultation rights set forth in the New Moelis/Weil/NRF Organizational Documents), the Reorganized Moelis/Weil/NRF Exiting Debtors may amend and restate their respective New Moelis/Weil/NRF Organizational Documents, and the Reorganized Moelis/Weil/NRF Exiting Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of organization and the New Moelis/Weil/NRF Organizational Documents.

(c)	New NAC 33/34 Organizational Documents.

On or immediately prior to the NAC 33/34 Plan Effective Date, the New NAC 33/34 Organizational Documents shall be amended in a manner reasonably acceptable to the NAC 33/34 Debtors and the Majority NAC 33/34 Consenting Creditors and consistent with the Restructuring Support Agreement (and subject to the consent, approval, and consultation rights set forth therein), as may be necessary to effectuate the transactions contemplated by the NAC 33/34 Plan.  Each of the Reorganized NAC 33/34 Debtors will file the New NAC 33/34 Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of organization in accordance with the applicable laws of the respective state, province, or country of organization.  The New NAC 33/34 Organizational Documents will prohibit the issuance of non-voting equity interests, to the extent required under section 1123(a)(6) of the Bankruptcy Code.  After the NAC 33/34 Plan Effective Date (and subject to the consent, approval, and consultation rights set forth in the New NAC 33/34 Organizational Documents), the Reorganized NAC 33/34 Debtors may amend and restate their respective New NAC 33/34 Organizational Documents, and the Reorganized NAC 33/34 Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of organization and the New NAC 33/34 Organizational Documents.

17.	Directors and Officers.

As of the Plan Effective Date, the terms of the current members of the boards of directors (or other relevant governing body) of the Reorganized Remaining Debtors shall expire.  As of the Plan Effective Date, the members for the initial term of the New Board and the New Reorganized TopCo Board shall be appointed in accordance with the New Organizational Documents.  The initial members of the New Board and the New Reorganized TopCo Board, to the extent known at the time of filing, will be identified in the Plan Supplement and, to the extent not known by then, shall be disclosed no later than two (2) business days prior to Confirmation to the extent known at that time.

On the NAC 33/34 Plan Effective Date and at the Moelis/Weil/NRF Exiting Creditors Completion Date, respectively, the terms of the directors and officers of the NAC 33/34 Debtors and the applicable Moelis/Weil/NRF Exiting Debtors, respectively, shall expire.  As of the Moelis/Weil/NRF Exiting Creditors Completion Date, the members for the initial term of the boards or governing bodies for the Reorganized Moelis/Weil/NRF Exiting Debtors shall be appointed in accordance with the New Moelis/Weil/NRF Organizational Documents.  As of the NAC 33/34 Plan Effective Date, the members for the initial term of the boards or governing bodies for NAC 33/34 HoldCo and each Reorganized NAC 33/34 Debtor shall be appointed in accordance with the New NAC 33/34 Organizational Documents.  The initial members of the boards or governing bodies for the Reorganized Moelis/Weil/NRF Exiting Debtors, NAC 33/34 HoldCo, and Reorganized NAC 33/34, to the extent known at the time of filing, will be identified in the Plan Supplement and, to the extent not known by then, shall be disclosed no later than two (2) business days prior to Confirmation to the extent known at that time.

18.	New Board.

Prior to the Plan Effective Date, the members of the New Board shall be selected through a professional process involving a third-party executive search firm as set forth in, and approved and appointed in accordance with the terms of, the Governance and New Equity Term Sheet.

19.	New NAC 33/34 Board.

At the Transition Date, all existing directors and company secretaries of the NAC 33/34 Debtors will, unless otherwise agreed between them and the applicable security trustee (if the Transition Date occurs prior to the NAC 33/34 Plan Effective Date), the New Money Investors (if the Transition Date occurs on or after the NAC 33/34 Plan Effective Date), or, solely to the extent the NAC 33/34 Transactions are implemented by way of a standalone transaction under an alternative chapter 11 plan in accordance with the NAC 33/34 Restructuring Term Sheet, the NAC 33/34 Lenders and any hedging counterparties in respect of the NAC 33 Financing Arrangement and NAC 34 Financing Arrangement (if the Transition Date occurs on or after the NAC 33/34 Plan Effective Date), resign and be replaced with new directors and a company secretary nominated by the applicable security trustee (if the Transition Date occurs prior to the NAC 33/34 Plan Effective Date), the New Money Investors (if the Transition Date occurs on or after the NAC 33/34 Plan Effective Date), or, solely to the extent the NAC 33/34 Transactions are implemented by way of a standalone transaction under an alternative chapter 11 plan in accordance with the NAC 33/34 Restructuring Term Sheet, the NAC 33/34 Lenders, and any hedging counterparties in respect of the NAC 33 Financing Arrangement and NAC 34 Financing Arrangement (if the Transition Date occurs on or after the NAC 33/34 Plan Effective Date).  The Debtors and all existing directors and company secretaries shall take all steps necessary to effect such resignation as of the Transition Date.  No changes will be made to directors/officers, constitutional documents, or governance arrangements of any NAC 33/34 Debtor prior to the Transition Date.

20.	New Moelis/Weil/NRF Exiting Debtors Board.

On the Moelis/Weil/NRF Exiting Creditors Completion Date, (a) all existing directors and company secretary of the Moelis/Weil/NRF Exiting Debtors will resign and (b) directors and a company secretary nominated in accordance with the relevant Moelis/Weil/NRF Lender Exit Term Sheet, or by the relevant Majority Creditors (as defined in the Moelis/Weil/NRF Exiting Creditors Term Sheet) will be appointed in their stead.  The Debtors and all existing directors and company secretaries shall take all steps necessary to effect such resignation as of the Moelis/Weil/NRF Exiting Creditors Completion Date.  No changes will be made to directors/officers, constitutional documents or governance arrangements of any of the Moelis/Weil/NRF Exiting Debtors prior to the Moelis/Weil/NRF Exiting Creditors Completion Date.

21.	Management Incentive Plan.

Following the Plan Effective Date, the New Board and the New Reorganized TopCo Board shall adopt the terms of a new Management Incentive Plan pursuant to and subject to the approval set forth in the Governance and New Equity Term Sheet.  To the extent known, the maximum pool of equity to be allocated in connection therewith shall be disclosed in the Disclosure Statement.

22.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, each  Reorganized Debtor shall retain and may enforce all rights to commence and pursue any and all Causes of Action of such Debtor, whether arising before, on, or after the Petition Date, including any actions specifically enumerated in the schedule of retained Causes of Action or other disclosure included in the Plan Supplement, other than any Causes of Action released by the Debtors pursuant to the releases and exculpation provisions contained in the Plan and the Confirmation Order and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Applicable Effective Date.  The Reorganized Remaining Debtors will consult with the Committee of Restructuring Creditors regarding the commencement, prosecution, and resolution of any such Causes of Action.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein or in the Plan.  Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

Each Reorganized Debtor reserves and shall retain the Causes of Action of such Debtor notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of Article IV.V of the Plan that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor.  Each Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

On the Applicable Effective Date, each Reorganized Debtor shall waive and release all Avoidance Actions and Avoidance Actions shall not be retained Causes of Action.

23.	Lock-Box Payment and Moelis/Weil/NRF Buyer Completion Payment.

On the date that falls thirty (30) Business Days after the Moelis/Weil/NRF Exiting Creditors Completion Date, (i) NAC DAC will pay to each Moelis/Weil/NRF Exiting Financing Arrangements Security Agent (on behalf of the relevant Moelis/Weil/NRF Exiting Creditors) (if such amount is a positive amount) an amount in cash equal to the Lock-Box Payment; or (ii) the Borrower Group (as defined in the Moelis/Weil/NRF Exiting Creditors Term Sheet) will pay to NAC DAC (if such amount is a negative amount) an amount in cash equal to the Lock‑Box Payment (the “Moelis/Weil/NRF Buyer Completion Payment”); provided, however, that the relevant Majority Creditors (as defined in the Moelis/Weil/NRF Exiting Creditors Term Sheet) will be entitled (at their option) to instead elect (such election to be made at least five (5) Business Days prior to the Moelis/Weil/NRF Exiting Creditors Completion Date) for such amount to instead (x) be secured against the relevant Moelis/Weil/NRF Exiting Aircraft, and all related collateral (without voting or consent rights on the enforcement of such security, and with the security being granted only to the relevant Moelis/Weil/NRF Exiting Financing Arrangements Security Agent (acting on behalf of all finance parties (including NAC DAC and any other relevant Debtor))) and not to NAC DAC or any other relevant Debtor directly, and (y) be entitled to the highest level of priority of payment under the applicable pre- and post-default waterfalls and the Borrower (as defined in the Moelis/Weil/NRF Exiting Creditors Term Sheet) and the relevant Moelis/Weil/NRF Exiting Financing Arrangements Security Agent will each covenant to pay (subject to customary non-petition provisions) such amounts to NAC DAC or the relevant Debtor in accordance with such waterfalls, except that such amounts will rank after:  (A) satisfaction in full of any amounts (excluding, for the avoidance of doubt, any amounts due under any parallel debt obligations) owing to the relevant Moelis/Weil/NRF Exiting Financing Arrangements Security Agent; and (B) discharging all costs and expenses incurred by any of the relevant Moelis/Weil/NRF Exiting Creditors in connection with any realization or enforcement of the security or any action taken at the request of the relevant Moelis/Weil/NRF Exiting Financing Arrangements Security Agent to the extent arising from an insolvency event of any member of the Borrower Group (as defined in the Moelis/Weil/NRF Exiting Creditors Term Sheet), (including in order to direct for any distribution of assets to be made to the relevant Moelis/Weil/NRF Exiting Financing Arrangements Security Agent, to pay any amounts received by way of set-off after commencement of the insolvency event to the relevant Moelis/Weil/NRF Exiting Financing Arrangements Security Agent or to file any claim in the insolvency), and NAC DAC’s right to payment shall, for the avoidance of doubt, have priority to any payment of interest, principal and premium under the relevant Moelis/Weil/NRF Exiting Financing Arrangement documentation (including any intercreditor agreement), and any payments under any hedging associated with the relevant Moelis/Weil/NRF Exiting Financing Arrangement, in each case as amended in connection with the Transaction, as defined in the Moelis/Weil/NRF Exiting Creditors Term Sheet.  Notwithstanding the foregoing, in the event that the Moelis/Weil/NRF Exiting Creditors Completion Date occurs prior to the Plan Effective Date, the amount of the Lock-Box Payment will be crystalized as of the date of the Moelis/Weil/NRF Exiting Creditors Completion Date and shall be entitled to superpriority administrative expense status in the Chapter 11 Cases as it pertains to NAC DAC.

24.	NAC 33/34 Lockbox Payment and the NAC 33/34 Buyer Completion Payment.

NAC DAC or Reorganized NAC DAC, as applicable, shall make the NAC 33/34 Lock-Box Payment in accordance with the NAC 33/34 Exit Term Sheet solely to the extent required thereunder, and the Reorganized NAC 33/34 Debtors shall make the NAC 33/34 Buyer Completion Payment in accordance with the NAC 33/34 Exit Term Sheet solely to the extent required thereunder.  For the avoidance of doubt, the NAC 33/34 Exit Term Sheet shall not be amended without the consent of the Majority NAC 33/34 Consenting Creditors.

Notwithstanding anything to the contrary herein or in the Plan, in the event that the NAC 33/34 Plan Effective Date occurs prior to the Plan Effective Date, the amount of the NAC 33/34 Lock-Box Payment will be determined and crystallized as of the NAC 33/34 Plan Effective Date in accordance with the NAC 33/34 Exit Term Sheet and shall be entitled to superpriority administrative expense status in the Chapter 11 Case of NAC DAC.

25.	Settlement Amount.

By no later than seven (7) Business Days prior to the anticipated Plan Effective Date, NAC DAC will provide the Holders of Investec NAC 27 Funded Debt Claims with the Investec NAC 27 Lock-Box Recovery Estimate.  By no later than twenty-five (25) Business Days after the end of the Investec NAC 27 Lock-Box Period, NAC DAC will provide the Holders of Investec NAC 27 Funded Debt Claims with the Investec NAC 27 Lock-Box Recovery Report.  Neither NAC DAC, nor the Holders of Investec NAC 27 Funded Debt Claims, will be required to make any payment of the Settlement Amount on the Plan Effective Date.  The Holders of Investec NAC 27 Funded Debt Claims waive any entitlement to receive their recovery on account of their NAC DAC Unsecured Funded Debt Claims under the Investec NAC 27 Facility, either in cash or in the form of NAC DAC Unsecured Funded Debt Claims New Ordinary Shares Allocation.  The Settlement Amount will instead be settled in accordance with the sections of the Moelis/Weil/NRF Amending Creditors Term Sheet titled “Servicer Advances,” “Maturity Date,” “Priority of Payment (Pre-Event of Default),” or “Priority of Payment (Post-Event of Default),” as applicable.  NAC DAC will procure that during the Investec NAC 27 Lock-Box Period, claims against a Lessee of an Aircraft (as such terms are defined in the Moelis/Weil/NRF Amending Creditors Term Sheet) shall only be set-off against liabilities to that Lessee if (i) such set-off is permitted by and in accordance with the terms of the lease for the relevant Aircraft and (ii) the relevant liability is matured and not contingent.

C.	Treatment of Executory Contracts and Unexpired Leases.

1.	Assumption of Executory Contracts and Unexpired Leases.

(a)	Treatment of Executory Contracts and Unexpired Leases.

On the Plan Effective Date, except as otherwise provided in the Plan (including, for the avoidance of doubt, Article V.A.2 of the Plan) or the Restructuring Transactions Memorandum or otherwise agreed with the Majority Consenting Equitizing Creditors, with respect to Executory Contracts and Unexpired Leases (excluding, for the avoidance of doubt, Exiting Debtor Executory Contracts and Unexpired Leases), the Debtors shall (a) reject all Leveraged Aircraft Leases, other than the ECA Leveraged Aircraft Leases (Non-Garuda), the NYL Head Leases, and those Leveraged Aircraft Leases to which a KfW Debtor is party, (b) (i) assume all ECA Leveraged Aircraft Leases (Non‑Garuda), subject to certain agreed modifications in accordance with the ECA Facilities Term Sheet appended to the Restructuring Support Agreement and as set forth in the applicable Definitive Documents, without any requirement to cure any defaults under the ECA Leveraged Aircraft Leases (Non-Garuda) existing as of such assumption (other than as a set forth in the ECA Facilities Term Sheet), and the ECA Consenting Creditors expressly consent to such assumption and modification of the ECA Leveraged Aircraft Leases (Non-Garuda) and (ii) reject or provide such other treatment for the ECA Leveraged Aircraft Leases (Garuda) as required by the ECA Facilities Term Sheet and assume and assign any subleases related to the ECA Leveraged Aircraft Leases (Garuda) and/or any rights thereunder as required by the ECA Facilities Term Sheet; (c) assume all Leveraged Aircraft Leases to which a KfW Debtor is party, subject to certain agreed modifications in accordance with the term sheets appended to the Restructuring Support Agreement and as set forth in the applicable Definitive Documents; and (d)  assume the NYL Head Leases, subject to certain agreed modifications in accordance with the NYL Term Sheet appended to the Restructuring Support Agreement and as set forth in the applicable Definitive Documents, without any requirement to cure any defaults under the NYL Head Leases existing as of such assumption (except to the extent otherwise agreed between the NYL Debtors and the NYL Initiator solely with respect to the “Initiator Fee” under and as defined in the NYL Financing Documents), and the NYL Consenting Creditors expressly consent to such assumption and modification of the NYL Head Leases.  The ECA Consenting Creditors’ consent to the assumption and modification of the ECA Leveraged Aircraft Leases (Non‑Garuda) as provided herein in accordance with the ECA Facilities Term Sheet shall be deemed to satisfy any applicable notice, instruction, or direction provisions under the ECA Remaining Financing Arrangements with respect to such assumption and modification.  The NYL Consenting Creditors’ consent to the assumption and modification of the NYL Head Leases as provided herein shall be deemed to satisfy any applicable notice, instruction, or direction provisions in the NYL Financing Documents with respect to such assumption and modification.

All Executory Contracts and Unexpired Leases (other than (i) those Executory Contracts and Unexpired Leases identified in clauses (a) through (e) of the prior paragraph and (ii) the Exiting Debtor Executory Contracts and Unexpired Leases) shall, subject to the consent of the Majority Consenting Equitizing Creditors, be (a) assumed or deemed assumed or (b) assumed and assigned or deemed assumed and assigned, as applicable, by the applicable Debtor without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Applicable Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease (i) was previously assumed, amended and assumed, assumed and assigned, or rejected by the applicable Debtor; (ii) previously expired or terminated pursuant to its own terms; (iii) is identified on the Rejected Executory Contract and Unexpired Lease List; or (iv) is the subject of a motion to reject such Executory Contract and Unexpired Lease that is pending on the Applicable Effective Date.

(b)	Treatment of the Exiting Debtor Executory Contracts and Unexpired Leases.

(i)	Treatment of NAC 33/34 Executory Contracts and Unexpired Leases.

All NAC 33/34 Executory Contracts and Unexpired Leases to which any NAC 33/34 Debtor (and no other non-NAC 33/34 Debtor) is a party shall be assumed or deemed assumed, or assumed and assigned to NAC 33/34 HoldCo, as applicable, by the applicable NAC 33/34 Debtor, in each case with the consent of the Majority NAC 33/34 Consenting Creditors, as of the NAC 33/34 Plan Effective Date, unless such Executory Contract or Unexpired Lease (a) was previously assumed, amended and assumed, assumed and assigned, or rejected by the applicable NAC 33/34 Debtor with the consent of the Majority NAC 33/34 Consenting Creditors; (b) previously expired or terminated pursuant to its own terms; (c) is identified on the Rejected Executory Contract and Unexpired Lease List with the consent of the Majority NAC 33/34 Consenting Creditors; (d) is the subject of a motion to reject with the consent of the Majority NAC 33/34 Consenting Creditors that is pending on the NAC 33/34 Plan Effective Date; or (e) is an Intercompany Servicing Agreement.

Notwithstanding anything to the contrary herein or in the Plan, but subject to the terms of the NAC 33/34 Exit Term Sheet, all NAC 33/34 Executory Contracts and Unexpired Leases to which both (i) any NAC 33/34 Debtor and (ii) any other Debtor that is not a NAC 33/34 Debtor (to the extent such Debtor is not an Exiting Debtor) are parties shall not be assumed or rejected without the consent of both (x) the Majority NAC 33/34 Consenting Creditors and (y) the Majority Consenting Equitizing Creditors, which consent of the Majority Consenting Equitizing Creditors shall not be unreasonably withheld.

The Debtors shall use commercially reasonable efforts to provide the NAC 33/34 Consenting Creditors and their advisors with such reasonable information as is requested by the NAC 33/34 Consenting Creditors and their advisors to analyze a decision to assume or reject an Executory Contract or Unexpired Lease.

Notwithstanding anything herein or in the Plan to the contrary, all Executory Contracts between NAC 33/34, any direct or indirect subsidiary of NAC 33/34, and/or any Delaware trust beneficially owned by any of the foregoing, on the one hand, and NAC DAC, any direct or indirect subsidiary of NAC DAC, and/or any Delaware trust beneficially owned by any of the foregoing (other than NAC 33/34, the direct and indirect subsidiaries of NAC 33/34, or any Delaware trust beneficially owned by NAC 33/34 or the direct and indirect subsidiaries of NAC 33/34), on the other hand, including servicing agreements (each, an “Intercompany Servicing Agreement”), shall be treated in accordance with the NAC 33/34 Exit Term Sheet.

(ii)	Treatment of Moelis/Weil/NRF Executory Contracts and Unexpired Leases.

All Leveraged Aircraft Leases and Operating Aircraft Leases to which a Moelis/Weil/NRF Debtor (and no other Debtor) is a party, other than the JOLCO Leveraged Aircraft Leases, shall be assumed or deemed assumed by the applicable Debtor as of the Plan Effective Date as provided herein; provided that the NYL Head Leases shall be treated as provided in Article V.A.1 of the Plan.  The Operating Aircraft Leases to which a JOLCO Debtor is a party shall, if requested by 50.1 percent of the JOLCO Lenders under the relevant JOLCO Financing Arrangement, be assigned or transferred in accordance with Schedule 4 of the Moelis/Weil/NRF Exiting Creditors Term Sheet.

To the extent not previously rejected, all JOLCO Leveraged Aircraft Leases shall be rejected by the applicable Debtors in accordance with Schedule 4 of the Moelis/Weil/NRF Exiting Creditors Term Sheet.

All other Moelis/Weil/NRF Executory Contracts and Unexpired Leases (other than the Leveraged Aircraft Leases and Operating Aircraft Leases to which a Moelis/Weil/NRF Debtor is party, which shall be treated in accordance with the applicable previous paragraphs) shall, subject to the consent of 50.01 percent of the applicable Moelis/Weil/NRF Consenting Creditors, be assumed or deemed assumed by the applicable Debtor as of the Plan Effective Date unless such Executory Contract or Unexpired Lease, (a) was previously assumed, amended and assumed, assumed and assigned, or rejected by the applicable Debtor with the consent of 50.01 percent of the applicable Moelis/Weil/NRF Consenting Creditors; (b) previously expired or terminated pursuant to its own terms; (c) is identified on the Rejected Executory Contract and Unexpired Lease List with the consent of 50.01 percent of the applicable Moelis/Weil/NRF Consenting Creditors; or (d) is the subject of a motion to reject such Executory Contract or Unexpired Lease that is pending on the Plan Effective Date with the consent of 50.01 percent of the applicable Moelis/Weil/NRF Consenting Creditors.

Notwithstanding anything to the contrary herein, but subject to the terms of the Moelis/Weil/NRF Exiting Creditors Term Sheet and the Moelis/Weil/NRF Amending Creditors Term Sheet, all Moelis/Weil/NRF Executory Contracts and Unexpired Leases to which both (i) any Moelis/Weil/NRF Debtor and (ii) any other Debtor that is not a Moelis/Weil/NRF Debtor (to the extent such Debtor is not an Exiting Debtor) are parties shall not be assumed or rejected without the consent of both (x) the Majority Moelis/Weil/NRF Consenting Amending Creditors and (y) the Majority Consenting Equitizing Creditors, which consent of the Majority Consenting Equitizing Creditors shall not be unreasonably withheld.

Notwithstanding anything herein to the contrary, all Executory Contracts between a Moelis/Weil/NRF Debtor, on the one hand, and NAC DAC and/or any direct or indirect subsidiary of NAC DAC (other than the Moelis/Weil/NRF Debtors), on the other hand, including servicing agreements, shall be treated in accordance with the Restructuring Support Agreement.

The Debtors shall use commercially reasonable efforts to provide the applicable Moelis/Weil/NRF Consenting Creditor and its advisors with such reasonable information as is requested by a Moelis/Weil/NRF Consenting Creditor and its advisors to analyze a decision to assume or reject an Executory Contract or Unexpired Lease.

(c)	Provisions Governing Assumption and Rejection of All Executory Contracts and Unexpired Leases.

Entry of the Confirmation Order shall constitute a Final Order approving the assumption or assumption and assignment, as applicable, of the Executory Contracts and Unexpired Leases as set forth in the Plan and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejected Executory Contract and Unexpired Leases List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, assumptions, assumptions and assignments, and rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Applicable Effective Date.  Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Final Order but not assigned to an Affiliate of the Debtors or a third party before the Applicable Effective Date shall re‑vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.  Any motions to assume Executory Contracts or Unexpired Leases pending on the Applicable Effective Date shall be subject to approval by the Bankruptcy Court on or after the Applicable Effective Date by a Final Order.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including forty‑five (45) days after the Applicable Effective Date, subject to the consent rights set forth in the Plan and the Restructuring Support Agreement (which consent may be provided through electronic mail and which consent shall not be unreasonably withheld); provided, that no Executory Contract or Unexpired Lease shall be added to the Rejected Executory Contract and Unexpired Lease List following Confirmation without the prior consent of the counterparty to such Executory Contract or Unexpired Lease or as otherwise ordered by the Bankruptcy Court.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court no later than thirty (30) days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, unless leave to file a late Proof of Claim is obtained, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

3.	Cure of Defaults and Objections to Cure and Assumption.

Any Cure under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of Cure Claim on the Applicable Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Unless otherwise agreed upon in writing by the Debtors or Reorganized Debtors, as applicable, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount, including pursuant to the Plan, must be filed, served, and actually received by the counsel to the Debtors on the Confirmation Objection Deadline or such other deadline that may be set by the Bankruptcy Court.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure amount will be deemed to have assented to such assumption, assumption and assignment, or Cure amount.  For the avoidance of doubt, to the extent an Executory Contract or Unexpired Lease is proposed to be assumed in the Plan and is not listed as having a related Cure amount, any counterparty to such Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have consented to such assumption and deemed to release any Claim or Cause of Action for any monetary defaults under such Executory Contract or Unexpired Lease.

In the event of a dispute regarding:  (a) the amount of any Cure Claim; (b) the ability of the applicable contracting Reorganized Debtor or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned, as applicable (within the meaning of section 365 of the Bankruptcy Code); or (c) any other matter pertaining to assumption, the Cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following either (1) the entry of a Final Order or orders resolving the dispute and approving the assumption or (2) the settlement of the dispute between the parties which may be entered into without further order of the Bankruptcy Court.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

4.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan.  Unless otherwise provided in the Plan or the Plan Supplement, on the Applicable Effective Date, the Debtors shall be deemed to have assumed all insurance policies, including directors’ and officers’ insurance policies (including any “tail policy”), as well as any agreements, documents, and instruments relating to such insurance policies or coverage of all insured Claims.  Such insurance policies and any related agreements shall revest in the applicable contracting Reorganized Debtor(s).  Except as set forth in Article V.D of the Plan, nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (a) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (b) alters or modifies the duty, if any, that the insurers or third-party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Applicable Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor.  For the avoidance of doubt, insurers and third‑party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full current term of such policy (without regard to any extensions provided for thereunder) regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Plan Effective Date.  For the avoidance of doubt, the directors’ and officers’ insurance policies shall revest in the applicable contracting Reorganized Remaining Debtors.  Notwithstanding anything herein or in the Plan to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including by purchasing any tail coverage (including a tail policy), subject to the consent of the Majority Consenting Equitizing Creditors.

The NAC 33/34 Debtors, the Reorganized NAC 33/34 Debtors, the Moelis/Weil/NRF Debtors, and the Reorganized Moelis/Weil/NRF Debtors shall have no liability for any portion of the cost of any directors’ and officers’ “tail policy” in effect or purchased as of the Petition Date or purchased after the Petition Date as a supplement to the Debtors’ directors’ and officers’ insurance policies (including any tail policy).

5.	Indemnification Obligations.

On and after the Plan Effective Date, the Indemnification Provisions shall be reinstated and remain intact and irrevocable and shall survive the Plan Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors or the Reorganized Debtors, as applicable, than the Indemnification Provisions in place prior to the Plan Effective Date (taking into account any changes which may apply as a result of change in position or role of any such parties prior to the Plan Effective Date); provided that Indemnification Provisions of any Exiting Debtor shall be assumed by such Reorganized Debtor and no Debtor that is not an Exiting Debtor shall have any obligation whatsoever thereunder; provided further, that Indemnification Provisions of any Debtor that is not an Exiting Debtor shall be assumed by such Reorganized Debtor, and no Exiting Debtor shall have any obligation whatsoever thereunder.  Notwithstanding anything herein to the contrary, prior to the Plan Effective Date, the Debtors shall not (i) materially alter the terms of any Indemnification Provisions in effect as of the Petition Date or (ii) enter into any new Indemnification Provisions outside the ordinary course of business, in each case without the prior written consent of the Consenting Creditors of the Debtor affected by such modification or new indemnification provision.

6.	Employee and Retiree Benefits.

Except as otherwise provided in the Plan, on and after the Applicable Effective Date, subject to any Final Order and, without limiting any authority provided to the New Board under the Remaining Debtors’ respective formation and constituent documents, the Reorganized Remaining Debtors shall:  (a) amend, adopt, assume, and/or honor in the ordinary course of business the Compensation and Benefit Programs; and (b) honor, in the ordinary course of business, Claims of employees employed as of the Applicable Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order; provided that the consummation of the transactions contemplated in the Plan shall not constitute a “change in control” with respect to any of the foregoing arrangements.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Applicable Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

7.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

8.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

9.	Nonoccurrence of Applicable Effective Date.

In the event that an Applicable Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

10.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, may be performed by the applicable Debtor or the Reorganized Debtor liable thereunder in the ordinary course of their business.  Accordingly, such contracts, agreements, instruments, certificates, leases, and other documents (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the Plan (including the release, discharge, exculpation and injunction provisions), the entry of the Confirmation Order, and any other Definitive Documents.

D.	Conditions Precedent to an Applicable Effective Date.

1.	Conditions Precedent to the Plan Effective Date.

It shall be a condition to the Plan Effective Date that the following conditions, which may not be waived without the consent of the Debtors and the Majority Consenting Equitizing Creditors (with such consent not to be unreasonably withheld), shall have been satisfied or waived pursuant to Article IX.D of the Plan:

1.
the Restructuring Support Agreement shall remain in full force and effect and all conditions shall have been satisfied or waived thereunder, and there shall be no breach that would, after the expiration of any applicable notice or cure period, give rise to a right to terminate the Restructuring Support Agreement;

2.
the Rights Offering Commitment Agreement shall have been agreed and executed by the parties thereto and shall remain in full force and effect and all conditions shall have been satisfied or waived thereunder, and there shall be no breach that would, after expiration of any applicable notice or cure period, give rise to a right to terminate the Rights Offering Commitment Agreement;

3.	Reorganized TopCo shall have been incorporated with investment company status for accounting purposes under International Financial Reporting Standards;

4.
the Exit Facility Underwriting Agreement shall have been agreed and executed by the parties thereto and shall remain in full force and effect and all conditions shall have been satisfied thereunder, and there shall be no breach that would, after expiration of any applicable notice or cure period, give rise to a right to terminate the Exit Facility Underwriting Agreement;

5.	the NAC DAC Financing Orders shall remain in full force and effect in form and substance acceptable to the Debtors, the Majority Consenting Equitizing Creditors, and each of the Required DIP Lenders;

6.	the NYL DIP Orders shall remain in full force and effect in form and substance acceptable to the Debtors and the NYL DIP Lenders;

7.
the Definitive Documents and all documents contained in any Plan Supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, shall have been agreed, executed and/or effectuated, in form and substance consistent in all respects with the Restructuring Support Agreement, the Rights Offering Commitment Agreement, and the Exit Facility Underwriting Agreement, in each case subject to the consent rights of the parties set forth therein;

8.
no court of competent jurisdiction or other competent governmental or regulatory authority will have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing, or prohibiting, in a material respect, the Consummation of the Plan, the Restructuring Transactions, the Rights Offering Commitment Agreement, the Exit Facility Underwriting Agreement, or any of the Definitive Documents contemplated thereby;

9.
any and all requisite governmental, regulatory, anti-trust, and third‑party approvals and consents that are necessary, as determined by any of the Consenting Equitizing Creditors, to implement and effectuate the Restructuring Transactions shall have been obtained;

10.
all fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in the Professional Fee Escrow Account;

11.
all fees and expenses payable pursuant to the Restructuring Support Agreement shall have been paid in full by the Debtors or the Reorganized Debtors, as applicable (including, for the avoidance of doubt, the fees and expenses of the Consenting Creditor Principal Advisors and Freshfields);

12.
all fees and expenses payable pursuant to the NAC DAC DIP Facility Documents and the NYL DIP Facility Documents, respectively, shall have been paid in full by the Debtors or the Reorganized Debtors, as applicable;

13.
all fees, expenses, and premiums payable pursuant to the Rights Offering Commitment Agreement, including the Rights Offering Premiums, shall have been paid by the Debtors or the Reorganized Debtors, as applicable;

14.	all fees, expenses, and premiums payable pursuant to the NAC DAC Financing Orders shall have been paid by the Debtors or the Reorganized Debtors, as applicable;

15.	all fees, expenses, and premiums payable pursuant to the Exit Facility Underwriting Agreement, including the Exit Facility Commitment Premium, shall have been paid by NAC DAC;

16.	the tax structuring of the Restructuring Transactions shall be satisfactory to the Majority Consenting Equitizing Creditors;

17.
the Bankruptcy Court shall have entered the Confirmation Order, subject to the consent rights set forth in Section 3.02 of the Restructuring Support Agreement, and such order shall not have been stayed, modified, vacated, or reversed on appeal;

18.	the New NAC 29 Debt will have been issued by Reorganized NAC 29;

19.
arrangements for the issuance, trading, and listing (as applicable) of the New NAC 29 Debt, including the issuance of CUSIP numbers for the New NAC 29 Notes, and any waivers or approvals in connection therewith, shall have been addressed in a manner satisfactory to the Majority Consenting Equitizing Creditors;

20.
arrangements for the issuance and trading of the New Ordinary Shares, and any waivers or approvals in connection therewith, shall have been addressed in a manner satisfactory to the Majority Consenting Equitizing Creditors;

21.	NAC DAC will have entered into the Exit Facility Credit Agreement or Alternative Exit Facility Agreement (as applicable);

22.
all fees and premiums payable pursuant to the Exit Facility Credit Agreement (as applicable), including the Exit Facility Participation Premium, shall have been paid by NAC DAC or the Reorganized TopCo (as applicable) provided that no Exit Facility Participation Premium will be payable if an Alternative Exit Facility is entered into instead of the Exit Facility;

23.	the New NAC 29 Debt shall have received a rating as set forth in the Option A/D Term Sheet;

24.	the New Ordinary Shares shall have been issued by the Reorganized TopCo;

25.
the NAC CRJ Backstop Transfer shall have been consummated in respect of all NAC CRJ Aircraft for which the title has not been transferred by NAL 7 to a third-party buyer prior to the Plan Effective Date;

26.	NAC DAC shall have entered into the NAC CRJ Services Agreement, and the NAC CRJ Services Agreement shall remain in full force and effect;

27.
the Debtors shall have complied with the G6000 Lease Rejection Order in all respects and the G6000 Cooperation Agreement shall be in full force and effect unless the G6000 Cooperation Agreement is terminated on account of the transactions contemplated thereunder having been consummated;

28.
solely to the extent that a Moelis/Weil/NRF Exiting Debtor Plan Effective Date occurs later than the Plan Effective Date, NAC DAC shall have entered into the Moelis/Weil/NRF Replacement Servicing Agreement(s), and the Moelis/Weil/NRF Replacement Servicing Agreement(s) shall remain in full force and effect;

29.
solely to the extent that the NAC 33/34 Plan Effective Date occurs later than the Plan Effective Date, NAC DAC shall have entered into the Replacement Servicing Agreement (as defined in the NAC 33/34 Exit Term Sheet), and such Replacement Servicing Agreement shall remain in full force and effect;

30.
Reorganized NAC DAC shall transfer an amount equal to the Initial NYL Prepayment, the Initial NYL Special Rent Payment, the NYL Additional Cash Transfer (if applicable) and the NYL Cash True-Up Amount to the Reorganized NYL Debtors;

31.	Reorganized NAC DAC and the Reorganized NYL Debtors shall assume the Amended & Restated NYL Head Leases;

32.
the Debtors shall have implemented the Restructuring Transactions (save for any action which is required following satisfaction of the conditions precedent) in a manner consistent in all material respects with the Restructuring Support Agreement, subject to the consent rights of the parties set forth therein; and

33.	Reorganized NAC DAC shall have entered into the Investec NAC 27 Amended & Restated Debt Documents, the Amended & Restated EDC Debt Documents, and the Amended & Restated NYL Financing Documents;

provided, that, (a) solely in the event the NAC 33/34 Plan Effective Date shall be the Plan Effective Date, the NAC 33/34 Conditions Precedent shall have been satisfied or waived by the Debtors and the Majority NAC 33/34 Consenting Creditors, without the need for any waiver or consent from the Majority Consenting Equitizing Creditors to any such waiver, as a condition to the Plan Effective Date (provided that if such condition is not satisfied, the NAC 33/34 Plan Effective Date shall not occur on the Plan Effective Date (without any consent required from the NAC 33/34 Consenting Creditors) and the Plan Effective Date shall nevertheless occur), and (b) if the NAC 33/34 Debtors prosecute and seek to implement the NAC 33/34 Plan independently of the Plan, in accordance with the Restructuring Support Agreement, (i) the occurrence of the NAC 33/34 Plan Effective Date will be subject only to the NAC 33/34 Conditions Precedent (which may not be waived without the consent of the Debtors and the Majority NAC 33/34 Consenting Creditors, with such consent not to be unreasonably withheld), and (ii) solely to the extent that the NAC 33/34 Plan Effective Date is not the Plan Effective Date, notwithstanding anything to the contrary herein or in the Plan, the occurrence of the Plan Effective Date shall not be subject to the satisfaction of the NAC 33/34 Conditions Precedent or the occurrence of the NAC 33/34 Plan Effective Date; provided, further, that, (a) solely in the event the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date shall be the Plan Effective Date, the relevant Moelis/Weil/NRF Conditions Precedent shall have been satisfied or waived by the Debtors and the Majority Moelis/Weil/NRF Consenting Exiting Creditors, without the need for any waiver or consent from the Majority Consenting Equitizing Creditors to any such waiver, as a condition to the Plan Effective Date (provided that if such condition is not satisfied, the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date shall not be the Plan Effective Date (without any consent required from the Moelis/Weil/NRF Consenting Creditors) and the Plan Effective Date shall nevertheless occur), and (b) if any of the Moelis/Weil/NRF Exiting Debtors prosecute and seek to implement any Moelis/Weil/NRF Exiting Debtor Plan independently of the Plan, in accordance with the Restructuring Support Agreement, (i) the occurrence of the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date will be subject only to the relevant Moelis/Weil/NRF Conditions Precedent (which may not be waived without the consent of the Debtors and the Majority Moelis/Weil/NRF Consenting Exiting Creditors, with such consent not to be unreasonably withheld), and (ii) solely to the extent that the applicable Moelis/Weil/NRF Exiting Debtor Plan Effective Date is not the Plan Effective Date, notwithstanding anything to the contrary herein or in the Plan, the occurrence of the Plan Effective Date shall not be subject to the satisfaction of any Moelis/Weil/NRF Conditions Precedent or the occurrence of any Moelis/Weil/NRF Exiting Debtor Plan Effective Date.

2.	Conditions Precedent to the NAC 33/34 Plan Effective Date.

It shall be a condition to the NAC 33/34 Plan Effective Date that the following conditions (collectively, the “NAC 33/34 Conditions Precedent”) shall have been satisfied or waived pursuant to Article IX.E of the Plan:

1.
the Restructuring Support Agreement shall remain in full force and effect as to the NAC 33/34 Consenting Creditors and the Consenting Equitizing Creditors and there shall be no continuing breach which has not been waived and that would, after the expiration of any applicable notice or cure period, give the Majority NAC 33/34 Consenting Creditors or the Majority Consenting Equitizing Creditors a right to terminate the Restructuring Support Agreement;

2.	the Bankruptcy Court shall have entered the NAC 33/34 Confirmation Order, which order shall be in full force and effect and no stay thereof shall be in effect;

3.
the conditions precedent to the consummation of the New Money Investment Transaction as set forth in the Alpha Term Sheet shall have been satisfied or waived by the party or parties entitled to waive such conditions in accordance with the terms thereof;

4.
no court of competent jurisdiction or other competent governmental or regulatory authority will have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing, or prohibiting, in a material respect, (a) the Consummation of the NAC 33/34 Plan; (b) the New Money Investment Transaction; or (c) any of the Definitive Documents contemplated thereby;

5.	any and all requisite governmental, regulatory, antitrust, and third‑party approvals and consents that are necessary to implement and effectuate the NAC 33/34 Transactions shall have been obtained;

6.
the Definitive Documents contemplated by the NAC 33/34 Transactions, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been agreed, executed, and/or effectuated in form and substance consistent in all respects with the Restructuring Support Agreement;

7.
the Separation Agreement, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been agreed, executed, and/or effectuated and the conditions precedent to the effectiveness thereof shall have been satisfied or waived by the party or parties entitled to waive such conditions in accordance with the terms thereof;

8.
all conditions precedent to the effectiveness of the New NAC 33/34 Debt Documents, including, for the avoidance of doubt, the NAC 33/34 Liquidity Credit Facility and the NAC 33/34 Funding Lenders funding their commitments thereunder, shall have been satisfied or waived in accordance with the applicable Definitive Documents;

9.	the Debtors shall have implemented the NAC 33/34 Transactions in a manner consistent in all material respects with the Restructuring Support Agreement; and

10.
all professional fees and expenses of professionals retained by the NAC 33/34 Lenders, including Milbank LLP, Hunton Andrews Kurth LLP, Cleary Gottlieb Steen & Hamilton LLP, A&L Goodbody LLP, Lazard & Co., Limited, and Alton Aviation Consultancy LLC, shall have been paid in full.

3.	Conditions Precedent to a Moelis/Weil/NRF Exiting Debtor Plan Effective Date.

It shall be a condition to a Moelis/Weil/NRF Exiting Debtor Plan Effective Date that the following conditions (collectively, the “Moelis/Weil/NRF Conditions Precedent”) shall have been satisfied or waived pursuant to Article IX.F of the Plan.

1.
the Restructuring Support Agreement shall remain in full force and effect and all conditions shall have been satisfied or waived thereunder with respect to the Moelis/Weil/NRF Consenting Exiting Creditors, and there shall be no continuing breach that has not been waived and that would, after the expiration of any applicable notice or cure period, give rise to a right of the Moelis/Weil/NRF Consenting Exiting Creditors to terminate the Restructuring Support Agreement;

2.
the Settlement and Transfer Agreement shall have been agreed and executed by the relevant Moelis/Weil/NRF Exiting Debtor(s) and all other parties thereto and shall remain in full force and effect and all conditions shall have been satisfied or waived thereunder, and there shall be no breach that would, after expiration of any applicable notice or cure period, give rise to a right to terminate the Settlement and Transfer Agreement;

3.
solely with respect to the Investec NAC 8 Debtors, the legal ownership of each of the aircraft currently held on trust for NAC Aviation 8 Limited shall be transferred to NAC Aviation 8 Limited on or before the Plan Effective Date or the relevant Moelis/Weil/NRF Exiting Debtor Plan Effective Date, as applicable;

4.
solely with respect to the Investec NAC 8 Debtors, each of the Investec NAC 8 U.S. Debtors and any and all other entities registered in any jurisdiction in the United States that NAC Aviation 8 Limited has an Interest in shall be dissolved and wound up in accordance with the applicable by-laws, certificates of incorporation or formation, limited liability company agreements, operating agreements, limited partnership agreements, other organizational documents, or board resolutions on or before the Plan Effective Date or the relevant Moelis/Weil/NRF Exiting Debtor Plan Effective Date, as applicable;

5.
the Debtors shall have complied with the JOLCO Lease Rejection Order in all respects and the DB JOLCO Cooperation Agreements (as applicable) and MUFG JOLCO Cooperation Agreements (as applicable) shall be in full force and effect;

6.	the NAC DAC Financing Orders shall remain in full force and effect in form and substance acceptable to Majority Moelis/Weil/NRF Consenting Exiting Creditors;

7.
the satisfaction of all conditions to the issuance of the New Moelis/Weil/NRF Equity or the transfer of the Reorganized JOLCO Equity (as applicable) to the DB JOLCO Buyer, MUFG JOLCO Buyer, or the Investec NAC 8 Buyer (as applicable) in accordance with the Moelis/Weil/NRF Exit Documents;

8.
the satisfaction of all conditions to the issuance of the New Profit Participating Notes, as applicable, to the applicable Moelis/Weil/NRF Exiting Creditors in accordance with the Moelis/Weil/NRF Exit Documents;

9.
solely as it relates to the Restructuring Transactions contemplated by the Moelis/Weil/NRF Exiting Creditors Term Sheet, the Definitive Documents and all documents contained in any Plan Supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, shall have been agreed, executed and/or effectuated, in form and substance consistent in all respects with the Restructuring Support Agreement;

10.
no court of competent jurisdiction or other competent governmental or regulatory authority will have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing, or prohibiting, in a material respect, the consummation of the relevant Moelis/Weil/NRF Exiting Debtor Plan, the Restructuring Transactions contemplated by the Settlement and Transfer Agreement, and the applicable Restructuring Transactions contemplated by the Moelis/Weil/NRF Exiting Creditors Term Sheet, or any other Definitive Document contemplated thereby;

11.
any and all requisite governmental, regulatory, anti-trust, and third party approvals and consents that are necessary to implement and effectuate the Restructuring Transactions contemplated by the relevant Moelis/Weil/NRF Exiting Debtor Plan shall have been obtained;

12.
all fees and expenses payable pursuant to the Restructuring Support Agreement to the advisors to the applicable Moelis/Weil/NRF Consenting Exiting Creditors shall have been paid in full by the Debtors.

13.
all fees and expenses payable pursuant to the NAC DAC Financing Orders to the applicable Moelis/Weil/NRF Consenting Exiting Creditors or their advisors shall have been paid in full by the Debtors or the Reorganized Debtors, as applicable;

14.
the Bankruptcy Court shall have entered an order confirming the applicable Moelis/Weil/NRF Exiting Debtor Plan, in form and substance reasonably acceptable to the applicable Moelis/Weil/NRF Consenting Exiting Creditors and such order shall not have been stayed, modified, vacated, or reversed on appeal.

15.
the tax structuring of the Restructuring Transactions with respect to the applicable Moelis/Weil/NRF Exiting Debtors shall be satisfactory to the Majority Moelis/Weil/NRF Consenting Exiting Creditors; and

16.
the Debtors shall have implemented the Restructuring Transactions contemplated by the applicable Moelis/Weil/NRF Exiting Debtor Plan and the applicable Moelis/Weil/NRF Exit Documents in a manner consistent in all material respects with the Restructuring Support Agreement, including the issuance of any new debt and shares contemplated by such documents, subject to the consent rights of the parties set forth therein.

4.	Waiver of Conditions Precedent to the Plan Effective Date.

The Remaining Debtors, with the consent of the Majority Consenting Equitizing Creditors (not to be unreasonably withheld), may waive any of the conditions to the Plan Effective Date set forth in Article IX.A of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan; provided, that, if any proposed modification, amendment, waiver, or supplement of the conditions to the Plan Effective Date set forth in Article IX.A of the Plan that directly relates to the NAC 29 Facilities Group Consenting Creditor Reserved Matters, then the consent of the Majority NAC 29 Facilities Group Consenting Creditors shall be required to effectuate such modification, amendment, waiver or supplement; provided further, that, any proposed modification, amendment, waiver, or supplement of the condition with respect to the Moelis/Weil/NRF Replacement Servicing Agreement(s) or the Replacement Servicing Agreement to the Plan Effective Date set forth in Article IX.A.28 or Article IX.A.29, respectively, of the Plan requires the consent of the applicable Majority Moelis/Weil/NRF Consenting Exiting Creditors or the Majority NAC 33/34 Consenting Creditors, respectively.

If the waiver of any condition to the Plan Effective Date (i) relates to the Moelis/Weil/NRF Amended Documents or (ii) has a material and adverse effect on the Investec NAC 27 Debtor, the EDC Debtors, or any Moelis/Weil/NRF Consenting Amending Creditor, such waiver will be subject to the consent of the Majority Moelis/Weil/NRF Consenting Amending Creditors; provided that the Consenting Debt of any Moelis/Weil/NRF Consenting Amending Creditor under a Moelis/Weil/NRF Amended Financing Arrangement that is not affected by such modification, amendment, waiver, or supplement shall not be solicited or considered for the purposes of any vote to determine whether any such modification, amendment, waiver or supplement is acceptable.  If the waiver of any condition to the Plan Effective Date relates to the releases provided in the Plan with respect to the Consenting Shareholders, such waiver will also be subject to the consent of the Consenting Shareholders.

5.	Waiver of Conditions Precedent to the NAC 33/34 Plan Effective Date.

The NAC 33/34 Debtors, with the consent of the Majority NAC 33/34 Consenting Creditors (not to be unreasonably withheld), may waive any of the NAC 33/34 Conditions Precedent set forth in Article IX.B of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the NAC 33/34 Plan.

6.	Waiver of Conditions Precedent to a Moelis/Weil/NRF Exiting Debtor Plan Effective Date.

The Moelis/Weil/NRF Exiting Debtors, with the consent of the Majority Moelis/Weil/NRF Consenting Exiting Creditors (not to be unreasonably withheld), may waive any of the Moelis/Weil/NRF Conditions Precedent set forth in Article IX.C of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the relevant Moelis/Weil/NRF Exiting Debtor Plan.

7.	Substantial Consummation.

 “Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Applicable Effective Date.

8.	Effect of Non-Occurrence of Conditions to Consummation.

If the Plan Effective Date does not occur with respect to any of the applicable Debtors, the Plan shall be null and void in all respects with respect to such Debtor(s), and nothing contained in the Plan or the Disclosure Statement shall:  (a) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtor(s); (b) prejudice in any manner the rights of such Debtor(s), any Holders of a Claim or Interest, or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking by such Debtor(s), any Holders, or any other Entity in any respect.

E.	Settlement, Release, Injunction, and Related Provisions.

1.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.  In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Applicable Effective Date, the applicable Reorganized Debtors may compromise and settle Claims against, and Interests in, the applicable Debtors and their Estates and Causes of Action against other Entities.

2.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Applicable Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Applicable Effective Date by the applicable Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the applicable Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Applicable Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the applicable Debtors before the Applicable Effective Date and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Applicable Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan.  Any default or “event of default” by the applicable Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Applicable Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the applicable Debtors subject to the Applicable Effective Date occurring.

3.	Release of Liens.

Except (a) with respect to the Liens securing Other Secured Claims (depending on the treatment of such Claims), or (b) as otherwise provided in the Plan (including, for the avoidance of doubt, Article IV.M of the Plan) or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including for the avoidance of doubt the New Financing Documents or the Moelis/Weil/NRF Exit Debt Documents, on the Applicable Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents or take such action as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, in each case, at the sole cost of the Debtors or the Reorganized Debtors, as applicable, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor(s) and their successors and assigns.

4.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Applicable Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their respective Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim, Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the Consenting Shareholders’ direct or indirect ownership of any company within the NAC Group or any holding company of the NAC Group, the Consenting Shareholders’ current or past positions on any board of directors of any company within the NAC Group, the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement or any related prepetition transactions, the Forbearance Agreements, the Disclosure Statement, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), the NAC DAC Financing Orders, the NYL DIP Orders, any Definitive Document, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, the Plan, the Plan Supplement, the Definitive Documents, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration or implementation of the Restructuring Transactions, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence (in each case, related or relating to any of the foregoing) taking place on or before the Applicable Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Applicable Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement (including the Definitive Documents) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

5.	Releases by Holders of Claims and Interests.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Applicable Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party (other than the Debtors and the Reorganized Debtors), in each case on behalf of itself and its respective successors, assigns, and representatives, any and all other Entities who may purport to assert any claim, Cause of Action, directly or indirectly, by, through, for, or because of the foregoing entities, is hereby deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Debtor, Reorganized Debtor, and each other Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the Consenting Shareholders’ direct or indirect ownership of any company within the NAC Group or any holding company of the NAC Group, the Consenting Shareholders’ current or past positions on any board of directors of any company within the NAC Group, the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement or any related prepetition transactions, the Forbearance Agreements, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the NAC DAC Financing Orders, the NYL DIP Orders, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, any Definitive Document, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Restructuring Transaction, contract, instrument, release, or other agreement or document relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Definitive Document, before or during the Chapter 11 Cases (including, for the avoidance of doubt, any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration or implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, omission, transaction, agreement, event, or other occurrence (in each case, related or relating to any of the foregoing) taking place on or before the Applicable Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Applicable Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement (including the Definitive Documents) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein and in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third‑Party Release is:  (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

6.	Exculpation.

Notwithstanding anything contained in the Plan or the Confirmation Order to the contrary and to the extent permissible under the law, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or any claim arising from the Petition Date through the Applicable Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement or any related prepetition transactions, the Forbearance Agreements, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the NAC DAC Financing Orders, the NYL DIP Orders, any Definitive Document, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Applicable Effective Date, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any post-Applicable Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement (including the Definitive Documents) executed to implement the Plan; provided, however, the exculpation set forth above shall apply to any Claims or Causes of Action relating to the negotiations and entry into any such documents, including the Definitive Documents.

7.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Applicable Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder filed a motion explicitly requesting the right to perform such setoff on or before the Applicable Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

8.	Protection Against Discriminatory Treatment.

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been, is, or will be associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been, is, or will be associated, solely because such Reorganized Debtor was a Debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.	Governmental Units.

For the avoidance of doubt, nothing herein or in the Plan shall discharge, release, preclude, or enjoin:  (i) any liability to any Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Applicable Effective Date; (iii) any police or regulatory liability to a Governmental Unit on the part of any Entity as the owner or operator of property after the Applicable Effective Date; or (iv) any liability to a Governmental Unit on the part of any Person other than the Debtors.  Nor shall anything in the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence.  Nothing in the Plan or herein shall divest any tribunal of any jurisdiction it may have to adjudicate any defense based on this paragraph.

10.	Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtor(s) or the Reorganized Debtor(s) against which such Claim is asserted or in which such Interest is held, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the applicable Debtor(s) on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

11.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Applicable Effective Date, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

12.	Term of Injunction or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Applicable Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

13.	Document Retention.

On and after the Applicable Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors, and applicable laws.

V.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.	The Debtors’ Corporate History.

In October 1990, Martin Møller founded Nordic Aviation Capital A/S (“NAC A/S”) in Skive, Denmark.  In the thirty years since then, NAC has become the largest regional aircraft lessor globally and the sixth largest commercial aircraft lessor.  Yet, despite its remarkable growth, NAC has remained committed to being the heart of regional aviation, with core values of care, trustworthiness, humility, passion, and a central tenet that one size does not fit all when it comes to aviation solutions.

NAC is headquartered in Limerick, Ireland with offices in Denmark, Canada, Hong Kong, Singapore, and the United States.  NAC leases regional aircraft—aircraft that generally seat no more than 130 passengers, and fly up to one-and-a-half-hours on regional domestic and specialized routes—to its customers, ranging from some of the largest airlines in the world to smaller, low-cost airlines.  For the fiscal year 2020-2021, NAC reported lease revenue of approximately $642 million, a 15 percent decline compared to the previous year and a net loss of $2.4 billion.  As of the Petition Date, the Debtors have approximately $6.4 billion of outstanding total claims including prepetition principal, capitalized interest, accrued interest, default interest, make-whole amounts, swaps, and parent guarantees.

From 1990 to 2015, NAC focused its business exclusively on regional turboprop aircraft.  Regional turboprops are less expensive than other aircraft and can land on short runways that cannot accommodate larger aircraft.  By 2014, NAC was the world’s largest lessor of turboprop aircraft.  Seeking to expand beyond the turboprop market, NAC pursued strategic partners and acquisitions to help fund the growth and development of NAC.  The following is a description of the results of that search.

•
EQT & KIRKBI Partnership.  In September 2015, NAC Turbo Limited was established to facilitate a partnership between NAC, EQT Partners (“EQT”), a European private equity investor, and KIRKBI Invest A/S (“KIRKBI”), a Danish family investment company.  This entity was later renamed NAC DAC, which subsequently acquired NAC A/S.  Between 2015 and 2018, EQT and KIRKBI invested more than $4.5 billion[12] into NAC, driving a series of transactions that quickly transformed NAC into the world’s largest regional aircraft lessor.

•
Jetscape & Aldus Acquisitions.  In March of 2016, NAC acquired U.S.-based Jetscape Aviation Group, Ltd. (“Jetscape”) and in May 2016, NAC acquired Ireland-based Aldus Aviation Ltd. (“Aldus”).  Jetscape and Aldus both focused on leasing regional jets.  Regional jets are larger, faster, and better equipped for longer routes than turboprop aircraft.  Later that year, in June 2016, NAC acquired the remaining 50 percent interest in NK Aviation Limited, which was formerly a joint venture.  The fair value of net assets acquired in these transactions was $289 million.  Through these acquisitions, NAC expanded its offerings for new and existing customers.

•
GIC Partnership.  In 2019, Raffles Private Holdings Limited, an affiliate of GIC, a leading long-term global investor with aircraft leasing experience, became a shareholder based on an equity valuation of over $2 billion.  Subsequently, Martin Møller, EQT, KIRKBI, and Raffles Private Holdings Limited injected $150 million of new capital to strengthen NAC’s balance sheet and solidify its position as the global leader in regional aircraft leasing.  With Raffles’ commercial and financial support, NAC placed two new orders totaling 125 aircraft with Airbus and ATR at the Paris Air Show, and placed its first aircraft in China.

Through these partnerships and acquisitions, NAC expanded successfully.  Its fleet value increased from approximately $1 billion to more than $7 billion in just ten years.  Currently, NAC is more than 3.5 times larger than its closest competitor in the regional aircraft market.

[12]	Including third-party debt.

B.	The Debtors’ Assets and Operations.

NAC maintains a 480-aircraft fleet13 with an aggregate value of almost $5 billion,14 employs approximately 170 personnel across seven locations around the globe, and serves seventy-five customers across forty-five countries.  NAC focuses on acquiring and leasing new and used turboprop and regional jet aircraft to aircraft operators of all sizes worldwide.

1.	Aircraft Leasing and Sales.

NAC’s aircraft are typically leased under operating leases, with agreements requiring the lessee to make periodic payments for the maintenance of the aircraft (“Supplemental Rent”) based on usage.  Generally, the lessee pays monthly rental costs under the agreement regardless of hours flown or whether the aircraft is in use.  During the Pandemic, some lessees have restructured their leases to a “power by the hour” structure where aircraft utilization has a direct effect on lease income.  NAC also sells some of its used aircraft to third parties.

NAC leverages its large-scale maintenance operations to meet the customers’ specialized needs in the regional aircraft sector.  These components allow NAC to efficiently locate and service its fleet and facilitate a rapid return to service for redelivered aircraft.  In addition, NAC’s experience related to its regional aircraft assets help maximize the useful life of aircraft and allow NAC to efficiently trade in the secondary market.

Scale.  NAC’s fleet size and breadth allow it to meet diverse customer demands.  NAC focuses on providing leasing services to lessees of 70- to 130-seat turboprop and regional jet aircraft manufactured primarily by ATR, Embraer, and Bombardier.  NAC’s fleet currently consists of 290 turboprops and 190 regional jets.

Maintenance Expertise.  NAC employs a technical team that operates its in‑house maintenance and delivery facility in Billund, Denmark.  This team separates NAC from other aircraft lessors who depend on outside providers to service their fleets.  As NAC diversified its fleet, it also expanded its range of repair stations to accommodate all aircraft types in its fleet.

Customers.  NAC’s customers drive its revenue streams, and their diverse makeup, ranging from multinational airline customers to low-cost airline customers, provides security to NAC when there are regional downturns in travel.  NAC’s diverse fleet of aircraft and extensive experience have bolstered long‑term, sustainable relationships and provide personalized care and customized solutions for all its customers, regardless of size.  Customers of NAC include major international airlines such as Azul, LOT Polish Airlines, Air Canada, and Aeroméxico, as well as several smaller regional, domestic, and specialized airlines.

[13]	As of December 16, 2021, NAC’s fleet consisted of 480 regional aircraft, while its closest competitor in the regional aircraft market’s fleet consisted of 127 regional aircraft.

[14]	Based on carrying amount at June 30, 2021.

C.	NAC’s Corporate Structure.

As set forth on the corporate structure chart attached hereto as Exhibit C, as of the Petition Date, the NAC group is comprised of 119 entities, including, sixty aircraft owning entities (“AOEs”), twelve service entities (the “Service Entities”), 15 fifteen “lease-in-lease-out” intermediate leasing entities (“LILOs”), and one joint venture (collectively, the “NAC Group”).16  NAC’s entities serve specialized functions within the larger enterprise, rather than operating as independent units.  The AOEs house the Debtors’ principal assets—aircraft—while the Service Entities employ the employees and perform operational, transactional, and administrative functions for NAC.  The LILOs serve as intermediaries between AOEs and third-party lessees (i.e., customers), leasing aircraft from the AOEs and then subleasing those aircraft to customers.

To promote operational efficiency and flexibility, NAC centralizes most of its functions across its 113 entities.17  Key parts of these centralization functions include centralized maintenance operations and customer account management.  Certain AOEs are party to a service agreement with one of three servicing hubs.  Further, NAC DAC is party to a bilateral service agreement with each of the servicing hubs.  These arrangements offer a flexible way for NAC to allocate operating costs, primarily borne by the Service Entities, to the AOEs and other entities that benefit from the underlying services and streamline administrative functions.  NAC’s technical team is centralized to ensure proper maintenance and storage of all off-lease aircraft and monitor the maintenance of aircraft on leases.  The centralized functions enable the AOEs, LILOs, and Service Entities to focus on their designated functions, rather than the administrative complexities of running an aircraft leasing business.

NAC’s centralized operations provide flexibility and substantial synergies for NAC, putting it in a powerful position to offer opportunities to its customers that NAC’s competitors cannot match.  NAC’s customers communicate with one team on behalf of their NAC aircraft, regardless of which entities own the aircraft.  Customers and their contacts, therefore, form long-term relationships.  Therefore, NAC employees are familiar with their customer’s needs and can therefore offer tailored solutions, giving small-business personalization with the benefits and efficiency of a large company.  This familiarity has proven critical during the Pandemic as NAC has found creative solutions to mitigate the financial hardship to its customers.

D.	The Debtors’ Capital Structure.

1.	Prepetition Funded Debt Structure.

NAC utilizes several different financing and securities structures to maximize tax efficiency and business flexibility.  The primary financing structures include:  (a) direct facilities; (b) finance leases; (c) JOLCOs; and (d) swaps.

Direct Facilities.  Certain wholly-owned subsidiaries of NAC DAC (the “Direct Borrowers”), primarily those incorporated in Ireland, Singapore, and Denmark, have borrowed from, and furnished security directly to, their respective lenders (such lenders, the “Direct Secured Lenders”) to secure the obligations owed to the Direct Secured Lenders (the “Direct Facilities”).  NAC DAC guarantees all Direct Facilities as a primary obligor (the “Secured Debt Guarantees”).  The Direct Facilities and the corresponding Secured Debt Guarantees are primarily governed by English or New York law.

[15]	Of the Service Entities, only one—NAC A/S—is both a Service Entity and an AOE and is therefore included in the counts for both groups.

[16]
KN Operating Limited is a joint venture created pursuant to the Joint Venture Agreement between KN Operating Limited, Nordic Aviation Capital A/S, and KA1 P/S dated as of December 14, 2009 (as amended or supplemented from time to time) and is not a Debtor in these chapter 11 cases.

[17]
The joint venture is not a Debtor in these chapter 11 cases and does not participate in all centralized functions.  The corporate structure also includes five entities in liquidation, one of which is not a Debtor in these chapter 11 cases, that do not participate in any activities.

Finance Leases.  Certain facilities (the “Finance Lease Facilities”), which are primarily governed by English or New York law, are structured as a loan to an orphan special purpose vehicle (the “Lessor SPV”), which is party to a finance lease with the relevant Debtor entity as finance lessee (the “NAC Lessee”).  NAC DAC guarantees the payment obligations under the finance leases.  The key structural features of this type of arrangement are that:

•	the obligations of the NAC Lessee under the finance lease are guaranteed by NAC DAC in favor of the Lessor SPV (the “Finance Lease Guarantees”);

•
the NAC Lessee assigns its rights under any customer sublease, and the NAC Lessee’s immediate parent company pledges all the shares in the NAC Lessee, in favor of the Lessor SPV as security for the NAC Lessee’s obligations under the finance lease;

•
the Lessor SPV assigns its rights under the finance lease, the related NAC DAC guarantee, and the collateral provided to the Lessor SPV by the NAC Lessee and its immediate parent company to an agent (the “Secured Lease Agent”), who holds those rights and collateral for the benefit of the underlying lenders (the “Finance Lease Lenders”) and as security for the borrowings of the Lessor SPV; and

•
in the event of the NAC Lessee defaulting under the finance lease, the Lessor SPV is treated as defaulting under the loan, and so the Secured Lease Agent has the right to (i) accelerate the loan, (ii) enforce the assignment of the finance lease, NAC DAC guarantee, share pledge and any customer lease assignment, and (iii) require payment from NAC DAC for the lease termination amount.

For certain of the Finance Lease Facilities, in addition to the security package described above, the Finance Lease Lenders also benefit from a guarantee provided by certain European export credit agencies (the “ECAs”) of all (or substantially all) of the Lessor SPV’s obligations under the loan (“ECA Financing Arrangements”).

JOLCO Facilities.  Certain of the Debtors’ financings are arranged as “Japanese Operating Leases with Call Option” (the “JOLCO Facilities”).  In the JOLCO Facilities, a Japanese-incorporated special purpose vehicle (the “JOLCO Lessor”) purchased an aircraft with financing raised from both commercial lenders (the “JOLCO Lenders”) and Japanese equity investors (the “JOLCO Investors”).  The financing advanced by the JOLCO Lenders (the “JOLCO Loan”) is secured by, among other things, a mortgage over the purchased aircraft (the “JOLCO Mortgage”) in favor of a security trustee for the benefit of the JOLCO Lenders.  The JOLCO Lessor leases the aircraft (the “JOLCO Lease”) to a Debtor, as lessee (the “JOLCO Lessee”), who subsequently subleases the aircraft to the Debtors’ customers.  Under the JOLCO Leases, the JOLCO Lessee is granted the option to purchase the aircraft on a fixed date, which is set before the expiry of the lease term, for a pre-agreed price that is at least sufficient to repay the outstanding debt under the JOLCO Loan and the equity capital advanced by the JOLCO Investors.

The structure of the JOLCO Leases requires the JOLCO Lessees to pay two streams of rental payments to the JOLCO Lessors: “A” rent and “B” rent.  The JOLCO Lessors assigned their rights to the “A” rent to the Security Trustee for the benefit of the JOLCO Lenders, whereas only the JOLCO Lessor is beneficially entitled to the “B” rent.  Similarly, the termination sum expressed to be payable on the termination of a JOLCO Lease is comprised of both an “A” termination amount and a “B” termination amount.  NAC DAC guarantees the obligations of the JOLCO Lessees under the JOLCO Leases (the “JOLCO Lease Guarantees”), and the rights of the JOLCO Lessors under such JOLCO Lease Guarantees are assigned to the Security Trustees for the benefit of the JOLCO Lenders, save that the rights of the JOLCO Lessors under such JOLCO Lease Guarantees in relation to the “B” rent and “B” termination claims are excluded and not assigned to the Security Trustee for the benefit of the JOLCO Lenders.  The JOLCO Loans, JOLCO Leases and JOLCO Lease Guarantees are governed by English law.

Swaps.  The Debtors are party to a small number of hedging instruments with financial institutions to hedge interest rate exposure under certain financing arrangements.  The swaps are comprised of floating to fixed interest rate swaps denominated in U.S. dollars.  Based on the mark-to-market valuation of the swaps as of November 30, 2021, a liability of approximately $2.3 million was recorded.  About ninety percent of the swaps are maturing in September 2024.

2.	The Debt Silos.

As of the Petition Date, the Debtors have approximately $6.4 billion in outstanding claims against NAC DAC and $5.9 billion in total funded debt obligations, approximately $5.4 billion of which are secured obligations.  NAC’s prepetition funded debt is comprised of loans under thirty-nine financing facilities provided by eighty-three lenders.  Currently, NAC DAC’s ultimate equity holders are:  EQT’s Turbo Holding Guernsey Limited (39.94%); GIC’s Raffles Private Holdings Limited (34.05%); and Axiom Partners 10 Ltd (26.02%).  The Debtors’ primary prepetition outstanding claims are summarized in the table below:18

Facility/Financing Arrangement	Maturity	Estimated Outstanding Total Claim
NAC DAC
The PFA Facility	December 2024	$524.2 million
Total Unsecured Debt		$524.2 million
NAC 29
NAC 29 Revolver (the “Revolving Credit Facility”)	June 2023	$784.3 million
NAC 29 2018 DBJ Term Loan Facility	June 2022	$75.4 million
NAC 29 2019 DBJ Term Loan Facility	June 2024	$71.9 million
NAC 29 KDB Term Loan Facility	December 2023	$20.6 million
2017 Schuldschein Loan Facilities	December 2021	$69.5 million
2018 Schuldschein Loan Facility	December 2021	$10.2 million
USPP Notes and Note Purchase Agreements Governing the USPP Notes	June 2023 - February 2028	$2,590.4 million
Total NAC 29 Debt		$3,622.4 million

[18]	As of the Petition Date.

Non-NAC 29
NAC 33 Limited Facility	September 2022	$423.2 million
NAC 34 Limited Facility	July 2023	$120.0 million
EDC Facilities	November 2023 - December 2030	$347.7 million
NAC Aviation 8 Limited Senior Facility (the “Investec NAC 8 Senior Facility”)	April 2023 - March 2024	$192.5 million
NAC Aviation 8 Limited Junior Facility (the “Investec NAC 8 Junior Facility”)	December 2021	$29.8 million
NAC Aviation 25 Limited Facility (the “DB Nightjar Facility”)	September 2022	$187.3 million
NAC Aviation 27 Limited Facility (the “Investec NAC 27”)	August 2021	$86.1 million
NAC Aviation 17 & 20 Facilities (the “New York Life Facility”)	March 2026 - April 2027	$91.6 million
KfW (Commercial) Facilities	December 2026 - January 2027	$122.7 million
NAC Aviation 3 A/S Facility (the “SMBC Facility”)	December 2025	$12.8 million
ECA Financing Arrangements	Various	$251.5 million
JOLCO Financing Arrangements	Various	$292.3 million
Nordic Aviation Financing ApS (the “Nykredit Mortgage Facilities”)	Various	$1.8 million
NK Leasing Limited, KN Operating Limited, and Nordic Aviation Contractor (Ireland) Limited (the “Kirk Kapital Financing Arrangements”)	Various	$29.4 million
Nord/LB Facility	July 2024	$20.3 million
Total Debt		$6.3 billion

          For each of the prepetition financing arrangements, the borrower, its direct and indirect subsidiaries, and any other security grantor under that arrangement form a security group (or “silo”).  To the extent that a Debtor is a borrower (or issuer) under multiple prepetition financing arrangements and its obligations thereunder are secured by the same collateral, that borrower, its direct and indirect subsidiaries, and any other security grantor under those financing arrangements together constitute a single silo, as in the case of, for example, the prepetition financing arrangements under which NAC 29 is a borrower or issuer of notes.  The following is a graphic and summary description of some of NAC’s primary silos of debt.

NAC DAC
(Ireland)
116 subsidiary entities
and
469 aircraft
NAC A/S
(Denmark)
60 subsidiary entities
194 aircraft
NAC 29
(Ireland)
15 subsidiary entities
234 aircraft
NAC Aviation 33 Limited
(Ireland)
5 subsidiary entities
29 aircraft
NAC Aviation 34
Limited.
(Ireland)
4 subsidiary entities
8 aircraft
Nordic Aviation Capital
Pte. Ltd.
(Singapore)
23 subsidiary entities
51 aircraft

NAC DAC.  In 2018, NAC DAC entered into a long-term $470 million financing facility with the largest commercial pension fund in Denmark, PFA Pension, Forsikringsaktieselskab (the “PFA Facility”).  NAC DAC is the primary Service Entity for the Debtors, but does not own any aircraft.  The PFA Facility is unsecured.  As of the Petition Date, NAC DAC owes approximately $524.2 million on account of the PFA Facility, accounting for approximately eight percent of the total claims outstanding against the Debtors.  NAC DAC guarantees each facility to which a Debtor is a party.

NAC 29 Silo.  NAC 29 and its subsidiaries, which are incorporated in Ireland, Malta, Cyprus, or the United Kingdom, include a group of AOEs that own 234 aircraft financed by approximately $3.6 billion in outstanding obligations (“NAC 29 Debt”), accounting for approximately fifty-seven percent of the outstanding claims against NAC DAC as of December 6, 2021.  As part of the Scheme (discussed in further detail below), NAC 29’s unsecured lenders were provided with a security package including security interests in NAC 29’s aircraft and $315 million in restricted cash (of which approximately $300 million remains).  NAC 29 Debt is comprised of four separate issuances of U.S. private placement notes, a revolving credit facility, four Schuldschein loans, one term loan facility arranged by the Korea Development Bank, and two term-loan facilities arranged by the Development Bank of Japan.

NAC A/S.  NAC A/S is a Service Entity incorporated in Denmark that is the parent entity of sixty Debtor entities that collectively own 194 aircraft financed by approximately $1.6 billion in outstanding obligations, accounting for approximately twenty‑five percent of the outstanding claims against NAC DAC as of December 6, 2021.  NAC A/S’s subsidiaries are borrowers under most of NAC’s debt facilities, including Direct Secured Facilities, Finance Lease Facilities, and ECA Financing Arrangements.

NAC A/S Direct Subsidiaries.  NAC A/S is the parent entity of thirty direct Debtor subsidiaries that are incorporated in Denmark, Singapore, Cyprus, the United Kingdom, France, or Ireland and seven indirect Debtor subsidiaries that are incorporated in the United States.  NAC A/S and its direct Debtor subsidiaries own or lease 143 aircraft financed by approximately $1.1 billion in outstanding obligations, accounting for approximately eighteen percent of the outstanding claims against NAC DAC as of December 6, 2021.  These obligations are financed with several different debt structures, including Direct Secured Facilities, Finance Lease Facilities, and ECA Financing Arrangements.  Several of the facilities for which NAC A/S’s direct subsidiaries are borrowers are cross-collateralized with facilities under which NAC Pte. Ltd.’s subsidiaries are borrowers.

NAC Pte. Ltd.  Nordic Aviation Capital Pte. Ltd. (“NAC Pte. Ltd.”) is a direct Debtor subsidiary Service Entity of NAC A/S and is the direct parent of twenty‑three entities, including eight of the JOLCO Entities.19  NAC Pte. Ltd.’s subsidiaries are incorporated in Singapore and collectively own or lease fifty aircraft financed by approximately $422 million in outstanding obligations, accounting for approximately seven percent of the outstanding claims against NAC DAC as of December 6, 2021.  NAC Pte. Ltd. and its subsidiaries are borrowers under several debt facilities, including NAC 2 A/S 2013 Facilities, NAC 2 A/S 2014 Facilities, ECA Financing Arrangements, and JOLCO Facilities.  Several of the facilities for which NAC Pte. Ltd.’s subsidiaries are borrowers are cross‑collateralized with facilities under which NAC A/S’s direct subsidiaries are borrowers.

NAC 33/34.  NAC 33/34 are AOEs incorporated in Ireland and collectively, have nine direct or indirect subsidiaries.  NAC 33/34 and their subsidiaries collectively own thirty-seven aircraft financed by approximately $543.2 million in outstanding obligations accounting for approximately nine percent of the outstanding claims against NAC DAC as of December 6, 2021.20  These subsidiaries are incorporated in Ireland, Sweden, or the British Virgin Islands.  NAC 33/34 are borrowers under senior secured term loan facilities arranged by BNP Paribas (“BNPP”).

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.	The Pandemic.

On March 11, 2020, the World Health Organization officially declared COVID-19 a pandemic.  COVID-19 and the resultant shelter‑in‑place orders to stop its spread halted consumer and business travel overnight.  Struggling airlines were forced to ground entire fleets and furlough or lay off thousands of employees.  In March 2020, weighted average shareholder returns declined more for the aerospace/defense and air travel sectors than any other sector.  By November 2020, it was estimated that the Pandemic resulted in losses of $118 billion across the global aviation industry, as compared to a $24.6 billion profit in 2019, a $142.6 billion decrease.

Nothing could prepare the aviation industry for a near-total shutdown of operations at the onset of the Pandemic.  COVID-19’s effect on the business led to a net loss of $639 million over NAC’s 2019-2020 fiscal year and a net loss of $2.4 billion over NAC’s 2020-2021 fiscal year.  NAC’s customers are facing severe liquidity issues, and, simply put, NAC cannot collect cash that its customers do not have.  NAC has restructured the lease obligations of thirteen customers on ninety‑five aircraft leases, and NAC is currently involved in negotiations with fourteen additional customers to restructure the obligations on another 105 leases.  Further, since the end of the last fiscal year, the book value of NAC’s fleet decreased from almost $7 billion to $4.8 billion—more than a thirty percent decrease in value.  Significantly, aircraft values are a key factor in rent calculations between NAC and its customers and, despite management’s best efforts, this decrease resulted in lower rental income for new leases.  Additionally, this decrease caused the loan-to-value ratio of NAC’s aircraft to rise rapidly and equity value in NAC to decrease significantly.21

[19]
NAC Pte. Ltd is the direct parent of eight of the JOLCO Entities including Nordic Aviation Leasing Eighteen Pte. Ltd., Nordic Aviation Leasing Twenty Pte. Ltd., Nordic Aviation Leasing Twenty One Pte. Ltd., Nordic Aviation Leasing Twenty Two Pte. Ltd., Nordic Aviation Leasing Twenty Three Pte. Ltd., Nordic Aviation Leasing Twenty Four Pte. Ltd., Nordic Aviation Leasing Twenty Seven Pte. Ltd., and Nordic Aviation Leasing Twenty Eight Pte. Ltd. while NAC Aviation 31 Limited and NAC Aviation 32 Limited are direct subsidiaries of NAC DAC.

[20]	Additionally, NAC Aviation 33 Ltd. has two indirect subsidiaries, Fortuna Aviation DAC and Tyche Aviation DAC.

[21]	Importantly, certain financings have loan-to-value limitations, which may require additional repayments due to the purchase or sale of an aircraft.

The last few months have shown promising signs of recovery, albeit with recent uncertainties caused by the Omicron variant.  Airline CEOs are optimistic that there will be a recovery of business travel sparked by pent-up demand after not being able to visit customers although the exact timing remains opaque. 22  In the summer months of 2021, NAC experienced a strong pick-up in placement activity, including delivering fourteen aircraft across all regions, improving on 2019 figures by over fifty percent.  Additionally, in fiscal year 2020-2021, NAC’s lease extensions increased forty-five percent.23  Still, demand for air travel remains unpredictable as countries grapple with the highly contagious Omicron and Delta variants and continuously reevaluate their health and safety protocols.

In early 2020, NAC hired Clifford Chance, E&Y, Rothschild, and McCann FitzGerald, Solicitors to explore liability management alternatives.  Ultimately, given the rapidly deteriorating market conditions at the time and its near-term financial obligations, NAC decided to effectuate the Scheme, which an Irish court sanctioned in July 2020.

1.	The Scheme.

The Scheme was an agreement among NAC and more than eighty-five lenders (the “Scheme Creditors”) holding $5.3 billion in debt whereby the Scheme Creditors agreed to: (a) defer interest payments until December 31, 2020, (b) defer scheduled principal amortization payments for nine months and final maturity payments for twelve months, and (c) waive certain financial and other covenants through June 29, 2021.  As part of the Scheme, the previously unsecured NAC 29 financing became secured.24  The Scheme included various obligations on NAC to make cash sweep payments of some of NAC’s available cash to its lenders, including an obligation for all cash in the Debtors’ accounts as of April 30, 2021 above $50 million to be swept on May 17, 2021 to the lenders (the “Cash Sweep”).  Further, the Scheme required the Debtors to continue their historical cash pooling arrangement, whereby substantially all of the Debtors’ cash is pooled at NAC DAC (the “Cash Pool”).  The Scheme enabled NAC to avoid breaching its covenants or otherwise triggering any enforcement event under any of its debt facilities during the covenant waiver period.  More importantly, it ensured that NAC would have access to sufficient liquidity to meet its obligations into 2021.  On July 22, 2020, the Irish High Court approved the Scheme.  Subsequently, on July 24, 2020, a United States Bankruptcy Court recognized the Scheme.

2.	Post-Scheme Engagement with Stakeholders.

Following the implementation of the Scheme, NAC continued to actively report to its lenders.  On March 29, 2021, with the Cash Sweep due to occur on May 17, 2021, NAC, through its advisors, approached lenders (most of whom were still organized from the Scheme negotiations) to request a forbearance of any remedies relating to a failure to make the Cash Sweep.

22	Approximately eighty percent of one major carrier’s large corporate clients anticipate that about ninety percent of their pre-pandemic business travel will return eventually.

23	As compared to the same period in 2019.

24
Facilities totaling $609.1 million were excluded from the Scheme.  NAC DAC entered into separate bilateral arrangements with certain of those lenders to waive actual or potential events of default in connection bilateral arrangements with certain of those lenders to waive actual or potential events of default in connection with the Scheme or to obtain other relief, as necessary.

Concurrently with the forbearance discussions, NAC initiated discussions with the lenders to work toward a comprehensive resolution to its capital structure.  To facilitate such discussions, lenders were granted access to management and the Board to discuss the business plan and responses to the current business environment.  To date, NAC has responded to more than 519 diligence requests.

On May 16, 2021, NAC and its creditors executed the Forbearance Agreement.  The Forbearance Agreement created a stable platform for NAC to continue engaging with stakeholders to reach a global resolution.  Under the terms of the Forbearance Agreement, all principal amortization, maturity payments, and Cash Sweep payments were deferred until July 31, 2021, preserving NAC’s liquidity.  The Forbearance Agreement included three milestones to provide a clear timeline to ensure that the parties timely made sufficient progress, the first of which was the June 15, 2021 deadline to have a commercial term sheet agreed by two-thirds of NAC’s creditors (the “Initial Milestone”).

Despite active engagement with its creditor groups, NAC was unable to meet the Initial Milestone.  As a result, beginning on June 15, 2021, NAC’s major creditor groups—including, as discussed below, Nord LB—had the right to terminate the Forbearance Agreement.

Pursuant to that certain Loan Agreement, dated as of July 15, 2013, by and between NAC 9, as borrower, NAC A/S, as guarantor, and Nord LB, as the initial lender, facility agent, and security trustee (as amended, restated, supplemented, or otherwise modified from time to time, the “NAC 9 Loan Agreement”), Nord LB committed to provide loans to NAC 9 in the aggregate principal amount of  up to $55 million (the “NAC 9 Loans”) to finance NAC 9’s purchase of five Bombardier Q400 aircraft bearing manufacturer’s serial numbers 4231, 4234, 4239, 4245, and 4250 (collectively, the “NAC 9 Aircraft”).  As guarantor, NAC A/S agreed to guarantee NAC 9’s obligations under the NAC 9 Loan Agreement.  To secure the NAC 9 Loans, NAC 9 granted Nord LB security interests in the NAC 9 Aircraft, including any value stemming from the NAC 9 Aircraft, such as lease rentals, pursuant to various security documents, including lease assignments and certain New York and German law aircraft mortgages.  In addition, NAC A/S granted Nord LB a charge over NAC A/S’s equity interests in NAC 9 as collateral for the NAC 9 Loans pursuant to that certain Charge of Shares, dated as of July 19, 2013 (the “NAC 9 Share Charge”).  In 2017, the NAC 9 Loan Agreement was superseded by that certain Deed of Accession, Amendment and Restatement, dated as of June 7, 2017, which provided, among other things, that “[w]ith effect from the Effective Date… simultaneously with the accession of the New Guarantor NAC DAC to the NAC 9 Loan Agreement, the Security Trustee Nord LB hereby releases and discharges the Existing Creditor NAC A/S from all past, present and future liability to the Security Trustee under the Guarantee and also from all actions, claims and demands under or in connection with the Guarantee and cancels, surrenders and delivers up the Guarantee to the Existing Guarantor.”

As discussed previously herein, following the Company’s failure to meet the Initial Milestone under the Forbearance Agreement, on June 15, 2021, the Forbearing Creditors under the Forbearance Agreement were entitled to terminate the Forbearance Agreement. On June 28, 2021, Nord LB exercised that termination right (as the only Forbearing Creditor to do so), but solely in respect to itself and the debt it owned on account of the NAC 9 Loan Agreement.  More specifically, Nord LB delivered notices of default and acceleration to NAC 9, copying NAC DAC, as guarantor, and a notice of enforcement of charge of shares to NAC A/S and NAC DAC, as guarantor.

Nord LB sent notices of demand to both NAC A/S and NAC DAC , in their capacities as guarantors under the NAC 9 Loan Agreement for immediate payment of approximately $20 million outstanding under the NAC 9 Loan Agreement.

Following Nord LB’s exercise of its rights and remedies under the NAC 9 Share Charge and the NAC 9 Loan Agreement, on September 24, 2021, NAC 9 presented a winding up petition before the Irish High Court for the liquidation and winding up of NAC 9 pursuant to the Irish Companies Act, 2014 (the “NAC 9 Liquidation Proceedings”).  By order of the Irish High Court dated September 24, 2021, Declan Taite and Anne O’Dwyer of Kroll Advisors (Ireland) Limited were appointed as joint provisional liquidators in respect of NAC 9, and their appointments were confirmed by order of Mr. Justice Heslin of the Irish High Court on October 18, 2021.  Specifically, through the NAC 9 Liquidation Proceeding,  the joint official liquidators are seeking to facilitate the liquidation sale of the NAC 9 Aircraft. The NAC 9 Liquidation Proceedings remain ongoing.

As noted above, Nord LB has demanded from NAC DAC and NAC A/S immediate payment of approximately $20 million outstanding under the NAC 9 Loan Agreement. However, the Debtors understand that the NAC 9 Liquidation Proceedings may yield an amount payable to Nord LB that is equal to or greater than the full amount of the outstanding debt under the NAC 9 Loan Agreement.  In such a scenario, Nord LB's claim against NAC DAC on account of NAC DAC’s guarantee of the NAC 9 Loans may be withdrawn.  If there is a deficiency, the Debtors anticipate consensually resolving issues regarding the existence and quantum of Nord LB’s claim against NAC DAC in advance of confirmation of the Plan.

Notwithstanding the foregoing, the Forbearance Agreement remained in place through its initial term and all remaining parties to the Forbearance Agreement agreed to extend its term through December 17, 2021.25  During the forbearance period, NAC and its advisors made substantial progress on the terms of a comprehensive and consensual restructuring transaction.

Following almost a year of intense, arm’s-length negotiations, on December 19, 2021, NAC executed a Restructuring Support Agreement with (i) the NAC 29 Noteholders Group and NAC 29 Facilities Group representing approximately fifty-two percent of outstanding claims against NAC DAC, (ii) Silver Point Creditors representing approximately seven percent of outstanding claims against NAC DAC, (iii) the Export Development Canada (the “EDC”) Consenting Creditors, representing five percent of outstanding claims against NAC DAC, (iv) the PFA Consenting Creditor, representing eight percent of outstanding claims against NAC DAC, (v) certain other creditors, representing one percent of outstanding claims against NAC DAC (together, the “Original Consenting Creditors”), and (vi) the Consenting Shareholders that are comprised of (a) Axiom Partners 10 Ltd, (b) Turbo Holding Guernsey Limited, (c) Raffles Private Holdings Limited, and (d) NAC Luxembourg II S.A., reflecting agreement upon a consensual and comprehensive transaction.

On December 23, 2021, the Debtors and the Consenting Stakeholders amended and restated the RSA to effectuate modifications to certain Restructuring Term Sheets and to include the NAC 33/34 Consenting Creditors as parties to the Restructuring Support Agreement.  Among other things, the amended and restated RSA included the NAC 33/34 Restructuring Term Sheet (which contemplates the consensual exit of the NAC 33/34 Debtors through consummation of the NAC 33/34 Plan) and the Alpha Term Sheet (which provides the terms of the New Money Investment Transaction).  At the time, the NAC 33/34 Consenting Creditors collectively held approximately 9 percent of claims against NAC DAC, which thereby brought the total support for the Restructuring Support Agreement to approximately 81.7 percent of claims held against NAC DAC.  On January 13, 2022, NAC executed a second amended and restated version of the Restructuring Support Agreement with certain of the Moelis/Weil/NRF Consenting Creditors, bringing total support for the Restructuring Support Agreement to approximately 89 percent of outstanding claims against NAC DAC.  The agreement reflected therein will largely preserve the NAC enterprise, and provides for the consensual exit for certain debt silos, including NAC 33/34.  On March 1, 2022, consistent with section 15 of the Restructuring Support Agreement, the Debtors and the Majority DB JOLCO Lenders entered into an amendment to the second amended and restated version of the Restructuring Support Agreement.  The amendment provided for the replacement of the DB JOLCO Lender Exit Term Sheet attached to the originally executed Restructuring Support Agreement with an amended version of such term sheet.  The amended DB JOLCO Lender Exit Term Sheet provides greater flexibility for the future owners of the Reorganized DB JOLCO Debtors to determine the appropriate capital structure of such entities post‑emergence.

[25]	The sole forbearing creditor group that did not agree to extend the forbearance period since the extension of the forbearance period to November 1, 2021, are the ECA creditors.

As discussed herein, the Debtors have reached consensual agreements on bespoke restructuring transactions with each of the NYL Lenders and the ECA Lenders.  These agreements are reflected by the Third A&R RSA, attached hereto as Exhibit B.

Now, with the support of the Consenting Creditors and Consenting Shareholders, the Debtors intend to move quickly to build consensus with the remainder of its capital structure and to emerge from chapter 11 as a more robust and well‑capitalized enterprise as soon as practicable.  Implementation of the transactions contemplated by the Restructuring Support Agreement, the terms of which are described in further detail herein and in the Plan, will right‑size NAC’s capital structure, raise the capital necessary to fund the newly devised and creditor‑approved business plan, and effectuate an orderly exit for certain Debtor entities whose creditors have sought to sever ties with the reorganized NAC structure.

B.	Corporate Structure and Governance.

NAC DAC is NAC’s ultimate parent entity.  It generally manages NAC’s business and is governed by its nine-member Board.  Throughout the Pandemic, the Board worked closely with management to maximize the enterprise’s value for the benefit of all of NAC’s stakeholders and has met at least once weekly over the past several months.  The current governance structure has been designed to effectively and efficiently address the pressing challenges brought on by the Pandemic:

•
Additional Directors.  In January 2021, NAC DAC and NAC Aviation 29 Designated Activity Company (“NAC 29”) added Justin Bickle, Martin Cooke, Paul O’Donnell, Phil Bolger, and Rod Sheridan as directors to each board.  In addition, in February 2021, NAC A/S appointed Mr. Sheridan as chairman of its board of directors and, in April 2021, appointed the Restructuring Committee to its board of directors.

•
Restructuring Committee.  Additionally, NAC DAC formed a Restructuring Committee of the Board comprised of Mr. Bickle as chairman and Mr. Cooke and Mr. O’Donnell as members.  In May 2021, Patrick Blaney joined the Restructuring Committee at the request of creditors given his independence, deep aviation expertise and long-standing industry relationships.  The Restructuring Committee is responsible for leading the potential restructuring of the Debtors and any matters related to the restructuring process, including undertaking tasks required for the day-to-day aspects of the restructuring.

•
Disinterested Director Appointments.  Recognizing that intercompany issues may arise throughout restructuring discussions, around the end of March 2021, NAC appointed two Disinterested Directors to the boards of each of certain of its entities to ensure that the interests of each entity’s respective creditors are protected and preserved.  Each pair of Disinterested Directors has engaged separate legal advisors as special counsel at the sole direction of the Disinterested Directors to advise as necessary in connection with any proposed restructuring transactions and any matters that arise in which a conflict may exist between the applicable Debtor, on the one hand, and its shareholders, affiliates, or directors and officers, on the other hand.  To ensure continuity between the different boards and effective communication with respect to contingency planning, Mr. Cooke, Mr. O’Donnell, and Mr. Bickle joined the Disinterested Directors on each of the applicable boards.

Entity	Disinterested Directors	Legal Counsel
NAC DAC	Paul Keglevic Stefan Selig	Quinn Emanuel Urquhart & Sullivan, LLP
NAC 29	Jeff Stein Jeff Dane	Katten Muchin Rosenman LLP
NAC A/S	Tony Horton Jame Donath	McDonald Hopkins LLC
NAC Aviation 33 Limited & NAC Aviation 34 Limited	Jon Foster Jake Wood	Cole Schotz P.C.
Nordic Aviation Leasing Pte. Ltd.	Harvey Tepner Mark Cox	Cozen O’Connor P.C.
JOLCO Entities[26]	Gary Begeman Julian Markby	McDermott Will & Emery LLP

On May 24, 2021, pursuant to the Forbearance Agreement, NAC appointed Disinterested Directors to additional Debtor entities and made other governance adjustments throughout the structure.  Additionally, following the Forbearance Agreement, Mr. O’Donnell, Mr. Cooke, and Mr. Bickle were also appointed as directors to the additional Debtor entities.  On January 1, 2022, NAC appointed Roger Meltzer and Tim Regan as Disinterested Directors to Nordic Aviation 17 Ltd. and Nordic Aviation 20 Ltd.

•
Committee of Restructuring Creditors. On July 12, 2021, the creditor restructuring committee (“CRC”) was formed to represent the best interests of the creditors and to lead the discussions on the restructuring process with NAC and the Restructuring Committee.  Since then, the CRC has met weekly with the Restructuring Committee to discuss the restructuring process.

•
President.  On September 23, 2021, NAC appointed Norman C. T. Liu, a highly accomplished global aviation executive, as President.  From 2009 through 2016, Mr. Liu was President of GE Capital Aviation Services and was its Chairman in 2016.  Mr. Liu has been a senior advisor to NAC since 2019.  On December 10, 2021, Mr. Liu became Chief Executive Officer of NAC.

[26]
The JOLCO entities include:  NAC Aviation 31 Limited; NAC Aviation 32 Limited; Nordic Aviation Leasing Eighteen Pte. Ltd.; Nordic Aviation Leasing Twenty Pte. Ltd.; Nordic Aviation Leasing Twenty One Pte. Ltd.; Nordic Aviation Leasing Twenty Two Pte. Ltd.; Nordic Aviation Leasing Twenty Three Pte. Ltd.; Nordic Aviation Leasing Twenty Four Pte. Ltd.; Nordic Aviation Leasing Twenty Seven Pte. Ltd.; and Nordic Aviation Leasing Twenty Eight Pte. Ltd. (collectively, the “JOLCO Entities”).

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

A.	First and Second Day Relief and Other Case Matters.

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code, the Debtors filed several motions (the “First Day Motions”) seeking authority to, among other things:  (1) continue utilizing the Debtors’ prepetition cash management system, including with respect to intercompany transactions; (2) pay certain prepetition claims in the ordinary course of business; (3) pay prepetition wages and certain administrative costs related to those wages; (4) pay certain taxes and fees that accrued or arose in the ordinary course of business before the Petition Date; (5) maintain and administer existing customer programs; and (6) continue insurance policies and honor existing obligations in respect thereof (the “Operational First Day Motions”).  The First Day Motions are designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases.  A brief description of each of the First Day Motions and the evidence in support thereof is set forth in the Declaration of Justin Bickle, Chief Executive Officer of Nordic Aviation Capital A/S and Chairman of the Restructuring Committee, in Support of the Debtors’ Chapter 11 Petitions and Restructuring Transactions [Docket No. 6] (the “Bickle Declaration”) and the Declaration of Briana Richards in Support of the Debtors’ Chapter 11 Petitions and First Day Motions [Docket No. 15] (the “Richards Declaration,” together with the Bickle Declaration, the “First Day Declarations”).  At a hearing on December 21, 2021, the Bankruptcy Court granted the interim relief requested in each of the Debtors’ First Day Motions.27  The Bankruptcy Court subsequently granted the final relief requested in each of the First Day Motions, other than the Debtors’ Motion to Authorize Debtors' Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System, (B) Maintain Existing Business Forms and Books and Records, and (C) Perform Intercompany Transactions and Grant Administrative Expense Status to Intercompany Transactions and (II) Granting Related Relief [Docket No. 16] (the “Cash Management Motion”).  In respect of the Cash Management Motion, the U.S. Trustee filed their Limited Objection of the United States Trustee to Entry of a Final Order Authorizing a Waiver of the Requirements of Section 345 of the United States Bankruptcy Code [Docket No. 237], objecting to the Debtors’ request for a waiver of the requirements imposed by section 345(b) of the Bankruptcy Code.  Thereafter, the Debtors and the U.S. Trustee entered into the Stipulation and Agreed Order Among the Debtors and the United States Trustee Regarding Maintenance of the Debtors’ Cash Management System [Docket No. 444] to resolve the concerns set forth in the U.S. Trustee’s limited objection.

A final hearing on the relief requested in the Debtors’ Cash Management Motion has been adjourned to the hearing scheduled for March 10, 2022.

On January 13, 2022, the Debtors held their second day hearing.  Ahead of the hearing, the Bankruptcy Court entered final orders in respect of each of the Operational First Day Motions (pursuant to certificates of no objection), entered the NAC DAC Interim DIP Order.  Further, on February 3, 2022, the Bankruptcy Court entered the NAC DAC Final DIP Order.

Over the course of these chapter 11 cases, the Debtors have filed a series of retention applications seeking to retain and employ various professional advisors, effective as of the Petition Date.  To that end, the Debtors have filed motions seeking employment and retention of, among others, Kutak Rock LLP, Ernst & Young LLP, Clifford Chance LLP, Epiq Corporate Restructuring LLC, Rothschild, Gorrissen Federspiel Advokatpartnerselskab, and William Fry LLP.  The Court has entered orders authorizing the retention of these professionals.

[27]	The First Day Motions, First Day Declarations, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at http://dm.epiq11.com/nac.

B.	DIP Financing and Cash Collateral.

On January 13, 2022, the Bankruptcy Court entered the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Senior Secured Priming Liens and Superpriority Administrative Expense Claims, and (C) Utilize Cash Collateral; (II) Granting Adequate Protection to the Participating Prepetition Secured Parties; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief [Docket No. 171] (the “NAC DAC Interim DIP Order”), which authorized NAC DAC, as borrower, and certain other Debtors, as guarantors, to obtain postpetition financing under a fully-committed $170 million superpriority senior secured delayed draw term loan facility (the “NAC DAC DIP Facility”), funded by certain of the Consenting Creditors (in such capacity, the “NAC DAC DIP Lenders”).  The NAC DAC Interim DIP Order also authorized the Debtors’ use of the Consenting Creditors’ cash collateral on the agreed terms and conditions set forth therein.

The NAC DAC DIP Facility provides for an initial $60 million draw following entry of the NAC DAC Interim DIP Order, a $60 million delayed draw following final approval of the NAC DAC DIP Facility, and a $50 million final draw thereafter if needed (as determined by the applicable Debtors), in each case, subject to the satisfaction of certain conditions set forth in the NAC DAC DIP Facility Documents.  On January 20, 2022, NAC DAC drew $6 million under the NAC DAC DIP Facility pursuant to the NAC DAC Interim DIP Order and the NAC DAC DIP Facility Documents.  NAC DAC’s borrowings under the NAC DAC DIP Facility provide liquidity support for the overall enterprise through NAC DAC on-lending to silos at which the requisite prepetition secured parties have consented to the priming liens securing the NAC DAC DIP Facility (the “DIP Silos”) and also to certain Debtor service entities without prepetition secured funded debt obligations.

The Debtors in each DIP Silo have guaranteed the NAC DAC DIP Facility on a several, and not joint, basis to the extent of the DIP Silo’s net intercompany borrowings from NAC DAC (plus a proportionate share of the NAC DAC DIP Facility interest paid by NAC DAC), as determined based on a negotiated calculation and allocation methodology.  Each non-silo Debtor guarantor of the NAC DAC DIP Facility has guaranteed the full amount of NAC DAC’s obligations under the NAC DAC DIP Facility on a joint and several basis.  The NAC DAC DIP Facility is secured by first-priority liens on substantially all assets of the NAC DAC DIP Facility obligors to the extent of their respective obligations under the NAC DAC DIP Facility, with certain exceptions for excluded assets and permitted prior liens and subject to the Carve Out (as defined in the NAC DAC Interim DIP Order).  The NAC DAC Interim DIP Order also provides Consenting Creditors with a customary adequate protection package, comprising adequate protection liens and superpriority claims in respect of the applicable obligors, current cash payment of the Consenting Creditors’ reasonable, documented professional fees and expenses, and various informational rights in favor of the Consenting Creditors.

The NAC DAC DIP Facility and consensual postpetition use of cash collateral are key components of the value-maximizing Restructuring Transactions contemplated by the Restructuring Support Agreement and the Plan.  The additional liquidity provided by the NAC DAC DIP Facility will enable the Debtors to meet their postpetition funding needs and bridge to a successful reorganization through the Restructuring Transactions.  On February 3, 2022, the Court entered a final order approving the NAC DAC DIP Facility (the “NAC DAC Final DIP Order”) [Docket No. 304], and the Debtors drew an additional $60 million thereafter.

Prior to and following the Petition Date, the Debtors have worked diligently to establish comprehensive postpetition financing arrangements to provide liquidity support for the overall enterprise.  The Debtors’ ongoing efforts in this regard have yielded negotiated funding arrangements with additional prepetition secured creditors—the Export Credit Agencies and ECA Secured Parties and the NYL Lenders—as described below.

To bridge to the finalization of a funding solution for the ECA silo, the Debtors in that silo (the “ECA Debtors”) entered into a stipulation and agreed order with the Export Credit Agencies and the ECA Secured Parties providing for the ECA Debtors’ consensual use of cash collateral to fund certain critical customer-related payments [Docket No. 313] (the “ECA Cash Collateral Stipulation”).  The ECA Cash Collateral Stipulation contemplates that (a) the ECA Debtors will become party the NAC DAC DIP Facility, giving them access to funding under that facility; and (b) the Export Credit Agencies and ECA Secured Parties will consent to the priming liens necessary for that joinder, as well as to consensual use of cash collateral in line with the Final NAC DAC DIP Order.  This negotiated funding arrangement ties into the ECA Debtors’ broader negotiated restructuring deal with the Export Credit Agencies and the ECA Secured Parties.  To implement this funding arrangement, the Debtors intend to file and seek entry of an amended Final NAC DAC DIP Order that incorporates corresponding revisions.

The Debtors have also negotiated a funding solution for the NYL silo, which similarly ties in with the Debtors’ broader negotiated restructuring deal with the NYL Lenders.28 The negotiated deal contemplates that the NYL Lenders will provide the NAC 17/20 Debtors with a $15 million senior secured superpriority delayed draw term loan facility (the “NYL DIP Facility”), and consent to the NAC 17/20 Debtors’ use of cash collateral, subject to agreed terms and conditions.  Under the NYL DIP Facility, the NAC 17/20 Debtors, as borrowers, will have access to up to $15 million of additional liquidity, available in an initial draw of up to $4.5 million following interim approval of the NYL DIP Facility and one or more delayed draws following final approval of the NYL DIP Facility.  Interest on the outstanding principal amount under the NYL DIP Facility will accrue at a rate equal to 3M Term SOFR + 5.00% paid monthly (with a 1.0% floor) on a payment-in-kind basis.  Apart from interest, the NYL DIP Facility does not require payment of any fees in exchange for the NYL Lenders’ funding commitments and extension of credit thereunder.  The NYL DIP Facility will be jointly and severally guaranteed by the NAC 17/20 Debtors and non-Debtor SAFE Capital 2015‑1 LLC (“SAFE Capital”), which owns the aircraft financed under the prepetition NYL Financing Arrangements.  Subject to a customary carve out, the NAC 17/20 Debtors’ obligations under the NYL DIP Facility will be secured by first‑priority liens on substantially all assets of the NAC 17/20 Debtors and SAFE Capital, with certain exceptions for excluded assets and permitted prior liens.

On March 9, 2022, the NAC 17/20 Debtors filed the NAC 17/20 Debtors’ Motion For Entry Of Interim and Final Orders (I) Authorizing the NAC 17/20 Debtors to (A) Obtain Postpetition Financing, (B) Grant Senior Secured Priming Liens and Superpriority Administrative Expense Claims, and (C) Utilize Cash Collateral; (II) Granting Adequate Protection to the Prepetition SAFE Parties; (III) Modifying  The Automatic Stay; and (IV) Granting Related Relief (the “NYL DIP Motion”), which the NAC 17/20 Debtors are seeking to have heard on March 10, 2022.  Subject to Court approval of the NYL DIP Facility, all NYL DIP Claims against the NYL Debtors shall be deemed Allowed as of the Plan Effective Date in the full amount outstanding under the NYL DIP Facility Documents (including (a) the principal amount outstanding under the NYL DIP Facility on such date, (b) all accrued and unpaid interest thereon to the date of payment, and (c) all outstanding amounts, including accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the NYL DIP Facility and the NYL DIP Orders).  To the extent any NYL DIP Claims remain outstanding, on the Plan Effective Date, except to the extent that a Holder of an Allowed NYL DIP Claim agrees to receive less favorable treatment, each Holder of an Allowed NYL DIP Claim shall receive indefeasible payment in full in Cash in an amount equal to the full amount of its Allowed NYL DIP Claim in accordance with the NYL DIP Facility Documents.

[28]
To bridge to this solution, the Debtors in the NYL silo (the “NYL Debtors” or the “NAC 17/20 Debtors”) similarly entered into a stipulation and agreed order with the NYL Lenders providing for the NYL Debtors’ consensual use of cash collateral to fund certain critical customer-related payments [Docket No. 216], which was subsequently amended to provide for the use of additional cash collateral [Docket Nos. 364 and 453], up to a total of approximately $1.65 million.

C.	Schedules and Statements, Claims Bar Date, and Exclusivity.

On January 9, 2022, the NAC 33/34 Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs.  Similarly, on February 4, 2022 and February 8, 2022, respectively, the Investec NAC 8 Debtors and JOLCO Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs.  Pursuant to the Order (I) Extending Time to File Schedules and Statements of Financial Affairs and 2015.3 Reports, (II) Authorizing the Debtors to File a Consolidated List of Creditors in Lieu of Submitting a Separate Mailing Matrix for Each Debtor, (III) Authorizing the Debtors to File a Consolidated List of the Debtors’ Thirty Largest Unsecured Creditors, (IV) Authorizing the Debtors to Redact Certain Personal Identification Information, and (V) Granting Related Relief [Docket No. 91] (the “SOFA Extension Order”), all other Debtors have filed Schedules of Assets and Liabilities and Statements of Financial Affairs on or before February 17, 2022.

On January 20, 2022, the Debtors filed the Relevant Debtors Bar Date Motion, seeking to establish March 5, 2022, at 4:00 p.m., prevailing Eastern Time, as the General Relevant Debtors Claims Bar Date [Docket No. 205].

On February 2, 2022, the Court entered the Relevant Debtors Bar Date Order.  In accordance with the terms of such order, the Debtors served notice of the Relevant Debtors Claims Bar Date [Docket No. 290].

In accordance with Bankruptcy Rule 3003(c)(2), if any Person or Entity that is required, but failed, to file a Proof of Claim on or before, solely with respect to Claims against the Relevant Debtors, the General Relevant Debtors Claims Bar Date, and with respect to Claims against the Debtors (other than the Relevant Debtors), the date set by the Bankruptcy Court or the Bankruptcy Rules: (1) such Person or Entity is forever barred, estopped, and enjoined from asserting such Claim against the Debtors (or filing a Proof of Claim with respect thereto); (2) the Debtors and their property may be forever discharged from any and all indebtedness or liability with respect to or arising from such Claim; (3) such Person or Entity will not receive any distribution in the Chapter 11 Cases on account of that Claim; and (4) such Person or Entity will not be permitted to vote on any plan or plans of reorganization for the Debtors on account of these barred Claims or receive further notices regarding such Claim.

For the avoidance of doubt, the Relevant Debtors Bar Date Order only applies to Holders of Claims in Classes M1, M2, M3, M4, M5, N1, N2, N3, N4, N5, O1, O2, O3, O4, O5, P1, P2, P3, P4, P5, P6, P7, P8, and P9.

Pursuant to Section 1121 of the Bankruptcy Code, the Debtors have the exclusive right to file a proposed plan of reorganization during the first 120 days following the Petition Date (i.e., April 18, 2022), and to solicit acceptances thereof during the first 180 days following the Petition Date (i.e., June 17, 2022) (the “Exclusivity Period”).  As demonstrated by the filing of this Disclosure Statement and related Plan, the Debtors intend to commence solicitation of acceptances on the Plan in conformity with these statutory deadlines.  However, in the event that the Debtors believe that they will be unable to meet these deadlines, the Debtors expect to file a motion with the Bankruptcy Court seeking an extension of the Exclusivity Period to afford them additional time to file the Plan and solicit acceptances thereof.

D.	Aircraft Sales.

On January 20, 2022, the Debtors filed a motion seeking to establish procedures to streamline the sale of certain non-core aircraft assets [Docket No. 204] (the “Aircraft Sale Procedures Motion”).  The procedures provided thereunder permit the Debtors to sell certain aircraft assets with a total transaction value less than or equal to $15 million without the need for further Court approval, subject to the various restrictions and noticing requirements set forth therein.  The Court entered an order granting the relief requested in the Aircraft Sale Procedures Motion on February 2, 2022 [Docket No. 287] (the “Aircraft Sale Procedures Order”).  At present, the Debtors have not sold or transferred any aircraft assets pursuant to the procedures set forth in the Aircraft Sale Procedures Order.

On February 24, 2022, the Debtors filed a motion seeking authorization to enter into two aircraft purchase agreements (“American Airlines Aircraft Purchase Agreements”) by and among Wilmington Trust Company, as seller, American Airlines, Inc., as purchaser, NAC DAC, and certain NAC 29 Debtors, as owner participants [Docket No. 448] (the “American Airlines Sale Motion”).  The American Airlines Aircraft Purchase Agreements cover the sale of eight aircraft for an aggregate purchase price of approximately $68 million in cash.  The proceeds of the sale will be treated in accordance with the terms of the DIP Facility Documents.  The Court entered an order granting the relief requested in the American Airlines Sale Motion on March 9, 2022 [Docket No. 511].

E.	Kirk Kapital Settlement.

The Debtors are party to a joint venture agreement with certain affiliates of Kirk Kapital A/S (“Kirk Kapital,” and together with certain of its affiliates and subsidiaries party to the Kirk Settlement Agreement (as defined below), the “Kirk Parties”), established for the purpose of acquiring and leasing commercial passenger aircraft to the Debtors’ customers.  KN Operating Limited (“KNO”), the joint venture, is owned by NAC A/S and Kirk Aviation A/S (the designated Kirk shareholder) on a 50/50 basis.  Certain of the Debtors (specifically, Nordic Aviation Contractor (Ireland) Limited (“NACI”) and NK Leasing Limited (“NK Leasing”), collectively, the “Kirk Debtors”) lease the Aircraft, which certain of the Kirk Parties agreed to acquire under the joint venture agreement, to the Debtors’ customers.  The Debtors have engaged in negotiations with the Kirk Parties with respect to the parties’ joint venture arrangement and the treatment of the Kirk Parties’ Claims in these Chapter 11 Cases arising out of and relating to that joint venture arrangement.  To that end, the Debtors and the Kirk Parties have finalized a settlement (the “Kirk Settlement Agreement”) based on the following terms, which remain subject to approval by the Bankruptcy Court:

•
Redelivery Arrangement for NK Leasing Aircraft (MSN 555).  The Debtors are party to that that certain aircraft lease agreement, dated as of July 6, 2021, with Joint-Stock Company for Air-Traffic Air Serbia (“Air Serbia”) in respect of one ATR 72-500 aircraft bearing MSN 555 (such lease, as amended, supplemented, or otherwise modified from time to time, the “Air Serbia Operating Lease”).  NK Leasing Limited returned a security deposit arising under the Air Serbia Operating Lease totaling $345,000 to Air Serbia.  NK Leasing will accept an offer from Air Serbia whereby Air Serbia pays $307,000 to NK Leasing Limited as compensation for outstanding rent owed and failure to meet redelivery condition requirements (the “Air Serbia Payments”).  Such payments will be maintained in a segregated bank account held by NK Leasing Limited for the benefit of KA1 P/S.

•
Surrender of KNO Shares and Rejection of JV Agreements.  NAC A/S will surrender its shares in KNO, allowing Kirk Aviation A/S to become the sole shareholder.  The Kirk Debtors will reject the various agreements governing the KNO joint venture under section 365 of the Bankruptcy Code.  The Kirk Parties will release all claims against NAC DAC and NAC A/S, including claims on account of the JV Agreements, the Head Leases, and the guarantees, and the Debtors will release all claims against the Kirk Parties, KNO, and the owner of each KNO aircraft, including claims on account of the JV Agreements, the Head Leases, and the guarantees.

•
Rejection of Aircraft Head Leases:  The Kirk Debtors and the Kirk Parties will agree to seek consensual rejection of the head leases (the “Kirk Head Leases”) in respect of the aircraft leased by the Kirk Debtors under section 365(a) of the Bankruptcy Code.  Certain of the Kirk Parties will receive an allowed general unsecured claim against each of NK Leasing (unless the NK Leasing Share Transfer, as defined herein, occurs, in which case, NK Leasing shall have cash on hand in an amount no less than the amount of the NK Leasing Claim, as described below) and NACI, which shall be paid in full in cash on the Plan Effective Date:

•	NK Leasing Claim: (a) Rent and Supplemental Rent (as defined under the relevant Kirk Head Lease) and (b) the Air Serbia Payments; and

•
NACI Claim: (a) Rent and Supplemental Rent (as defined under the relevant Kirk Head Lease); and (b) at least $360,000 as compensation for parts removed from the engines and the disassembled condition of such engine relating to that certain aircraft bearing MSN 664 (the “MSN 664 Compensation Amount”)[29];

•
Assumption & Assignment of Maroomba Operating and Blue Islands Operating Leases.  NK Leasing Limited will assume and assign the sublease of that certain aircraft bearing MSN 592 with Maroomba Airlines (“Maroomba”) to KA1 P/S or its nominee under section 365 of the Bankruptcy Code, unless the Kirk Parties determine to proceed with the NK Leasing Share Transfer (as defined herein).  Furthermore, Nordic Aviation Contractor (Ireland) will assume and assign its sublease of that certain aircraft bearing MSN 884 to Blue Islands Limited (“Blue Islands”) to KA1 P/S or its nominee.

•
Interim Bailment Agreements.  If the assumption and assignment of the subleases with Maroomba and Blue Islands does not occur upon entry of the order approving the Settlement, each of NK Leasing Limited and Nordic Aviation Contractor (Ireland) Limited will enter into interim bailment agreements with certain of the Kirk Parties to maintain the leasing chain, notwithstanding the rejection of the head leases in respect of the aircraft subject to such subleases until such date that (i) the sublease with Maroomba is assigned to KA1 P/S or its nominee, or the NK Leasing Share Transfer is effectuated, as applicable, and (ii) the sublease with Blue Islands is assigned to KA1 P/S or its nominee.  Solely with respect to the Maroomba interim bailment agreement, the Debtors agreed that a certain invoice from Pratt & Whitney in the amount of $207,000 (the “Pratt & Whitney Invoice Payment”) shall not relate to the Maroomba interim bailment agreement and shall be the responsibility of NK Leasing, not KA1 P/S.

•
NK Leasing Share Transfer. In the event that, no later than ten (10) days prior to the Voting Deadline, the Kirk Parties determine that assignment of the sublease with Maroomba would give rise to material tax consequences, NAC A/S will transfer its shares in NK Leasing Limited to KA1 P/S through either (a) separate motion with the Bankruptcy Court or (b) the Plan. In the event of the foregoing (a), a structured dismissal of the chapter 11 case of NK Leasing Limited would be required.

[29]
If NAC DAC fails to provide suitable replacement parts for MSN 664 prior to April 15, 2022, NAC DAC shall pay to the Kirk Parties fifty percent (50%) of the value of the price set out in the column entitled “Promised delivery” in the table set forth in Schedule 2 to Exhibit A to the Kirk Settlement Agreement, provided that when including such amount into the NACI Rejection Damages Claim, the NACI Rejection Damages Claim shall not exceed $750,000.

•
Mutual Release.  The Debtors and the applicable Kirk Parties have agreed to contractual releases set forth in the Kirk Settlement Agreement, which will take effect upon entry of an order by the Bankruptcy Court approving the Kirk Settlement Agreement.

The Kirk Settlement Agreement remains subject to approval by the Bankruptcy Court.  The Debtors have filed a motion to approve the Kirk Settlement Agreement contemporaneously herewith.

F.	Euler Hermes France Claims.

Euler Hermes France (“EHF”) has filed claims against three of the Debtors’ bankruptcy estates: (i) NAC A/S, (ii) NAC DAC, and (iii) NACI, (collectively, the “NAC Entities”.)

Avions de Transport Regional, G.I.E. (“ATR”), a French manufacturer of regional aircraft, and NAC entered into a Sale and Purchase Contract dated as of July 9, 2014 (the “SPC”) for the sale of certain aircraft.  The contract contemplated the sale of twenty (20) new 42-600 ATR aircraft, with options for an additional twenty (20) new 42-600 ATR aircraft, and up to an additional twenty (20) aircraft purchase rights.

The SPC was amended numerous times, including by Amendment Agreement No. 16 to the Sale and Purchase Contract dated July 9, 2014 (“Amendment No. 16”) which is dated as of December 23, 2019 (the “Effective Date”).  Among other things, Amendment No. 16 addresses the sale and purchase of three (3) ATR aircraft referred to as (i) Aircraft No. 22 (MSN 1565) (“Aircraft No. 22”), (ii) Aircraft No. 31 (MSN 1416) (“Aircraft No. 31”), and (iii) Aircraft No. 33 (MSN 1620) (“Aircraft No. 33”) (collectively, the “ EHF Aircraft”).  Under the terms of Amendment No. 16, EHF asserts that NAC was to pay a “Pre-Delivery Payment” on account of each of the Aircraft prior to the Effective Date, with the remainder of the purchase price to be paid no later than July 2, 2020 (the “Final Payment Date”).  According to the claims filed by EHF, EHF asserts that the balance payable for the three aircraft under Amendment No. 16 is (i) for Aircraft No. 22, $15,211,474.80; (ii) for Aircraft No. 31, $13,084.010.53; and (iii) for Aircraft No. 33, $15,140,762.88, for a total of $43,436,248.21.

Additionally, EHF claims that NAC DAC is also liable for the amounts due under the SPC pursuant to an assignment executed on or about December 23, 2019.  EHF further claims that NAC Contractor is also liable for the amounts due under the SPC pursuant to a Letter of Payment Delegation dated and signed by the NAC Entities and ATR on December 23, 2019.

On December 20, 2019, ATR entered into Factoring Contract nos. 01098151 and 01098300 (the “Factoring Agreement”) with BNP Paribas Factor, S.A. (“BNPP”) under which ATR assigned to BNPP certain trade receivables, with ATR retaining a collection mandate on behalf of BNPP.  On December 19, 2019, one day before the signing of the Factoring Agreement, BNPP had entered into a “Grand Angle Credit Insurance Contract” with EHF (the “Credit Insurance Agreement”), to insure its credit risk with regard to the Factoring Agreement.

EHF asserts that the Final Payment Date passed and the amounts due for the Aircraft under the SPC remained unpaid.  Accordingly, on November 26, 2020, BNPP provided to NAC DAC a Notice of Assignment of Receivables, informing it that ATR’s collection mandate under the Factoring Agreement had been revoked and demanding that all amounts due for purchase of the Aircraft be paid directly to BNPP.

On April 29, 2021, still not having received payment, BNPP tendered to EHF a Notification for Indemnity and Collection, seeking indemnity from EHF under the Credit Insurance Agreement.  On October 14, 2021, EHF indemnified BNPP under the Credit Insurance Agreement for the $43,436,248.21 due from ATR for the Aircraft and provided written notice of the indemnification to the NAC Entities.  In the same written notice, EHF informed the NAC Entities that it was subrogated to all rights of BNPP under the Factoring Contract.  The NAC Entities and certain of their affiliates filed the above-captioned, jointly-administered Chapter 11 cases about two months later on the Petition Date.

EHF claims that the NAC Entities jointly and severally owe EHF $43,436,248.21 which EHF asserts is the amount owed under the SPC for the Aircraft, plus all legally allowable interest and costs, including attorneys’ fees which interest, costs and attorneys’ fees continue to accrue under the SPC.

ATR has not delivered physical possession of the Aircraft to any of the NAC Entities nor has it tendered to any of the NAC Entities any bills of sale for the Aircraft.  The Aircraft are currently stored in a facility near Toulouse, France under the custody and control of ATR.  EHF claims that the amounts due and owing to it (as subrogee to BNPP) are secured by the Aircraft, as documented and perfected under the governing documents and applicable law.  The full nature, extent or value of all additional amounts or claims, including interest and costs (including attorneys’ fees), cannot be precisely determined at this time.  The Debtors’ rights and defenses with respect to this Section VII.F are fully preserved, and nothing herein shall be deemed an admission of fact, liability, stipulation, or waiver in respect of any liability owing to EHF by the Debtors.

VIII.	RISK FACTORS

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan.  Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.	Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class.  The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Conditions Precedent to the Applicable Effective Date May Not Occur.

As more fully set forth in Article IX of the Plan, the Applicable Effective Date of each Plan is subject to a number of conditions precedent.  If such conditions precedent are not waived or not met, the Applicable Effective Date will not take place.

3.	The Debtors May Fail to Satisfy Voting Requirements.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan.  In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan in accordance with the terms of the Restructuring Support Agreement.  There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims and Interests as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan.  A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules.  Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met.  If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their businesses and what, if anything, Holders of Allowed Claims and Interests would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the consent rights in the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation.  Any such modifications could result in less favorable treatment of any non-accepting Class of Claims or Interests, as well as any class junior to such non-accepting Class, than the treatment currently provided in the Plan.  Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan.  The Debtors currently have the exclusive right to propose the Plan.  If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve Confirmation of the Plan in order to achieve the Debtors’ stated goals.

5.	The Restructuring Support Agreement Could Be Terminated, Which Would Leave the Debtors Without a Clear Path Forward to Reorganization.

The Debtors’ ability to consummate a value-maximizing restructuring may be materially impaired by a termination of the Restructuring Support Agreement.  The Restructuring Support Agreement may be terminated in respect of each creditor group party thereto in accordance with the terms therein, or by mutual agreement between the Debtors and the Consenting Creditors, by the delivery to the other parties thereto of a written notice upon the occurrence of the events specified in the Restructuring Support Agreement (as may be amended from time to time in accordance with the terms of the Restructuring Support Agreement).  Upon termination, the Debtors may be left with an uncertain path towards consummation of a value‑maximizing restructuring transaction.

6.	Nonconsensual Confirmation.

In the event that any impaired class of Claims or Interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the Bankruptcy Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es).  The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion.  In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

7.	Best Interests of Creditors Test.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate compliance with the “best interests” test, the Debtors, with the assistance of their Advisors, prepared the Liquidation Analysis, attached hereto as Exhibit F, showing that the value of the distributions provided to Holders of Allowed Claims and Interests under the Plan would be the same or greater than under a hypothetical chapter 7 liquidation.  Accordingly, the Debtors believe that the Plan is in the best interests of creditors.

8.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Business.

The Debtors’ future results will be dependent upon the successful Confirmation and implementation of the Plan.  A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ business, financial condition, results of operations, and liquidity.  So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort on the reorganization instead of focusing exclusively on business operations.  A prolonged period of operating under Bankruptcy Code protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ business.  In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers will lose confidence in the Debtors’ ability to reorganize their business successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases.

9.	Continued Risk upon Confirmation.

Even if the Plan is Consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for aircraft leasing services, and increasing expenses.  See Article VIII of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.”  Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed.  As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases.  Adequate funds may not be available when needed or may not be available on favorable terms.

10.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code.  In such event, a chapter 7 trustee would be appointed or elected to liquidate such debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing the business in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

11.	One or More of the Chapter 11 Cases May Be Dismissed.

If the Bankruptcy Court finds that the Debtors have incurred substantial or continuing loss or diminution to the estate and lack of a reasonable likelihood of rehabilitation of the Debtors or the ability to effectuate substantial consummation of a confirmed plan, or otherwise determines that cause exists, the Bankruptcy Court may dismiss one or more of the Chapter 11 Cases.  In such event, the Debtors would be unable to confirm the Plan with respect to the applicable Debtor or Debtors, which may ultimately result in significantly smaller distributions to creditors than those provided for in the Plan.

12.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan.  The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection.  Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

13.	Risk of Non-Occurrence of the Applicable Effective Date.

Although the Debtors believe that the Applicable Effective Date will occur after the Confirmation Date, there can be no assurance as to the timing or as to whether the Applicable Effective Date will, in fact, occur.

14.	Risk that Foreign Courts Will Not Enforce the Confirmation Order.

After the Applicable Effective Date, the Reorganized Debtors will maintain business operations in certain foreign jurisdictions, including Ireland, Denmark, the United Kingdom, and Singapore.  Additionally, implementation of the Plan and the Restructuring Transactions contemplated thereunder may require certain actions to be taken by and/or with respect to certain of the Debtors or Reorganized Debtors incorporated in certain foreign jurisdictions, including Ireland, Denmark, the United Kingdom, and Singapore.  There is a risk that the courts in these jurisdictions will not enforce the Confirmation Order, which may affect the Reorganized Debtors’ ability to effectuate certain relief granted pursuant to the Confirmation Order.

15.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Article VIII.E of the Plan provides for releases of certain Claims and Causes of Action that Holders of Claims or Interests may hold against the Released Parties in exchange for the good and valuable consideration and the valuable compromises made by the Released Parties.  The Released Parties are, collectively, and in each case in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) each Consenting Stakeholder; (d) each Consenting Creditor Group; (e) the NAC 33/34 Funding Lenders; (f) the New Money Investors; (g) each member of the Committee of Restructuring Creditors; (h) each current and former affiliate of each Entity in clause (a) through the following clause (i); and (i) each Related Party of each Entity in clause (a) through this clause (i); provided that the New Money Investors shall only be Released Parties if the NAC 33/34 Plan Effective Date occurs in accordance with the Alpha Term Sheet.  For the avoidance of doubt, each Released Party shall only be a Released Party as of the occurrence of the Applicable Effective Date.

Article VIII.F of the Plan provides for the exculpation of each Exculpated Party for certain acts or omissions taken in connection with the Chapter 11 Cases.  The released and exculpated claims are those claims or Causes of Action in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement or any related prepetition transactions, the Forbearance Agreements, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the NAC DAC Financing Orders, any Definitive Document, the New Organizational Documents, the New NAC 33/34 Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the NAC 33/34 Exit Documents, the Moelis/Weil/NRF Exit Documents, the Moelis/Weil/NRF Amended Documents, the New NAC 29 Notes Indenture, the New NAC 29 Term Loan Facility, the Exit Facility, the NAC 33/34 Take-Back Debt, the NAC 33/34 Liquidity Credit Facility, the NAC 33/34 Subordinated Debt, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Applicable Effective Date, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

 The Exculpated Parties are, collectively, and in each case in its capacity as such:  (a) the Debtors; (b) any statutory committee appointed in the Chapter 11 Cases and each of their respective members; (c) each current and former Affiliate of each Entity in the foregoing clause (a) through the following clause (d); and (d) the directors, officers, and restructuring professionals of each Entity in clause (a) through clause (c); provided that, in each case, an Entity shall be an “Exculpated Party” only to the extent it has performed necessary and valuable duties in connection with the Chapter 11 Cases.

Article VIII.G of the Plan permanently enjoins Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged or released pursuant to the Plan or are subject to exculpation pursuant to the Plan from asserting such Claims, Interests, or Liens against each Debtor, the Reorganized Debtors, the Exculpated Parties, or the Released Parties.

Under applicable law, a debtor release of the Released Parties is appropriate where:  (a) there is an identity of interests between the debtor and the third party, usually an indemnity relationship, such that a suit against the non-debtor is, in essence, a suit against the debtor or will deplete the assets of the estate; (b) the non-debtor has contributed substantial assets to the reorganization; (c) the injunction is essential to the reorganization, namely, the reorganization hinges on the debtor being free from indirect suits against parties who would have indemnity or contribution claims against the debtor; (d) the impacted class, or classes, has overwhelmingly voted to accept the plan; (e) the plan provides a mechanism to pay for all, or substantially all, of the class or classes affected by the injunction; (f) the plan provides an opportunity for those claimants who choose not to settle to recover in full, and; (g) the bankruptcy court made a record of specific factual findings that support its conclusions.  Behrmann v. Nat’l Heritage Found., Inc., 663 F.3d 704, 711-712 (4th Cir. 2011).  Importantly, these factors are not exclusive nor are they a list of conjunctive requirements, but rather, the determination of whether such a release is warranted “will turn on the particular facts and circumstances of the case.”  Id. at 711.  Further, a chapter 11 plan may provide for a release of third party claims against non-debtors where such releases are consensual.  In re Pier 1 Imports, Inc., et al., No. 20‑30805 (KRH) (Bankr. E.D. Va. Feb. 17, 2020); see also In re Toys “R” Us, Inc., No. 17-34665 (KLP) (Bankr. E.D. Va. Sept. 18, 2017).  In addition, exculpation is appropriate where it applies to estate fiduciaries.  See, e.g., In re Gemstone Sols. Grp., Inc., No. 19030258 (KLP) (Bankr. E.D. Va. June 5, 2020).  Finally, an injunction is appropriate where it is necessary to the reorganization and fair pursuant to section 105(a) of the Bankruptcy Code.  In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012).  In addition, approval of the releases, exculpations, and injunctions for each Released Party and each Exculpated Party as part of Confirmation of the Plan will be limited to the extent such releases, exculpations, and injunctions are permitted by applicable law.

The Debtors believe that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring process, and each of the Released Parties has contributed value to the Debtors and aided in the reorganization process, which facilitated the Debtors’ ability to propose and pursue confirmation of the Plan.  The Debtors believe that each of the Released Parties has played an integral role in formulating the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure.  The Debtors further believe that such releases, exculpations, and injunctions are a necessary part of the Plan.  Critically, all Holders of Claims entitled to vote on the Plan will receive the Solicitation Materials which will include materials allowing such Holders to affirmatively consent to the third-party releases by choosing to opt in via a form that can either be mailed, emailed, or hand-delivered to the Debtors’ Solicitation Agent.  Only those Holders who provide affirmative consent by: (a) having contractually agreed to opt into the third-party releases under the Restructuring Support Agreement or the Azorra Commitment Letter; (b) voting in favor of the Plan (provided that Holders of Claims and Interests who vote in favor of the Plan but are not enumerated in clauses (a) - (i) of the definition of “Releasing Party” set forth in the Plan must affirmatively opt into the Third-Party Releases provided in the Solicitation Materials to grant the Third-Party Releases); or (c) affirmatively opting into the third-party releases provided in the Solicitation Materials will be deemed to have granted the third-party releases.  Thus, the Debtors believe the releases by Holders of Claims and Interests are entirely consensual and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fourth Circuit.  The Debtors will be prepared to meet their burden to establish the bases for the releases, exculpations, and injunctions for each of the Released Parties and each Exculpated Party as part of Confirmation of the Plan.

B.	Risks Related to Recoveries Under the Plan.

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.

The Reorganized Debtors may not be able to achieve their projected financial results.  The Financial Projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry sectors in which the Debtors operate in particular.  While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.  If the Reorganized Remaining Debtors do not achieve their projected financial results, the value of the New Ordinary Shares may be negatively affected and the Reorganized Remaining Debtors may lack sufficient liquidity to continue operating as planned after the Applicable Effective Date.  Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Applicable Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.  If the Moelis/Weil/NRF Exiting Debtors do not achieve their projected financial results, the value of the Reorganized Moelis/Weil/NRF Equity, the New Moelis/Weil/NRF Equity, and the New Profit Participating Notes may be negatively affected and the Moelis/Weil/NRF Exiting Debtors may lack sufficient liquidity to continue operating as planned after the Applicable Effective Date.  Moreover, the financial condition and results of operations of the Moelis/Weil/NRF Exiting Debtors from and after the Applicable Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	The Conditions Precedent to the New Money Investment Transaction May Not be Satisfied.

The conditions precedent to the NAC 33/34 Plan Effective Date may not be satisfied, in which case the NAC 33/34 Effective Date may not occur. A failure to satisfy these conditions precedent and subsequent non-occurrence of the NAC 33/34 Plan Effective Date could prevent the consummation of the New Money Investment Transaction, which outcome may impact recovery on account of Allowed Claims against and Interests in the NAC 33/34 Debtors. Further, the New Money Investment Transaction is subject to adjustment based on the Balance Sheet Condition, which, to the extent such adjustments do not result in the termination of the Alpha Term Sheet, may reduce cash recoveries on account of Cash Paydown and an increase in the Tranche B Loan issued under the NAC 33/34 Take-Back Facility Agreement.

3.	The Conditions Precedent to the Moelis/Weil/NRF Exiting Transactions May Not be Satisfied.

The conditions precedent to a Moelis/Weil/NRF Plan Effective Date may not be satisfied, in which case the corresponding Moelis/Weil/NRF Plan Effective Date may not occur.  A failure to satisfy these conditions precedent and subsequent non-occurrence of the Moelis/Weil/NRF Plan Effective Date could prevent the consummation of the Moelis/Weil/NRF Exiting Transactions, which outcome may impact recovery on account of Allowed Claims against and Interests in the Moelis/Weil/NRF Exiting Debtors.

4.
The Reorganized Debtors Do Not Intend to Offer to Register or to Complete a Registered Exchange Offer with Respect to the New Securities, and the Reorganized Debtors Do Not Expect to be Subject to the Reporting Requirements of the Securities Exchange Act of 1934.

Upon emergence, the offer and sale of the New Ordinary Shares (including, for the avoidance of doubt, the Rights Offering Shares, the Backstop Shares, the subscription rights of the Rights Offering, and the New Ordinary Shares to be issued on account of the Rights Offering Premiums), the New NAC 33/34 HoldCo Interests, the New Moelis/Weil/NRF Equity, the Reorganized JOLCO Equity, and the New Profit Participating Notes (collectively, the “New Securities”) by the holders thereof will not be registered under the Securities Act or any state securities laws.  As a result, until the Reorganized Debtors and the Moelis/Weil/NRF Exiting Debtors (i) register the offer and sale of the New Securities under the Securities Act (including pursuant to registration rights provisions in the various shareholder agreements applicable to the New Securities) or (ii) offer to exchange the New Securities in an exchange offer registered under the Securities Act, any New Securities that are not issued pursuant to the exemption set forth in section 1145 of the Bankruptcy Code generally may only be transferred or re-sold only in transactions exempt from the securities registration requirements of federal and applicable state laws.  In addition, certain New Securities issued under section 1145 of the Bankruptcy Code will be subject to transfer restrictions to the extent they are held by affiliates or “underwriters.”  See Article IX to this Disclosure Statement entitled “Certain Securities Law Matters,” which begins on page 123 and “8. Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered Under the Securities Act or an Exemption from Registration Applies”.  The New NAC 33/34 Organizational Documents shall set forth customary restrictions on transferability of the New NAC 33/34 HoldCo Interests, including prohibitions on transfers of the New NAC 33/34 HoldCo Interests that, if consummated, could (a) result in violation of applicable Law, (b) subject NAC 33/34 HoldCo to SEC reporting obligations or could make NAC 33/34 Holdco an “investment company” under the Investment Company Act of 1940, or (c) cause the assets of NAC 33/34 HoldCo or any of its subsidiaries to be deemed plan assets or result in any “prohibited transaction” under the Employee Retirement Income Security Act of 1974.

In addition, the Reorganized Debtors will not be subject to the reporting requirements of the Securities Exchange Act of 1934 or under the rules and regulations of any securities exchange, so holders of the New Securities will not be entitled to any information except as may be expressly required in the applicable New Organizational Documents, the New NAC 33/34 Organizational Documents or the New Moelis/Weil/NRF Organizational Documents, as applicable, in accordance with the Governance and New Equity Term Sheet, the Alpha Term Sheet, or the Moelis/Weil/NRF Lender Exit Term Sheet, as applicable.

5.	There is No Established Market for the New Securities and One May Not Develop.

The New Securities will be new issuances or transfer of Securities, and there is no established trading market for those Securities.  The Reorganized Debtors and the Moelis/Weil/NRF Exiting Debtors, as applicable, do not intend to apply to list the New Securities on a national securities exchange.  You may not be able to sell your New Securities at a particular time or at favorable prices.  As a result, the Debtors cannot assure you as to the liquidity of any trading market for the New Securities.  Accordingly, you may be required to bear the financial risk of your ownership of the New Securities indefinitely.  The liquidity of any market for shares of New Securities will depend upon, among other things, the number of Holders of shares of New Securities, the Reorganized Debtors’ or the Moelis/Weil/NRF Exiting Debtors’ financial performance (as applicable), and the market for similar securities, none of which can be determined or predicted.  Accordingly, there can be no assurance that an active trading market for the New Securities will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded.  In the event an active trading market does not develop, the ability to transfer or sell New Securities may be substantially limited and the price of the New Securities may be negatively impacted.

6.	There is No Established Market for the New NAC 29 Notes and One May Not Develop.

There is no existing trading market for the New NAC 29 Notes nor is it known with certainty whether or when a liquid trading market will develop.  While the New NAC 29 Notes will be traded through DTC, the possible lack of liquidity for the notes may make it more difficult for the Reorganized NAC 29 (or a subsidiary thereof) to raise additional capital, if necessary, and it may affect the price volatility of the New NAC 29 Notes.  There can also be no assurance that a holder will be able to sell its New NAC 29 Notes at a particular time or that the prices such holder receives when it sells will be favorable.  Future trading prices of the New NAC 29 Notes will depend on many factors, including the operating performance and financial condition of the Reorganized Debtors, Reorganized NAC 29, and its subsidiaries.  The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New NAC 29 Notes.  The market for the New NAC 29 Notes, if any, may be subject to similar disruptions that could adversely affect their value.  In addition, subsequent to their initial issuance, the New NAC 29 Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, the performance of Reorganized NAC 29 and its subsidiaries, and other factors.

7.	The Trading Price for Shares of the New Securities May Be Depressed Following the Applicable Effective Date.

Assuming that the Applicable Effective Date occurs, the applicable New Securities (including the New Ordinary Shares, the New NAC 33/34 HoldCo Interests, and the New Profit Participating Notes) will be issued to Holders of certain Classes of Claims.  Following the Applicable Effective Date, shares of New Securities may be sold to satisfy withholding tax requirements, to the extent necessary to fund such requirements.  In addition, Holders of Claims that receive shares of New Securities may seek to sell such securities in an effort to obtain liquidity.  These sales and the volume of New Securities available for trading could cause the trading price for the shares of New Securities to be depressed, particularly in the absence of an established trading market for the New Securities.

8.	Certain Holders of New Securities May Be Restricted in Their Ability to Transfer or Sell Their Securities under the Constituent Documents of the Reorganized Debtors.

The New Organizational Documents and New Shareholders Agreement will contain customary registration rights and restrictions on transferability of the New Ordinary shares in accordance with the Governance and New Equity Term Sheet.  The New NAC 33/34 Organizational Documents (including the New NAC 33/34 Shareholders Agreement) will contain customary restrictions on transferability of the New NAC 33/34 HoldCo Interests, including prohibitions on transfers of the New NAC 33/34 HoldCo Interests that, if consummated, could (a) result in violation of applicable Law, (b) subject NAC 33/34 HoldCo to SEC reporting obligations or could make NAC 33/34 HoldCo an “investment company” under the Investment Company Act of 1940, or (c) cause the assets of NAC 33/34 HoldCo or any of its subsidiaries to be deemed plan assets or result in any “prohibited transaction” under the Employee Retirement Income Security Act of 1974.  The New NAC 33/34 Shareholders Agreement will contain customary registration rights as well as customary drag-along rights.

The Reorganized Debtors do not intend to register or apply to list the New Securities on a national securities exchange.  However, such New Securities may be listed in the future, though there can be no assurance that such securities will be listed promptly or at all.

The Debtors make no representation regarding the right of any holder of New Securities to freely resell such securities (including, as applicable, shares issuable thereunder).  See Article IX to this Disclosure Statement entitled “Certain Securities Law Matters.”

9.	Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered Under the Securities Act or an Exemption from Registration Applies.

Upon emergence, the offer and sale of the New Securities by the Holders thereof will not be registered under the Securities Act or any state securities laws.

To the extent that the New Securities (other than the Backstop Shares and the New NAC 33/34 HoldCo Interests issued to the New Money Investors) issued under the Plan are covered by section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the Holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities.  Any such Securities that are issued to an entity that is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such Securities, will be “restricted securities.”  Resales by Holders of Claims who receive New Securities (other than the Backstop Shares) pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law.  Such Holders would only be permitted to sell such Securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

In addition, shares of such securities will not be freely tradable if, at the time of transfer, the Holder is an “affiliate” of the applicable Reorganized Debtor or NAC 33/34 HoldCo, as applicable, as defined in Rule 144(a)(1) under the Securities Act and has not been such an “affiliate” within 90 days of such transfer.  Such affiliate Holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

To the extent that securities issued pursuant to the Plan are not covered by section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to section 4(a)(2) of the Securities Act or another exemption from registration under the Securities Act.  The Rights Offering Premiums issued pursuant to the Backstop Agreement will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act, Regulation S, or Regulation D promulgated thereunder, and similar registration exemptions applicable outside of the United States.  Any Securities, including Rights Offering Premiums issued pursuant to the Backstop Agreement and New NAC 33/34 HoldCo Interests issued to the New Money Investors, issued in reliance on section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S, will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable exemptions, such as, under certain circumstances, the resale provisions of Rule 144 of the Securities Act or Regulation S of the Securities Act.

Under Rule 144 of the Securities Act, the public resale of restricted securities is permitted if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144.  A non‑affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non‑affiliate may resell after a one‑year holding period.  An affiliate may resell restricted securities after a six‑month holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale, and notice requirements of Rule 144.

Further, Holders of New Ordinary Shares, New Equity, New NAC 33/34 HoldCo Interests, New Moelis/Weil/NRF Equity, or New Profit Participating Notes who are deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code will also be subject to restrictions under the Securities Act on their ability to resell those securities.  Resale restrictions are discussed in more detail in Article IX to this Disclosure Statement, entitled “Certain Securities Law Matters.”

10.
Certain Significant Holders of New Ordinary Shares, New Equity, Reorganized JOLCO Equity, New Moelis/Weil/NRF Equity, New Profit Participating Notes or New NAC 33/34 HoldCo Interests May Have Substantial Influence Over the Reorganized Debtors Following the Applicable Effective Date.

Assuming that the Applicable Effective Date occurs, (i) Holders of Claims who receive distributions representing a substantial percentage of the outstanding New Ordinary Shares, or (ii) the New Money Investors (through their ownership of 90% of the New NAC 33/34 HoldCo Interests), or (iii) Buyers who receive the Reorganized Moelis/Weil/NRF Equity or New Moelis/Weil/NRF Equity (such holders, the “Large Holders”) may be in a position to influence matters requiring approval from the holders of shares of New Ordinary Shares, New Equity, New NAC 33/34 HoldCo Interests, Reorganized JOLCO Equity, or New Moelis/Weil/NRF Equity, respectively, including, among other things, the election of directors and the approval of a change of control of the applicable Reorganized Debtors.  These Large Holders may have interests that differ from those of the other holders of shares of New Ordinary Shares, New Equity, New NAC 33/34 HoldCo Interests, Reorganized JOLCO Equity, or New Moelis/Weil/NRF Equity, respectively, and may vote in a manner adverse to the interests of other Holders of shares of New Ordinary Shares, New Equity, New NAC 33/34 HoldCo Interests, Reorganized JOLCO Equity, or New Moelis/Weil/NRF Equity, respectively.  This concentration of ownership may facilitate or may delay, prevent, or deter a change of control of the applicable Reorganized Debtors and consequently impact the value of the New Ordinary Shares, the New Equity, the New NAC 33/34 HoldCo Interests, the Reorganized JOLCO Equity, or the New Moelis/Weil/NRF Equity, as applicable.  In addition, subject to the provisions of the New Organizational Documents, a holder of a significant number of New Ordinary Shares may sell all or a large portion of its New Ordinary Shares within a short period of time, which sale may adversely affect the trading price of the shares of New Ordinary Shares.  A holder of a significant number of New Ordinary Shares, New Equity, New NAC 33/34 HoldCo Interests, Reorganized JOLCO Equity, or New Moelis/Weil/NRF Equity may, on its own account, pursue acquisition opportunities that may be complementary to the applicable Reorganized Debtors’ businesses, and as a result, such acquisition opportunities may be unavailable to such Reorganized Debtors.  Such actions by holders of a significant number of New Ordinary Shares, New Equity, New NAC 33/34 HoldCo Interests, Reorganized JOLCO Equity, or New Moelis/Weil/NRF Equity may have a material adverse impact on the applicable Reorganized Debtors’ businesses, financial condition, and operating results.

11.	The Rights and Responsibilities of Holders of New Ordinary Shares Are Governed by Cayman Law.

The rights and responsibilities of holders of New Ordinary Shares are governed by Cayman law and differ in some respects from the rights and responsibilities of shareholders under other jurisdictions, including the United States.  The Equity Issuer’s (as defined below) corporate affairs will be governed by its articles of association, as amended from time to time, the New Organizational Documents, and by the laws governing companies incorporated in the Cayman Islands.  The rights of the Equity Issuer’s shareholders and the responsibilities of its board of directors under Cayman law may not be as clearly established as they are under the laws of other jurisdictions.  While the Equity Issuer will be incorporated in the Cayman Islands, the Equity Issuer may hold all of its shareholder meetings in Ireland, as the Equity Issuer will be an Irish tax resident.  The holders of the New Ordinary Shares may have more difficulty in protecting their interests in the face of actions by the Equity Issuer’s board of directors than if the Equity Issuer were incorporated in the United States.

12.	The Rights and Responsibilities of Holders of New NAC 33/34 HoldCo Interests, New Equity, and New Moelis/Weil/NRF Equity Are Governed by Irish Law.

The rights and responsibilities of Holders of New NAC 33/34 HoldCo Interests, New Equity, and New Moelis/Weil/NRF Equity interests are governed by Irish law and differ in some respects from the rights and responsibilities of shareholders under other jurisdictions, including the United States.  The corporate affairs of NAC 33/34 HoldCo and the applicable Moelis/Weil/NRF Exiting Debtors will be governed by its articles of association or equivalent constitutional documentation, as amended from time to time, the New NAC 33/34 Organizational Documents or the New Moelis/Weil/NRF Organizational Documents (as applicable), and by the laws governing companies incorporated in Ireland.  The rights of shareholders of NAC 33/34 HoldCo or the applicable Moelis/Weil/NRF Exiting Debtors and the responsibilities of their board of directors under Irish law may not be as clearly delineated as they are under the laws of certain other jurisdictions, and may differ from the rights and responsibilities of shareholders and boards of directors (respectively) applicable to corporations established under the laws of the United States.  Also, the ability of the Holders of the New NAC 33/34 HoldCo Interests or the New Moelis/Weil/NRF Equity to protect their interests under Irish law may differ from the ability they would have to protect such interests if NAC 33/34 HoldCo or the applicable Moelis/Weil/NRF Exiting Debtors were incorporated in the United States.

13.
Because the Issuer of the New Ordinary Shares Will Be Incorporated Under the Laws of the Cayman Islands, Holders of New Ordinary Shares May Face Difficulty Protecting Their Interests, and Their Ability to Protect Their Rights Through Other International Courts, Including Courts in the United States, May Be Limited.

The issuer of the New Ordinary Shares (the “Equity Issuer”) will be incorporated under the laws of the Cayman Islands, and as a result, it may be difficult for investors to effect service of process within the United States upon the Equity Issuer or to enforce both in the United States and outside the United States judgments against it obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States.  In addition, a majority of the Equity Issuer’s directors may be residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those Persons may be located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States on certain of these directors or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.  There is uncertainty as to whether the courts of the Cayman Islands would (a) enforce judgments of United States courts obtained against the Equity Issuer predicated upon the civil liability provisions of the federal securities laws of the United States or (b) entertain original actions brought in Cayman courts against the Equity Issuer predicated upon the federal securities laws of the United States.

14.
Because NAC 33/34 HoldCo and Certain Reorganized Moelis/Weil/NRF Exiting Debtors Will Be Incorporated Under the Laws of Ireland, Holders of New NAC 33/34 HoldCo Interests or New Moelis/Weil/NRF Equity May Face Difficulty Protecting Their Interests, and Their Ability to Protect Their Rights Through Other International Courts, Including Courts in the United States, May Be Limited.

NAC 33/34 HoldCo and certain Reorganized Moelis/Weil/NRF Exiting Debtors will be incorporated under the laws of Ireland, and as a result, it may be difficult for investors to effect service of process within the United States upon NAC 33/34 HoldCo and the applicable Reorganized Moelis/Weil/NRF Exiting Debtors or to enforce, both in the United States and outside the United States, judgments against it obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States.  The Irish courts are required to consider the nature of judgments obtained in the United States courts from a public policy perspective.  For instance, it may not be possible to enforce a judgment for punitive damages in the Irish courts for this reason.  In addition, a majority of directors of NAC 33/34 HoldCo or the applicable Reorganized Moelis/Weil/NRF Exiting Debtors may be residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those Persons may be located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States on certain of these directors or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.  There is uncertainty as to whether the courts of Ireland would (a) enforce judgments of United States courts obtained against NAC 33/34 HoldCo or the applicable Reorganized Moelis/Weil/NRF Exiting Debtors predicated upon the civil liability provisions of the federal securities laws of the United States or (b) entertain original actions brought in Irish courts against NAC 33/34 HoldCo or the applicable Reorganized Moelis/Weil/NRF Exiting Debtors predicated upon the federal securities laws of the United States.

15.	New Ordinary Shares Are Subject to Dilution.

The ownership percentage represented by the New Ordinary Shares distributed on the Plan Effective Date under the Plan will be subject to dilution from any New Ordinary Shares issued under the Management Incentive Plan, the New Ordinary Shares issued in connection with the Rights Offering (including the relevant premiums), or other securities that may be issued post-emergence.

16.	Certain Tax Implications of the Plan.

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement, entitled “Certain United States Federal Income Tax and Irish Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and Holders of certain Claims.

17.	The Debtors May Not Be Able to Accurately Report Their Financial Results.

The Debtors have established internal controls over financial reporting.  However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud.  Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements.  If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations to the extent applicable and the terms of the agreements governing the Debtors’ indebtedness.  Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition.  Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

18.	Contingencies Could Affect Allowed Claims Classes.

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates.  Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement.  Moreover, the Debtors cannot determine with any certainty at this time the number or amount of Claims that will ultimately be Allowed.  Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness.

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy.  These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways.  For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition.  Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities.  Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Financial Results May Be Volatile and May Not Reflect Historical Trends.

The Financial Projections attached hereto as Exhibit G are based on assumptions that are an integral part of the projections, including Confirmation and Consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors and some or all of which may not materialize.

The Financial Projections set forth in this Disclosure Statement represent the best estimate of the future financial performance of the Debtors based on currently known facts and assumptions about future operations as well as the United States and world economies in general, and the relevant industries in which the Debtors operate.  The actual financial results may differ significantly from the projections.  If the Debtors do not achieve their projected financial results, then the value of the Debtors’ debt or equity issued pursuant to the Plan may experience a decline and the Debtors may lack sufficient liquidity to continue operating as planned after the Applicable Effective Date.  There are numerous factors and assumptions inherent in estimating the Debtors’ future financial results, many of which are beyond the Debtors’ control, including, among other uncertainties, the unclear outlook for the airline industry during the ongoing Pandemic.

4.	The Debtors’ Substantial Liquidity Needs May Impact Revenue.

The Debtors operate in a capital-intensive industry.  If the Debtors’ cash flow from operations remains depressed or decreases, the Debtors may not have the ability to expend the capital necessary to improve or maintain their current operations, resulting in decreased revenues over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources.  In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant Professional fees and other costs in connection with the Chapter 11 Cases and expect to continue to incur significant Professional fees and costs throughout the remainder of the Chapter 11 Cases.  The Debtors cannot guarantee that cash on hand, cash flow from operations, and Cash provided by the DIP Facility will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things:  (a) their ability to comply with the terms and conditions of the DIP Order; (b) their ability to maintain adequate cash on hand; (c) their ability to develop, confirm, and consummate the Plan or other alternative restructuring transaction; and (d) the cost, duration, and outcome of the Chapter 11 Cases.  The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control.  In the event that cash on hand, cash flow from operations, and cash provided under the DIP Facility are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing.  The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms.  The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all.  The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

5.	The Pandemic May Continue to Disrupt the Business of the Debtors and the Reorganized Debtors.

The full extent of the ongoing impact of the Pandemic on the Debtors’ long-term operational and financial performance will depend on future developments, many of which are outside the Debtors’ control.  These potential future developments may include complications posed by COVID-19 variants (including, without limitation, the Omicron variant) and subsequent travel restrictions imposed, the effectiveness of spread mitigation and prevention strategies, vaccination efficacy and rates, the duration and spread of COVID-19 and related COVID-19 variants, any recurrence of the Pandemic and related travel advisories and restrictions, the impact of COVID-19 on overall long-term demand for air travel, the impact of COVID-19 on the financial health and operations of the Debtors’ business partners or customers, or any impact on demand and capacity which could result from government mandates on air service, including, for instance, any requirement for airline passengers to wear face coverings while traveling, have their temperature checked, have administered vaccines or other tests or examinations prior to entering an airport or boarding an airplane, or which would limit the number of seats that can be occupied on an aircraft to allow for social distancing, if the Debtors’ employees are unable to work because they are quarantined or sickened as a result of exposure to COVID-19, or if they are subject to governmental COVID-19 curfews or “shelter in place” health order or similar restrictions, all of which are highly uncertain and cannot be predicted and which may have a material adverse effect on the Debtors’ business, financial condition, and operating results.

At this time, the Debtors are also unable to predict whether the Pandemic and governmental responses thereto will result in permanent changes to the behavior of airline customers, with such changes including but not limited to a permanent reduction in business travel as a result of increased usage of “virtual” and “teleconferencing” products and more broadly a general reluctance to travel by consumers, each of which could have a material impact on the Debtors’ customers, and thereby the Debtors’ businesses, financial condition, and operating results.  In addition, an outbreak of another disease or public health threat, or fear of such an event, that affects travel demand, travel behavior, or governmental travel restrictions and regulation could adversely impact the Debtors’ business, financial condition, and operating results.

6.	The Debtors’ Business Is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business.

The Debtors’ operations are subject to foreign and United States federal laws and regulations, including those governing the aviation industry and the health and safety of employees.  Sanctions for noncompliance may include revocation of licenses or permits, corrective action orders, administrative or civil penalties, and criminal prosecution.  These liabilities and costs could have an adverse effect on the business, financial condition, results of operations, and cash flows of the Reorganized Debtors.

7.	Actions Taken by Agencies Empowered to Enforce Governmental Regulations Could Increase the Debtors’ Costs and Reduce the Debtors’ Ability to Operate Successfully.

The Debtors’ operations are regulated by governmental agencies in the various jurisdictions in which they operate. These agencies have jurisdiction over many aspects of the Debtors’ and Debtors’ customers’ businesses, including aircraft, personnel, and ground facilities. Statutes and regulations in these jurisdictions also subject the Debtors to various certification and reporting requirements and inspections regarding safety, training, and general regulatory compliance. The agencies empowered to enforce these statutes and regulations may suspend, curtail, or otherwise require the Debtors to modify their operations.  Any directive leading to a suspension or substantial curtailment of the Debtors’ operations or the operations of the Debtors’ customers for any prolonged period, and any substantial modification of their current operations, could have a material adverse effect on their businesses, financial condition, and operating results.

8.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.

In the future, the Reorganized Debtors may become parties to litigation.  In general, litigation can be expensive and time consuming to bring or defend against.  Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results.  It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan.  It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation.  The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

9.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations.

The Debtors’ Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees.  Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses.  In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

10.	Geopolitical Instability May Further Disrupt the Business of the Debtors and the Reorganized Debtors.

The global reach of the Debtors’ business exposes the Debtors to various geopolitical risks that may impact the aviation industry.  These risks may include unstable political or social conditions, shifting legal and regulatory requirements, and other instabilities caused by geopolitical conflicts.  Although political and social conditions in one country may differ significantly from another country, events in any of the Debtors’ key markets could adversely affect the Debtors’ business, financial conditions, or results of operations.

The Russian invasion of Ukraine in February 2022 has resulted in significant disruption to the activities of airlines in Ukraine and significant sanctions being imposed on Russian airlines.  These actions include EU Regulation 2022/328 of February 25, 2022 which has, inter alia, required EU lessors to terminate aircraft leases to Russian airlines and prohibited any new aircraft leases being entered into for aircraft being used in Russia, as well as imposing significant prohibitions on the provision of insurance and maintenance, overhaul and repair activities by EU nationals with respect to aircraft being used in Russia.  These regulations are directly binding on the Debtors incorporated in Ireland and other EU jurisdictions.  Similar sanctions have been imposed by the United Kingdom and may also be imposed by other jurisdictions including the United States.  The Debtors had a small number of aircraft on lease to a Ukrainian airline, the status of which are currently unknown.  The Debtors also had a small number of aircraft on lease to Russian airlines which leases are in the course of being terminated.  The Debtors do not believe that the potential losses arising from the aircraft in Ukraine and the termination of leases to Russian airlines is material to the Debtors’ businesses, financial condition, and operating results.  However, the potential imbalance of supply and demand caused by a large number of aircraft having to be remarketed by other lessors following termination of leases to Russian airlines, the losses incurred by insurers resulting in higher premiums, increases in oil price and interest rates resulting from the conflict and its impact on the global economy, as well as the potential for further conflict in the region and the Baltics may impact the residual values of aircraft more generally and more broadly affect airline operations and consumer demand  in general, which could have a material impact on the Debtors’ customers, and thereby the Debtors’ businesses, financial condition, and operating results.

11.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation.  With few exceptions, all Claims that arise prior to the Debtors’ filing of their Petitions or before confirmation of the Plan (a) would be subject to compromise and/or treatment under the Plan and/or (b) would be discharged in accordance with the terms of the Plan.  Any Claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations.

IX.	CERTAIN SECURITIES LAW MATTERS

The Debtors believe that the offering, issuance, and distribution of any New Securities and the New NAC 29 Notes, are “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state securities laws.  Such Securities will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon either (i) to the maximum extent possible, section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (ii) to the extent reliance on section 1145 of the Bankruptcy Code is unavailable, pursuant to section 4(a)(2) under the Securities Act and/or Regulation D thereunder.

The following discussion of the issuance and transferability of the New Securities and the New NAC 29 Notes relates solely to matters arising under federal and state securities laws.  The rights of Holders of New Ordinary Shares and the New NAC 29 Notes, including the right to transfer such interests, will also be governed by the Restructuring Support Agreement, specifically, the Governance and New Equity Term Sheet, the Chapter 11 Term Sheet, and the New Organizational Documents, the latter of which will be filed with the Plan Supplement.  The rights of Holders of New NAC 33/34 HoldCo Interests will also be governed by the New NAC 33/34 Organizational Documents (including the New NAC 33/34 Shareholders Agreement), which will contain customary restrictions on transfer.  The rights of Holders of Reorganized JOLCO Equity, New Moelis/Weil/NRF Equity, and New Profit Participating Notes will be governed by the New Moelis/Weil/NRF Organizational Documents.

A.	Issuance and Transfer of Securities under the Plan.

1.	Issuance and Transfer.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor, under a plan of reorganization from registration under section 5 of the Securities Act and state laws when such securities are to be exchanged for claims or principally in exchange for claims and partly for cash.  Section 1145(a)(2) of the Bankruptcy Code exempts from registration under section 5 of the Securities Act and applicable state securities laws the offer of a security through any warrant, option, right to subscribe, or conversion privilege that was sold in the manner specified in section 1145(a)(1) of the Bankruptcy Code, or the sale of security upon the exercise of such a warrant, option, right, or privilege.  In general, securities issued under section 1145 of the Bankruptcy Code may be resold without registration unless the recipient is an “underwriter” with respect to those securities.

In reliance upon this exemption, the Debtors believe that the offer and issuance under the Plan of the New Securities (other than the Backstop Shares, the New NAC 33/34 HoldCo Interests issued to the New Money Investors, the New Moelis/Weil/NRF Equity, the Reorganized JOLCO Equity, and the New Profit Participating Notes, if applicable (as set forth above and in Article IX.B herein)) and the New NAC 29 Notes will be exempt from registration under the Securities Act and state securities laws with respect to any such Holder who is not deemed to be an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.  Accordingly, the New Securities (other than the Backstop Shares, the New NAC 33/34 HoldCo Interests issued to the New Money Investors, the New Moelis/Weil/NRF Equity, the Reorganized JOLCO Equity, and the New Profit Participating Notes, if applicable (as set forth above and in Article IX.B herein)) and the New NAC 29 Notes will be issued without registration in reliance on the exemption set forth in section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent the exemption is unavailable, or not applicable, with respect to such Securities, will be issued in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption.

The New Profit Participating Notes will be issued without registration under the Securities Act in reliance upon the exemptions set forth in Section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder, and/or another available exemption.

The Disclosure Statement, any documents related thereto (including, without limitation, the Plan, the Plan Supplement, and the Rights Offering Procedures), and the issuance of the New Securities and the New NAC 29 Notes through the Plan are not, and should not be construed as an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction.  No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any of the New Securities and the New NAC 29 Debt in any jurisdiction where such action for that purpose is required.

Recipients of the New Securities are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Law.  The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Applicable Effective Date.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity or legality of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

The Debtors do not have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan.  The Debtors have received assurances that no person will provide any information to Holders of Claims relating to the solicitation of votes on the Plan, other than to refer such Holders to the information contained in this Disclosure Statement.  In addition, no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Plan.  Thus, no person will receive any commission or other remuneration, directly or indirectly, for soliciting votes to accept or reject the Plan or in connection with the offer of any Securities that may be the deemed to occur in connection with voting on the Plan.

2.	Subsequent Transfers.

Subject to certain customary restrictions on transfer set forth in the New Organizational Documents, the New Moelis/Weil/NRF Organizational Documents, the New NAC 33/34 Organizational Documents and the Shareholders Agreement, as applicable, in accordance with the Governance and New Equity Term Sheet, New NAC 29 Notes Indenture (as applicable), the Alpha Term Sheet, and the Moelis/Weil/NRF Exit Documents, as applicable, the New Securities (other than the Backstop Shares and the New NAC 33/34 HoldCo Interests issued to the New Money Investors, and the New Moelis/Weil/NRF Equity, the Reorganized JOLCO Equity, and the New Profit Participating Notes, if applicable (as set forth above and in Article IX.B herein)) and the New NAC 29 Debt may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the New Securities (other than the Backstop Shares and the New NAC 33/34 HoldCo Interests issued to the New Money Investors, the New Moelis/Weil/NRF Equity, the Reorganized JOLCO Equity, and the New Profit Participating Notes, if applicable (as set forth above and in Article IX.B herein)) and the New NAC 29 Notes are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”:  (a) purchases a Claim against, interest in, or Claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any Security received or to be received in exchange for such a Claim or interest; (b) offers to sell securities offered or sold under a plan for the Holders of such securities; (c) offers to buy securities offered or sold under a plan from the Holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an “issuer” of the securities within the meaning of section 2(a)(11) of the Securities Act.  In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all Persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities (i.e., “affiliates”).  The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities.  “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.  In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Similarly, any holder of New Securities that is an “affiliate” of the issuer thereof (whether such holder acquires the New Securities pursuant to the Plan or otherwise) may also be subject to restrictions on resale under the Securities Act unless the offer or resale of such New Securities is registered under the Securities Act (including pursuant to applicable registration rights provisions) or is otherwise eligible for an exemption from such registration (including Rule 144 under the Securities Act).

Generally, Rule 144 of the Securities Act provides a safe harbor for the sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements for equity securities, and certain other conditions are met.  For a more detailed explanation of the requirements of Rule 144, see Section B.2, below.

Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) or an “affiliate” of the issuer with respect to the New Securities and New NAC 29 Notes, would depend upon various facts and circumstances applicable to that Person.  Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Securities and the New NAC 29 Debt and, in turn, whether any Person may freely resell New Securities or the New NAC 29 Debt.

You should confer with your own legal advisors to determine whether or not you are an “underwriter,” an “issuer” or an “affiliate.”

B.	4(a)(2) Securities.

1.	Issuance and Transfer.

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving any public offering are exempt from registration under the Securities Act.

The Debtors believe that (a) the Backstop Shares issued to the Backstop Commitment Parties in accordance with the Backstop Agreement as set forth in the Restructuring Support Agreement and pursuant to the Plan, (b) the New NAC 33/34 HoldCo Interests issued to the New Money Investors, (c) in the event that the JOLCO Buyer is not owned (directly or indirectly) by all of the JOLCO Lenders on a pro rata basis, the New DB JOLCO Equity and the Reorganized JOLCO Equity, as applicable, and (d) if applicable, the New Profit Participating Notes will be issued or transferred without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder,.  These shares will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below.

2.	Subsequent Transfers.

Unlike the 1145 Securities, the Backstop Shares issued to the Backstop Commitment Parties pursuant to the Backstop Agreement, the New NAC 33/34 HoldCo Interests issued to the New Money Investors, the New DB JOLCO Equity, the Reorganized JOLCO Equity, issued or transferred to the JOLCO Buyers (if the JOLCO Buyer is not owned (directly or indirectly) by all of the JOLCO Lenders on a pro rata basis), and the New Profit Participating Notes, if applicable, will be deemed “restricted securities” that may not be offered, sold, exchanged, assigned or otherwise transferred unless their offer and sale are registered under the Securities Act, or an exemption from registration under the Securities Act is available, including the exemptions provided by Rule 144 or Rule 144A under the Securities Act, to the extent available.

Rule 144 provides an exemption for the public resale of “restricted securities” if certain conditions are met.  These conditions vary depending on whether the holder of the restricted securities is an affiliate of the issuer.  An affiliate is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.”

A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is available certain current public information regarding the issuer, and may sell the securities after a one-year holding period whether or not there is current public information regarding the issuer.  Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the twelve months preceding the sale of the restricted securities.  If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available.

An affiliate may resell restricted securities after the six-month holding period if at the time of the sale certain current public information regarding the issuer is available.  The affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144.  First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of one percent of the outstanding securities of the same class being sold and, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144.  Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, which generally means they must be sold through a broker and handled as a routine trading transaction.  The broker must receive no more than the usual commission and cannot solicit orders for the sale of the restricted securities except in certain situations.  Third, if the sale exceeds 5,000 restricted securities or has an aggregate sale price greater than $50,000, an affiliate must file with the SEC three copies of a notice of proposed sale on Form 144. The sale must occur within three months of filing the notice unless an amended notice is filed.

You should confer with your own legal advisors to determine whether or not you are an “underwriter,” an “issuer” or an “affiliate.”

****

Legend.  To the extent certificated or issued by way of direct registration on the records of the transfer agent of the Issuer, NAC 33/34 HoldCo, or Reorganized Moelis/Weil/NRF Exiting Debtors, certificates evidencing the 4(a)(2) Securities, as applicable, upon exercise of their rights will bear a legend substantially in the form below:

THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.

The Debtors and Reorganized Debtors, as applicable, reserve the right to reasonably require certification, legal opinions, or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities.  The Debtors and Reorganized Debtors, as applicable, also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.  All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell, or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

****

PERSONS WHO RECEIVE SECURITIES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE FEDERAL OR STATE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES.  WE MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.  IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, WE ENCOURAGE EACH RECIPIENT OF SECURITIES AND PARTY IN INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS.  BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A SECURITY IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE FEDERAL OR STATE SECURITIES LAWS OR WHETHER A PARTICULAR RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES ISSUED UNDER THE PLAN.

SHOULD THE REORGANIZED DEBTORS ELECT ON OR AFTER THE APPLICABLE EFFECTIVE DATE TO REFLECT ANY OWNERSHIP OF THE SECURITIES TO BE ISSUED UNDER THE PLAN THROUGH THE FACILITIES OF DTC, THE REORGANIZED DEBTORS NEED NOT PROVIDE ANY FURTHER EVIDENCE OTHER THAN THE PLAN OR THE CONFIRMATION ORDER WITH RESPECT TO THE TREATMENT OF THE SECURITIES TO BE ISSUED UNDER THE PLAN UNDER APPLICABLE SECURITIES LAWS.  DTC SHALL BE REQUIRED TO ACCEPT AND CONCLUSIVELY RELY UPON THE PLAN AND CONFIRMATION ORDER IN LIEU OF A LEGAL OPINION REGARDING WHETHER THE SECURITIES TO BE ISSUED UNDER THE PLAN ARE EXEMPT FROM REGISTRATION AND/OR ELIGIBLE FOR DTC BOOK-ENTRY DELIVERY, SETTLEMENT, AND DEPOSITORY SERVICES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE PLAN, NO ENTITY (INCLUDING, FOR THE AVOIDANCE OF DOUBT, DTC) MAY REQUIRE A LEGAL OPINION REGARDING THE VALIDITY OF ANY TRANSACTION CONTEMPLATED BY THE PLAN, INCLUDING, FOR THE AVOIDANCE OF DOUBT, WHETHER THE SECURITIES TO BE ISSUED UNDER THE PLAN ARE EXEMPT FROM REGISTRATION AND/OR ELIGIBLE FOR DTC BOOK-ENTRY DELIVERY, SETTLEMENT, AND DEPOSITORY SERVICES.

C.	New Ordinary Shares & Management Incentive Plan.

The Confirmation Order shall authorize the New Board and the New Reorganized Topco Board to adopt and enter into a new Management Incentive Plan pursuant to and subject to the approval set forth in the Governance and New Equity Term Sheet. Grants of any New Ordinary Shares on account of any new Management Incentive Plan will dilute all of the New Ordinary Shares outstanding at the time of such issuance.  Any New Ordinary Shares issued on account of a new Management Incentive Plan will be issued pursuant to a registration statement or an available exemption from registration under the Securities Act and other applicable law.

X.	SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a ballot or ballots to be used for voting on the Plan (each, a “Ballot”), is being distributed to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.

THE DISCUSSION OF THE SOLICITATION AND VOTING PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY.
PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

A.	Holders of Claims Entitled to Vote on the Plan.

Under the provisions of the Bankruptcy Code, not all Holders of Claims or Interests against a debtor are entitled to vote on a chapter 11 plan.  The table in Article III.C of this Disclosure Statement, entitled “Am I Entitled to Vote on the Plan” sets forth the voting status of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim or Interest) under the Plan.

Holders of those Claims that are classified in Classes C1, D1, E1, F1, G1, H1, I1, I2, J1, K1, M1, M2, M3, N1, N2, N3, O1, O2, O3, P3, or P4 of the Plan are entitled to vote on the Plan (the “Voting Classes”).  Holders of Claims and Interests in Classes A1, A2, C2, D2, E2, F2, G2, H2, I3, J2, K2, K, L1, L2, P1, or P2 are conclusively presumed to accept the Plan because they are Unimpaired by the Plan.  Holders of Claims in Classes A3, C3, M1, L3, M5, N5, O5, P5, P7, or P9 are deemed to reject the Plan because they are Impaired and entitled to no recovery under the Plan.  Holders of Claims and Interests in Classes B1, B2, M4, N4, O4, P6, or P8 are deemed to reject or presumed to accept the Plan because they are either (1) Unimpaired under the Plan and presumed to accept the Plan, or (2) Impaired and entitled to no recovery under the Plan and deemed to reject the Plan.

B.	Voting Record Date.

The voting record date is March 5, 2022, (the “Voting Record Date”), which date was used to determine which Holders of Claims and Interests are entitled to vote to accept or reject the Plan and receive the Solicitation Materials in accordance with the solicitation procedures.  Except as otherwise set forth in the Plan, the Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

C.	Voting Deadline.

The Voting Deadline is April 12, 2022.  In order for the Holder of a Claim in the Voting Classes to have such Holder’s Ballot counted as a vote to accept or reject the Plan, such Holder’s Ballot must be properly completed, executed, and delivered:  (a) by using the enclosed pre-paid, pre-addressed return envelope; (b) via first-class mail, overnight courier, or hand delivery to the Solicitation Agent at Nordic Aviation Capital Designated Activity Company Ballot Processing Center, c/o Epiq Corporate Restructuring, LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005; or (c) via electronic submission through the Solicitation Agent’s online voting portal at http://dm.epiq11.com/nac., so that such Holder’s Ballot is actually received by the Solicitation Agent before the Voting Deadline.  The Voting Deadline shall also be the deadline for Holders of Claims that are eligible to participate in the Exit Facility, the NAC 33/34 Liquidity Credit Facility, or Investec NAC 8 Exit Facility, as applicable, to elect to participate in the Exit Facility, the NAC 33/34 Liquidity Credit Facility 33/34, or Investec NAC 8 Exit Facility, as applicable. Holders of Claims that are eligible to participate in the Exit Facility, NAC 33/34 Liquidity Credit Facility, or Investec NAC 8 Exit Facility, as applicable, that fail to submit an election form by the Voting Deadline, or as otherwise extended in accordance with the Disclosure Statement Order, shall forever be barred from participating in the Exit Facility, the NAC 33/34 Liquidity Credit Facility, or the Investec NAC 8 Exit Facility, as applicable

The Debtors are providing the Solicitation Materials to Holders of Claims in the Voting Classes.  If a Holder of a Claim in a Voting Class transfers all of such Claim to one or more parties on or after the Voting Record Date and before the Holder has cast its vote on the Plan, such Claim is automatically deemed to have provided a voting proxy to the purchaser(s) of the Holder’s Claim, and such purchaser(s) shall be deemed to be the Holder(s) thereof as of the Voting Record Date for purposes of voting on the Plan, provided that the transfer complies with the applicable requirements under the Restructuring Support Agreement, if applicable.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE OR AS OTHERWISE PERMITTED BY THE BANKRUPTCY COURT.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES.  BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM OR INTEREST WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN.  IF A HOLDER CASTS MULTIPLE BALLOTS WITH RESPECT TO THE SAME CLASS OF CLAIMS AND THOSE BALLOTS ARE IN CONFLICT WITH EACH OTHER, SUCH BALLOTS WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM OR INTEREST IN THE VOTING CLASSES FOLLOWS THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT.

D.	Voting Tabulation and Procedures.

A Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim.  Only Holders of Claims in the Voting Classes shall be entitled to vote with regard to such Claims.

Unless the Debtors decide otherwise or as otherwise permitted by the Bankruptcy Court, Ballots received after the Voting Deadline may not be counted.  A Ballot will be deemed delivered only when the Solicitation Agent actually receives the executed Ballot as instructed in the applicable voting instructions.  No Ballot should be sent to the Debtors, the Debtors’ agents (other than the Solicitation Agent), or the Debtors’ financial or legal advisors.

The Bankruptcy Code may require the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to confirmation of the Plan.  In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

To the extent there are multiple Claims within Voting Classes, the Debtors may, in their discretion, and to the extent possible, aggregate the Claims of any particular Holder within a Voting Class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

The following Ballots will not be counted in determining the acceptance or rejection of the Plan:  (a) any Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (b) any Ballot that is not actually received by the Solicitation Agent by the Voting Deadline (unless the Debtors determine otherwise or as permitted by the Court); (c) any unsigned Ballot; (d) any Ballot that partially rejects and partially accepts the Plan; (e) any Ballot superseded by a later, timely submitted valid Ballot; (f) any improperly submitted Ballot, or any form of ballot other than the official form of Ballot sent by the Solicitation Agent (unless the Debtors determine otherwise or as permitted by the Court); and (g) any Ballot cast by a person or entity that does not hold a Claim or Interest in a Class that is entitled to vote on the Plan.

As soon as reasonably practicable after the Voting Deadline, the Solicitation Agent will file the Voting Report with the Bankruptcy Court.  The Voting Report shall, among other things, delineate every Ballot that does not conform to the voting instructions or that contains any form of irregularity (each, an “Irregular Ballot”), including those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, or damaged.  The Solicitation Agent will attempt to reconcile the amount of any Claim reported on a Ballot with the Debtors’ records, but in the event such amount cannot be timely reconciled without undue effort on the part of the Solicitation Agent, the amount shown in the Debtors’ records shall govern.  The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots.  Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS,
PLEASE CONTACT THE SOLICITATION AGENT TOLL-FREE AT +1 (855) 654-0899.
ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE
NOT IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER WILL NOT BE COUNTED.30

XI.	CONFIRMATION OF THE PLAN

A.	Requirements for Confirmation of the Plan.

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are that:  (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.

[30]
For any ballot cast via electronic mail, a format of the attachment must be found in the common workplace and industry standard format (i.e., industry-standard PDF file) and a received date and time in the Solicitation Agent’s inbox will be used as a timestamp for a receipt.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code.  The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan Confirmation; and (3) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each Holder of a Claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting Holder would receive or retain if the Debtors liquidated under chapter 7.

Attached hereto as Exhibit F and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors.  As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims or Interests as compared to distributions contemplated under the Plan.  Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

If the Plan is not confirmed, and the Debtors fail to propose and confirm an alternative plan of reorganization, the Debtors’ businesses may be liquidated pursuant to the provisions of a chapter 11 liquidating plan.  In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7.  Thus, a chapter 11 liquidation may result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.  Any distribution to Holders of Claims or Interests (to the extent Holders of Interests would receive distributions at all) under a chapter 11 liquidation plan would most likely be substantially delayed.  Most importantly, the Debtors believe that any distributions to creditors in a chapter 11 liquidation scenario would fail to capture the significant going concern value of their businesses, which is reflected in the New Ordinary Shares to be distributed under the Plan.  Accordingly, the Debtors believe that a chapter 11 liquidation would not result in distributions as favorable as those under the Plan.

C.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan.  As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”).  Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors.” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit G and incorporated herein by reference.  Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes.

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan.  A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.31

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of Allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan.  Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such Class that vote on the Plan actually cast their Ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of Allowed equity interests in that class, counting only those equity interests that have actually voted to accept or to reject the plan.  Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such Class that vote on the Plan actually cast their ballots in favor of acceptance.

If a Class contains Holders of Claims eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class.

E.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, that the plan has been accepted by at least one impaired class.  Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code.  To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

[31]
A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

1.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan.  The test does not require that the treatment be the same or equivalent, but that treatment be “fair.”  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of Claims or interests of equal rank (e.g., classes of the same legal character).  Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.  A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the Allowed claims in the class.  As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement.  With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank.  With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class.  The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.	Valuation of the Debtors.

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post‑Confirmation going concern value of the Debtors.  Accordingly, the Debtors, with the assistance of Rothschild, produced the Valuation Analysis that is set forth in Exhibit H attached hereto and incorporated herein by reference.  As set forth in the Valuation Analysis, the Debtors’ going concern value is substantially less than the aggregate amount of its funded‑debt obligations.  Accordingly, the Valuation Analysis further supports the Debtors conclusion that the treatment of Classes under the Plan is fair and equitable and otherwise satisfies the Bankruptcy Code’s requirements for Confirmation.

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX AND IRISH TAX CONSEQUENCES OF THE PLAN

A.	Introduction.

The following discussion summarizes certain United States (“U.S.”) federal income and Irish tax consequences of the implementation of the Plan to the Debtors, and the U.S. federal income tax consequences to certain Holders of Claims entitled to vote on the Plan. It does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote on the Plan.  This summary is based on (x) the Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable U.S. Tax Law”) and (y) Irish tax laws and the practice of the Irish Revenue Commissioners (collectively, “Applicable Irish Tax Law”).  Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.  The Debtors have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

In general, other than with respect to certain immaterial entities organized in the United States (the “U.S. Entities”), the Debtors take the position that they are not taxpayers in the U.S. under applicable tax treaties.  The U.S. Entities are generally immaterial and, as a result, they are not discussed below.  As such, the Debtors will only take positions with respect to issues of U.S. federal income tax law to the extent they are required to do so by Applicable U.S. Tax Law.  Unless stated expressly herein, nothing in this summary should be interpreted to imply that the Debtors will take any particular position with respect to issues of Applicable U.S. Tax Law to the extent the Debtors are not required by Applicable U.S. Tax Law to take a particular position.  In the event the Debtors’ tax treaty position with respect to the U.S. Entities were to be challenged and the Debtors were to lose that challenge, the restructuring could potentially give rise to significant U.S. tax consequences with respect to the U.S. Entities and the other Debtors.

This summary does not address non-U.S. (other than the limited discussion of Irish tax consequences to the Debtors included below), state, local or non-income tax consequences of the Plan (including such consequences with respect to the Debtors), nor does it purport to address all aspects of U.S. federal income taxation or Irish taxation that may be relevant to a Holder in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as persons who are related to the Debtors within the meaning of the Tax Code, Holders of Claims that will hold directly, indirectly, or constructively 10.0% or more of the equity of the Reorganized Debtors after receiving the distributions contemplated by the Plan, persons liable for alternative minimum tax, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities treated as partnerships or other pass-through entities), beneficial owners of partnerships (or other entities treated as partnerships or other pass-through entities), subchapter S corporations, persons who hold Claims or who will hold any consideration received pursuant to the Plan as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, trusts, governmental authorities or agencies, dealers or traders in securities, and holders of  Claims who are themselves in bankruptcy). Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds a Claim only as a “capital asset” (within the meaning of section 1221 of the Tax Code).  This summary also assumes that Claims will be treated in accordance with their form for U.S. federal income tax purposes. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any Holder of a Claim of the same Class or Classes (e.g., this summary does not discuss the treatment of any commitment fee or similar arrangement or the receipt of any debt or equity interest pursuant to any backstop agreement (other than as expressly described below)), and the tax consequences for such persons may differ materially from that described below.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “Non-U.S. Holder” is any holder of a Claim that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim or Interest, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the entity.  Partners (or other beneficial owners) of partnerships (or other entities treated as partnerships or other pass-through entities) that are Holders of Claims or Interests should consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND IRISH TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, NON-U.S., NON-INCOME, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors.

As discussed above, the Debtors do not anticipate that the Restructuring Transactions will result in any material U.S. federal income tax consequences to the Debtors.  The U.S. Entities do not have material U.S. tax attributes and, accordingly, the effect of the restructuring with respect to any such attributes is not discussed below.  This summary (a) does not address any determinations with respect to “earnings and profits” for U.S. tax purposes and (b) assumes that any intercompany obligation that is owed by a U.S. Entity (as defined below) to any entity outside of such U.S. Entity’s U.S. federal consolidated tax group is not modified pursuant to the Plan.

As discussed above, in the event the Debtors’ current positions under certain tax treaties are were to be challenged and that challenge was successful, the restructuring could potentially give rise to significant U.S. tax consequences with respect to the U.S. Entities and the other Debtors under the “effectively connected income” regime.  Those potential issues are not discussed herein.

C.	Certain U.S. Federal Income Tax Consequences of the Plan, and of Owning or Disposing of Consideration Received Pursuant to the Plan, to Holders of Certain Claims Entitled to Vote.

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to certain Holders of Claims who are U.S. Holders. U.S. Holders of Claims are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

Because the issuers of consideration under the Plan are not U.S. Entities, there generally should not be any U.S. federal income tax consequences to Non-U.S. Holders with respect to the exchange of Claims or Interests under the Plan or the ownership or disposition of consideration received pursuant to the Plan (with the potential exception of Non-U.S. Holders, if any, that have Claims against the U.S. Entities that are General Unsecured Claims, but those consequences are not discussed below).

In general, the U.S. federal income tax treatment of Holders of Claims will depend, in part, on whether the receipt of consideration under the Plan qualifies as an exchange of stock or securities pursuant to a tax free reorganization or if, instead, the consideration under the Plan is treated as having been received in a fully taxable disposition. Whether the receipt of consideration under the Plan qualifies for reorganization treatment will depend on, among other things, (a) whether the Claim being exchanged constitutes a “security” and (b) whether the Debtor against which a Claim is asserted is the same entity that is issuing the consideration under the Plan.

Neither the Tax Code nor the Treasury Regulations promulgated thereunder define the term “security.” Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.

To the extent any Holder of a NAC DAC Unsecured Funded Debt Claim holds such Claim as a result of a guarantee provided by NAC DAC with respect to debt that is receiving a recovery addressed by the analysis in one of the subsequent sections, the recovery in respect of such guarantee should be treated as having been received in connection with its underlying Claim.  For example, the New Ordinary Shares received by a Holder of a NAC 29 Funded Debt Claim in respect of the NAC DAC guarantee of such NAC 29 Funded Debt Claim shall be treated as recovery in respect of such NAC 29 Funded Debt Claim, rather than being treated, for U.S. federal income tax purposes, as a separate recovery from a separate entity.

1.	Consequences to U.S. Holders Who Receive Reorganized TopCo equity, Initial New NAC 29 Debt, subscription rights in the Rights Offering, and the Exit Facility Participation Right.[32]

Pursuant to the Plan, certain U.S. Holders will receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, its pro rata share of (a) New Ordinary Shares,33 (b) subscription rights in the Rights Offering; (c) the Exit Facility Participation Right; (d) New NAC 29 Debt, and (e) Cash, to the extent applicable.34

In the Restructuring Transactions, the Reorganized TopCo will issue shares, subscription rights in the Rights Offering, and the applicable Exit Facility Participation Right to the equitizing Holders in exchange for certain “IOUs” in the amount of the share capital issued. The IOUs will subsequently be contributed by the Reorganized TopCo to the consolidating silo and the relevant subsidiaries, who transfer the IOUs to the same Holders as partial payment for the existing debt. The Holders then cancel the IOUs as being owed to themselves.

[32]
This discussion generally applies to the “Option A” silos under the Plan.  This includes Holders of (a) NAC 29 Funded Debt Claims; (b) Holders of KfW Funded Debt Claims; and (c) DB Nightjar Funded Debt Claims.

[33]
Certain Holders of Claims are electing to participate in an alternative equity holding structure.  The Debtors understand that no U.S. Holders are participating in such structure and, accordingly, such treatment is not discussed herein.

[34]	Holders of KfW Funded Debt Claims and DB Nightjar Funded Debt Claims will not receive Cash.

Although not free from doubt, from a U.S. federal income tax perspective, the receipt of the IOU by the Holders will likely be treated merely as a transitory step that is ignored and, instead, Holders will be treated as contributing a portion of their Claims directly to the Reorganized TopCo for equity in the Reorganized TopCo as set forth below. In the event the transitory nature of the IOU is not respected, the tax consequences of the Consummation of the Plan could be materially different than described herein. Holders of Claims should consult their own tax advisors regarding the treatment of the IOUs under the Plan.

Although not free from doubt, the Debtors intend to treat Holders as exchanging Claims in two separate transactions, pursuant to which, (a) Holders are issued New Ordinary Shares, subscription rights in the Rights Offering, and the applicable Exit Facility Participation Right in exchange for a portion of their Claims and (b) in a separate transaction, Holders receive new consolidating silo debt in exchange for the release of the remainder of their Claims. In the event this “bifurcation” approach is not respected, the tax consequences of the Consummation of the Plan could be materially different than described herein. In particular, a Holder of a Claim could be required to recognize gain, but be prohibited from recognizing losses, in certain circumstances, or other differences in tax treatment could apply. Holders of Claims should consult their own tax advisors regarding the treatment of consideration under the Plan.

(a)	Treatment of Contribution of a Portion of Claims to the Reorganized TopCo for Reorganized TopCo equity, subscription rights in the Rights Offering, and the Exit Facility Participation Right

The Debtors expect that the transactions in which U.S. Holders contribute a portion of their Claims in exchange for Reorganized TopCo equity, subscription rights in the Rights Offering, and the applicable Exit Facility Participation Right will qualify as an exchange under section 351 of the IRC.

While section 351 of the IRC, when applicable, generally prevents recognition of both gains and losses, section 367 of the IRC overrides the gain (but not the loss) deferral provisions of section 351 of the IRC where the corporation issuing stock is a non-United States corporation. Section 367(a)(1) of the IRC and the Treasury Regulations promulgated thereunder specifically provide for the recognition of gain (but not loss) in exchanges that would otherwise qualify for tax-deferred treatment pursuant to section 351 of the IRC, but for the transfer of property to a non-United States corporation. Thus, if the contribution of a Claim in exchange for Reorganized TopCo equity qualifies as an exchange under section 351 of the IRC, a U.S. Holder of such Claim should recognize gain, but not loss, for United States federal income tax purposes in connection with such contribution. The amount of such gain recognized by a U.S. Holder of a Claim should equal the excess of (i) the fair market value of the Reorganized TopCo equity received and (ii) such U.S. Holder’s adjusted tax basis in the Claim contributed in exchange for such Reorganized TopCo equity.

In certain circumstances, a U.S. Holder of a Claim may be able to avoid current recognition of gain under section 367 of the IRC pursuant to section 367(a)(2) of the IRC and the Treasury Regulations promulgated thereunder. Specifically, if a U.S. Holder of a Claim contributes “stock or securities” to the Reorganized TopCo in exchange for Reorganized TopCo equity, and if such U.S. Holder either owns less than 5 percent of the Reorganized TopCo equity immediately after the transfer, or, if a U.S. Holder of a Claim owns 5 percent or more of the Reorganized TopCo equity immediately after the transfer and such U.S. Holder enters into a “gain recognition agreement” that meets the requirements set forth in the Treasury Regulations promulgated under section 367 of the IRC, such U.S. Holder can avoid current recognition of gain under section 367 of the IRC as long as certain other conditions are met, but solely with respect to the receipt of equity in the Reorganized TopCo. U.S. Holders are urged to consult their tax advisors regarding the availability of gain deferral under the exceptions outlined in this paragraph.

Regardless of whether an exception applies with respect to the application of section 367 of the IRC, a U.S. Holder of such Claim will recognize gain (but not loss) with respect to the receipt of subscription rights in the Rights Offering and the applicable Exit Facility Participation Right.  Gain (if any) shall be recognized in an amount not exceeding the fair market value of such property.  This treatment is subject to the discussion below regarding the uncertainty regarding the treatment of the exchange of Claims for subscription rights and the applicable Exit Facility Participation Right.

See the discussion below for rules regarding the treatment of accrued but untaxed interest.

(b)	Treatment of Issuance of Take-Back Debt and Cash.

The treatment of the transaction pursuant to which Holders of Claims receive take-back debt and Cash, if applicable, in exchange for a portion of their Claims will depend on (a) whether the Claims surrendered and the take-back debt received each constitutes a “security,” as discussed above; and (b) whether the entity issuing the take-back debt is the same entity that issued the Claim being exchanged therefore.

With respect to Holders of Claims against NAC 29, in the event that the Claims surrendered and the take-back debt each constitutes a “security,” such exchange should constitute a reorganization.  Accordingly, and subject to the rules regarding accrued but untaxed interest, such Holders would avoid current recognition of gain or loss, except that gain will be recognized to the extent of any Cash received, and each Holder should obtain a tax basis in the debt received equal to such Holder’s tax basis in the Claim surrendered, less any Cash received.

With respect to Holders of Claims against entities other than NAC 29, because the take-back debt is being issued by a different entity than the issuer of the relevant Claim, such exchange should be taxable under section 1001 of the IRC.  Subject to the rules regarding accrued but untaxed interest, such Holders should recognize gain or loss equal to the difference between (1) the issue price of the take-back debt, and (2) such Holder’s adjusted basis, if any, in their Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding accrued but untaxed interest and market discount, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. A Holder’s tax basis in the property received should equal its fair market value (or, in the case of the consolidating silo debt, its issue price) as of the date such property is distributed to the Holder. A Holder’s holding period in the property received should begin on the day following the date such Holder receives such property.

(c)	Treatment of Subscription Rights and Exit Facility Participation Right.

Although not free from doubt, the Debtors intend to take the position that a U.S. Holder who receives subscription rights and the applicable Exit Facility Participation Right and elects to exercise such rights should be treated as purchasing, in exchange for its subscription rights and the amount of Cash paid by or on behalf of the U.S. Holder to exercise such subscription rights, Rights Offering Shares or its share of the Exit Facility, as the case may be.  Such a purchase should generally be treated as the exercise of an option under general U.S. federal income tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises the subscription rights. A U.S. Holder’s aggregate tax basis in the Rights Offering Shares or Exit Facility, as the case may be, should equal the sum of (a) the amount of Cash paid by or on behalf of the U.S. Holder to exercise the subscription rights, plus (b) such U.S. Holder’s tax basis in the relevant rights immediately before such rights are exercised. A U.S. Holder’s holding period for the Rights Offering Shares or Exit Facility received pursuant to such exercise should begin on the day following the Plan Effective Date.

A U.S. Holder that elects not to exercise the rights may be entitled to claim a (likely short-term capital) loss equal to the amount of tax basis allocated to such rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their rights should consult with their own tax advisors as to the tax consequences of such decision.

As noted above, the foregoing treatment of the subscription rights and the Exit Facility Participation Right is not free from doubt.  A potential alternative characterization could be that Holders of Claims are treated as exchanging a portion of their Claims and cash directly for the Rights Offering Shares or the Exit Facility, as the case may be.  If that characterization applied, the foregoing discussion, and the discussion above regarding the treatment of the exchange of a portion of Claims for, among other things, the subscription rights and the applicable Exit Facility Participation Right, would be different.  U.S. Holders of Claims should consult their own tax advisors regarding these matters.

2.	Consequences to U.S. Holders Who Receive Take-Back Debt From Their Respective Silo.

Pursuant to the Plan, certain U.S. Holders will receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, amended and restated debt in the same silo, with either (i) the same principal amount outstanding, together with applicable interest amounts, and a new partial NAC DAC guarantee,35 or (ii) a reduced principal amount, together with all applicable interest amounts, and a corresponding reduction of the NAC DAC guarantee,36 or (iii) the full claim amount with the NAC DAC guarantee remaining.

The following discussion assumes that the modifications occurring to the take-back debt as a result of the Plan constitute a “significant modification.”  In the event such modifications do not constitute a “significant modification” of such debt, no U.S. federal income tax consequences would arise with respect to Claims.  The Debtors will evaluate whether the modifications occurring pursuant to the Plan constitute a “significant modification” on a case-by-case basis.

In the event that the Claims surrendered and the take-back debt each constitutes a “security,” such exchange should constitute a reorganization. Accordingly, subject to the rules regarding accrued but untaxed interest, the Holders of such Claims would avoid current recognition of gain or loss, and each Holder should obtain a tax basis in the debt received equal to such Holder’s tax basis in the Claim surrendered.

In the event that either the Claims surrendered or the take-back debt do not constitute a “security,” such exchange should be a taxable transaction. Holders would recognize gain or loss equal to the difference between (1) the issue price of the debt received plus any Cash received, and (2) such Holder’s adjusted basis, if any, in their Claim. The character of such gain as capital gain or ordinary income would be determined by a number of factors including the tax status of the Holder, the rules regarding accrued but untaxed interest and market discount, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. Subject to the rules regarding accrued but untaxed interest, a Holder’s tax basis in the property received would equal its issue price as of the date such property is distributed to the Holder. A Holder’s holding period in the property received should begin on the day following the date such Holder receives such property.

[35]	Holders of NAC 27 Funded Debt Claims will receive reinstated debt with these terms.

[36]	Holders of EDC Remaining Facilities Claims will receive reinstated debt with these terms.

To the extent the Holder of a Claim subject to the foregoing discussion receives New Ordinary Shares in respect of a NAC DAC Unsecured Funded Debt Claim based on a guarantee, the bifurcation analysis set forth above should apply, and such Holder’s receipt of New Ordinary Shares should be subject to the same treatment discussed above with respect to the contribution of a portion of Claims for reorganized parent equity.

To the extent the Holder of a Claim subject to the foregoing discussion receives Cash in respect of a NAC DAC Unsecured Funded Debt Claim based on a guarantee, then such Cash would either (a) be treated as “boot” (in the event the recapitalization treatment discussed above applies), resulting in the recognition of gain, if any, but not loss, in an amount equal to the amount of such Cash received, and the tax basis in such Holder’s take-back debt would be decreased by the amount of cash received and increased by the amount of gain, if any, recognized; or (b) be treated as additional consideration received in the taxable transaction discussed above.

3.	Consequences to U.S. Holders Who Receive Newly Issued NAC 29 Debt.[37]

Pursuant to the Plan, certain U.S. Holders will receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, newly issued debt from NAC 29.

Because the take-back debt is not being issued by the same entity that issued the Claim, the exchange should be a taxable transaction. Subject to the rules regarding accrued but untaxed interest, such Holders should recognize gain or loss equal to the difference between (1) the fair market value of the debt received, and (2) such Holder’s adjusted basis, if any, in their Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding accrued but untaxed interest and market discount, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. A Holder’s tax basis in the property received should equal its fair market value (or, in the case of the consolidating silo debt, its issue price) as of the date such property is distributed to the Holder. A Holder’s holding period in the property received should begin on the day following the date such Holder receives such property.

4.	Consequences to U.S. Holders of NAC 33/34 Loan Claims.

Pursuant to the Plan, U.S. Holders of NAC 33/34 Loan Claims will receive as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, (a) New Money Investment Transaction LCF Rights; (b) their pro rata share of NAC 33/34 Take-Back Debt; and (c) their pro rata share of direct or indirect equity in NAC 33/34 HoldCo.

The U.S. federal income tax consequences of the Plan with respect to Holders of NAC 33/34 Loan Claims is highly uncertain.  Holders of NAC 33/34 Loan Claims should discuss such treatment with their own tax advisors, and various characterizations are possible depending, in part, on the method in which Holders of Claims participate in the structure and receive consideration under the Plan.

[37]	This discussion generally applies to Holders of SMBC Funded Debt Claims.

5.	Consequences to U.S. Holders of Junior or Senior Funded Debt Claims Against the Investec NAC 8 Debtors.

Pursuant to the Plan, U.S. Holders of Investec NAC 8 Junior Funded Debt Claims and Investec NAC 8 Senior Funded Debt Claims, against the Investec NAC 8 Debtors shall receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, their pro rata share of (a) New Investec NAC 8 Equity in the Reorganized Investec NAC 8 Debtors, if applicable,38 (b) take-back debt in the same silo,39 (c) the Lock-Box Payment (if any),40 (d) Investec NAC 8 New Profit Participating Notes,41 and (e) its Investec NAC 8 Exit Facility Participation Right.

It is expected that Holders of Allowed Investec NAC Senior 8 Funded Debt Claims against the Investec NAC 8 Debtors will direct a corporate trustee to take title to the New Investec NAC 8 Equity directly or through a newly formed holding company with the shares held for the benefit of a to-be-named charity.  NAC Aviation 8 Limited will issue the take-back debt, profit participating notes, and Investec NAC 8 Exit Facility Participation Rights.  The following discussion assumes that, for U.S. federal income tax purposes (1) the New Investec NAC 8 Equity is treated as having first been received by Holders of Claims and then being transferred to the applicable charity and (2) the relevant consideration is issued by the Investec NAC 8 Debtors that issued the existing Claim and that the structure will be as herein described.  To the extent any of these assumptions are incorrect, the tax consequences to the Holders may be materially different than the tax consequences described herein.

(a)	Treatment If Claims Against the Investec NAC 8 Debtors Constitute “Securities.”

In the event Claims against the Investec NAC 8 Debtors constitute a “security,” the exchange of consideration contemplated by the Plan should constitute a reorganization pursuant to sections 354 and 356 of the IRC.  Subject to the rules regarding accrued but untaxed interest, a Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange, which should be equal to (i) the sum of (A) any Cash received, and (B) the fair market value (or issue price, in the case of debt instruments) of any non-Cash consideration, minus (ii) the Holder’s adjusted basis, if any, in the Claim; and (b) the sum of (i) any Cash received, and (ii) the fair market value (or issue price, in the case of debt instruments) of any non-Cash consideration that constitutes “other property” that is not permitted to be received under sections 354 and 356 of the IRC without recognition of gain.

With respect to non-Cash consideration that constitutes a “stock or security” for purposes of section 354 of the IRC, such Holder should receive such consideration with a tax basis equal to (a) the tax basis of the Claim surrendered, less (b) the Cash and “other property” received, plus (c) gain recognized (if any).  A holder must allocate their aggregate tax basis between the respective forms of consideration based on their relative fair market values (or issue price, in the case of debt instruments) on the Effective Date.  The holding period for such non-Cash consideration should include the holding period for the exchanged Claims.

[38]	Holders of Investec NAC 8 Junior Funded Debt Claims will not receive any equity interests.

[39]
Holders of Allowed Investec NAC Senior 8 Funded Debt Claims shall receive Investec NAC 8 Amended & Restated Senior Loans, and Holders of Allowed Investec NAC 8 Junior Funded Debt Claims shall receive Investec NAC 8 Amended & Restated Junior Loans.

[40]	Holders of Allowed Investec NAC 8 Junior Funded Debt Claims will not receive any share of the Lock-Box Payment.

[41]
Holders of Allowed Investec NAC Senior 8 Funded Debt Claims shall receive its Pro Rata share of the Investec NAC 8 New Senior Profit Participating Notes and (together with the Holders of Allowed Investec NAC 8 Junior Funded Debt Claims) its Pro Rata share of the Investec NAC 8 New Junior Profit Participating Note. Holders of Allowed Investec NAC 8 Junior Funded Debt shall receive its Pro Rata share of the Investec NAC 8 New Junior Profit Participating Note.

With respect to non-Cash consideration that is not treated as a “stock or security” for purposes of section 354 of the IRC, Holders should receive such consideration with a tax basis equal to such consideration’s fair market value (or issue price, in the case of debt instruments) as of the date such consideration is distributed to such Holder.  The holding period for any such consideration should begin on the day following the receipt of such consideration.

(b)	Treatment If Claims Against the Investec NAC 8 Debtors Do Not Constitute “Securities.”

In the event Claims against the Investec NAC 8 Debtors do not constitute a “security,” such exchange would be a taxable transaction. Subject to the rules regarding accrued but untaxed interest, Holders would recognize gain or loss equal to the difference between (1) the sum of (x) the fair market value (or issue price, in the case of debt instruments) of the non-Cash consideration received and (y) the Cash received, and (2) such Holder’s adjusted basis, if any, in their Claim. The character of such gain as capital gain or ordinary income would be determined by a number of factors including the tax status of the Holder, the rules regarding accrued but untaxed interest and market discount, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. A Holder’s tax basis in the property received would equal its issue price as of the date such property is distributed to the Holder. A Holder’s holding period in the property received should begin on the day following the date such Holder receives such property.

(c)	Treatment of Investec NAC 8 Exit Facility Participation Right.

Although not free from doubt, the Debtors intend to take the position that a U.S. Holder who receives the Investec NAC 8 Exit Facility Participation Right and elects to exercise such right should be treated as purchasing, in exchange for the amount of Cash paid by or on behalf of the U.S. Holder to exercise its share of the Investec NAC 8 Exit Facility.  Such a purchase should generally be treated as the exercise of an option under general U.S. federal income tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises the subscription rights. A U.S. Holder’s aggregate tax basis in the Investec NAC 8 Exit Facility should equal the sum of (a) the amount of Cash paid by or on behalf of the U.S. Holder to exercise the rights, plus (b) such U.S. Holder’s tax basis in the rights immediately before such rights are exercised. A U.S. Holder’s holding period for the Investec NAC 8 Exit Facility received pursuant to such exercise should begin on the day following the Applicable Effective Date.

A U.S. Holder that elects not to exercise the rights may be entitled to claim a (likely short-term capital) loss equal to the amount of tax basis allocated to such rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their rights should consult with their own tax advisors as to the tax consequences of such decision.

As noted above, the foregoing treatment of the Investec NAC 8 Exit Facility Participation Right is not free from doubt.  A potential alternative characterization could be that Holders of Claims are treated as exchanging a portion of their Claims and cash directly for the Investec NAC 8 Exit Facility, as the case may be.  If that characterization applied, the foregoing discussion, and the discussion above regarding the treatment of the exchange of a portion of Claims for, among other things, the subscription rights and the Investec NAC 8 Exit Facility Participation Right, would be different.  U.S. Holders of Claims should consult their own tax advisors regarding these matters.

(d)	Treatment of Investec NAC 8 New Senior Profit Participating Notes and Investec NAC 8 New Junior Profit Participating Notes

The Investec NAC 8 New Profit Participating Notes are intended to pay to the Holders, after the payment of outstanding debt, the profits of the Reorganized Investec NAC 8 Debtor less certain amounts retained for corporate expenses and to provide the holder of the New Investec NAC 8 Equity a nominal amount.  The Investec NAC 8 New Profit Participating Notes are likely to be treated as equity for U.S. federal income tax purposes, and the Reorganized Investec NAC 8 Debtor intends to treat it as such.  However, the determination of whether an instrument should be treated as debt or equity for U.S. federal income tax purposes is complex and based on the weighing of a number of factors.  Our position is not binding on the IRS or the courts, and there can be no assurance that our characterization will be accepted by the IRS or a court.

6.	Consequences to U.S. Holders of A Termination Claims Against the JOLCO Debtors.

Pursuant to the Plan, certain U.S. Holders of Allowed A Termination Claims42 against the DB JOLCO Debtors will receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Allowed A Termination Claims, their Pro Rata share of the Lock-Box Payment (if any).  In addition, 100 percent of the New DB JOLCO Equity and the Reorganized DB JOLCO Equity shall be issued or transferred (as applicable) directly to the DB JOLCO Buyer.  Pursuant to the Plan, certain U.S. Holders of Allowed A Termination Claims against the MUFG JOLCO Debtors will receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Allowed A Termination Claims, their Pro Rata share of (i) the MUFG JOLCO New Profit Participating Notes issued by such Reorganized MUFG JOLCO Debtor (which, at the election of the Majority MUFG JOLCO Lenders, may be issued to the MUFG JOLCO Orphan Buyer) and (ii) the Lock-Box Payment (if any).  In addition, 100 percent of the Reorganized MUFG JOLCO Equity shall be transferred to the MUFG JOLCO Buyer.43

The following discussion assumes that, for U.S. federal income tax purposes (1) the applicable JOLCO Debtor is treated as the borrower under the applicable JOLCO Facility, (2) the New DB JOLCO Equity or Reorganized DB JOLCO Equity (as applicable) is treated as having first been received by the DB JOLCO Lenders and then transferred to the DB JOLCO Buyer, (3) the MUFG JOLCO New Profit Participating Notes are treated as having first been issued by the MUFG JOLCO Debtors to the MUFG JOLCO Lenders and then transferred to the MUFG JOLCO Orphan Buyer, and (4) the Reorganized MUFG JOLCO Equity is treated as having first been received by the MUFG JOLCO Lenders and then transferred to the MUFG JOLCO Buyer.  To the extent any of these assumptions are incorrect, the tax consequences to the Holders may be materially different than the tax consequences described herein.

(a)	Treatment If Claims Against the JOLCO Debtors Constitute “Securities.”

[42]
The A Termination Claims held by the JOLCO Lenders arise from the rejection of the JOLCO Leveraged Aircraft Leases by the respective JOLCO Debtors. The loans under JOLCO Facilities were made to the JOLCO Lessors. In connection with those loans, the JOLCO Lessors’ rights and claims under the JOLCO Leveraged Aircraft Leases were assigned to the JOLCO Lenders.

[43]
The disclosure does not address any other actions taken or consideration received by the JOLCO Lenders outside the Plan or actions taken or consideration received inconsistent with the description herein. Any such actions taken or consideration received may affect the U.S. federal income tax consequences described in this disclosure.

In the event Claims against the JOLCO Debtors constitute a “security,” the exchange of consideration contemplated by the Plan should constitute a reorganization pursuant to sections 354 and 356 of the IRC.  Subject to the rules regarding accrued but untaxed interest, a Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange, which should be equal to (i) the sum of (A) any Cash received, and (B) the fair market value (or issue price, in the case of debt instruments) of any non-Cash consideration, minus (ii) the Holder’s adjusted basis, if any, in the Claim; and (b) the sum of (i) any Cash received, and (ii) the fair market value (or issue price, in the case of debt instruments) of any non-Cash consideration that constitutes “other property” that is not permitted to be received under sections 354 and 356 of the IRC without recognition of gain.

With respect to non-Cash consideration that constitutes a “stock or security” for purposes of section 354 of the IRC, such Holder should receive such consideration with a tax basis equal to (a) the tax basis of the Claim surrendered, less (b) the Cash and “other property” received, plus (c) gain recognized (if any).  A holder must allocate their aggregate tax basis between the respective forms of consideration based on their relative fair market values (or issue price, in the case of debt instruments) on the Effective Date.  The holding period for such non-Cash consideration should include the holding period for the exchanged Claims.

With respect to non-Cash consideration that is not treated as a “stock or security” for purposes of section 354 of the IRC, Holders should receive such consideration with a tax basis equal to such consideration’s fair market value (or issue price, in the case of debt instruments) as of the date such consideration is distributed to such Holder.  The holding period for any such consideration should begin on the day following the receipt of such consideration.

(b)	Treatment If Claims Against the JOLCO Debtors Do Not Constitute “Securities.”

In the event Claims against the JOLCO Debtors do not constitute a “security,” such exchange would be a taxable transaction. Subject to the rules regarding accrued but untaxed interest, Holders would recognize gain or loss equal to the difference between (1) the sum of (x) the fair market value (or issue price, in the case of debt instruments) of the non-Cash consideration received and (y) the Cash received, and (2) such Holder’s adjusted basis, if any, in their Claim. The character of such gain as capital gain or ordinary income would be determined by a number of factors including the tax status of the Holder, the rules regarding accrued but untaxed interest and market discount, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. A Holder’s tax basis in the property received would equal its issue price as of the date such property is distributed to the Holder. A Holder’s holding period in the property received should begin on the day following the date such Holder receives such property.

(c)	Treatment of MUFG JOLCO New Profit Participating Notes

The MUFG JOLCO New Profit Participating Notes are intended to pay to the Holders, after the payment of outstanding debt, the profits of the MUFG JOLCO Debtor less certain amounts retained for corporate expenses and to provide the holder of Reorganized MUFG JOLCO Equity a nominal amount.  The MUFG JOLCO New Profit Participating Notes are likely to be treated as equity for U.S. federal income tax purposes, and the Reorganized MUFG JOLCO Debtor intends to treat it as such for U.S. federal income tax purposes.  However, the determination of whether an instrument should be treated as debt or equity for U.S. federal income tax purposes is complex and based on the weighing of a number of factors.  Our position is not binding on the IRS or the courts and there can be no assurance that our characterization will be accepted by the IRS or a court.

(d)	Treatment to the JOLCO Lenders if the JOLCO Debtors Are Not the “Borrowers” For U.S. Federal Income Tax Purposes.

If the consideration received by the JOLCO Lenders is being issued by a different entity than the issuer of the relevant Claim, such exchange should be taxable under section 1001 of the IRC.  Such holders should be subject to the same treatment discussed in (b) above.

7.	Consequences to U.S. Holders of Certain Other Claims.

(a)	Holders of EDC Funded Debt Claims (CRJ).

The following discussion applies to Holders of EDC Funded Debt Claims (CRJ).

In light of the forms of consideration being received by such Holders of Claims pursuant to the Plan (which include, depending on the particular Claim, Cash from NAC DAC, interests in a leasehold, Cash from the disposition of aircraft, and/or physical aircraft), such exchange should be a taxable transaction. Holders would recognize gain or loss equal to the difference between (1) the sum of (x) the fair market value of the non-Cash consideration received and (y) the Cash received, and (2) such Holder’s adjusted basis, if any, in their Claim.  The character of such gain as capital gain or ordinary income would be determined by a number of factors including the tax status of the Holder, the rules regarding accrued but untaxed interest and market discount, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim.  If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange.  Subject to the rules regarding accrued but untaxed interest, a Holder’s tax basis in the property received would equal its issue price as of the date such property is distributed to the Holder.  A Holder’s holding period in the property received should begin on the day following the date such Holder receives such property.44

(b)	Holders of ECA Financing Claims (Garuda).

In light of the forms of consideration being received by such Holders of Claims pursuant to the Plan (which include interests in a leasehold and/or physical aircraft), such exchange should be a taxable transaction.  Holders would recognize gain or loss equal to the difference between (1) the fair market value of the consideration received, and (2) such Holder’s adjusted basis, if any, in their Claim.  The character of such gain as capital gain or ordinary income would be determined by a number of factors including the tax status of the Holder, the rules regarding accrued but untaxed interest and market discount, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim.  If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange.  Subject to the rules regarding accrued but untaxed interest, a Holder’s tax basis in the property received would equal its issue price as of the date such property is distributed to the Holder.  A Holder’s holding period in the property received should begin on the day following the date such Holder receives such property.

(c)	Holders of Claims Receiving the Liquidation Recovery.

Because the forms of consideration for such Claims are not currently known, the tax consequences of the Plan with respect to such Claims cannot be determined at this time.

[44]	This disclosure does not address the disposition of underlying aircraft by a non-Debtor entity outside of the Plan.

(d)	Holders of General Unsecured Claims Against the NAC 33/34 Debtors, General Unsecured Claims Against the Investec NAC 8 Debtors, and NAC DAC Unsecured Funded Debt Claims Not Addressed Above.

To the extent there is a Holder of a NAC DAC Unsecured Funded Debt Claim that is not on account of a guarantee but, instead, is attributable to a Claim issued by NAC DAC, (a) Holders receiving New Ordinary Shares should generally be subject to the same treatment discussed with respect to Holders of Claims electing Option A that are receiving New Ordinary Shares in respect of the contribution of a portion of their Claims to Reorganized TopCo; and (b) Holders receiving Cash will receive such cash in a taxable transaction pursuant to which, subject to the rules regarding accrued but untaxed interest, gain or loss will be recognized in an amount equal to the difference between such Holder’s tax basis in their Claim and the amount of Cash received.

 Holders of General Unsecured Claims against the NAC 33/34 Debtors and General Unsecured Claims Against the Investec NAC 8 Debtors will receive cash as consideration for full and final satisfaction, settlement, release, and discharge of their Claims. Such Holders should be subject to the same treatment discussed in (a) above.

8.	Accrued Interest (and OID).

To the extent that any amount received by a U.S. Holder of a surrendered Claim under the Plan is attributable to accrued but untaxed interest (or OID) on the debt instruments constituting the surrendered Claim, such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already included in income by the U.S. Holder).  Conversely, a U.S. Holder of a surrendered Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the Holder’s gross income but was not paid in full by the Debtors.  Such loss may be ordinary, but the tax law is unclear on this point.  The tax basis of any non-Cash consideration treated as received in satisfaction of accrued but untaxed interest (or OID) should equal the amount of such accrued but untaxed interest (or OID).  The holding period for such non-Cash consideration should begin on the day following the receipt of such property.

The extent to which the consideration received by a U.S. Holder of a surrendered Claim will be attributable to accrued interest on the debt constituting the surrendered Claim is unclear.  Certain legislative history and case law indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest.  The Plan provides that amounts paid to Holders of Claims will be allocated first to unpaid principal and then to unpaid interest.  The IRS could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan.  Holders of Claims are urged to consult their tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

9.	Market Discount.

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging Claims may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the exchanged Claim.

Any gain recognized by a U.S. Holder on the taxable dispositions (determined as described above) of a Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instruments were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include such market discount in its income as the market discount accrued).  To the extent that a U.S. Holder exchanged Claims that were acquired by the U.S. Holder with market discount in exchange for other property pursuant to a tax-free or other reorganization transaction (other than a transaction described in section 351 of the IRC) for other property, any market discount that accrued on such exchanged Claims and was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized by the U.S. Holder on the subsequent sale, exchange, redemption, or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.  To the extent that a U.S. Holder exchanged Claims that were acquired by the U.S. Holder with market discount in exchange for other property pursuant to an exchange described in section 351 of the IRC, such U.S. Holder may be required to recognize gain treated as ordinary income on such exchange to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim, though a contrary argument may exist in the absence of regulations promulgated pursuant to section 1276(d)(1)(C) of the IRC.

10.	Determination of Issue Price with respect to Debt Received Pursuant to the Plan.

As noted above, certain U.S. Holders will receive debt, and the amount of gain or loss recognized by such Holders, as well as their tax basis in the property received, will be determined by the issue price of the debt received. The determination of “issue price” for purposes of this analysis will depend, in part, on whether the debt received is traded on an established market for U.S. federal income tax purposes (or “publicly traded”). Under applicable Treasury Regulations, a debt instrument will not be treated as publicly traded if the outstanding stated principal amount of the issue that includes the debt instrument is $100 million or less on the relevant determination date.

The issue price of a debt instrument that is not traded on an established market, but that is issued in exchange for Claims against the Debtors or Reorganized Debtors that are publicly traded, would be the fair market value of the Claims that are publicly traded. The issue price of a debt instrument that is neither publicly traded nor issued for Claims that are publicly traded would generally be its stated redemption price at maturity (provided that the interest rate on the debt instrument is equal to or exceeds the applicable federal rate published by the IRS). Claims against the Debtors or Reorganized Debtors may be traded on an established market for these purposes even if no trades actually occur and there are merely firm or indicative quotes with respect to such Claims.

Certain Holders of Claims are receiving debt along with other forms of non-Cash consideration and are not subject to the bifurcation treatment discussed above (pursuant to which the receipt of debt and other non-Cash consideration is treated as occurring in separate transactions).  In such a case, the “investment unit” rules apply to the determination of the issue price of the debt issued as part of such investment unit.  If all elements of an “investment unit” are publicly traded, then the issue price of the investment unit itself is determined by the fair market value of each of the investment unit’s components, with the issue price of the debt being determined on a proportionate basis.  If no elements of an investment unit are publicly traded, but the Claim exchanged for such investment unit is publicly traded, then the fair market value of the Claim exchanged for such investment unit will determine the issue price of the investment unit, with the issue price of the debt again being determined on a proportionate basis.  The application of the investment unit rules are subject to significant uncertainty where a portion of the investment unit is publicly traded (e.g., debt) but a portion (e.g., New Ordinary Shares) is not or where a portion of an investment unit has a cash purchase price (e.g., New Ordinary Shares issued in connection with the subscription rights) and another portion of an investment unit (e.g., debt) is publicly traded.  Holders of Claims receiving debt in partial exchange for such Claims where the bifurcation approached discussed above is inapplicable should consult with their own tax advisors regarding the application of the investment unit rules.

In general, an issuer’s determination of issue price (whether pursuant to the investment unit rules discussed above or not) is binding on a holder unless the holder makes a disclosure taking a different approach.

In the event the issue price of a debt instrument is lower than its “stated redemption price at maturity” (i.e., the sum of all payments to be made on the debt instrument (other than “qualified stated interest”), including payments as a result of any interest that is “payable in kind”) by more than a statutory de minimis amount, it would be treated as issued with OID. Where debt instruments are treated as being issued with OID, a U.S. Holder of any such debt instrument will generally be required to include any OID in income over the term of such debt instrument in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when such U.S. Holder received cash payments of interest on such debt instrument (other than cash attributable to qualified stated interest, which is includible in income in accordance with the U.S. Holder’s normal method of tax accounting). Accordingly, a U.S. Holder could be treated as receiving income in advance of a corresponding receipt of cash. Any OID that a U.S. Holder includes in income will increase the tax basis of the U.S. Holder in its interest in such debt instrument. A U.S. Holder of an interest in such new debt instruments will not be separately taxable on any cash payments that have already been taxed under the OID rules, but will reduce its tax basis in the pro rata shares of such debt instruments by the amount of such payments.

In general, interest (including OID, if any) received or accrued by U.S. Holders should be treated as foreign source interest ordinary income.

11.	U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Interests in Debt Facilities Received under the Plan.

As noted above, in general, interest (including OID, if any) received or accrued by U.S. Holders with respect to debt received under the Plan should be treated as foreign source ordinary income.

Subject to the discussion of contingent payment debt instruments (“CPDIs”) immediately below and the market discount rules discussed above, unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of interests in the debt facilities received under the Plan. Such capital gain will be long-term capital gain if at the time of the sale, redemption, or other taxable disposition, the U.S. Holder held the debt for more than one year. Long-term capital gains of an individual taxpayer are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

To the extent any debt instruments constitute CPDIs, different rules apply. In such case, upon disposition, the U.S. Holder should recognize gain or loss upon the sale, exchange, or maturity of such debt in an amount equal to the difference, if any, between the consideration received in exchange therefor and its adjusted basis therein. In general, a U.S. Holder's adjusted basis should be its initial basis (determined pursuant to the rules discussed above), increased by the amount of interest it previously accrued with respect to such CPDIs (in accordance with the comparable yield and the projected payment schedule thereof), decreased by any interest payments that have been made, and increased or decreased by the amount of any positive or negative adjustment, respectively, that it is required to make. Any recognized gain should be ordinary interest income (rather than capital gain), and any recognized loss should be ordinary loss to the extent of interest a U.S. Holder included as income in the current or previous taxable years in respect of such CPDIs, and thereafter, capital loss.

If a U.S. Holder's adjusted basis in the CPDIs it receives is different than the issue price of the CPDI (e.g., the U.S. Holder receives the CPDIs in a transaction that is a tax free reorganization, as discussed above), such U.S. Holder must allocate any difference between the adjusted issue price and its basis to daily portions of interest or projected payments over the remaining term of the CPDI. If the U.S. Holder's basis is higher than the adjusted issue price of the CPDI, the amount of the difference allocated to a daily portion of interest or to a projected payment should be treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, a U.S. Holder's adjusted basis in the CPDI should be reduced by the amount the U.S. Holder treats as a negative adjustment. If the U.S. Holder's basis is less than the adjusted issue price of the CPDI, the amount of the difference allocated to a daily portion of interest or to a projected payment should be treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, a U.S. Holder's adjusted basis in the debt instrument should be increased by the amount it treats as a positive adjustment.

The rules related to CPDIs are complex, and U.S. Holders are encouraged to consult their own tax advisors.  The Debtors have not yet determined whether any of the debt facilities being issued in connection with the Plan will constitute a CPDI, which determination will depend in significant part on a case-by-case determination of the facts of each facility which cannot be made at this time.

12.	U.S. Federal Income Tax Consequences to Holders of Owning and Disposing of Equity Received under the Plan.

As discussed above, certain U.S. Holders will receive, as part of the consideration for their Claims, equity of certain reorganized debtor entities or certain AOEs pursuant to the Plan.

The below discussion assumes that these entities are not treated as controlled foreign corporations (“CFCs”) or PFICs under Applicable U.S. Tax Law.  No assurance can be made in that regard with respect to any Holder, though the Debtors do not currently anticipate that Reorganized TopCo or its subsidiaries will constitute a PFIC. U.S. Holders are urged to consult their own tax advisors on the consequences of such entities being treated as CFCs or PFICs with respect to any Holder.

The below discussion is subject to the market discount rules discussed above.

(a)	Distributions.

Distributions, if any, made by such entities out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes and including any taxes withheld from such distribution) with respect to such equity, should generally be taxable to a U.S. Holder as foreign source ordinary dividend income. Distributions in excess of current and accumulated earnings and profits should be treated as a non-taxable return of capital to the extent of a U.S. Holder’s basis in the equity and thereafter as capital gain. U.S. Holders should expect to treat all distributions on the equity received as dividends because it is uncertain whether any of these entities will determine their earnings and profits under U.S. tax principles.

Dividends paid on such equity should not be eligible for the dividends received deduction generally allowed to U.S. corporations with respect to dividends paid by other U.S. corporations. For non-corporate U.S. Holders, distributions taxed as dividends may be taxable as either (a) ordinary income, or (b) if certain conditions are satisfied, “qualified dividend income.” In order for dividends to be treated as “qualified dividend income,” (a) the corporation must be eligible for benefits of a comprehensive income tax treaty with the United States or the equity must be readily tradable on an established securities market in the United States (such as the NYSE; if the equity is only traded “over the counter,” even if it is a “listed” over the counter market such as OTC Pink, it is unclear whether this standard would be satisfied); (b) the relevant entity is not a passive foreign investment company (a “PFIC”); (c) the non-corporate U.S. Holder has owned the equity for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (d) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that dividends will be treated as qualified dividend income in the hands of any particular U.S. Holder.

Special rules may apply to any “extraordinary dividend,” generally, a dividend paid by the entity in an amount which is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value in certain circumstances) in a share of the equity. If the relevant entity pays an “extraordinary dividend” that is treated as “qualified dividend income,” then any loss derived by a noncorporate U.S. Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend, while a corporate U.S. Holder may have a reduction in the tax basis of the applicable equity.

(b)	Sales, Redemptions, and Repurchases.

Unless a non-recognition provision of the IRC applies, and subject to the recapture rules of section 108(e)(7) of the IRC, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of equity received pursuant to the Plan.  Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other disposition, the U.S. Holder held the applicable equity for more than one year.  Long-term capital gains of a non-corporate taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations described below.

13.	Limitation on Use of Capital Losses.

A U.S. Holder of a Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

14.	Medicare Tax on Net Investment Income.

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, interest, dividends and gains from the sale or other disposition of capital assets. U.S. holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of consideration received pursuant to the Plan.

15.	U.S. Information Reporting and Withholding.

The Debtors or Reorganized Debtors, as applicable, will withhold all amounts required by law to be withheld from payments of interest and dividends. The Debtors and Reorganized Debtors will also comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a holder of a Claim or Interest under the Plan, as well as future payments made with respect to consideration received under the Plan.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a U.S. federal income tax return).

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

16.	FATCA.

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019 that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Holder should consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Holder.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, NON-U.S., OR NON-INCOME TAX LAW, AND OF ANY CHANGE IN APPLICABLE U.S. TAX LAW.

D.	Certain Irish Tax Consequences of the Plan.

1.	Introduction.

The following is a summary of certain material Irish tax considerations for the Debtors and for the Irish and Non-Irish Holders (as defined below) as a result of the implementation of the Plan.  The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to the Debtors and each of the Irish and Non-Irish Holders.  The summary relates only to the position of persons who are the absolute beneficial owners of the Claims and may not apply to certain other classes of persons such as dealers in securities or shares.

The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners as at the date of the Plan.  Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

The summary does not constitute tax advice and is intended only as a general guide.  The summary is not exhaustive, and the Irish and Non-Irish Holders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Plan.

2.	Consequences to the Debtors.

In general, no Irish corporation tax consequences are expected to arise in connection with the restructuring, other than (a) with respect to the disposition of certain aircraft that is contemplated to occur, which sales are expected to give rise to taxable income; and (b) with respect to write-off of both third-party and intercompany debts.  In both cases, sufficient Irish tax attributes are expected to exist to avoid any cash tax liability for corporation taxes arising in connection with the restructuring.  In several cases, the write-off of third-party and intercompany debts will not be taxable—this will depend on the nature of any particular liability.

3.	Certain Irish Tax Consequences of the Plan, and Of Owning or Disposing of Consideration Received Pursuant to the Plan, to Irish and Non-Irish Holders of Certain Claims Entitled to Vote.

(a)	Definition of Non-Irish Holder.

Non-Irish Holder means any Holder of Claims that is not resident or ordinarily resident in Ireland for tax purposes and who does not hold their Claims in connection with a trade or business carried on in Ireland.

(b)	Consequences to Holders Who Receive Reorganized TopCo Equity, Initial New NAC 29 Debt, subscription rights in the Rights Offering, and the Exit Facility Participation Right.

Pursuant to the Plan, certain Holders will receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, its pro rata share of (a) New Ordinary Shares, (b) subscription rights in the Rights Offering; (c) the Exit Facility Participation Right; (d) New NAC 29 Debt, and (e) Cash, to the extent applicable.

In the Restructuring Transactions, the Reorganized TopCo will issue shares, subscription rights in the Rights Offering, and the applicable Exit Facility Participation Right to the equitizing Holders in exchange for certain “IOUs” in the amount of the share capital issued.  The IOUs will subsequently be contributed by the Reorganized TopCo to the consolidating silo and the relevant subsidiaries, who transfer the IOUs to the same Holders as partial payment for the existing debt.  The Holders then cancel the IOUs as being owed to themselves.

There should be no material Irish tax consequences to Non-Irish Holders arising from the issuance and transfer of the IOUs.  There should also be no material Irish tax consequences to Irish Holders arising from the issuance and transfer of the IOUs provided that there is no increase in value in the period between issuance and the cancellation.

Irish stamp duty should not arise on the issuance and transfer of the IOUs on the basis of it being loan capital under Irish tax law.

(i)	Treatment of Contribution of a Portion of Claims to the Reorganized TopCo for Reorganized TopCo equity, subscription rights in the Rights Offering, and the Exit Facility Participation Right.

No stamp duty should arise on the issue of the Reorganized TopCo equity and provision of the rights reference above, in exchange for the IOU.

The base cost for Irish capital gains tax purposes of the Reorganized TopCo equity should be the market value of same at the date of issuance.  This is only relevant for Irish tax resident Holders.

(ii)	Treatment of Issuance of Take-Back Debt and Cash.

There should be no material Irish tax consequences to Non-Irish Holders arising from the receipt of Take-Back Debt and cash as partial consideration for Claims.

The treatment for an Irish tax resident Holder of Claims will depend on whether the Claims are held as a trading asset or capital asset.  Where the Claims are held as a trading asset, the consideration received on partial settlement of their Claims should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish Capital Gains Tax (“Irish CGT”) purposes if they are considered to be ‘debts on a security’ and the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

Irish stamp duty should not arise on the issuance of Take-Back Debt on the basis of it being loan capital under Irish tax law.

(c)	Consequences to Holders Who Receive Take-Back Debt From Their Respective Silo.

Pursuant to the Plan, certain U.S. Holders will receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, amended and restated debt in the same silo, with either (i) a restated principal amount (based on the outstanding principal amount and certain accrued interest (subject to a cap) the same principal amount outstanding and a new partial NAC DAC guarantee or (ii) a reduced principal amount and a new modified NAC DAC guarantee.

The treatment for an Irish tax resident Holder of Claims will depend on whether the Claims are held as a trading asset or capital asset.  Where the Claims are held as a trading asset, the consideration received on full and final satisfaction, settlement, release, and discharge of their Claims should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish CGT purposes if they are considered to be ‘debts on a security’ and the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

Irish stamp duty should not arise on the issuance of Take-Back Debt on the basis of it being loan capital under Irish tax law.

(d)	Consequences to Holders Who Receive Newly Issued NAC 29 Debt.

There should be no material Irish tax consequences to Non-Irish Holders arising from the receipt as consideration for the full and final satisfaction, settlement, release, and discharge of their Claims, newly issued debt from NAC 29.

The treatment for an Irish tax resident Holder of Claims will depend on whether the Claims are held as a trading asset or capital asset.  Where the Claims are held as a trading asset, the consideration received on full and final satisfaction, settlement, release, and discharge of their Claims should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish CGT purposes if they are considered to be ‘debts on a security’ and the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

Irish stamp duty should not arise on the issuance of debt from NAC 29 on the basis of it being loan capital under Irish tax law.

(e)	Consequences to Holders of NAC 33/34 Loan Claims.

Pursuant to the Plan, Holders of NAC 33/34 Loan Claims will receive as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, (a) New Money Investment Transaction LCF Rights; (b) their pro rata share of NAC 33/34 Take-Back Debt; and (c) their pro rata share of direct or indirect equity in NAC 33/34 HoldCo.

A charge to stamp duty would be payable on the market value of any equity in NAC 33/34 HoldCo which is transferred to the Holders (Irish or non-Irish) but would not arise where such equity is issued directly to such Holders (subject to the application of anti-avoidance rules).  Irish stamp duty should not arise on the issuance of NAC 33/34 Take-Back Debt on the basis of it being loan capital under Irish tax law.

There should be no other material Irish tax consequences to Non-Irish Holders arising from the receipt of the consideration detailed above for the full and final satisfaction, settlement, release, and discharge of their Claims.

The treatment for an Irish tax resident Holder of Claims will depend on whether the Claims are held as a trading asset or capital asset.  Where the Claims are held as a trading asset, the consideration received should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish CGT purposes if they are considered to be ‘debts on a security’ and the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

(f)	Consequences to Holders of Junior or Senior Funded Debt Claims Against the Investec NAC 8 Debtors.

Pursuant to the Plan, Holders of Investec NAC 8 Junior Funded Debt Claims or Investec NAC 8 Senior Funded Debt Claims, as applicable, against the Investec NAC 8 Debtors shall receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, their pro rata share of (a) equity in the Reorganized Investec NAC 8 Debtors, if applicable,45 (b) take-back debt in the same silo,46 (c) the Lock-Box Payment (if any),47 (d) Investec NAC 8 New Profit Participating Notes,48 and (e) its Investec NAC 8 Exit Facility Participation Right.

A charge to stamp duty would be payable on the market value of the equity in the Reorganized Investec NAC 8 Debtors transferred to the Holders (Irish or non-Irish).  Irish stamp duty should not arise on the issuance of take-back debt in the same silo on the basis of it being loan capital under Irish tax law.

There should be no other material Irish tax consequences to Non-Irish Holders arising from the receipt of the consideration detailed above for the full and final satisfaction, settlement, release, and discharge of their Claims.

The treatment for an Irish tax resident Holder of Claims will depend on whether the Claims are held as a trading asset or capital asset.  Where the Claims are held as a trading asset, the consideration received should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish Capital Gains Tax (“Irish CGT”) purposes if they are considered to be ‘debts on a security’ or the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

(g)	Consequences to Holders of A Termination Claims Against the JOLCO Debtors.

Pursuant to the Plan, certain Holders will receive, as consideration for full and final satisfaction, settlement, release, and discharge of their Claims, their pro rata share of the Lock-Box Payment (if any) and, if applicable, its pro rata share of the New Profit Participating Notes.  If applicable, certain Holders may become indirect beneficial holders of the Reorganized JOLCO Equity, the New DB JOLCO Equity, or the Reorganized MUFG JOLCO Equity.49

[45]	Holders of Allowed Investec NAC 8 Junior Funded Debt Claims will not receive any equity interests.

[46]
Holders of Allowed Investec NAC 8 Senior Funded Debt Claims shall receive Investec NAC 8 Amended & Restated Senior Loans, and Holders of Allowed Investec NAC 8 Junior Funded Debt Claims shall receive Investec NAC 8 Amended & Restated Junior Loans.

[47]	Holders of Allowed Investec NAC 8 Junior Funded Debt Claims will not receive any share of the Lock-Box Payment.

[48]
Holders of Allowed Investec NAC 8 Senior Funded Debt Claims shall receive their Pro Rata share of the Investec NAC 8 New Senior Profit Participating Notes and (together with the Holders of Allowed Investec NAC 8 Junior Funded Debt Claims) their Pro Rata share of the Investec NAC 8 New Junior Profit Participating Notes.  Holders of Allowed Investec NAC 8 Junior Funded Debt shall receive their Pro Rata share of the Investec NAC 8 New Junior Profit Participating Notes.

[49]	This disclosure does not address the disposition of underlying aircraft by a non-Debtor entity outside the Plan.

There should be no other material Irish tax consequences to Non-Irish Holders arising from the receipt of the consideration detailed above for the full and final satisfaction, settlement, release, and discharge of their Claims.

The treatment for an Irish tax resident Holder of Claims will depend on whether the Claims are held as a trading asset or capital asset.  Where the Claims are held as a trading asset, the consideration received should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish Capital Gains Tax (“Irish CGT”) purposes if they are considered to be ‘debts on a security’ or the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

(h)	Consequences to Holders of Certain Other Claims.

(i)	Holders of EDC Funded Debt Claims (CRJ).

Pursuant to the Plan, the Holders of such claims may receive Cash from NAC DAC, interests in a leasehold, Cash from the disposition of aircraft, and/or physical aircraft.

There should be no material Irish tax consequences to Non-Irish Holders arising from the receipt of the consideration detailed above for the full and final satisfaction, settlement, release, and discharge of their Claims.

The treatment for an Irish tax resident Holder of Claims will depend on whether the Claims are held as a trading asset or capital asset.  Where the Claims are held as a trading asset, the consideration received should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish CGT purposes if they are considered to be ‘debts on a security’ and the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

(ii)	Holders of ECA Financing Claims (Garuda).

Pursuant to the Plan, the Holders of such claims may receive interests in a leasehold and/or physical aircraft.

There should be no material Irish tax consequences to Non-Irish Holders arising from the receipt of the consideration detailed above for the full and final satisfaction, settlement, release, and discharge of their Claims.

The treatment for an Irish tax resident Holder of Claims will depend on whether the Claims are held as a trading asset or capital asset.  Where the Claims are held as a trading asset, the consideration received should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish CGT purposes if they are considered to be ‘debts on a security’ and the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

(iii)	Holders of Claims Receiving the Liquidation Recovery.

Because the forms of consideration for such Claims are not currently known, the tax consequences of the Plan with respect to such Claims cannot be determined at this time.

(iv)	Holders of General Unsecured Claims Against the NAC 33/34 Debtors, General Unsecured Claims Against the Investec NAC 8 Debtors, and NAC DAC Unsecured Funded Debt Claims Not Addressed Above.

To the extent there is a Holder of a NAC DAC Unsecured Funded Debt Claim that is not on account of a guarantee but, instead, is attributable to a Claim issued by NAC DAC, (a) Holders receiving New Ordinary Shares should generally be subject to the same treatment discussed with respect to Holders of Claims electing Option A that are receiving New Ordinary Shares in respect of the contribution of a portion of their Claims to Reorganized TopCo; and (b) Holders receiving Cash should be subject to the same treatment discussed in (i) above

Holders of General Unsecured Claims against the NAC 33/34 Debtors and General Unsecured Claims Against the Investec NAC 8 Debtors will receive cash as consideration for full and final satisfaction, settlement, release, and discharge of their Claims.  Such holders should be subject to the same treatment discussed in (i) above.

(i)	Irish Tax Consequences to Irish and non-Irish Holders of Owning and Disposing of Interests in Debt Facilities Received under the Plan.

(i)	Withholding Taxes on Payments.

In general, interest withholding tax (“IWT”) at the rate of 20% must be deducted from interest payments made by an Irish resident company.  Irish domestic law provides that IWT should not be chargeable in respect of interest paid on debt received under the plan where:

i.	The debt is structured such that it qualifies as “Quoted Eurobonds” under Irish tax law and the person by or through whom interest is paid (paying agent) is not in Ireland; or
ii.	The recipient company is a resident of Ireland and qualifies to be taxed under Section 110 of the Irish Taxes Consolidation Act 1997 (“TCA 97”); or
iii.	The recipient company is a resident of Ireland and is an investment undertaking within the meaning of Section 739B TCA 97; or
iv.	The recipient company is not resident in Ireland and;
a.
is resident for the purposes of tax either in a member state of the EU or in a country with which Ireland has signed a double taxation agreement and that jurisdiction imposes a tax that generally applies to interest receivable in that territory by companies from sources outside that territory; or

b.	the interest is exempted from the charge to Irish income tax under the relevant double tax agreement (or would be so exempt if the relevant double tax agreement had the force of law),

provided, in respect of (iv) above, the recipient company does not carry on a trade in Ireland through a branch or agency to which this interest is attributable and the Debtor is making the interest payments in the ordinary course of its trade or business.

(ii)	Irish Income Taxes on Payments.

Persons resident in Ireland are generally liable to Irish income or corporation tax on their worldwide income, including any income from the debt received under the plan.  Irish tax resident companies and non-resident companies which hold debt in connection with a trade carried on in Ireland through a branch or agency will, in general, be subject to corporation tax on income from the debt.  The standard rate of tax applying to the trading profits of companies is 12.5%.  The rate of corporation tax applying to non-trading income is 25% and in certain circumstances a close company surcharge of 20% can apply to investment income earned by Irish tax resident companies which are considered to be “close companies” for Irish tax purposes.

Irish tax resident and ordinarily tax resident individuals will in general be subject to income tax at their marginal rate on income from the Notes.  Social charges and levies may also apply depending on the particular circumstances of the investor.  Certain persons are exempt from Irish tax on all income and gains including approved charities and pension funds.  Irish domiciled individuals who are neither resident nor ordinarily tax resident in Ireland may be subject to the domicile levy as a consequence of owning the debt received under the plan.

All persons are under a statutory obligation to account for Irish tax on a self-assessment basis and there is no requirement for the Revenue to issue or raise an assessment.

Where the Debtor is tax resident in Ireland, it is likely that the Irish tax authorities will consider the interest earned on such debt to be Irish source interest income.  If Interest payments made by the Debtors on the debt issued under the plan have an Irish source, irrespective of whether the interest thereon is paid gross, the Holders may be chargeable to Irish income tax by self-assessment.

A company will not be chargeable to Irish income tax in respect of interest paid on the debt received under the plan where:

i.
the interest is paid on debt where there is no withholding tax or deduction required from the interest by virtue of the Quoted Eurobond exemption referenced above and the person is regarded for the purposes of section 198 TCA 97 as resident for the purposes of tax in a member state of the EU (other than Ireland) or a country with which Ireland has signed a double tax treaty provided the person does not carry on a trade in Ireland through a branch or agency to which this interest is attributable.

ii.
the company is not resident in Ireland and is regarded for the purposes of section 198 TCA 97 as resident for the purposes of tax either in a member state of the EU or in a country with which Ireland has signed a double taxation agreement and that jurisdiction imposes a tax that generally applies to interest receivable in that territory by companies from sources outside that territory; or

iii.	the interest is exempted from the charge to Irish income tax under the relevant double tax agreement (or would be so exempt if the relevant double tax agreement had the force of law),

provided, in respect of (i) and (ii) above, the company does not carry on a trade in Ireland through a branch or agency to which this interest is attributable and the Debtor is making the interest payments in the ordinary course of its trade or business.

An exemption from Irish income tax in respect of interest paid on the debt received under the plan may also be available (subject to administrative formalities) under the terms of an applicable double taxation treaty to certain persons entitled to the benefits of such a treaty.

(iii)	Encashment Tax.

In certain circumstances, Irish encashment tax may be required to be withheld at a 25% rate from interest on the debt received under the plan, where such interest is collected by a person in Ireland on behalf of any holder of the debt.  However, a non-Irish paying agent should not be obliged to deduct Irish encashment tax.

Non-Irish Holders of the debt received under the plan should therefore note that the appointment of an Irish collection agent or an Irish paying agent could result in the deduction of 25% encashment tax by such agent from interest payments on the debt.  A Non-Irish Holder of the debt that is not resident in Ireland for tax purposes may claim an exemption from this withholding tax by submitting an appropriate declaration of non-Irish tax residency to the Irish agent.

(iv)	Deposit Interest Retention Tax (“DIRT”).

The interest on the debt received under the plan should not be liable to DIRT on the basis that the Debtors are not deposit takers as defined in Irish tax law.

(v)	Taxation of Capital Gains.

Capital gains tax is chargeable at the rate of 33% on taxable capital gains with allowance being made for acquisition costs, enhancement expenditure and certain incidental costs of disposal.  The debt received under the plan are chargeable assets for Irish capital gains tax purposes.

The treatment for an Irish tax resident Holder of debt received under the plan will depend on whether the Claims are held as a trading asset or capital asset.  Where the debt is held as a trading asset, the consideration received should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Claims are held as a capital asset, Irish tax law specifies that those debts may be regarded as chargeable assets for Irish CGT purposes if they are considered to be ‘debts on a security’ and the Holder is not the original creditor in respect of such Claims.  The partial settlement of Claims, may be treated as a disposal of those Claims for Irish CGT purposes and an Irish tax resident Holder, may be subject to Irish CGT, taxable at a rate of 33% on any gains to the extent such Claims are treated as chargeable assets for Irish CGT purposes.

Non-Irish holders are only liable for capital gains tax on the disposal of the debt where the debt have been used in or for the purposes of a trade carried on by such person in Ireland through a branch or agency, or which were used or held or acquired for use by or for the purposes of a branch or agency.

(vi)	Domicile Levy.

Irish domiciled individuals who are neither resident nor ordinarily tax resident in Ireland may be subject to the domicile levy as a consequence of owning the debt received under the plan.

(vii)	Irish Capital Acquisitions Tax (“CAT”).

Irish CAT applies to gifts and inheritances where the donor/deceased or the beneficiary is resident or ordinarily resident in Ireland at the date of the gift or inheritance or to the extent that the property of which the gift or inheritance consists is considered situated in Ireland at that date.  A registered security is generally treated as being situated where the principal register is located.  As the debt received under the plan will not have an Irish register, they should not be regarded as property situated in Ireland for CAT purposes.

Where Irish CAT does arise, the beneficiary is primarily liable to pay CAT.  In certain circumstances, the personal representatives or Irish resident agents/solicitors acting on behalf of a deceased person’s estate may be responsible for paying any inheritance tax due.  Certain tax free group thresholds apply which vary with the degree of relationship between the donor/deceased and the beneficiary.

All taxable gifts and inheritances within the same group threshold received by an individual since December 5, 1991 are aggregated and only the excess over the tax-free threshold is taxed.  CAT is currently charged at a flat rate of 33%.  Gifts and inheritances between spouses are generally exempt from CAT.

(viii)	Irish Stamp Duty.

The transfer/disposal of the debt received under the plan should fall within the charge to Irish stamp duty under first principles on the basis of being Irish situate debt.  The rate of stamp duty (where applicable) is 7.5% of the price paid or market value, whichever is greater.  Where Irish stamp duty arises it is generally a liability of the transferee.  Ireland exempts the transfer of certain loan capital from the charge to Irish stamp duty (provided certain conditions are satisfied).  It is expected that a transfer of the debt received under the plan should qualify for an exemption on the basis of this loan capital exemption.

(j)	Irish Tax Consequences to Irish and non-Irish Holders of Owning and Disposing of Equity Received under the Plan.

(i)	Dividend Withholding Tax.

Distributions made in respect of equity received under the plan should, in the absence of one of many exemptions discussed below, be subject to Irish dividend withholding tax (“DWT”) at the rate of 25%.

For DWT purposes, a distribution includes any distribution that may be made by an entity Parent to its shareholders including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend.  Where an exemption does not apply in respect of a distribution made to a particular shareholder, the payor is responsible for withholding DWT prior to making such distribution.

Irish domestic law provides that a non-Irish resident shareholder should not be subject to DWT on dividends if such shareholder is beneficially entitled to the dividend and is either:

i.
a person (not being a company) resident for tax purposes in an EU Member State (other than Ireland) or a country with which Ireland has signed a double taxation agreement and is neither resident nor ordinarily resident in Ireland;

ii.
a company resident for tax purposes in an EU Member State (other than Ireland) or a country with which Ireland has signed a double taxation agreement, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

iii.
a company that is controlled, directly or indirectly, by persons resident in an EU Member State (other than Ireland) or a country with which Ireland has signed a double taxation agreement and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a country with which Ireland has signed a double taxation agreement;

iv.
a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a country with which Ireland has signed a double taxation agreement or on such other stock exchange approved by the Irish Minister for Finance; or

v.
a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a country with which Ireland has signed a double taxation agreement or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above the payor has received from the shareholder, where required, the relevant DWT Forms prior to the payment of the dividend.  Shareholders that are required to file DWT Forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until 31st December of the fifth year after the year in which such forms were completed.

For Non-Irish Holders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

(ii)	Taxation of Capital Gains.

The Irish tax treatment of the disposal of the equity received under the plan will depend on whether the Holder is a Non-Irish Holder or not and whether they hold the equity as a trading asset or capital asset.

On the basis that the equity received under the plan does not derive its value from Irish specified assets, being Irish real estate and real estate backed assets, Non-Irish Holders who hold equity should not be subject to Irish CGT on any gain arising on the disposal.

Where the equity is held as a capital asset, any gain arising to an Irish tax resident Holder on disposal should be subject to Irish CGT at a rate of 33% (unless participation exemption is available).

Where the equity is held as a trading asset by an Irish tax resident company, or a Non-Irish Holder company that carries on a trade in Ireland through a branch, then the disposal of the equity should form part of the taxable profits of the Holder and be subject to Irish corporation tax at 12.5%.

(iii)	Irish Stamp Duty.

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater.  Where Irish stamp duty arises it is generally a liability of the transferee.

[Remainder of Page Intentionally Left Blank]

XIII.	RECOMMENDATION OF THE DEBTORS

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario.  Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: March 11, 2022	NORDIC AVIATION CAPITAL DESIGNATED ACTIVITY COMPANY on behalf of itself and all other Debtors

/s/ Justin Bickle

Justin Bickle

Chief Executive Officer, Nordic Aviation Capital A/S

Chairman, Restructuring Committee, Nordic Aviation Capital Designated Activity Company

Exhibit A

Plan of Reorganization

Exhibit B

Restructuring Support Agreement

Exhibit C

Corporate Organization Chart

Exhibit D

Disclosure Statement Order

Exhibit E

Rights Offering Procedures

Exhibit F

Liquidation Analysis

Exhibit G

Financial Projections

Exhibit H

Valuation Analysis